    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 1997
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM F-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                  AEGON N.V.
            (Exact name of Registrant as specified in its charter)

     THE NETHERLANDS                 6311                       NONE
(State or jurisdiction of     (Primary Standard           (I.R.S. Employer
     incorporation or             Industrial            Identification No.)
      organization)          Classification Code
                                   Number)

                              MARIAHOEVEPLEIN 50
                                    2591 TV
                          THE HAGUE, THE NETHERLANDS
                               (31-70) 344-8344
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ----------------
                                CRAIG D. VERMIE
                                AEGON USA, INC.
                             4333 EDGEWOOD ROAD NE
                           CEDAR RAPIDS, IOWA 52499
                                (319) 363-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                  Copies to:
       RICHARD D. TRUESDELL, JR.                E. WILLIAM BATES, II
         DAVIS POLK & WARDWELL                     KING & SPALDING
         450 LEXINGTON AVENUE                   120 WEST 45TH STREET
       NEW YORK, NEW YORK 10017             NEW YORK, NEW YORK 10036-4003
             212-450-4000      ----------------     212-556-2100
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective and the consummation of the Merger described herein.
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS                   PROPOSED MAXIMUM PROPOSED MAXIMUM
  OF SECURITIES TO BE     AMOUNT TO BE   OFFERING PRICE      AGGREGATE          AMOUNT OF
     REGISTERED(1)        REGISTERED(2)     PER UNIT     OFFERING PRICE(3) REGISTRATION FEE(3)
----------------------------------------------------------------------------------------------
Common Shares, par value
 one Dutch Guilder per
 share..................   54,668,136    Not applicable   $2,606,551,000        $789,864

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) This Registration Statement relates to the AEGON N.V. common shares, par value one Dutch Guilder per share, which may be issued in connection with the Merger described herein.
(2) Based upon an estimate of the maximum number of AEGON N.V. common shares that will be issued in connection with the Merger described herein (includes AEGON N.V. common shares issuable to holders of Providian Corporation common stock and to holders of options to acquire Providian Corporation common stock).
(3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, based on the pro forma book value at December 31, 1996 of Providian Corporation common stock to be acquired in the Merger.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION--DATED APRIL 18, 1997


Irving W. Bailey II. CLU
Chairman and Chief Executive Officer

                                                                [LOGO] PROVIDIAN

Providian Corporation
400 West Market Street
Post Office Box 32830
Louisville, Kentucky  40232


April 17, 1997

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of the Stockholders of Providian Corporation (Providian) to be held on Thursday, May 29, 1997, in the Medallion Room of the Seelbach Hotel, Louisville, Kentucky. The meeting will begin at 11:00 a.m., local time. Your Board of Directors and management look forward to personally greeting those stockholders able to attend.

  At the meeting, we will ask you to vote upon the election of four directors and to approve the appointment of Providian's independent auditors. In addition to these routine matters, we will ask you to approve our agreement to merge, in a tax-free transaction, Providian's insurance operations with a subsidiary of AEGON N.V. (AEGON). AEGON has agreed to pay you AEGON common shares for our insurance operations. This exchange is valued at approximately $28.00 per share of Providian Common Stock, or $2.63 billion in total. However, the value of this exchange may be affected by provisions that we describe in this document. We believe this transaction is in your best interest.

  To accomplish this merger, we will take the following steps:

    1. SPIN OFF PROVIDIAN BANCORP, INC. TO OUR STOCKHOLDERS.

    In a tax-free distribution, we will spin off to you shares in our wholly owned subsidiary Providian Bancorp, Inc., which is engaged in the consumer lending business. For each share of Providian stock you own at the time of the spin-off, you will receive one share of Providian Bancorp stock.

    2. MERGE PROVIDIAN CORPORATION WITH A SUBSIDIARY OF AEGON.

    Immediately after the spin-off, we will merge Providian with a wholly owned indirect subsidiary of AEGON. AEGON will issue AEGON common shares directly to you, in exchange for your old Providian shares. We are seeking a ruling from the Internal Revenue Service that you will not pay federal income tax on this transaction, except that you will pay tax on any cash that AEGON pays you in place of any fractional AEGON shares you would have received in the exchange. The number of AEGON shares you receive will depend on the average trading price of AEGON common shares on the New York Stock Exchange for a 20 day trading period ending on the second business day before the merger.

  The holders of at least a majority of our outstanding shares must vote in favor of the merger in order to approve it. You are being asked to vote on the merger only, and are not being asked to vote on the spin-off. Please keep in mind, however, that neither the spin-off nor the merger will happen unless the merger is approved.

  Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting. We ask that you please take the time to vote by completing and mailing the enclosed proxy card promptly. Your Board of Directors recommends that you vote FOR the election of directors, FOR ratification of the appointment of Providian's independent auditors and FOR the merger. If you sign, date and mail your proxy card without indicating how you want to vote, we will count your proxy as a vote in favor of these matters.

  This document provides detailed information about the matters on which you are voting, including the proposed merger. We also mailed to you, together with this document, an information statement about Providian Bancorp. The information statement describes Providian Bancorp's business, management and financial condition.

  I encourage you to read both of these documents thoroughly. In addition, you can find more information about Providian and AEGON in the documents we and they have filed with the Securities and Exchange Commission. If you have any questions or comments about matters discussed in this document or the operation of your company, please call our Shareholder Relations Department, collect, at
(502) 560-3508. We look forward to seeing you at the meeting.

                                        Sincerely,

                                        /s/ Irving W. Bailey II

                                        Irving W. Bailey II
                                        Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE AEGON COMMON SHARES TO BE ISSUED OR THE PROVIDIAN BANCORP COMMON STOCK TO BE DISTRIBUTED TO PROVIDIAN STOCKHOLDERS, OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Proxy Statement-Prospectus dated April 18, 1997 and first mailed to stockholders on April 21, 1997.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  Providian Corporation will hold the annual meeting of its stockholders on May 29, 1997, at 11:00 a.m., local time, in the Medallion Room of the Seelbach Hotel, Louisville, Kentucky for the following purposes:

    1. To elect four directors;

    2. To consider and act upon a proposal to ratify the appointment of independent auditors;

    3. To consider and vote on a proposal to approve the Amended and Restated Plan and Agreement of Merger and Reorganization, dated as of December 28, 1996, among AEGON N.V., LT Merger Corp. and Providian; and

    4. To transact such other business as may properly come before the meeting.

  The record date for determining stockholders entitled to vote at the meeting or any adjournment is April 10, 1997. A list of stockholders will be available for inspection by stockholders of record during business hours at Providian, 400 West Market Street, Louisville, Kentucky for ten days prior to the date of the meeting, and will also be available at the meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE THREE PROPOSALS LISTED ABOVE, WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS. Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend the meeting.

By Order of the Board of Directors
James V. Elliott
Senior Vice President, General Counsel and Secretary
Providian Corporation

Louisville, Kentucky
April 18, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   1
THE ANNUAL MEETING.........................................................  21
  General..................................................................  21
  Date, Place and Time.....................................................  21
  Record Date..............................................................  21
  Votes Required...........................................................  22
  Voting and Revocation of Proxies.........................................  22
  Solicitation of Proxies..................................................  22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  23
  Security Ownership of Certain Beneficial Owners..........................  23
  Security Ownership of Management.........................................  23
PROPOSAL 1: ELECTION OF DIRECTORS..........................................  25
  Nominees for Election at the Annual Meeting..............................  25
  Directors Continuing in Office Whose Terms Expire in 1998................  25
  Directors Continuing in Office Whose Terms Expire in 1999................  26
  Committees of the Board..................................................  26
  Directors' Meetings......................................................  27
  Directors' Compensation..................................................  27
  Executive Compensation and Other Information.............................  28
  Stock Options and Stock Appreciation Rights (SARs).......................  29
  Option Exercises and Holdings............................................  30
  Pension Plans............................................................  31
  Human Resources Committee Executive Compensation Report..................  32
  Performance Graph........................................................  35
  Executive Employment and Change in Control Agreements....................  35
PROPOSAL 2: TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS..............  37
PROPOSAL 3: THE PROPOSED MERGER............................................  37
  General..................................................................  37
  Background of and Reasons for the Transactions...........................  38
  Recommendation of the Providian Board of Directors.......................  42
  Opinion of Financial Advisor.............................................  44
  Material Federal Income Tax Consequences.................................  51
  Appraisal Rights.........................................................  53
  Stock Exchange Listing...................................................  53
  HSR Act, Insurance Regulatory Approvals and Other Regulatory Approvals...  53
  Accounting Treatment.....................................................  54
  Interests of Certain Persons in the Transactions.........................  54
  Cautionary Statement Concerning Forward-Looking Statements...............  55
  Federal Securities Law Consequences......................................  55
MARKETS AND MARKET PRICES..................................................  56
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION...............  58
THE MERGER AGREEMENT.......................................................  70
  Terms of the Merger......................................................  70
  Effective Time; Closing..................................................  70
  Exchange of Shares.......................................................  71

                                                                           PAGE
                                                                           ----
  Representations and Warranties..........................................  71
  Business of Providian Pending the Merger................................  72
  Business of AEGON Pending the Merger....................................  73
  No Solicitation of Third Party Acquisition Proposals....................  73
  Termination; Certain Fees...............................................  74
  Certain Other Covenants.................................................  75
  Fees and Expenses.......................................................  77
  Conditions..............................................................  77
THE DISTRIBUTION..........................................................  78
  Background of and Reasons for the Distribution..........................  78
  Terms of the Distribution Agreement.....................................  79
  Tax Disaffiliation Agreement............................................  81
  Employee Benefits Agreement.............................................  81
  Transition Services Agreement...........................................  82
  General Intellectual Property Assignment and Renunciation...............  83
  Trademark License Agreement.............................................  83
DESCRIPTION OF CAPITAL STOCK OF AEGON.....................................  83
  Share Capital...........................................................  84
  General.................................................................  84
  Dividends...............................................................  84
  Voting Rights and Appointment of Supervisory and Executive Boards.......  85
  Liquidation Rights......................................................  86
  Issuance of Additional Shares...........................................  86
  Preemptive Rights.......................................................  86
  Repurchase by AEGON of its Own Shares...................................  87
  Certificates for Common Shares and their Transfer.......................  87
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF PROVIDIAN AND AEGON.......  87
  Voting Rights...........................................................  88
  Amendment of Charter Documents..........................................  88
  Appraisal Rights........................................................  89
  Preemptive Rights.......................................................  89
  Action by Written Consent of Shareholders...............................  89
  Shareholders' Meetings..................................................  90
  Election of Directors...................................................  90
  Removal of Directors....................................................  90
  Filling of Vacancies....................................................  91
  Shareholder Nominations.................................................  91
  Dividends...............................................................  92
  Rights of Purchase......................................................  92
  Limitation of Directors' Liability/Indemnification of Officers and
   Directors..............................................................  92
  Special Meetings........................................................  93
  Shareholder Votes on Certain Reorganizations............................  93
  Certain Provisions Relating to Business Combinations....................  94
  Rights of Inspection....................................................  94
  Shareholder Suits.......................................................  94
  Shareholder Proposals...................................................  94
  Conflict-of-Interest Transactions.......................................  95
  Financial Information Available to Shareholders.........................  95

                                                                            PAGE
                                                                            ----
EXPERTS....................................................................  95
LEGAL MATTERS..............................................................  96
OTHER PROPOSED ACTION......................................................  96
STOCKHOLDER PROPOSALS......................................................  96
WHERE YOU CAN FIND MORE INFORMATION........................................  96
INDEX OF DEFINED TERMS.....................................................  99

 Appendix A: Amended and Restated Plan and Agreement of Merger and
             Reorganization, dated as of December 28, 1996, as amended by Amendment No. 1 dated April 2, 1997, by and among AEGON N.V., LT Merger Corp. and Providian Corporation

 Appendix B: Agreement and Plan of Distribution, dated as of December 28,
             1996, by and between Providian Corporation and Providian Bancorp, Inc.

 Appendix C: Opinion of Goldman, Sachs & Co.

                                    SUMMARY
  THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT, AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE MERGER, AND FOR A MORE COMPLETE UNDERSTANDING OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, AS WELL AS THOSE ADDITIONAL DOCUMENTS TO WHICH WE REFER YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION." (PAGE 96)

Q: WHY IS PROVIDIAN MERGING WITH AEGON?

A:Providian's Board believes that the AEGON merger will increase stockholder value and enhance the growth opportunities of Providian Bancorp and the Providian insurance operations. The merger allows you, in a tax-free transaction, to receive an attractive value for our insurance operations by receiving shares in a profitable company with greater capital and resources. In addition, the Board believes the spin-off of Providian Bancorp will allow Providian Bancorp to continue to develop its business successfully as a stand-alone entity.

Q: WHAT WILL I RECEIVE FOR MY PROVIDIAN SHARES?

A:First, in the spin-off, you will receive one share of Providian Bancorp common stock for each share of Providian common stock you now own. Second, in the merger, you will receive a fraction of an AEGON common share in exchange for each of your Providian shares. The exact fraction that you will receive for each Providian share will be computed using an exchange ratio that we summarize below and explain in more detail later in this document.

  In exchange for each share of Providian common stock, you will receive a fraction of an AEGON common share equal to $28.00 divided by the "AEGON Share Price." To calculate the AEGON Share Price we will average over the first 20 of the 21 trading days before the merger, the average of the daily high and low prices per AEGON common share on the New York Stock Exchange (NYSE). As long as the average price is between $50.034 and $61.153 we will use that price. If this average goes above $61.153 or below $50.034, we will use $61.153 or $50.034 for the AEGON Share Price.

  AEGON may, however, terminate the agreement if the average price is more than $66.713, and Providian may terminate the agreement if the average price is less than $44.475, unless the other party exercises the "make-whole" provisions contained in the merger agreement. In general, the exercise of the "make-whole" provisions would mean that the value of the AEGON common shares issued in the merger would not be more than $30.545 or less than $24.889 for each Providian share.

  AEGON will not issue fractional shares in the merger. As a result, the total number of AEGON shares that you will receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment for the value of the remaining fraction of an AEGON common share that you would otherwise receive.

Q: WHAT ARE THE CURRENT MARKET PRICES OF PROVIDIAN AND AEGON STOCK?

A:On April 16, 1997, the closing price of Providian common stock on the NYSE was $55.375, and the AEGON common shares on the NYSE closed at $68.375. As we describe below, changes in the market price of AEGON shares may affect the number of AEGON shares you receive in the merger. You may receive more current pricing information by checking the financial section of your newspaper or contacting your broker. AEGON's common shares trade on the NYSE under the symbol "AEG" and Providian's common stock trades on the NYSE under the symbol "PVN."

Q: WHEN WILL YOU DETERMINE THE EXACT EXCHANGE RATIO?

A:Because a number of factors we use in the exchange ratio will not be set until the date of the merger, we will not be able to calculate the exact ratio until that time. This means that, when you vote on the merger, you will not know the exact fraction of an AEGON common share that you will receive for each Providian share.

Q: WHO WILL DECIDE TO EXERCISE THE "MAKE-WHOLE" PROVISION?

A:Providian has a right to call off the merger if the average AEGON share price falls below $44.475, unless AEGON agrees to exercise the "make-whole" provision and pay more shares. If

AEGON agrees to pay more shares, the value of the fraction of an AEGON common share that you receive for each share of Providian would be $24.889. On April 16, 1997, the AEGON common stock price closed at $55.375. AEGON has a right to call off the merger if the average AEGON share price rises above $66.713, unless Providian agrees to exercise the "make-whole" provision and accept fewer shares of AEGON. If Providian agrees to accept fewer AEGON shares, the value of the fraction of an AEGON common share that you receive for each share of Providian would be $30.545.

  Providian's decision whether to call off the merger or to exercise the "make-whole" provision will be made by Providian's Board. It is impossible at this time to determine what the Board would decide because their decision will depend on the facts and circumstances existing at the time it is faced with such a decision. When you vote to approve the merger, you are authorizing Providian's Board to decide whether to call off the merger or to exercise the "make-whole" provision, and you will not have the opportunity to vote to approve the Board's decision.

Q: CAN YOU GIVE ME AN EXAMPLE OF HOW YOU WILL CALCULATE THE NUMBER OF AEGON
   SHARES I WILL RECEIVE?

A:The table below shows some hypothetical examples of how we would use the formula to determine the fraction of an AEGON common share that will be issued for each Providian share in the merger. We have used a variety of average market values for AEGON common shares to show you what you will receive at various AEGON common share prices. This table assumes that you own 100 Providian shares.

                           NUMBER OF          CASH                           PERCENT OF
AVERAGE                      AEGON         PAYMENT IN                       AEGON SHARES
 AEGON                     SHARES TO        PLACE OF        VALUE PER         HELD BY
MARKET      EXCHANGE          BE           FRACTIONAL       PROVIDIAN        PROVIDIAN
 VALUE       RATIO         RECEIVED          SHARES           SHARE         STOCKHOLDERS
-------     --------       ---------       ----------       ---------       ------------
$44.475     .559619            55            $42.78          $24.89            18.02%
  45.00     .559619            55             43.28           25.18            18.02
 50.034     .559619            55             48.12           28.00            18.02
  52.00     .538462            53             44.00           28.00            17.34
  55.00     .509091            50             50.00           28.00            16.36
  58.00     .482759            48             16.00           28.00            15.60
 61.153     .457868            45             48.11           28.00            14.86
  65.00     .457868            45             51.14           29.76            14.86
 66.713     .457868            45             52.49           30.55            14.86

  The value you will receive for each of your Providian shares you exchange for AEGON common shares equals the average AEGON market value times the exchange ratio. You should remember that the numbers we have chosen for this table are hypothetical. We are not attempting to predict the actual fraction of an AEGON common share that would be issued for each Providian share in the merger.

Q: WHY IS THE SALE STRUCTURED AS A SPIN-OFF AND A MERGER?

A:Providian does not want to sell, and AEGON does not want to buy, the Providian Bancorp business. The spin-off is necessary to separate the Providian Bancorp business so that AEGON can then acquire Providian's insurance businesses. The transaction is conditioned on our receipt of a letter from the Internal Revenue Service that both transactions will be tax-free to you and Providian. You will be taxed, however, on any cash payments you receive in place of a fractional AEGON share. To review the tax consequences to stockholders in greater detail, see page 51.

Q: WHAT DO I NEED TO DO NOW?

A:Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that we may vote your shares at the meeting on May 29, 1997. Providian's Board unanimously recommends that you vote in favor of the proposed merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:Yes. You can change your vote at any time before we vote your proxy at the meeting. You can do so in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of Providian at the address below. Second, you can complete a new proxy card and send it to the Secretary of Providian at the address below. Third, you can attend the meeting and vote in person.

  You should send any written notice revoking your proxy, or any request for a new proxy card, to the Secretary of Providian at the following address:
Providian Corporation, 400 West Market Street, Post Office Box 32830, Louisville, Kentucky 40232, Attention: Mr. James V. Elliott.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:No. If you continue to hold your Providian shares at the time of the spin-off and the merger, you will automatically receive your Providian Bancorp shares without any need to take further action. You will also receive instructions on how to exchange your old Providian shares for AEGON common shares and receive your cash payment for any fractional share.

Q: WHEN DO YOU EXPECT THE SPIN-OFF AND THE MERGER TO BE COMPLETED?

A:We are working to complete the spin-off and the merger during June 1997. However, it is possible that delays in obtaining regulatory approvals or a ruling from the Internal Revenue Service could require us to postpone the spin-off and the merger until a later time.

Q: HOW WILL I DETERMINE THE FEDERAL INCOME TAX BASIS OF MY PROVIDIAN BANCORP
   AND AEGON SHARES AFTER THE SPIN-OFF AND MERGER?

A:The basis of both your Providian Bancorp common stock and Providian common stock immediately after the spin-off will be the same as the basis of the Providian common stock that you held immediately before the spin-off. You will allocate your tax basis between the Providian Bancorp common stock and Providian common stock based upon their relative fair market values at the time of the spin-off. Your tax basis for the AEGON common shares that you receive in the merger, including any fractional share interest for which you receive cash, will equal your basis in the Providian common stock exchanged in the merger, as determined immediately following the spin-off.

Q: IF THE MERGER TAKES PLACE, WHEN WILL I BE ELIGIBLE TO RECEIVE DIVIDENDS PAID
   ON THE AEGON SHARES I RECEIVE?

A:Until the merger takes place, you will not have the right to receive any dividends that AEGON may declare. After the merger takes place, all holders of record of AEGON common shares on any record date, including shares that you receive in the merger, will have the right to receive any dividends that AEGON may declare. AEGON has historically paid dividends twice a year. The first dividend is generally paid each year in the third or fourth quarter and is called the interim dividend. This is called the interim dividend because it is the first of two dividends that AEGON pays relating to revenue earned in the year in which it is paid. The second dividend, called the final dividend, is paid each year about two or three weeks after AEGON's annual shareholders' meeting, usually held in May. This is called the final dividend because it relates to revenue AEGON earned the prior year. Since the merger will take place after the record date of this year's final dividend, you will not receive this year's final dividend.

Q: WILL DIVIDENDS PAID ON THE AEGON SHARES I RECEIVE IN THE MERGER BE SUBJECT
   TO FOREIGN WITHHOLDING TAXES?

A:Yes. Under the income tax treaty currently in force between The Netherlands and the United States, any dividend paid by AEGON to a resident of the U.S. (as defined under the treaty) will be subject to a Dutch withholding tax. In most cases, the tax will equal 15% of the total amount of the dividend. An AEGON shareholder who is subject to this withholding tax generally should be allowed a credit or deduction for the withholding tax against his or her U.S. income tax liability.

Q: WILL DIVIDENDS PAID ON MY PROVIDIAN BANCORP COMMON STOCK OR AEGON
   COMMON SHARES BE SUBJECT TO ANY U.S. WITHHOLDING TAXES?

A:In most circumstances, no. However, in certain limited circumstances, U.S. back-up withholding could apply. Under the U.S. back-up withholding rules, a holder of Providian Bancorp common stock or, under proposed Treasury Regulations, a holder of AEGON common shares may be subject to back-up withholding in the U.S. at a rate of 31% for dividends. You would be exempt from back-up withholding, however, if you (a) are a corporation or fall within another exempt category and can demonstrate this fact when required or (b) provide a correct taxpayer identification number and certain other information. Most taxpayers will satisfy one or both of these exemptions. Any amount withheld under these rules would be credited against your U.S. income tax liability.

                                 THE COMPANIES

AEGON

Mariahoeveplein 50
P.O. Box 202, 2501 CE The Hague
The Netherlands
Tel.: 011/(31-70) 344 32 10

  AEGON is a leading international insurance group with its headquarters in The Hague, The Netherlands. Its shares are quoted on the stock exchanges of Amsterdam, New York (NYSE), London, Zurich and Tokyo. Ranked by market capitalization, total assets and profits, AEGON is one of the world's ten largest listed insurance groups. Approximately 75% of AEGON's business is life insurance and related pension, savings and investment products. The remaining 25% of AEGON's business is in health insurance, property and casualty insurance and banking. Consistent with its policy of spreading risks to achieve reliable performance, AEGON seeks to maintain a good balance of business within its insurance group, both geographically and within product groups. With core operations in The Netherlands, the U.S., the United Kingdom, Spain and Hungary, AEGON has five highly concentrated national units. Each unit is a major competitor in its local market.

  AEGON USA, Inc., headquartered in Baltimore, Maryland, consists of four operating groups. The Agency Group sells traditional and universal life and annuity products through various agency organizations. The Asset Accumulation Group offers fixed and variable life and annuity products along with mutual funds and collective investment trusts through various distribution channels. The Health Group focuses on supplemental health insurance markets. The Home Service Group markets traditional, universal and interest-sensitive life insurance products tailored for the middle income market, through agents employed by AEGON, independent brokers and funeral directors.

  Recent Developments. In March 1997, AEGON announced that its total revenues for 1996 were NLG 24,487 million, a 16.7% increase over total revenues of NLG 20,979 million for 1995. The total revenues consisted of premium income of NLG 16,703 million, a 21.3% increase from 1995, investment income of NLG 6,577 million, a 9.9% increase from 1995 and income from banking activities of NLG 1,207 million, a 1.7% decrease from 1995.

  AEGON's net income was NLG 1,568 million in 1996, a 18.5% increase over net income in 1995. Net income per share was NLG 5.93 in 1996, as compared to NLG
5.05 in 1995. See AEGON's Report on Form 6-K filed on April 3, 1997 for further information regarding AEGON's 1996 financial results for the year ended December 31, 1996 (you can obtain this report by following the instructions we provide in this Proxy Statement-Prospectus under "Where You Can Find More Information" on page 96).

PROVIDIAN

Providian Center
400 West Market Street
P.O. Box 32830
Louisville, Kentucky 40202
Tel.: (502) 560-2000

  Providian is a leading financial services company in the U.S. With headquarters in Louisville, Kentucky, it currently operates nationwide through its four business units: Providian Bancorp, Providian Agency Group, Providian Direct Insurance and Providian Capital Management.

  Providian Agency Group markets traditional and interest-sensitive individual life insurance products, health insurance products and related fee-based products through home service representatives of its life insurance subsidiaries.

  Providian Direct Insurance markets life, health and personal lines property and casualty insurance and related fee-based products to individuals directly and through third-party organizations primarily using television, direct mail and telephone. Providian Direct Insurance also markets its products to retired and active duty military service personnel.

  Providian Capital Management is responsible for the marketing and management of spread- and fee-based retirement and savings products to individuals and group customers through Providian's life insurance subsidiaries as well as the management of all insurance-related investment assets. Providian Capital Management offers a broad array of financial products, including floating and fixed rate guaranteed investments contracts (GICs), Trust GICs (synthetic GICs) and separate account products offered to pension funds, banks, mutual funds and other organizations.

                             REASONS FOR THE MERGER

  Providian's Board of Directors believes that the merger with AEGON will provide a strategic opportunity for Providian to expand and develop its insurance businesses and that the spin-off of Providian Bancorp will allow Providian Bancorp to continue to develop its business successfully as a stand-alone entity. Consolidation of Providian's insurance activities with AEGON USA will make AEGON one of the largest insurance groups in the U.S. market. On a combined basis after giving effect to the merger, the AEGON USA insurance group of companies will become the 11th largest U.S. life insurance group of companies based on assets, and ninth based on net statutory premium. (A.M. Best 1996 Edition of Aggregates and Averages). In approving the transaction, the Providian Board recognized that there are risks relating to the merger. These include the risk that the operations of AEGON and Providian will not be integrated successfully or in a timely manner. In addition, the process of combining AEGON and Providian or any delay in the merger might affect employee morale or result in the loss of key employees. The Providian Board concluded, however, that the potential benefits of the transaction outweighed these risks. For a more detailed summary please see "The Proposed Merger--Background of and Reasons for the Transactions" on page 38 and "--Recommendation of the Providian Board of Directors" on page 42.

  AEGON's acquisition of Providian is consistent with AEGON's overall strategy to expand its life insurance activities through acquisitions. While we cannot guarantee that the combination of AEGON and Providian will be successful or accomplished in a timely fashion, AEGON believes that the merger will generate many significant benefits, including:

  . Cost efficiencies through consolidation. These economies include consolidation of certain administrative services, field operations, management information systems and numerous corporate and managerial functions.

  . Growth through expanded product offerings and distribution channels. AEGON believes that Providian Direct Insurance's experience in developing new products will increase AEGON's efficiency in getting new products to the market. AEGON also believes that the combination of Providian Direct Insurance's advanced technology and AEGON's large customer base may provide significant opportunities for growth. AEGON also believes that Providian Capital Management offers products that are complementary to AEGON's existing product base, while AEGON will provide additional marketing channels to market an expanded product portfolio.

                         RECOMMENDATION TO STOCKHOLDERS

  Providian's Board of Directors has unanimously approved the merger. The Providian Board unanimously recommends that you vote FOR the proposal to approve the merger and the merger agreement, under which AEGON will acquire Providian following the spin-off.

                            ABOUT PROVIDIAN BANCORP

  In the spin-off, Providian stockholders will receive one share of Providian Bancorp common stock for each Providian share. Providian Bancorp is a consumer lending company. Providian Bancorp offers a variety of loans to consumers whose need for credit and ability to pay may qualify them for a line of credit of as little as $300 or as much as $150,000. Some of Providian Bancorp's loans are secured by the customer's home or a savings account; some are unsecured. Depending on the type of loan, Providian Bancorp's customers can borrow money by using a credit card, writing a check, transferring funds electronically, making an ATM withdrawal, or cashing a check Providian Bancorp sends to them.

  Providian Bancorp also offers deposit products, such as certificates of deposit and money market deposit accounts. Providian Bancorp's customers are located throughout the U.S., and Providian Bancorp communicates with them by mail and telephone rather than at branch offices.

  Providian Bancorp's most important loan products are Gold Visa and MasterCard credit cards, lines of credit under which consumers can borrow money by writing checks, home equity loans, and secured credit cards. Providian Bancorp earns a profit on the loans they make based on the difference between the interest rates it charges and the cost to Providian Bancorp of the funds used for the loans. This is called "spread-based" income. Providian Bancorp also offers a number of products and services for fees. In this way, it tries to vary its sources of earnings growth. Providian Bancorp believes that the consumer lending business will continue to provide opportunities for growth in the future.

  Providian Bancorp is customer-focused, which means that it tries to understand its customers and design products and services that meet their needs. And Providian Bancorp is return-driven, which means that it tries to attract customers whose needs it can serve profitably, then manage the relationship so that it continues to be profitable. Providian Bancorp does this by constantly gathering information about its customers' behavior and its own financial results. Providian Bancorp uses an engineering approach to analyze the information and incorporate the results into the design of new products and services that it thinks will appeal to customers while increasing its revenues and decreasing its risks.

  As of December 31, 1996, Providian Bancorp had more than 3.8 million customers, with outstanding loans of approximately $9.3 billion. Providian Bancorp is the 13th largest issuer of Visa and MasterCard credit cards in the U.S., as reported in the January 1997 Nilson Report. As of December 31, 1996, Providian Bancorp had approximately three million active credit card and unsecured revolving line accounts outstanding, with aggregate balances outstanding of approximately $7.8 billion. In addition, as of December 31, 1996, Providian Bancorp had approximately 31,500 home equity loans outstanding, representing $945 million in managed loans, together with approximately 732,500 secured credit cards representing $467 million in managed loans outstanding. Providian Bancorp was incorporated under the laws of the State of Delaware in 1981. Its principal executive offices are located at 201 Mission Street, San Francisco, California 94105. Providian Bancorp's telephone number is (415) 543-0404.

  Because Providian Bancorp is currently a wholly owned subsidiary of Providian, the directors of Providian Bancorp are employees of Providian and its subsidiaries. Effective upon the spin-off, the following persons will be the directors of Providian Bancorp: Shailesh J. Mehta, Irving W. Bailey II, John M. Cranor III, James V. Elliott, Lyle Everingham, J. David Grissom, F. Warren McFarlan, Ph.D., and Larry D. Thompson, and John L. Weinberg will be a director emeritus. In addition, the Providian Bancorp Board will be divided into three classes, with one-third of the Providian Bancorp Board elected at each annual meeting of stockholders. Some management restructuring may also be effected in connection with the spin-off; however, Providian Bancorp does not anticipate any material changes to its senior management team.

  Providian mailed to you an Information Statement about Providian Bancorp together with this Proxy Statement-Prospectus. The Information Statement describes Providian Bancorp, including a number of risks associated with its businesses, which are discussed under the heading "Risk Factors." We encourage you to review the Information Statement carefully.

                                  THE SPIN-OFF

  The distribution agreement, which is the legal document that governs the spin-off, is attached as Appendix B to this Proxy Statement-Prospectus. We encourage you to read this document carefully. In addition, we have filed other related agreements as exhibits to the Registration Statements filed by AEGON and Providian Bancorp. These agreements will govern various relationships between the two companies after we complete the spin-off and the merger. "Where You Can Find More Information" (page 96) describes how to obtain copies of these exhibits.

  You are being asked to vote on the merger only, and are not being asked to vote on the spin-off. Although we will not complete the spin-off unless the merger is approved and about to occur, the spin-off is separate from the merger and the Providian Bancorp common stock to be received by Providian stockholders in the spin-off will not constitute a part of the merger consideration. With the consent of AEGON, the terms of the distribution agreement and related agreements can be modified by agreement between Providian and Providian Bancorp. We are not aware of any material modifications that will be made in any of the agreements. Any such modification would not require the consent of Providian stockholders, and Providian does not anticipate that it would solicit consent for any such modification, moreover, Providian does not intend to resolicit stockholder approval for the merger if any such modifications were made.

BACKGROUND OF AND REASONS FOR THE SPIN-OFF (SEE PAGE 78)

  The spin-off is necessary to separate the Providian Bancorp business so that AEGON can then acquire Providian's insurance businesses.

HOW THE SPIN-OFF WILL BE COMPLETED (SEE PAGE 79)

  Immediately before the merger, Providian will distribute all outstanding shares of Providian Bancorp common stock to its stockholders of record on June 1, 1997. Each Providian stockholder will receive one share of Providian Bancorp common stock for each share of Providian common stock owned on June 1, 1997.

                                   THE MERGER

  The merger agreement, which is the legal document that governs the merger, is attached as Appendix A to this Proxy Statement-Prospectus. We encourage you to read the merger agreement carefully.

SOURCE OF AEGON COMMON SHARES (SEE PAGE 77)

  Not all of the AEGON common shares necessary to effect the merger will be newly issued. Based on an assumed exchange ratio of .457868, only 55.1% of the AEGON common shares necessary to effect the merger will be newly issued shares (which represents approximately an 8.9% increase in the total number of AEGON common shares outstanding). The remaining AEGON common shares issued in the merger will be acquired by AEGON from Vereniging AEGON (AEGON's largest shareholder) in exchange for AEGON voting preferred shares and for cash. This will leave Vereniging AEGON with approximately the same amount of voting control as it had before the merger.

  AEGON has agreed with Vereniging AEGON to enter into an agreement under which Vereniging AEGON will deliver up to approximately 5.2 million additional AEGON common shares if the price of an AEGON common share is lower than $55.594. The consideration for this right of delivery is approximately NLG 147 million. The consideration was determined using a binomial option pricing model which is commonly used for valuing options on shares. AEGON has entered into this agreement in order to minimize the dilutive effect to AEGON shareholders in the event that AEGON is required to deliver additional AEGON shares to Providian stockholders to complete the merger. For more information see "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements--Transactions Relating to the Merger" on page 65.

CONDITIONS TO THE MERGER (SEE PAGE 77)

  The completion of the merger depends upon the satisfaction of a number of conditions, including:

  . the continued accuracy of each party's representations and warranties,

  . the performance by each party of its obligations under the merger agreement,

  . Providian stockholder approval,

  . clearance under antitrust laws,

  . approval by appropriate state insurance regulators,

  . receipt of certain banking approvals, and

  . the receipt of an Internal Revenue Service ruling as to the tax-free nature of the spin-off and the merger.

  Some of the conditions to the merger may be waived by the appropriate party. Conditions that cannot be waived include Providian stockholder approval, clearance under antitrust laws and the approval by appropriate state insurance regulators. We may also agree with AEGON to waive the condition that we receive the IRS ruling and instead rely on opinions from tax counsel. If we do this, however, we intend to ask you to vote again to approve the merger. In addition, the merger will not occur unless the spin-off has been completed. If the spin-off is completed (which will not occur unless all other conditions to the merger are met), the merger will occur immediately after the completion of the spin-off.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 74)

  We can agree to terminate the merger agreement without completing the merger, and either of us can terminate the merger agreement under various circumstances, including if (a) the merger is not completed by August 31, 1997, for instance because the conditions summarized above are not met, (b) the required Providian stockholder approval is not received, (c) a court or other governmental authority prohibits the merger, or (d) Providian Board, in compliance with its fiduciary duties, withdraws its recommendation or approves another acquisition transaction.

  AEGON may also terminate the merger agreement if the average AEGON price during the relevant trading period is more than $66.713 and Providian may terminate the merger agreement if the average AEGON price during the relevant trading period is less than $44.475, in each case unless the other party agrees to the "make-whole" provisions described in this document. If the average AEGON price is more than $66.713 or less than $44.475, we do not plan to solicit your consent if we decide to continue with the merger. In addition, the termination of the merger agreement or our exercise of the "make-whole" provision, even if it occurs after the meeting, does not require your consent, and we do not anticipate that we will solicit your consent for either of these actions. Providian's decision whether to terminate the merger or exercise the "make-whole" provision will be made by Providian's Board. It is impossible at this time to determine what the Board would decide because their decision will depend on the facts and circumstances existing at the time it is faced with such a decision. Accordingly, Providian stockholders could receive in the merger AEGON common shares with a value per share that is significantly different than $28 per share. The value per Providian share will depend on the AEGON share prices immediately prior to the merger.

TERMINATION FEES (SEE PAGE 75)

  If Providian enters into a merger agreement with a third party or the merger agreement with AEGON is terminated because the Providian Board determines that it is necessary to withdraw or modify its recommendation of the merger or to approve or recommend another acquisition transaction in order to comply with its fiduciary duties, Providian will pay AEGON either $80,000,000 if termination occurs on or prior to the date of the meeting or $100,000,000 if termination occurs after the date of the meeting.

MANAGEMENT OF AEGON FOLLOWING THE MERGER

  After the merger takes place, Providian will become a wholly owned subsidiary of AEGON, and its operations will be combined with those of AEGON. AEGON expects that AEGON USA's management team will continue to manage the combined operations of AEGON USA after the merger takes place. In addition, AEGON USA may add to its management team individuals from Providian's management team. Following the merger, Irving W. Bailey II, the current Chairman and Chief Executive Officer of Providian, will join the Board of Directors of AEGON USA, Inc. AEGON management has not yet determined the membership of the Providian Board following the merger.

  AEGON management intends to consolidate the operations of the Providian Agency Group division of Providian with AEGON USA's Home Service Group. The Providian Direct Insurance and Providian Capital Management divisions will remain separate divisions. AEGON management will review its own operations and the operations of Providian and, upon completion of such review, will develop further plans or proposals regarding the integration or combination of the sales and marketing efforts, administrative support functions and other operations of AEGON and Providian.

REGULATORY APPROVALS (SEE PAGE 53)

  Providian and AEGON have obtained clearance for the merger from the Antitrust Division of the Department of Justice indicating their approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Providian Bancorp has received a no-action letter from the Board of Governors of the Federal Reserve System allowing it to continue to operate as a grandfathered institution under the Competitive Equality Banking Act of 1987.

  In addition, prior to the merger, Providian and AEGON must receive the approval of various state insurance regulatory agencies. AEGON and Providian have submitted applications for these insurance regulatory approvals. There can be no assurance as to when or if AEGON and Providian will receive these approvals.

AEGON SHAREHOLDER APPROVAL

  AEGON intends to solicit approval from its shareholders in connection with the issuance of shares in the merger. Although shareholder approval is not always required for AEGON to issue shares in a merger, such approval is required in this case because under Dutch law the paid-in capital on the newly issued shares must be made from the general reserves of AEGON.

OPINION OF PROVIDIAN'S FINANCIAL ADVISOR (SEE PAGE 44)

  In deciding to approve the merger, one of the factors that the Providian Board considered was the opinion of its financial advisor, Goldman Sachs, that the distribution of Providian Bancorp shares to holders of Providian common stock pursuant to the distribution agreement and the receipt by these holders of AEGON common shares pursuant to the merger agreement, taken together, were fair to the holders of Providian common stock. The full text of Goldman Sachs' written opinion dated December 28, 1996, describes the basis on which Goldman Sachs rendered its opinion and is attached as Appendix C to this document. We encourage you to read this opinion in its entirety and consider it carefully.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 51)

  Our receipt of a letter from the Internal Revenue Service (IRS) that the spin-off and the merger will be tax-free is a condition to completion of the transactions. We filed our request for the letter with the IRS on January 30, 1997 and filed additional information supplementally on March 3, 1997 and April 3, 1997. There can be no assurance as to when or if the letter from the IRS will be obtained.

INTERESTS OF OFFICERS AND DIRECTORS (SEE PAGE 54)

  The officers, directors and employees of Providian may have interests in the transactions that are different from, or in addition to, yours. For example, some Providian employees hold stock options which will be assumed by AEGON under the merger agreement and will vest by virtue of the merger. Other employees hold options that will be assumed by Providian Bancorp upon completion of the spin-off. In addition, Providian has had and continues to have agreements with some of its officers providing benefits upon termination of employment following a change in control of Providian.

MARKETS AND MARKET PRICES (SEE PAGE 56)

  The AEGON common shares to be issued in the merger will be listed on the NYSE, subject to notice of issuance. The common shares of Providian are currently listed on the NYSE. AEGON's common shares are principally traded on the Amsterdam Stock Exchange. AEGON common shares are also traded on the New York, Tokyo, London and Zurich Stock Exchanges. On December 27, 1996, the last trading date prior to the public announcement of the proposed merger of Providian with AEGON, AEGON common shares on the NYSE closed at $57.00, and Providian common stock closed at $52.75. On April 16, 1997, AEGON common shares on the NYSE closed at $68.375, and Providian common stock closed at $55.375.

LISTING OF AEGON COMMON SHARES AND PROVIDIAN BANCORP COMMON STOCK

  The AEGON common shares to be issued in the merger will be listed on the NYSE. Providian Bancorp also expects to list the shares of Providian Bancorp common stock on the NYSE. However, there is currently no public trading market for the Providian Bancorp common stock, and there is no guarantee that there will be an active market in shares of Providian Bancorp common stock after the spin-off.

EXCHANGE RATE

  On April 16, 1997, one U.S. Dollar was equal to 1.9425 Dutch Guilders.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

AEGON

  Information in the Table. In the table below, we provide you with summary historical consolidated financial data of AEGON. We prepared this information using the consolidated financial statements of AEGON as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1995 and the six-month periods ended June 30, 1996 and June 30, 1995. The financial statements as of and for each of the fiscal years in the five-year period ended December 31, 1995 have been audited by Moret Ernst & Young, independent auditors. The amounts presented in the table have been prepared based on Dutch accounting principles.

  Other Financial Information. When you read this summary historical consolidated financial data, it is important that you read the footnotes set forth below the financial data. You should also read the historical financial statements and accompanying notes of AEGON that are included in its Annual Report on Form 20-F for the year ended December 31, 1995 and in its Report on Form 6-K for the period ended June 30, 1996 (you can obtain these reports by following the instructions we provide in this Proxy Statement-Prospectus under "Where You Can Find More Information" on page 96).

  It is also important that you read the unaudited pro forma consolidated financial information and accompanying notes that we have included in this Proxy Statement-Prospectus under "Unaudited Pro Forma Condensed Consolidated Financial Information" on page 58.

                          AEGON SUMMARY FINANCIAL DATA

                          SIX MONTHS ENDED
                              JUNE 30,             YEAR ENDED DECEMBER 31,
                          ----------------- -------------------------------------
                            1996     1995    1995    1994    1993    1992   1991
                          -------- -------- ------- ------- ------- ------ ------
                           (AMOUNTS IN MILLION DUTCH GUILDERS, EXCEPT PER SHARE
                                                 AMOUNTS)
EARNINGS STATEMENT DATA
Revenue.................    12,680   10,846  20,979  20,832  19,010 15,492 13,776
Net income(1)...........       711      615   1,323   1,151   1,009    913    815
Net income per common
 share (1):
  Primary...............      2.69     2.34    5.04    4.48    3.98   3.68   3.54
  Fully diluted.........      2.59     2.23    4.80    4.26    3.80   3.46   3.28
Dividends per common
 share(2)...............      1.26     1.10    2.37    1.94    1.60   1.50   1.47
Weighted average common
 shares outstanding.....     263.8    261.1   261.6   255.6   251.4  246.0  227.7
BALANCE SHEET DATA
Total assets............   166,622  140,605 150,603 137,069 128,209 83,852 71,406
Technical provisions....   126,044  104,681 113,608 103,945  96,883 59,252 49,187
Long-term liabilities...    10,679    9,906  10,536   9,557   8,427  8,000  8,463
Shareholders'
 equity(1)..............     9,812    7,755   8,173   7,899   8,669  6,313  5,727
Shareholders' equity per
 common share(1)........     36.87    29.37   30.86   30.20   34.04  25.18  23.90

--------
(1) The amounts presented in the table have been prepared based on Dutch Accounting Principles (DAP). A reconciliation to U.S. GAAP for net income and shareholders' equity can be found for each of the years 1991 through 1995 in the applicable Form 20-F and for the six months ended June 30, 1996 in the applicable Form 6-K. In addition, a reconciliation to U.S. GAAP for net income can be found for the six months ended June 30, 1995 in the applicable Form 6-K.
(2) AEGON pays an interim dividend each year, in the third or fourth quarter, and a final dividend in the second quarter of the following year. The dividends shown are the amounts paid relative to each period's reported earnings in the case of the fiscal years and are based on a 47% dividend pay out rate for the six-month periods.

                   CONVENIENCE TRANSLATION TO U.S. DOLLARS(1)

                                                 SIX MONTHS ENDED
                                                     JUNE 30,       YEAR ENDED
                                                 ----------------- DECEMBER 31,
                                                   1996     1995       1995
                                                 -------- -------- ------------
                                                    (AMOUNTS IN MILLION U.S.
                                                            DOLLARS,
                                                   EXCEPT PER SHARE AMOUNTS)
EARNINGS STATEMENT DATA
Revenue......................................... $  7,423 $  6,349   $12,281
Net income......................................      416      360       774
Net income per common share:
  Primary.......................................     1.57     1.37      2.95
  Fully diluted.................................     1.52     1.31      2.81
Dividends per common share(2)...................      .74      .64      1.39
Weighted average common shares outstanding......    263.8    261.1     261.6
BALANCE SHEET DATA
Total assets.................................... $ 97,542 $ 82,312   $88,165
Technical provisions............................   73,788   61,281    66,507
Long-term liabilities...........................    6,252    5,799     6,168
Shareholders' equity............................    5,744    4,540     4,785
Shareholders' equity per common share...........    21.58    17.19     18.07

--------
(1) Based upon the exchange ratio at June 30, 1996 of 1 USD = 1.7082 Dutch Guilders.
(2) AEGON pays an interim dividend each year, in the third or fourth quarter, and a final dividend in the second quarter of the following year. The dividends shown are the amounts paid relative to each period's reported earnings in the case of the fiscal years and are based on a 47% dividend pay out rate for the six-month periods.

                          AEGON'S HISTORICAL DIVIDENDS

  AEGON has historically paid dividends twice a year. The first dividend is generally paid each year in the third or fourth quarter and is called the interim dividend. This is called the interim dividend because it is the first of two dividends that AEGON pays relating to revenue earned in the year in which it is paid. The second dividend, called the final dividend, is paid each year about two or three weeks after AEGON's annual shareholders' meeting, usually held in May. This is called the final dividend because it relates to revenue AEGON earned the prior year. The table below sets forth AEGON's interim and final dividends for the years 1992 through 1996. The amounts have been translated into U.S. dollars per AEGON Common Share based on the Midpoint Rate (the exchange rate settled each working day at 2:15 p.m. by the Dutch Central
Bank) on each of the payment dates. From time to time, AEGON shareholders have had the option to elect to receive dividends payable in cash or in AEGON Common Shares. There is no assurance that AEGON shareholders will continue to have this option.

                                                                 TRANSLATED INTO
                                                                  U.S. DOLLARS
                                                                PER AEGON COMMON
                                                                      SHARE
             YEARS ENDED                                       -------------------
            DECEMBER 31,              INTERIM   FINAL    TOTAL INTERIM FINAL TOTAL
            ------------              -------   -----    ----- ------- ----- -----
                                       (AMOUNTS IN DUTCH        (AMOUNTS IN U.S.
                                      GUILDERS PER COMMON      DOLLARS PER COMMON
                                            SHARE)                   SHARE)
1992.................................  0.44     1.06(1)  1.50   0.27   0.58  0.85
1993.................................  0.46(1)  1.14(1)  1.60   0.25   0.62  0.87
1994.................................  0.52(1)  1.42(1)  1.94   0.30   0.88  1.18
1995.................................  0.62(1)  1.75(1)  2.37   0.39   1.01  1.40
1996.................................  1.18(1)   N/A      N/A   0.70    N/A   N/A

--------
(1) Paid, at each shareholder's option, in cash or in stock.

PROVIDIAN

  Information in the Tables. In the table below, we provide you with summary historical consolidated financial data of Providian (including Providian Bancorp). We prepared this information using the consolidated financial statements of Providian as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1996. The financial statements as of and for each of the fiscal years in the five-year period ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors.

  Other Financial Information. When you read this summary historical consolidated financial data, it is important that you read the footnotes set forth below the financial data. You should also read the historical financial statements and accompanying notes of Providian that are included in its Annual Report on Form 10-K for the year ended December 31, 1996 (you can obtain these reports by following the instructions we provide in this Proxy Statement-Prospectus under "Where You Can Find More Information" on page 96).

  It is also important that you read the unaudited pro forma consolidated financial information and accompanying notes that we have included in this Proxy Statement-Prospectus under "Unaudited Pro Forma Condensed Consolidated Financial Information" on page 58.

                        PROVIDIAN SUMMARY FINANCIAL DATA

                                            YEAR ENDED DECEMBER 31,
                               -------------------------------------------------
                                 1996      1995      1994      1993      1992
                               --------- --------- --------- --------- ---------
                                       (AMOUNTS IN MILLION U.S. DOLLARS,
                                EXCEPT PER COMMON AND COMMON EQUIVALENT SHARE)
INCOME STATEMENT DATA
Total revenue................  $ 3,622.2 $ 3,388.4 $ 2,959.1 $ 2,879.0 $ 2,837.6
Total benefits and expenses..    2,998.0   2,882.1   2,518.6   2,391.9   2,385.6
Net income...................      434.7     345.3     300.9     322.7     322.5
Net income applicable to
 common stock................      434.7     345.3     299.7     315.9     315.7
Net income per common and
 common equivalent share.....  $    4.64 $    3.60 $    3.02 $    3.12 $    3.14
BALANCE SHEET DATA
Cash and Investments.........  $22,869.5 $21,924.6 $19,268.9 $18,734.4 $16,791.3
Total assets.................   28,993.4  26,838.6  23,613.4  22,929.0  20,588.3
Total policy liabilities.....   16,837.7  16,751.5  16,509.8  15,500.5  13,928.8
Long-term debt issued by:
  Corporate..................      718.2     720.8     694.3     589.3     589.3
  Bancorp....................       50.0       --        --        --        --
Company-obligated mandatorily
 redeemable preferred
 securities of Providian
 LLC.........................      100.0     100.0     100.0       --        --
Total shareholders' equity...    3,089.7   2,961.0   2,121.9   2,492.9   2,185.9

PROVIDIAN BANCORP

  Information in the Tables. In the table below, we provide you with summary historical financial data of Providian Bancorp. We prepared this information using the audited financial statements of Providian Bancorp for each of the fiscal years in the five-year period ended December 31, 1996.

  Other Financial Information. When you read this summary historical financial data, it is important that you read the footnotes set forth below the financial data. You should also read the consolidated financial statements of Providian Bancorp and accompanying notes that Providian Bancorp has included in its In-formation Statement mailed with this Proxy Statement-Prospectus.

  It is also important that you read the Providian historical consolidated fi-nancial statements and accompanying notes discussed under "Providian" above.

                    PROVIDIAN BANCORP SUMMARY FINANCIAL DATA

                                                   YEAR ENDED DECEMBER 31,
                                              ----------------------------------
                                               1996   1995   1994   1993   1992
                                              ------ ------ ------ ------ ------
                                              (AMOUNTS IN MILLION U.S. DOLLARS)
INCOME STATEMENT DATA
Total revenue................................ $1,008 $  815 $  613 $  561 $  521
Net income...................................    160    135    110     85     69
BALANCE SHEET DATA
Total assets................................. $4,327 $3,611 $2,663 $2,254 $2,126
Deposits.....................................  3,390  2,158  1,680  1,553  1,385
Borrowings...................................    259    943    533    283    359
Equity.......................................    483    349    326    271    222

           SUMMARY SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

  Information in the Tables. In the table below, we present consolidated balance sheet information for AEGON and Providian as of June 30, 1996, as if the spin-off and the merger had been completed as of such date. We present consolidated income statement data for AEGON and Providian for the fiscal year ended December 31, 1995 and the six months ended June 30, 1996, as if the spin-off and the merger had been completed on January 1, 1995. We have prepared the amounts presented in the table based on Dutch accounting principles.

  The following information does not necessarily reflect the financial position or operating results that would have occurred had we completed the merger and spin-off on the dates or at the beginning of the periods shown in the table.

  Assuming completion of the merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected below because of a variety of factors, including access to additional information, changes in value and changes in operating results between the dates of the pro forma financial data and the date on which the merger actually takes place. For purposes of preparing the AEGON consolidated financial statements, AEGON will establish a new basis for Providian's assets and liabilities based on their fair values and the AEGON purchase price, including the costs of the merger. AEGON has not yet made a final determination of the required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma consolidated financial information are preliminary and have been made solely for purposes of developing this pro forma information. AEGON will undertake a study to determine the fair value of Providian's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study.

  Other Financial Information. Please see "Unaudited Pro Forma Condensed Consolidated Financial Information" on page 58 of this Proxy Statement-Prospectus for a more detailed explanation of this analysis.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

                                                                  CONVENIENCE TRANSLATION
                                                                     TO U.S. DOLLARS(1)
                                                             ----------------------------------
                          SIX MONTHS ENDED    YEAR ENDED     SIX MONTHS ENDED    YEAR ENDED
                           JUNE 30, 1996   DECEMBER 31, 1995  JUNE 30, 1996   DECEMBER 31, 1995
                          ---------------- ----------------- ---------------- -----------------
                             (AMOUNTS IN DUTCH GUILDERS)         (AMOUNTS IN U.S. DOLLARS)
                                (AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
EARNING STATEMENT DATA
Revenue.................       14,887           25,203           $  8,715          $14,754
Net income(2)...........          903            1,609                528              942
Net income per common
 share(2):
  Primary...............         3.13             5.61               1.83             3.28
  Fully diluted.........         2.98             5.29               1.74             3.10
Dividends per common
 share(3)...............         1.47             2.64                .86             1.54
Weighted average common
 shares outstanding.....        287.4            285.2
BALANCE SHEET DATA (AT
 PERIOD END)
Total assets............      200,839                            $117,574
Technical provisions....      155,159                              90,831
Long-term liabilities...       12,018                               7,036
Shareholders'
 equity(2)..............       11,792                               6,903
Shareholders' equity per
 common share(2)........        40.50                               23.71

--------
(1) Based upon the exchange ratio at June 30, 1996 of 1 USD = 1.7082 Dutch Guilders.
(2) The amounts presented in the table have been prepared based on Dutch Accounting Principles (DAP). A reconciliation to U.S. GAAP for net income and shareholders' equity can be found for each of the years 1991 through 1995 in the applicable Form 20-F and for the six months ended June 30, 1996 in the applicable Form 6-K. In addition, a reconciliation to U.S. GAAP for net income can be found for the six months ended June 30, 1995 in the applicable Form 6-K.
(3) AEGON pays an interim dividend during each year, in the third or fourth quarter, and a final dividend in the second quarter of the following year. The pro forma dividends shown are the estimated amounts that would have been paid assuming a 47% pay out rate.

                           COMPARATIVE PER SHARE DATA

  Information in the Tables. In the tables below, we provide you with historical and unaudited pro forma per share financial information as of and for the six months ended June 30, 1996, and for the year ended December 31, 1995. Providian historical data and Providian Bancorp data are as of and for the six months ended June 30, 1996, and for the year ended December 31, 1995. We prepared the AEGON pro forma consolidated amounts based on purchase accounting methods under Dutch accounting principles and a preliminary allocation of the purchase price.

  Other Financial Information. It is important that when you read this information, you read along with it the consolidated financial statements and accompanying notes of AEGON and Providian included in the documents described on page 96 of this Proxy Statement-Prospectus under "Where You Can Find More Information." It is also important that you read the unaudited pro forma condensed consolidated financial information and accompanying discussion and notes that we have included in this Proxy Statement-Prospectus on page 58 under "Unaudited Pro Forma Condensed Consolidated Financial Information."

              PROVIDIAN UNAUDITED PRO FORMA PER COMMON SHARE DATA

  The table below compares historical amounts per share of Providian with unaudited pro forma amounts for the fraction of a share of AEGON and the full share of Providian Bancorp that will be issued for each old Providian share. We have assumed for this purpose that the Fair Market Value at the Effective Time of the AEGON common shares is between $61.153 and $66.713 and that AEGON would issue .457868 of an AEGON common share for each Providian share. The actual fraction of an AEGON share will be determined using the formula set forth in the merger agreement and described herein. The amounts presented in the table have been prepared based on U.S. GAAP accounting principles.

                              AEGON     PROVIDIAN           PRO FORMA          PROVIDIAN BANCORP
                          HISTORICAL(1) HISTORICAL (PER PROVIDIAN SHARE)(1)(3)   PRO FORMA(2)
                          ------------- ---------- --------------------------- -----------------
                                                (AMOUNTS IN U.S. DOLLARS)
YEAR ENDED DECEMBER 31,
 1995
Net income per common
 share(3):
  Primary...............      $2.28       $3.60               $1.19                  $1.33
  Fully diluted.........       2.21                            1.13
Dividends per common
 share..................       1.39        0.90                0.71(4)                 -- (5)
SIX MONTHS ENDED JUNE
 30, 1996
Net income per common
 share(3):
  Primary...............       1.52        2.16                0.80                   0.75
  Fully diluted.........       1.33                            0.76
Dividends per common
 share..................       0.74        0.50                0.39(4)                 -- (5)
AS OF JUNE 30, 1996
Shareholders' equity per
 common share(3)........      24.14       29.74               12.52                   3.83

--------
(1) Based upon the exchange ratio at June 30, 1996 of 1 USD = 1.7082 Dutch Guilders. The Pro Forma per Providian share amounts are calculated by applying the fractional share percentage of .457868 and the foreign currency exchange rate to the U.S. GAAP net income and equity presented in the "Pro Forma Reconciliation of Dutch Accounting Principles to U.S. GAAP" on page 77 of this Proxy Statement.
(2) Providian Bancorp's net income per common share and shareholders' equity per common share are based on the same methodology used in the unaudited pro forma condensed financial statements included in Providian Bancorp's Form 10 Registration Statement for the year ended December 31, 1996.
(3) Since the fractional AEGON shares received per Providian share changes at various stock prices, the following table presents the AEGON pro forma net income per share and shareholders' equity per share at various price and fractional share combinations. The Merger Agreement provides for a fixed exchange ratio of .457868 AEGON common shares for each Providian share if the average AEGON share price is in excess of $61.153. AEGON has the right to terminate the merger agreement if the average AEGON share price is greater than $66.713, unless Providian agrees in such event that the fractional AEGON common share to be received by Providian stockholders for each Providian share is calculated by dividing $30.545 by the average AEGON share price at the time of the merger. We have referred to this as the "make-whole" option. The last column presents the pro forma information at an average AEGON share price of $75.00 and assumes the exercise of the "make-whole" option. There can be no assurance, however, that the "make-whole" option will be exercised. You should compare the information below with the third column in the above chart to see what happens when the AEGON share price changes.

                                                                          WITH
                                                                      EXERCISE OF
                                                                      "MAKE-WHOLE"
                                                                         OPTION
                                                                      ------------
AEGON share price.......  $44.475  $50.034  $55.594  $61.153  $66.713     $75.00
Fractional share
 received............... 0.559619 0.559619 0.503651 0.457868 0.457868   0.407267
YEAR ENDED
 DECEMBER 31, 1995:
 Primary................  $  1.46  $  1.43  $  1.29  $  1.19  $  1.17     $ 1.06
 Fully diluted..........     1.40     1.37     1.23     1.14     1.12       1.01
SIX MONTHS ENDED
 JUNE 30, 1996:
 Primary................     0.98     0.97     0.87     0.80     0.79        .71
 Fully diluted..........     0.94     0.92     0.83     0.77     0.76        .68
SHAREHOLDERS' EQUITY
 JUNE 30, 1996..........    14.46    15.02    13.51    12.38    12.76      11.45

(4) AEGON pays an interim dividend during each year, in the third or fourth quarter, and a final dividend in the second quarter of the following year. The pro forma dividends shown are the estimated amounts that would have been paid assuming a 47% pay out rate using net income based on Dutch accounting principles.
(5) Providian Bancorp expects to pay quarterly dividends on the shares of Providian Bancorp common stock after the Distribution. The declaration and amounts of such dividends will be at the discretion of the Providian Bancorp Board of Directors. Providian Bancorp expects that the declaration and amounts of dividends will depend on Providian Bancorp's earnings after the Distribution and any other factors that the Providian Bancorp Board of Directors believes are relevant.

           AEGON HISTORICAL AND UNAUDITED PRO FORMA COMMON SHARE DATA

                                                            CONVENIENCE TRANSLATION
                                                               TO U.S. DOLLARS(1)
                                                           ----------------------------
                              AEGON            AEGON           AEGON          AEGON
                            HISTORICAL       PRO FORMA      HISTORICAL      PRO FORMA
                          --------------   -------------   -------------   ------------
                          (AMOUNTS IN DUTCH GUILDERS)      (AMOUNTS IN U.S. DOLLARS)
YEAR ENDED DECEMBER 31,
 1995
Net income per common
 share(2):
  Primary...............             5.04             5.61   $       2.95    $       3.28
  Fully diluted.........             4.80             5.29           2.81            3.10
Dividends per common
 share(3)...............             2.37             2.64           1.39            1.54
SIX MONTHS ENDED JUNE
 30, 1996
Net income per common
 share(2):
  Primary...............             2.69             3.13           1.57            1.83
  Fully diluted.........             2.59             2.98           1.52            1.74
Dividends per common
 share(3)...............             1.26             1.47            .74             .86
AS OF JUNE 30, 1996
Shareholders' equity per
 common share(2)........            36.87            40.57          21.58           23.71

--------
(1) Based upon the exchange ratio at June 30, 1996 of 1 USD = 1.7082 Dutch Guilders.
(2) The amounts presented in the table have been prepared based on Dutch accounting principles (DAP). A reconciliation to U.S. GAAP for net income and shareholders' equity can be found for each of the years 1991 through 1995 in the applicable Form 20-F and for the six months ended June 30, 1996 in the applicable Form 6-K. In addition, a reconciliation to U.S. GAAP for net income can be found for the six months ended June 30, 1995 in the applicable Form 6-K.
(3) AEGON pays an interim dividend during each year, in the third or fourth quarter, and a final dividend in the second quarter of the following year. The pro forma dividends shown are the estimated amounts that would have been paid assuming a 47% pay out rate using net income based on Dutch accounting principles.

                              THE ANNUAL MEETING

GENERAL

  This Proxy Statement-Prospectus is furnished to holders of the common stock, par value $1.00 per share ("Providian Common Stock"), of Providian Corporation ("Providian") in connection with the solicitation of proxies by the Board of Directors of Providian (the "Providian Board") for use at the annual meeting (the "Meeting") of Providian stockholders to be held for the purposes described in this document. Each copy of this Proxy Statement-Prospectus mailed to holders of Providian Common Stock is accompanied by a form of proxy for use at the Meeting.

  This Proxy Statement-Prospectus is also furnished to Providian stockholders as a prospectus in connection with the issuance by AEGON N.V., a company formed under the laws of The Netherlands ("AEGON"), of the common shares, par value of one Dutch Guilder per share, of AEGON (the "AEGON Common Shares") in connection with the Merger (as defined below). The information statement, mailed to Providian stockholders along with this Proxy Statement-Prospectus (the "Information Statement"), is furnished to Providian stockholders as an information statement in connection with the issuance of the shares of common stock of Providian Bancorp, Inc. ("Providian Bancorp") in connection with the Distribution (as defined below).

  At the Meeting, Providian stockholders will have the opportunity to vote for the election of four directors to serve for terms of three years (or until the Merger is consummated) and for the ratification of Providian's independent auditors). In addition, at the Meeting, Providian stockholders will be asked to consider and vote upon a proposal (the "Merger Proposal," and together with the other proposals described herein, the "Proposals")) to approve and adopt the Amended and Restated Plan and Agreement of Merger and Reorganization, dated as of December 28, 1996 (as it may be further amended, supplemented or modified from time to time, the "Merger Agreement"), among AEGON, LT Merger Corp., a Delaware corporation and a wholly owned subsidiary of AEGON International N.V. (a company formed under the laws of The Netherlands and a wholly owned subsidiary of AEGON), and Providian. Under the Merger Agreement, conditioned on and immediately following the Distribution, LT Merger Corp. will merge with and into Providian (the "Merger"), with Providian being the corporation surviving the Merger (sometimes hereinafter referred to as the "Surviving Corporation") as a wholly owned indirect subsidiary of AEGON, upon the terms and conditions contained in the Merger Agreement.

  The Proposals and related considerations are described in this Proxy Statement-Prospectus, including the Appendices hereto. Copies of the Merger Agreement and the Distribution Agreement (as defined below) are attached as Appendices A and B to this Proxy Statement-Prospectus. The Merger Agreement provides that, immediately prior to the Merger, Providian will distribute as a dividend to its stockholders on a pro rata basis, in a non-taxable distribution (the "Distribution"), all the shares of common stock, par value $1.00 per share ("Providian Bancorp Common Stock") of Providian Bancorp, in accordance with the terms of the Agreement and Plan of Distribution, dated as of December 28, 1996 (as it may be amended, supplemented or modified from time to time, the "Distribution Agreement"), between Providian and Providian Bancorp.

DATE, PLACE AND TIME

  The Meeting will be held in The Medallion Room of the Seelbach Hotel, in the city of Louisville, Kentucky, on Thursday, May 29, 1997, at 11:00 a.m. local time.

RECORD DATE

  The Providian Board has fixed the close of business on April 10, 1997 as the record date (the "Annual Meeting Record Date") for the determination of the holders of Providian Common Stock entitled to receive notice of and to vote at the Meeting.

VOTES REQUIRED

  As of April 10, 1997, the Annual Meeting Record Date, there were 94,599,880 shares of Providian Common Stock, par value $1.00 per share, outstanding. Each share of Providian Common Stock outstanding on such record date is entitled to one vote upon each matter properly submitted at the Meeting.

  Approval of the election of directors and the ratification of auditors and of all other matters which may come before the Meeting (other than the Merger Proposal) require the affirmative vote of a majority of votes cast, in person or by proxy, by persons entitled to vote at the Meeting. The affirmative vote of at least a majority of the outstanding shares of Providian Common Stock is required to approve the matters to be considered and voted on at the Meeting in connection with the Merger Agreement.

  Abstentions will be counted as present for purposes of determining whether a quorum is present. Because the vote on the Merger Proposal requires the approval of at least a majority of the outstanding shares of Providian Common Stock, abstentions or the failure to vote will have the same effect as a negative vote. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have the authority to vote on the Merger Proposal unless they receive specific instructions from beneficial owners. Such a broker non-vote will be counted as present for purposes of a quorum but will otherwise have the same effect as a vote against the Merger Proposal.

  As of March 1, 1997, directors and executive officers of Providian and their affiliates owned beneficially an aggregate of 1,476,620 shares of Providian Common Stock (including shares which may be acquired upon exercise of employee stock options). Directors and executive officers of Providian have indicated their intention to vote their shares of Providian Common Stock in favor of the Proposals.

  See "The Proposed Transactions--Interests of Certain Persons in the Transactions."

VOTING AND REVOCATION OF PROXIES

  Shares of Providian Common Stock represented by a proxy properly signed and received at or prior to the Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF PROVIDIAN COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSALS. If you vote in favor of the merger or the other proposals, the proxy holders may, in their discretion, vote your shares to adjourn the Meeting so that they can solicit additional proxies in favor of the merger or such other proposals. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it, or of a duly executed proxy bearing a later date, with the Secretary of Providian, prior to or at the Meeting, or by voting in person at the Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Providian Corporation, 400 West Market Street, Post Office Box 32830, Louisville, Kentucky 40232, Attention: Secretary. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

  The Providian Board is not currently aware of any business to be acted upon at the Meeting other than as described herein. If, however, other matters are properly brought before the Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Stockholders of Providian will not be entitled to present any matters for consideration at the Meeting.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, directors, officers and employees of Providian, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Providian, personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

  In addition, Providian has retained Georgeson & Company, Inc. to assist in the solicitation of proxies from its stockholders. Georgeson & Company, Inc. will assist by distributing proxy material to banks, brokers and other institutional holders and by reviewing charges from brokers for forwarding material to beneficial owners. Georgeson & Company, Inc. will also monitor returned proxy cards and may assist in sending follow-up letters and in some cases making phone calls to broker clients and larger record holders. The fees to be paid to such firm for such services by Providian are not expected to exceed $8,000, plus reasonable out-of-pocket costs and expenses such as trucking, air freight and postage, data processing and other miscellaneous items. In addition, telephone calls to registered stockholders and non-objecting beneficial owners would be billed at $5.00 per call. Providian will bear its own expenses in connection with the solicitation of proxies for the Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  J.P. Morgan & Co. Incorporated ("J.P. Morgan") has filed a Schedule 13G with the Securities and Exchange Commission stating that it owned, as of December 31, 1996, 9.8 percent (9,232,799 shares) of the outstanding Providian Common Stock. J. P. Morgan indicated that it had sole power to vote or direct the voting of 6,013,939 shares and shared power to vote with respect to 90,605 shares. In addition, Providian believes that, as of March 31, 1997, Fidelity Investments, Inc. owned 5.9 percent (approximately 5,492,000 shares) of the outstanding Providian Common Stock.

           NAME AND ADDRESS OF             NUMBER OF SHARES OF PERCENT OF COMMON
             BENEFICIAL OWNER              COMMON STOCK OWNED     STOCK OWNED
           -------------------             ------------------- -----------------
J.P. Morgan & Co. Incorporated............      9,232,799             9.8
 60 Wall Street
 New York, New York 10260
Fidelity Investments, Inc. ...............      5,492,000             5.9
 82 Devonshire Street
 Boston, Massachusetts 02109

SECURITY OWNERSHIP OF MANAGEMENT

  The number of shares of Providian Common Stock owned by each director and executive officer named in the Summary Compensation Table in this Proxy Statement-Prospectus, and directors and executive officers as a group, as of March 1, 1997, is shown in the following table.

                    NAME OF DIRECTOR                      NUMBER      PERCENT
                  OR EXECUTIVE OFFICER                   OF SHARES    OF CLASS
                  --------------------                   ---------    --------
Irving W. Bailey II.....................................   676,149(1)     *
John L. Clendenin.......................................     1,803        *
John M. Cranor III......................................     7,271        *
Lyle Everingham.........................................    10,103        *
Raymond V. Gilmartin....................................     1,898        *
J. David Grissom........................................    15,109        *
Watts Hill, Jr..........................................    53,376        *
Frederick C. Kessell....................................   125,412(2)     *
Ned C. Lautenbach.......................................     2,028        *
F. Warren McFarlan......................................     7,328        *
Shailesh J. Mehta.......................................   245,419(3)     *
Julie A. Montanari......................................    41,502(4)     *
Martha R. Seger.........................................     2,521        *
Larry D. Thompson.......................................     3,955        *
Robert L. Walker........................................    40,370(5)     *
Directors and Executive Officers as a group (22
 persons)............................................... 1,468,320(6)   1.6

--------
(*) Less than 1%.
(1) Includes 135,806 shares held directly by Mr. Bailey; 7,216 shares held in Mr. Bailey's account under Providian's Thrift Savings Plan over which Mr. Bailey holds limited investment power; 28,027 shares held in Mr. Bailey's account under Providian's Stock Ownership Plan subject to the vesting requirements set forth in footnote 3 to the Summary Compensation Table; and 505,100 shares which Mr. Bailey has the right to acquire pursuant to stock options exercisable within 60 days of the Annual Meeting Record Date.
(2) Includes 24,771 shares held directly by Mr. Kessell; 2,911 shares held in Mr. Kessell's account under Providian's Thrift Savings Plan over which Mr. Kessell holds limited investment power; 8,729 shares held in Mr. Kessell's account under Providian's Stock Ownership Plan subject to the vesting requirements set forth in footnote 3 to the Summary Compensation Table; and 89,001 shares which Mr. Kessell has the right to acquire pursuant to stock options exercisable within 60 days of the Annual Meeting Record Date.
(3) Includes 45,516 shares held directly by Mr. Mehta; 611 shares held in Mr. Mehta's account under the Providian Bancorp 401(k) Plan over which Mr. Mehta holds limited investment power; 666 shares held in Mr. Mehta's account under Providian's Thrift Savings Plan over which Mr. Mehta holds limited investment power; 19,242 shares held in Mr. Mehta's account under Providian's Stock Ownership Plan subject to vesting requirements set forth in footnote 3 to the Summary Compensation Table; and 179,384 shares which Mr. Mehta has the right to acquire pursuant to stock options exercisable within 60 days of the Annual Meeting Record Date.
(4) As noted in the Summary Compensation Table, Ms. Montanari resigned as President of Providian Bancorp effective January 31, 1997; includes 11,770 held directly by Ms. Montanari; 932 shares held in Ms. Montanari's account under the Providian Bancorp 401(k) Plan over which Ms. Montanari holds limited investment power; 0 shares held in Ms. Montanari's account under Providian's Stock Ownership Plan subject to vesting requirements set forth in footnote 3 to the Summary Compensation Table; and 28,800 shares which Ms. Montanari has the right to acquire pursuant to stock options exercisable within 60 days of the Annual Meeting Record Date.
(5) Includes 9,697 shares held directly by Mr. Walker; 1,209 shares held in Mr. Walker's account under Providian's Thrift Savings Plan over which Mr. Walker holds limited investment power; 5,530 shares held in Mr. Walker's account under Providian's Stock Ownership Plan subject to vesting requirements set forth in footnote 3 to the Summary Compensation Table; and 23,934 shares which Mr. Walker has the right to acquire pursuant to stock options exercisable within 60 days of the Annual Meeting Record Date.
(6) Includes 260,912 shares beneficially owned by all executive officers, of which 19,253 shares are held in such officers' accounts under certain tax-qualified defined contribution plans over which they hold limited investment power; and of which 87,784 shares are held in such officers' accounts under Providian's Stock Ownership Plan subject to the vesting requirements set forth in footnote 3 to the Summary Compensation Table; and includes 994,922 shares that the same group of officers has the right to acquire pursuant to stock options exercisable within 60 days of the Annual Meeting Record Date.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  Providian's Certificate of Incorporation provides for the classification of the Board of Directors into three classes with each class of directors serving staggered three-year terms. Four directors are to be elected at the 1997 Annual Meeting to serve for a term of three years expiring in 2000.

  Directors will be elected by a plurality of the votes cast at the Meeting. All nominees have consented to be named and to serve if elected. The Company does not presently know of any reason that would preclude any nominee from serving if elected. If any nominee, for any reason, should become unable or unwilling to stand for election as a director, either the shares of Providian Common Stock represented by all proxies authorizing votes for such nominee will be voted for the election of such other person as the Board of Directors may recommend, or the number of directors to be elected at the Meeting will be reduced accordingly. All of the nominees are current directors of Providian.

  For each of the four nominees, as well as the seven directors whose terms continue after the Meeting, information follows as to age, length of service as a director of Providian, positions and offices with Providian, principal occupations during the past five years and other directorships of publicly-held companies.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING:

  LYLE EVERINGHAM, 70
  Director since 1980.
  Retired Chairman and Chief Executive Officer, Kroger Co., and officer of that corporation or one of its divisions since 1963; Chairman of the Executive Committee through May, 1991.

  Other directorship: Federated Department Stores, Inc.

  WATTS HILL, JR., 70
  Director since 1974.
  Business and Financial Consultant, Watts Hill, Jr. & Associates, 1973 to present.

  NED C. LAUTENBACH, 53
  Director since 1995.
  Senior Vice President and Group Executive, Sales and Services, IBM Corporation, 1995 to present; Mr. Lautenbach has been with IBM Corporation since 1968.(1)

  LARRY D. THOMPSON, 51
  Director since 1994.
  Partner, King & Spalding (a law firm); he has been a partner with the firm since 1986.(1)

DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN 1998 ARE:

  JOHN M. CRANOR III, 50
  Director since 1991.
  President and Chief Executive Officer, Long John Silver's Restaurants, Inc., 1996 to present; President and Chief Executive Officer of KFC Corporation, 1989 to 1994.

  J. DAVID GRISSOM, 58
  Director since 1978.
  Chairman, Mayfair Capital, 1989 to present.

  Other directorships: Churchill Downs, Inc.; Louisville Gas & Electric Company; and Regal Cinemas, Inc.
--------
(1) Providian retained King & Spalding during 1996 to perform certain legal services.

  F. WARREN MCFARLAN, PH.D., 59
  Director since 1986.
  Senior Associate Dean and Professor of Business Administration, Harvard Business School, 1973 to present; Director External Affairs, Harvard Business School, 1995 to present; a member of the Harvard faculty since 1964.

  Other directorships: Pioneer Hi-Bred International, Inc.; and Computer Sciences Corporation.

  MARTHA R. SEGER, PH.D., 65
  Director since 1991.
  Distinguished Visiting Professor of Finance, Central Michigan University, 1993 to present; John M. Olin Distinguished Fellow, University of Arizona, 1991 to 1993; Member, Board of Governors of the Federal Reserve System, 1984 to 1991.

  Other directorships: Xerox Corp.; Kroger Co.; Johnson Controls, Inc.; Amoco Co.; Fluor Corp.; and Tucson Electric Power Co.

DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN 1999 ARE:

  IRVING W. BAILEY II, 55
  Director since 1987.
  Chairman and Chief Executive Officer, Providian Corporation, 1988 to present; President, 1988 to 1994.

  Other directorship: Computer Sciences Corporation

  JOHN L. CLENDENIN, 62
  Director since 1984.
  Chairman, BellSouth Corporation, 1984 to present; Chief Executive Officer, 1984 to 1996.

  Other directorships: BellSouth Corporation; Coca-Cola Enterprises, Inc.; Equifax Inc.; The Home Depot, Inc.; The Kroger Company; National Service Industries, Inc.; RJR Nabisco, Inc.; Springs Industries, Inc.; and Wachovia Corporation.

  RAYMOND V. GILMARTIN, 56
  Director since 1993.
  Chairman, President and Chief Executive Officer, Merck & Co., Inc., 1994 to present; Chairman, President and Chief Executive Officer, Becton Dickinson & Co., 1989 to 1994.

  Other directorships: Merck & Co., Inc. and Public Service Enterprise Group,
  Inc.

  SHAILESH J. MEHTA, 47
  Director since 1994.
  President and Chief Operating Officer, Providian Corporation, 1994 to present; Executive Vice President, 1993 to 1994; Chairman and Chief Executive Officer, Providian Direct Insurance, 1993 to 1994; Chairman, President and Chief Executive Officer, Providian Bancorp, 1988 to 1994.

  Other directorship: MasterCard International, Inc.

COMMITTEES OF THE BOARD

  The Providian Board has several committees which perform various functions, including those described below.

  The AUDIT COMMITTEE makes recommendations to the Board of Directors with respect to engagement of Providian's independent auditors, reviews with the independent auditors the plan and results of the auditing engagement, and reviews Providian's system of internal controls and accounting practices. The members of the Audit Committee are Messrs. Thompson (Chair), Clendenin, Grissom and Dr. Seger. The Audit Committee met five times during 1996.

  The HUMAN RESOURCES COMMITTEE reviews and approves the compensation and benefits policies and practices of Providian except that approval of the salaries and bonuses of the Chairman of the Board, Chief Executive Officer and President are reserved to the full Board of Directors. The committee also recommends to the Board nominations for directors of Providian. In addition, the committee administers Providian's stock option plans and Stock Ownership Plan. The Human Resources Committee is comprised of Dr. McFarlan (Chair), and Messrs. Cranor, Everingham, Gilmartin, Hill and Lautenbach. The Human Resources Committee met six times during 1996.

DIRECTORS' MEETINGS

  Providian's Board of Directors held six regular meetings and two special meetings in 1996. Each director attended at least 75 percent of all Board and committee meetings held in 1996 during the period when he or she was a director and committee member.

DIRECTORS' COMPENSATION

  Directors who also are officers of Providian receive no additional compensation for serving on Providian's Board of Directors. All other directors are paid an annual retainer of $54,000, and may elect to receive all or a portion of this amount in shares of Providian Common Stock. Directors who elect to receive all or at least 25 percent of their retainer in Providian Common Stock will receive an award equal to 25 percent of their retainer in shares of restricted stock under Providian's Stock Ownership Plan. Such restricted stock vests one-half after three years, and the balance after six years, if the director does not dispose of the related shares of unrestricted Providian Common Stock during such vesting periods. Committee chairs receive an additional $2,000 annual retainer. Providian's directors also are reimbursed for necessary and reasonable expenses incurred in the performance of their duties as directors. In addition to this compensation, Providian has purchased for each director (other than officers of Providian) from Commonwealth Life Insurance Company, UniversaLife insurance policies, which provide a death benefit of $100,000 to a beneficiary designated by the director. To the extent that these policies create additional taxable income for these directors, Providian also reimburses each director as necessary to compensate for any additional taxes.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table shows information for the last three fiscal years with regard to compensation for services rendered in all capacities to Providian by the Chief Executive Officer and the other four most highly compensated executive officers of Providian.

                          SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                              ---------------------------- ---------------------------------------------
                                                    OTHER                            LONG TERM
                                                   ANNUAL  RESTRICTED   SECURITIES   INCENTIVE ALL OTHER
                                                   COMPEN-   STOCK      UNDERLYING     PLAN     COMPEN-
        NAME AND              SALARY    BONUS      SATION   AWARD(S)     OPTIONS/     PAYOUTS   SATION
   PRINCIPAL POSITION    YEAR ($)(1)     ($)       ($)(2)  ($)(3)(4)     SAR (#)        ($)     ($)(5)
   ------------------    ---- ------- ---------    ------- ----------   ----------   --------- ---------
Irving W. Bailey II..... 1996 837,019 1,056,100    27,880   323,022       65,000       236,196  27,622
 Chairman and CEO        1995 744,615   518,500    26,241   214,784       60,000       340,752  21,717
                         1994 708,077   462,860    18,979   400,635      210,850     1,139,815  23,366
Shailesh J. Mehta....... 1996 629,327   844,900    28,953   256,647       52,000       181,968  25,763
 President and COO       1995 528,755   362,900    26,184   156,851       45,000       264,603  16,808
                         1994 430,993   363,670    19,289   213,428      156,725(6)    406,635  17,301
Frederick C. Kessell.... 1996 336,692   225,000     2,316    76,270       20,000        80,332  10,661
 President--Providian
 Capital                 1995 291,923   200,000         0    73,590       15,500        94,409   9,183
 Management; CIO         1994 273,308    50,000         0   126,463       70,300       455,948   8,631
Julie Montanari(7)...... 1996 310,666   200,000         0    32,514       15,000       130,157  10,055
 President--Providian
 Bancorp                 1995 274,214   180,584(8)      0    73,213(8)    19,600       125,728   9,014
                         1994 225,919   165,000         0    90,196       71,800(6)    149,413   7,425
Robert L. Walker........ 1996 257,692   250,000     1,428    80,300       12,500        71,531   8,054
 Senior Vice President--
 CFO                     1995 243,462   150,000         0    59,943       11,800        89,830   7,584
                         1994 217,377   107,100         0    67,827       63,500       164,274   6,521

--------
(1) Represents amounts received as salary during the year. Such amounts may vary in any given year as a result of the number of pay periods during such year.
(2) Represents amounts reimbursed during the fiscal year for the payment of taxes.
(3) Represents the dollar value of restricted stock awarded under Providian 's Stock Ownership Plan ("SOP"). Nonrestricted stock awards under the SOP are matched with a like number of shares of restricted stock and are intended to replace a portion of cash amounts previously paid under Providian 's other incentive plans. One half of such restricted stock will vest if all nonrestricted shares are held for three years or in the event of death, disability, or retirement during such three year period. The other half will vest if such nonrestricted stock is held for six years or in the event of death, disability or retirement during the final three year vesting period. In the event of a change in control of Providian, all of such shares vest immediately.
(4) Dividends are paid on restricted stock awards under the SOP at the same rate as paid to all stockholders. On December 31,1996, with a stock closing price of $51.375, Irving W. Bailey II held 24,974 restricted shares having a then market value of $1,283,039, Shailesh J. Mehta held 16,687 restricted shares having a then market value of $857,295, Frederick
    C. Kessell held 8,390 restricted shares having a then market value of $431,036, Julie A. Montanari held 6,809 restricted shares having a then market value of $349,812, and Robert L. Walker, held 4,810 restricted shares having a then market value of $247,114.
(5) Represents Providian contributions or liabilities under Providian's defined contribution plans, which include a qualified and a nonqualified plan. Under the qualified plan, the following contributions were made: Mr. Bailey received $4,950, Mr. Mehta received $4,500, Mr. Kessell received $4,500, Ms. Montanari received $4,950 and Mr. Walker received $4,500. Under the nonqualified plan, the increases in Providian's liabilities were as follows: $22,672 for Mr. Bailey, $21,263 for Mr. Mehta, $6,161 for Mr. Kessell, $5,105 for Ms. Montanari, and $3,554 for Mr. Walker. With respect to Ms. Montanari, contributions for 1994, 1995 and 1996 were made under the 401(k) Plan of Providian Bancorp.
(6) Represents options granted under Providian's 1989 Stock Option Plan and equity units granted under the Providian Bancorp Equity Unit Plan.

(7) Ms. Montanari served as President--Providian Bancorp until January 1997, when she resigned to become an external executive consultant to Providian Bancorp.
(8) Ms. Montanari's 1995 Management Incentive Plan restricted stock award was revalued six months after it was granted in compliance with the requirements of Section 83(b) of the Internal Revenue Code.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS (SARS)

  The following table contains information concerning the grant of stock options in 1996 under Providian's 1995 Stock Option Plan to the named executive officers of Providian. Included is information on potential realizable value(s) to the named executive officers, all optionees as a group, and all of Providian's stockholders, assuming growth of Providian Common Stock at the stated rates of appreciation.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                    -------------------------------------------------
                                    NUMBER OF  % OF TOTAL
                                    SECURITIES  OPTIONS/                              POTENTIAL REALIZABLE VALUE
                                    UNDERLYING    SARS                                AT ASSUMED ANNUAL RATES OF
                                     OPTIONS/  GRANTED TO                              STOCK PRICE APPRECIATION
                                       SARS    EMPLOYEES  EXERCISE OR BASE                FOR OPTION TERM(1)
                                     GRANTED   IN FISCAL       PRICE       EXPIRATION ---------------------------
 NAME                                 (#)(2)      YEAR       ($/SH)(3)        DATE    0%($)   5%($)      10%($)
 ----                               ---------- ---------- ---------------- ---------- ----- ---------- ----------
Irving W. Bailey II...............     65,000      6.49%      40.3125      08/07/2006    0   1,647,900  4,176,103
Shailesh J. Mehta.................     52,000      5.19%      40.3125      08/07/2006    0   1,318,320  3,340,883
Frederick C. Kessell..............     20,000      1.99%      40.3125      08/07/2006    0     507,046  1,284,955
Julie A. Montanari................     15,000      1.49%      40.3125      08/07/2006    0     380,285    963,716
Robert L. Walker..................     12,500      1.24%      40.3125      08/07/2006    0     316,904    803,097
All Optionees
 (Includes above individuals)(4)..  1,001,000    100.00%      40.3125      08/07/2006    0  25,377,652 64,311,948
All Stockholders..................        N/A       N/A           N/A             N/A    0

--------
(1) The amounts shown represent certain assumed rates of appreciation only. Actual gains on stock option exercises, if any, are dependent on the future performance of Providian Common Stock (and after the Distribution and the Merger, on the future performance of AEGON Common Shares and Providian Bancorp Common Stock) and overall condition of the stock market, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(2) Denotes options granted under the 1995 Stock Option Plan.
(3) The exercise price of options granted under the 1995 Stock Option Plan is equal to the average of Providian's high and low price of Providian Common Stock on the date of grant. With respect to the options granted, options vest one-third per year and are fully vested after three years and vest immediately upon the event of death or disability of the optionee or change in control of Providian, such as completing the Merger. Options will expire 10 years from the date of grant.
(4) Optionees will realize benefit only upon an increase in the price of Providian Common Stock, which will benefit all stockholders commensurately. A zero percentage gain in the stock price appreciation will result in zero dollars for the optionee.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the named executives concerning the exercise of options during 1996, and unexercised options and SARs held as of the end of 1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR
                                    VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                               OPTIONS/SARS AT 12-31-     IN-THE-MONEY OPTIONS
                           SHARES                       96(#)               AT 12-31-96($)(1)
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
                          EXERCISE   REALIZED                           EXERCISABLE UNEXERCISABLE
 NAME                        (#)       ($)    EXERCISABLE UNEXERCISABLE     ($)          ($)
 ----                    ----------- -------- ----------- ------------- ----------- -------------
Irving W. Bailey II.....   31,120    889,361    505,100      119,950     9,692,045    1,624,062
Shailesh J. Mehta.......        0          0    179,384       94,141     2,226,957    1,285,767
 Equity Units (2).......        0          0    116,727        1,100    15,333,446       94,501
Frederick C. Kessell....   25,916    610,114     89,001       32,499     1,078,401      426,679
Julie A. Montanari......        0          0     80,601       30,399       945,708      415,628
 Equity Units (2).......    4,000    474,480     30,667          333     3,906,585       28,637
Robert L. Walker........    3,600     89,550     85,434       23,366     1,119,239      317,323

--------
(1) Based on the average of the high and low price of Providian Common Stock on December 31, 1996 of $51.5625 per share.
(2) Represents estimated fair market value of $153.35 per Equity Unit outstanding under the Providian Bancorp Equity Unit Plan as of December 31, 1996.

PENSION PLANS

  The following table shows the estimated annual pension benefits payable to a covered participant upon retirement at age 65 under Providian's qualified defined benefit pension plan, as well as the nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. Estimated pension benefits are based on remuneration covered under the plans for a five-year period ended December 31, 1996 and years of service with Providian and its subsidiaries.

                     PROVIDIAN CORPORATION RETIREMENT PLAN
                            ESTIMATED BENEFIT TABLE


                  5 YEARS  10 YEARS 15 YEARS 20 YEARS  25 YEARS   30 YEARS
                     OF       OF       OF       OF        OF         OF
   REMUNERATION   SERVICE  SERVICE  SERVICE  SERVICE   SERVICE    SERVICE
---------------------------------------------------------------------------
---------------------------------------------------------------------------
    $  400,000    $ 34,517 $ 69,035 $103,552 $138,070 $  172,587 $  207,105
       500,000      43,267   86,535  129,802  173,070    216,337    259,605
       600,000      52,017  104,035  156,052  208,070    260,087    312,105
       700,000      60,767  121,535  182,302  243,070    303,837    364,605
       800,000      69,517  139,035  208,552  278,070    347,587    417,105
       900,000      78,267  156,535  234,802  313,070    391,337    469,605
     1,000,000      87,017  174,035  261,052  348,070    435,087    522,105
     1,100,000      95,767  191,535  287,302  383,070    478,837    574,605
     1,200,000     104,517  209,035  313,552  418,070    522,587    627,105
     1,300,000     113,267  226,535  339,802  453,070    566,337    679,605
     1,400,000     122,017  244,035  366,052  488,070    610,087    732,105
     1,500,000     130,767  261,535  392,302  523,070    653,837    784,605
     1,600,000     139,517  279,035  418,552  558,070    697,587    837,105
     1,700,000     148,267  296,535  444,802  593,070    741,337    889,605
     1,800,000     157,017  314,035  471,052  628,070    785,087    942,105
     1,900,000     165,767  331,535  497,302  663,070    828,837    994,605
     2,000,000     174,517  349,035  523,552  698,070    872,587  1,047,105
     2,100,000     183,267  366,535  549,802  733,070    916,337  1,099,605
     2,200,000     192,017  384,035  576,052  768,070    960,087  1,152,105
     2,300,000     200,767  401,535  602,302  803,070  1,003,837  1,204,605
     2,400,000     209,517  419,035  628,552  838,070  1,047,587  1,257,105


  Based on Normal Retirement Age of 65 as of December 31, 1996; year of birth 1931; Covered Compensation of $27,576.

  The compensation covered by the plans includes all compensation in the form of salary and bonuses as shown in the Summary Compensation Table, plus deferrals under Providian's Thrift Savings Plan and the Providian Bancorp 401(k) Plan and certain pre-tax contributions to Providian's flexible benefits plans. The benefits are computed on a straight-life annuity basis and are subject to deduction for Social Security offset amounts. For purposes of computing this offset, the table assumes a participant is normal retirement age (65) as of December 31, 1996. Credited years of service under the plans and other arrangements as of December 31, 1996 for the named executive officers were as follows: Mr. Bailey, 16; Mr. Mehta, 9; Mr. Kessell, 12; Ms. Montanari, 5; Mr. Walker, 9.

                           HUMAN RESOURCES COMMITTEE
                         EXECUTIVE COMPENSATION REPORT

  Providian's executive compensation programs are administered by the Human Resources Committee (the "Committee"), a committee of the Board of Directors composed exclusively of non-employee directors. The Committee either approves or recommends to the Board of Directors payment amounts and award levels for Providian's executive officers. None of the non- employee directors has any interlocking or other relationship with Providian that would call into question his or her independence as a Committee member.

COMPENSATION PHILOSOPHY

  The policies which govern executive compensation continue to align changes in total compensation with changes in the value created for our shareholders. These policies require that our executive compensation program:

  . reflect a clear risk-based pay-for-performance relationship;

  . integrate executive compensation with Providian's annual business planning and measurement process;

  . reward executives with direct ownership in Providian and align their personal interests with shareholder interests to continually reinforce building shareholder value; and

  . attract and retain key executives critical to Providian's long-term success.

  Providian's executive compensation program has been and continues to be based on the following three components, each of which supports our overall compensation philosophy.

BASE SALARY

  Providian uses a consistent methodology to determine base salaries for all employees. Market reference points, e.g. 50th percentile, are determined for specific positions and job families using relevant salary surveys. Individual salaries are then established to assure competitive pay given individual performance. For executive positions, Providian annually participates in surveys of diversified insurance and financial services companies. In addition, an independent consulting firm provides an assessment of our competitive position relative to a comparator group. Currently, this group includes eight life insurance and seven diversified financial services companies. This group is subject to periodic review and is modified as comparators merge or are acquired or as new comparators emerge with sufficient market capitalization. Base salaries for executives are reviewed by the Committee relative to competitive pay levels, as well as against individual performance objectives, with the goal of positioning base salaries near the 50th percentile of our relevant competitive markets.

  In May 1995, the Committee reviewed 1994 proxy data on the 15 company comparator group that indicated that Mr. Bailey's 1995 salary was below the competitive median after having approved a 4.9% increase in February 1995. In December 1995, the Committee recommended an increase effective January 1, 1996 of $50,000, or 6.7%, which provided a new base salary of $800,000. In May 1996, the Committee reviewed 1995 proxy data on the comparator group that revealed a shortfall continued to exist, and recommended an increase effective July 1, 1996 of $75,000, or 9.4%, to a new base salary of $875,000. These decisions reflected the Committee's desire to maintain a competitive base salary for Mr. Bailey.

ANNUAL INCENTIVES

  Providian provides annual incentive award opportunities for executives based upon the operating earnings of Providian and Providian's various business units, as well as the successful achievement of individual performance objectives, which are established annually. The earnings plan is set for the upcoming year as part of Providian's annual business planning process and is approved by the Committee before the annual performance cycle commences. The Committee reviews and approves award payouts in the February following the annual performance cycle, based upon the prior year's performance results. A portion of annual incentive

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

awards may be paid to participants in stock, under the provisions of the Stock Ownership Plan. It has been Providian's policy to set challenging earnings targets which, if achieved, would position total annual cash compensation above median competitive levels. Achieving target earnings per share (EPS) performance would position Mr. Bailey's total annual cash compensation below the median for chief executive officers of the 15-company peer group. Earnings performance above or below this target results in a formula-driven award by the Committee.

  In December 1995, the Committee recommended an increase in the leverage of Mr. Bailey's annual incentive from 150% of the target opportunity to 175%. This change, effective for the 1996 plan year, was intended to provide a more competitive total cash compensation opportunity for above target business results.

  Mr. Bailey's annual incentive award for 1996 was based on the degree to which target EPS for Providian were achieved. We recommended that he receive an award of $1,056,100, based upon Providian achieving EPS of $4.64 which was well above the EPS target established for 1996.

LONG TERM INCENTIVES

  Providian has provided executives both cash and equity-based long term incentive opportunities. Under Providian's Long Term Incentive Plan (LTIP), cash incentive awards are based upon Providian's relative earnings growth and return on equity (ROE) over three-year performance cycles, as measured against the company peer group depicted in the Performance Graph in this Proxy Statement-Prospectus. For participants in business units, awards are, in part, based on such measures as expense ratio, return on capital and return on assets relative to predetermined performance levels. Three-year LTIP performance cycles for 1991-93, 1992-94, and 1993-95 are complete. These performance cycles resulted in payments to executives in May 1994, 1995 and 1996. Each participant had an award opportunity determined as a percent of salary in the last year of the performance cycle. Individual opportunities were based on position, function and responsibilities and typically would position total compensation at the 60th percentile of our relevant competitive markets.

  In May 1996, Mr. Bailey received a Long-Term Incentive Award for the 1993-95 performance cycle of $236,196. This award was based on Providian achieving an average ROE of 14.8% for the cycle, ranking eighth among the peer companies and an average earnings growth rate of 7.9%, ranking twelfth among the peer group. These performance levels placed Providian below the target rank of seventh on a combined basis and Mr. Bailey's award was calculated commensurate with this performance.

  Through Providian's Stock Ownership Plan (SOP), a portion (25%) of all executive incentive awards is paid in Providian Common Stock, based on this Committee's administration of the Plan. The amount of SOP awards granted to executives is based on identical performance measures employed by the Committee to determine annual and long term incentive awards, as described above. Stock awarded to participants under the SOP is deposited into an account in the participant's name and matched with an equal number of shares of restricted stock. Participants are free to withdraw the awarded shares of Providian Common Stock at any time, but will forfeit all shares of matching restricted stock if the withdrawal occurs prior to the end of the applicable restriction period.

  In May, we approved an SOP grant equal to 25% of Mr. Bailey's 1993-95 LTIP incentive plan award, or 1,276 shares at $46.25 per share (the average of the high and low price of Providian Common Stock on the award date), matched by an equal number of restricted shares, which will fully vest if Mr. Bailey holds the awarded shares for a six year period. In February 1997, we approved an SOP grant equal to 25% of Mr. Bailey's annual incentive award for 1996 or 4,773 shares at $55.3125 price per share, matched by an equal number of restricted shares, which will fully vest if the awarded shares are held for a six year period.

  Providian also provides grants of stock options under the 1995 Stock Option Plan to executives and other employees. These option grants tie rewards to the future performance of Providian Common Stock and provide value only when the price of Providian Common Stock increases above the option grant price (determined by

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

the average of the high and low price of Providian Common Stock on the date of grant). Options vest in equal amounts over three years and require the executive to be employed by Providian at the time of vesting. Options generally expire ten years from the date of grant. Through these grants, we intend to motivate executives to improve long-term stock performance.

  In granting stock options, the Committee takes into account competitive grant practices within the diversified insurance and financial services industry, the executive's level of responsibility, individual contribution and total annualized compensation. The market value of grant at the time of award reflects a percentage of current base salary for recipients. These percentages, on average, compare to median values for grant value within the industry. Mr. Bailey was awarded a grant of 65,000 stock options at an exercise price of $40.3125 per share on August 7, 1996.

SUMMARY OF CEO COMPENSATION

  Overall, we have attempted to ensure that Mr. Bailey's base salary remains competitive, but continue to place the greater percentage of his total compensation at risk and related to Providian's performance. The annual and multi-year cash incentives require sustained financial performance and the restricted stock and stock options require increased shareholder value.

                                          Human Resources Committee

                                          F. Warren McFarlan (Chair)
                                          John M. Cranor III
                                          Lyle Everingham
                                          Raymond V. Gilmartin
                                          Watts Hill, Jr.
                                          Ned C. Lautenbach

PERFORMANCE GRAPH

  Set forth below is a line-graph presentation comparing cumulative, five-year stockholder returns for Providian Common Stock on an indexed basis with the Standard & Poor's 500 Stock Index and an index of peer issuers selected by Providian. The Human Resources Committee of the Board of Directors has approved a group of 17 publicly-traded life insurance companies as its index of peer issuers.

                                    [GRAPH]


                        1991      1992      1993      1994      1995      1996
                        ----      ----      ----      ----      ----      ----
Providian             $100.00   $116.02   $121.51   $103.67   $140.05   $180.53

S & P                  100.00    107.60    113.39    120.00    164.94    202.71

Peer Group Index       100.00    134.44    141.51    131.87    187.39    235.55


  The above graph assumes that the value of the investment in Providian Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested. The 17 companies used for purposes of peer comparison are: AFLAC Inc.; American General Corp.; American National Insurance Co.; AON Corp.; Conseco, Inc.; Equitable of Iowa Companies; Home Beneficial Corp.; Jefferson-Pilot Corp.; The Liberty Corp.; Lincoln National Corp.; ReliaStar Financial Corp.; Provident Cos. Inc.; Torchmark Corp.; Transamerica Corp.; Unitrin; UNUM Corp.; and USLIFE Corp. First Colony Corp. and Independent Insurance Group, Inc., which were previously among the group of peer issuers, were removed from the group since they are no longer publicly traded companies.

EXECUTIVE EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

  Since 1988, Mr. Bailey has served as Chairman and Chief Executive Officer of Providian pursuant to an employment agreement with Providian. The term of employment under the agreement currently expires on June 30, 1999, but is automatically renewable for additional one-year periods unless terminated by either party pursuant to the terms of the agreement. The agreement provides for an initial base salary of $475,000, subject to annual review, and entitles Mr. Bailey to participate in Providian's management incentive compensation plans. The agreement entitles Mr. Bailey to a supplemental pension to be paid at age sixty equal to 50 percent of the average of his total cash compensation (base salary, annual incentives and long term incentives) for the five highest consecutive years of his employment with Providian in the ten years preceding the date of his retirement, subject to offset by pension amounts and certain Social Security benefits otherwise received by Mr. Bailey. If Mr. Bailey's employment is terminated without cause or he leaves for good reason (as defined in the agreement),

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

he will be entitled to salary and bonus payments and participation in Providian's employee benefit plans through June 30, 2001 (or, if later, for 24 months following such termination, but not beyond his 65th birthday) as well as a payout with respect to stock options then held by Mr. Bailey. Termination without cause, for this purpose, will include the provision of notice by Providian preventing the extension of the employment agreement through June 30, 2001. In the event of termination without cause within three years following a change in control of Providian (as defined in the agreement and described below), or in the event Mr. Bailey leaves Providian for any reason during a 30-day window period following the first anniversary of a change in control or leaves for good reason at any time within three years after the change in control, Mr. Bailey will be entitled to a lump sum payment equal to three times his annual base salary plus highest annual bonus, and continuation of employee benefits for three years following termination of employment. The agreement also provides for indemnification by Providian of Mr. Bailey for any excise taxes if benefits paid pursuant to a change in control trigger adverse tax consequences to him.

  Under the agreement, a change in control occurs when (a) any person (except Providian, any Providian sponsored or maintained employee benefit plan and any corporation with an identity of beneficial ownership) becomes the beneficial owner of 20 percent or more of the outstanding Common Stock or Providian's outstanding Voting Securities (hereafter defined); (b) the individuals who were directors on August 9, 1989, including subsequent directors who are approved by a majority of the incumbent directors, cease to represent a majority of the Board of Directors; (c) Providian is reorganized, merged or consolidated such that all or substantially all of the persons beneficially owning Providian's outstanding Common Stock and outstanding Voting Securities before the reorganization, merger or consolidation will not beneficially own more than 60 percent of the outstanding common stock and Voting Securities of the corporation resulting from the reorganization, merger or consolidation; or
(d) Providian is liquidated, dissolved or sells all or substantially all of its assets, except to a corporation with an identity of beneficial ownership. A corporation has an identity of beneficial ownership if more than 60 percent of its outstanding shares of common stock and its outstanding Voting Securities will be beneficially owned, after acquiring the threshold 20 percent of Providian's outstanding Common Stock or outstanding Voting Securities or all or substantially all of Providian's assets, by all or substantially all of the persons beneficially owning Providian's outstanding Common Stock and outstanding Voting Securities before the acquisition in substantially the same proportion. "Voting Securities," as used herein, means the combined voting power of outstanding voting securities entitled to vote generally in an election of directors. The consummation of the Merger will constitute a change in control under the agreement.

  Providian has entered into agreements with Messrs. Kessell, Mehta and Walker and eleven other officers of Providian, six of whom are executive officers, providing certain benefits upon termination of employment following a change in control of Providian (as defined in the agreements and described below). Pursuant to the agreements, if a covered executive's employment is terminated within three years after the date of a change in control for any reason other than death, disability, or for cause or if the executive leaves Providian for any reason during a 30-day window period following the first anniversary of a change in control or leaves for good reason (as defined in the agreement) at any time within three years after change in control, the executive is entitled to severance pay and certain other benefits. The severance payments are based on the executive's annual base salary and bonus, multiplied by a factor of two or three, depending on the executive. Under the agreements, a change in control is defined to include the events described in Mr. Bailey's agreement except that the date of the Board of Directors membership for purposes of subsection (b) varies depending on the date of the particular agreement. The agreements also provide for indemnification by Providian of the executive for any excise taxes in the event that benefits paid pursuant to a change in control trigger adverse tax consequences to the executive.

  In April 1986, Mr. Mehta joined Providian Bancorp as Executive Vice President and Chief Operating Officer in accordance with the terms of a written offer of employment (the "Offer"). Under the terms of the Offer, Providian Bancorp established a deferred compensation account for Mr. Mehta and agreed to make contributions to it in an amount equal to 20 percent of Mr. Mehta's base salary less the cost of any Providian Bancorp employee benefits elected by Mr. Mehta. Amounts held in the deferred compensation account are to be paid to Mr. Mehta upon termination of employment. The Offer was amended August 5, 1992, to discontinue the

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

obligation to contribute to the deferred compensation account effective July 31, 1992. In lieu thereof, Mr. Mehta became entitled to participate in Providian's qualified defined benefit pension plan and nonqualified supplemental pension plan, with his employment commencement date deemed to be January 1, 1988 for purposes of the nonqualified supplemental pension plan as reflected in the Providian Corporation Retirement Plan Estimated Benefit Table. In the event of Mr. Mehta's termination of employment, amounts payable under these pension plans will be comparable to the continuation of his original agreement, with any shortfall to be paid to Mr. Mehta in the form of a nonqualified annuity. In addition, on November 6, 1996, Providian and Mr. Mehta entered into an agreement providing that, in the event Mr. Mehta's employment is terminated without cause, or Mr. Mehta is not offered the position of Chief Executive Officer of Providian by January 1, 1998 and he resigns within 30 days thereafter, Mr. Mehta will receive (in addition to accrued or vested salary, bonus and other benefits), continuation of base salary, vesting of restricted stock and continued participation in benefit plans, in each case for three years following the date of termination of employment, and specified payments with respect to stock options. This agreement supersedes Mr. Mehta's preexisting change in control agreement (described above) in the event of a termination of employment prior to a change in control, and is superseded by the preexisting agreement in the event of a termination of employment following a change in control. In addition, if Mr. Mehta becomes Chairman and Chief Executive Officer of Providian Bancorp after the Distribution (as is expected), the provisions of this agreement and his preexisting change in control agreement will expire.

         PROPOSAL 2: TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, adopting the recommendation of the Audit Committee, has appointed the certified public accounting firm of Ernst & Young LLP as Providian's independent auditors for 1997, subject to ratification by the stockholders at the Meeting. Representatives of the firm are expected to attend the Meeting to answer appropriate questions and, if they desire, to make a statement. Ernst & Young LLP has served as Providian's independent auditors since 1969.

  If the appointment of Ernst & Young LLP is not ratified by a majority of the votes cast at the meeting, or if Ernst & Young LLP declines or is incapable of acting, the appointment of independent auditors will be submitted to the Board of Directors for reconsideration.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS PROVIDIAN'S INDEPENDENT AUDITORS.

                        PROPOSAL 3: THE PROPOSED MERGER

GENERAL

  At the Meeting, Providian stockholders will be asked to consider and vote upon the Merger Proposal. The Merger Proposal and related considerations are described in this Proxy Statement-Prospectus, including the Appendices hereto. Copies of the Merger Agreement and the Distribution Agreement are attached as Appendices A and B to this Proxy Statement-Prospectus. The Merger Agreement provides that, immediately prior to the Merger, Providian will distribute as a dividend to its stockholders on a pro rata basis, in a non-taxable distribution, all the shares of Providian Bancorp, in accordance with the terms of the Distribution Agreement. At the time the Merger becomes effective (the "Effective Time"), each share of Providian Common Stock that is issued and outstanding immediately prior to the Effective Time, other than shares held by AEGON, Providian or any wholly owned subsidiary of AEGON or Providian, will be converted into a right to receive a fraction of an AEGON Common Share determined pursuant to the Exchange Ratio (as defined below) (the "Merger Consideration"). Holders of Providian Common Stock will receive cash (without interest) in lieu of fractional AEGON Common Shares. The amount of cash payable in lieu of any fractional AEGON Common Share will be equal to that fraction multiplied by the Fair Market Value at the Effective Time (as defined below).

  In the Distribution, holders of Providian Common Stock on the Distribution Record Date (as defined below) will receive one share of Providian Bancorp Common Stock for each of their shares of Providian Common Stock. See "The Distribution."

  For purposes of the Merger Agreement, the "Exchange Ratio" is equal to $28.00 divided by the "AEGON Share Price," which generally is defined as the average, during the 20 trading days immediately preceding the last business day before the closing date of the Merger (the "Closing Date"), of the average daily high and low prices per share of AEGON Common Shares on the New York Stock Exchange (the "NYSE") (the "Fair Market Value at the Effective Time"). The Exchange Ratio is, however, subject to a collar by which the AEGON Share Price for purposes of calculating the Exchange Ratio is held to a range within $61.153 and $50.034, except in connection with the termination rights described below.

  The Merger Agreement may be terminated by Providian if the Fair Market Value at the Effective Time is less than $44.475, unless AEGON agrees that the Exchange Ratio shall equal $24.889 divided by the Fair Market Value at the Effective Time. Likewise, the Merger Agreement may be terminated by AEGON if the Fair Market Value at the Effective Time is greater than $66.713, unless Providian agrees in such event that the Exchange Ratio shall be equal to $30.545 divided by the Fair Market Value at the Effective Time. Providian's decision whether to terminate the Merger or exercise the "make-whole" provision will be made by the Providian Board. It is impossible at this time to determine what the Providian Board would decide because their decision will depend on the facts and circumstances existing at the time it is faced with such a decision. See "The Merger Agreement--Terms of the Merger."

  In order to implement the transactions contemplated by the Merger Agreement, immediately prior to, and subject to the satisfaction or waiver of each condition to the consummation of the Merger as well as each condition to the consummation of the Distribution, Providian will effect the Distribution of Providian Bancorp Common Stock, as provided in the Distribution Agreement. Providian will distribute the Providian Bancorp Common Stock on a pro rata basis to the common stockholders of Providian of record on June 1, 1997 (the "Distribution Record Date"), as provided in the Distribution Agreement. All of the agreements, instruments, understandings, assignments and other arrangements (excluding the Merger Agreement) entered into in connection with the transactions contemplated by the Distribution Agreement, including, without limitation, the Distribution Agreement, the Tax Disaffiliation Agreement between Providian and Providian Bancorp (the "Tax Disaffiliation Agreement"), the Employee Benefits Agreement between Providian and Providian Bancorp (the "Employee Benefits Agreement"), the Transition Services Agreement between Providian and Providian Bancorp (the "Transition Services Agreement"), the Trademark License Agreement between Providian Bancorp and Providian (the "Trademark License Agreement"), the General Intellectual Property Assignment and Renunciation between Providian and Providian Bancorp (the "General Intellectual Property Assignment and Renunciation") and the Short-Form Assignment between Providian and Providian Bancorp, are referred to in this Proxy Statement-Prospectus collectively as the "Ancillary Agreements."

BACKGROUND OF AND REASONS FOR THE TRANSACTIONS

  Providian's management and the Providian Board have regularly looked for ways in which to improve Providian's operations and thereby provide value to stockholders. Beginning in and around April 1996, as part of its regular review process, Providian's management re-examined various strategies for enhancing Providian's value through both internal operating initiatives and restructuring strategies, including strategic alliances. In April 1996, Providian's management retained Goldman, Sachs & Co. ("Goldman Sachs") to assist with this review. Providian's management provided a summary of its strategic review to the Providian Board in August 1996. At the meeting, the Providian Board determined that various potential strategic alternatives involving the sale or spin-off of one or two, but not all, of Providian's three insurance operations did not warrant further review. This conclusion was based primarily on the difficulty of separating the three insurance businesses from each other, given the intertwined corporate structure of these operations, and the significant tax liability that would likely be associated with any sales of the insurance operations as separate businesses. Concurrently, the Providian Board authorized the continuation of management's strategic review with the assistance of Goldman Sachs.

  On October 6, 1996, Goldman Sachs presented to the Providian Board various alternatives for enhancing the long-term growth opportunities of Providian Bancorp and the Providian insurance and related businesses and thereby increasing stockholder value. These consisted of: (i) continuing with Providian's existing business plan; (ii) the tax-free spin-off of Providian Bancorp through which Providian's insurance operations and Providian Bancorp's banking operations would each become a public, free-standing business; (iii) an initial public offering of up to 20% of the shares of Providian Bancorp followed by a tax free spin-off of the remaining Providian Bancorp shares; and
(iv) the tax-free spin-off of Providian Bancorp followed by a subsequent merger of the insurance operations with a strategic partner (the "Merger/Spin-Off Transaction").

  The Providian Board determined, after review and discussions, that the Merger/Spin-Off Transaction provided the best opportunity to expand and grow its insurance business and enhance stockholder value. In particular, the Providian Board believed that the Merger/Spin-Off Transaction would create a "pure-play" stand-alone Providian Bancorp, and would generate a price for the insurance operations that the Providian Board believed would represent a private market valuation for the insurance operations, which would be in excess of the historical public market valuation of Providian, based upon price to earnings ("P/E") ratios. The Providian Board concluded that Providian Bancorp probably would receive a higher market valuation as a stand-alone entity than it did as a subsidiary of Providian. This is because the Providian Board believed that Providian Bancorp's earnings historically have been valued at a lower P/E ratio as part of Providian than the P/E ratio at which it may be expected to be valued were Providian Bancorp a stand-alone public company, based primarily on the P/E ratios of credit card, home equity and consumer finance companies comparable to Providian Bancorp relative to historical Providian P/E ratios. See "--Opinion of Financial Advisor--Selected Credit Card and Finance Companies Analysis." The Providian Board also concluded that the potential strategic partners for the insurance operations would either not be interested in acquiring Providian Bancorp or would not be able or willing to recognize the full potential value of such operations. This conclusion was based on the composition of the existing business operations of these potential strategic partners, the Providian Board's belief that the long-term prospects of Providian Bancorp under its existing management are strong, and the Providian Board's belief that Providian Bancorp's stand-alone value still might not be realized as part of a potential insurance acquiror. See "-- Opinion of Financial Advisor--Possible Aggregate Value and Stock Price Analysis."

  After further study, the Providian Board concluded that the Merger/Spin-Off Transaction was feasible, and authorized management to look for partners with whom Providian might desire to consummate a merger. With the help of Goldman Sachs, Providian began to solicit preliminary indications of interest. On October 7, 1996, Providian contacted AEGON and two other potential bidders. These three potential bidders were selected as the three parties most likely to have a strong strategic interest in Providian's insurance operations. The selection was further based on an analysis of the potential bidders' size, financial resources to complete an acquisition of this magnitude, business fit (including participation in home service insurance operations) and perceived appetite for acquisitions. Each of the three potential bidders executed a confidentiality agreement with Providian and was provided with confidential evaluation material, including an actuarial valuation prepared by Milliman & Robertson, Inc. ("M&R"). See "--Recommendation of the Providian Board of Directors." Providian also provided the three parties with drafts of proposed agreements relating to the transaction. Each of the three potential bidders was requested to submit a preliminary indication of interest by November 8, 1996. The Providian Board met on November 6, 1996, and was informed by Goldman Sachs and Providian's legal counsel as to the status of the evaluation/bidding process.

  On November 8, 1996, AEGON and the two other parties submitted preliminary indications of interest for the acquisition of Providian's insurance operations. Based on the preliminary indications of interest, AEGON and one other bidder were selected to continue in the process and were requested to submit definitive bids on November 27, 1996. The third bidder's preliminary indication of interest was at a price level substantially below the other two, and that bidder was not invited to continue. Between November 8 and November 27, 1996, the two continuing bidders conducted due diligence with respect to Providian's insurance operations, including meeting with Providian management to discuss the insurance operations and reviewing documentation relating to these operations. In addition, each of the two bidders submitted a preliminary markup of Providian's proposed draft merger agreement, and legal representatives of each bidder began discussions with Providian's legal representatives with respect to these markups.

  On November 27, 1996, AEGON submitted a definitive bid for Providian's insurance operations. The bid also included a definitive markup of Providian's proposed merger agreement showing AEGON's requested changes to the agreement, and preliminary comments on Providian's drafts of the related agreements. The other bidder in the process notified Providian that it would not be submitting a definitive bid because it had decided it was not interested in acquiring all of the Providian insurance operations.

  AEGON's definitive bid was at a lower price than the low end of the range of values indicated in its preliminary indication of interest, and representatives of Providian informed representatives of AEGON that the bid was unacceptable. During the first two weeks of December 1996, representatives of Providian and AEGON had a number of discussions with respect to the possibility of AEGON increasing its bid. The representatives participating in these discussions included Providian's Chief Executive Officer and AEGON USA's Chief Executive Officer, as well as representatives of each company's financial advisors. In addition, Providian began discussions with three other potential bidders who had contacted Goldman Sachs to express their interest in Providian's insurance operations. After discussions with AEGON and these other potential bidders and due diligence with certain of the other potential bidders, AEGON agreed to increase its bid. Two of the three additional potential bidders withdrew from discussions, and the third additional potential bidder was unable to submit a bid or transaction structure that was competitive with AEGON's increased bid.

  Beginning on December 18, 1996, legal and business representatives of Providian and AEGON met in New York to negotiate the proposed transaction agreements between the two companies. Except for December 25, 1996, these negotiations continued daily through December 27, 1996. The participants in these negotiations included Providian's Vice President--Corporate Planning and Development and AEGON USA's Executive Vice President. The negotiations focused on the contract terms of the proposed transaction, including: the precise terms of the formula for determining the Exchange Ratio; the allocation of liabilities between Providian and Providian Bancorp; the terms and conditions of the break-up fee payable to AEGON under certain circumstances; the restrictions on the businesses of Providian and of AEGON during the period between signing and completion of the Merger; the non-competition obligations of Providian Bancorp following the Merger; and the representations and warranties of the two companies. During the week of December 16, 1996, legal and business representatives of Providian and AEGON met at the executive offices of AEGON in the Hague, The Netherlands to discuss the proposed transaction and to review AEGON's operations. The participants in these discussions included the Chief Executive Officer of Providian and the Chairman of AEGON.

  On December 23, 1996, the Supervisory Board of AEGON (the "AEGON Supervisory Board") authorized certain officers of AEGON to enter into definitive agreements for the acquisition of Providian, within specified parameters. On December 28, 1996, the Providian Board met to consider the Merger Agreement, the Distribution Agreement and the transactions contemplated thereby. At this meeting, Goldman Sachs made a presentation and delivered its oral opinion to the Providian Board, which was subsequently confirmed in writing, that the distribution of shares of Providian Bancorp Common Stock to holders of shares of Providian Common Stock under the Distribution Agreement and the receipt by such holders of the Merger Consideration under the Merger Agreement, taken together, were fair to the holders of Providian Common Stock. The full text of the written opinion of Goldman Sachs, dated as of December 28, 1996, which sets forth the assumptions made, procedures followed and matters considered in, and the limitations on the review undertaken in connection with such opinion, is attached to this Proxy Statement-Prospectus as Appendix C and is incorporated herein by reference. See "The Proposed Merger--Opinion of Financial Advisor." Following the presentations and discussion at the meeting, the Providian Board unanimously approved the Merger Agreement, the Distribution Agreement and the transactions contemplated thereby. Thereafter on December 28, 1996, the Merger Agreement and the Distribution Agreement were executed and delivered.

  The Providian Board believes that the Merger with AEGON will provide a strategic opportunity for Providian to expand and develop its insurance businesses and that the Distribution will allow Providian Bancorp to continue to develop its business successfully as a stand-alone entity. Consolidation of Providian's insurance activities within or as additional operations of AEGON USA, Inc. will make AEGON one of the largest insurance groups in the United States ("U.S.") market. On a pro forma basis after giving effect to the Merger, the AEGON

USA, Inc. insurance group of companies ("AEGON USA") will become the 11th largest U.S. life insurance group of companies based on assets, and ninth based on net statutory premium (A.M. Best 1996 Edition of Aggregates and Averages).

  AEGON's acquisition of Providian is consistent with AEGON's overall strategy to expand its life insurance activities through acquisitions. While there can be no assurance that the integration of AEGON and Providian will be successful or accomplished in a timely fashion, AEGON believes that the Merger will generate many significant benefits, including:

  . Cost efficiencies through consolidation. AEGON management intends to fully consolidate the operations of Providian's Providian Agency Group ("PAG") division with AEGON USA's Home Service Group. In AEGON's view, consolidation of these two divisions will create significant economies of scale resulting in cost savings. These economies include consolidation of certain administrative services, field operations, management information systems and numerous corporate and managerial functions. AEGON expects that the most significant expense savings will be recognized from the consolidation of the home service operations of the two companies, with additional cost reductions occurring with the consolidation of certain corporate functions, and the integration of support functions in both the PDI and PCM units (as defined below). AEGON does not expect that full recognition of potential expense savings will occur until after a transitional period in which selected operations are integrated. AEGON USA expects to eliminate 10% of the annual operating costs in the first full year (approximately $40 million), increasing to 20% in year two ($80 million), with an ultimate reduction of $100 million, or 25% in the third year.

  . Growth through expanded product offerings and distribution channels. Providian Direct Insurance's ("PDI's") strategy is to look for high potential markets and identify the types of products that can profitably serve the needs in those markets. AEGON believes that PDI's experience in developing new products will increase AEGON's efficiency in getting new products to the market. AEGON also believes that the combination of PDI's advanced technology and AEGON's large customer base may provide significant opportunities for growth. PDI has a broad market direct response approach, whereas AEGON has been focused on an affinity group or sponsored market niche. In AEGON's view, the two complement each other well. AEGON also believes that Providian Capital Management ("PCM") offers products that are complementary to AEGON's existing product base, while AEGON will provide additional marketing channels to market an expanded product portfolio.

  . Consolidation of corporate structure. Following the Merger, a number of the management positions at the corporate level will be consolidated, resulting in reduced corporate overhead. In addition, AEGON intends to streamline its corporate structure by merging certain of the AEGON and Providian subsidiary insurance companies in order to provide certain economies. AEGON expects that reductions in corporate overhead realized by elimination of redundant management positions and simplification of the corporate legal structure will approximate $20 million after a three year period.

  Although AEGON believes that the Merger will result in certain benefits, there can be no assurance that the operations of AEGON and Providian can be integrated effectively or in a timely manner. The integration is intended, in part, to realize cost savings. There can be no assurance of the extent to which such cost savings will be achieved, if any. The integration of the two organizations will require the dedication of management resources which may temporarily distract them from attention to the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations and integrating personnel. The process of combining the companies may cause an interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. Furthermore, the process of combining the companies or any delay in closing the Merger could have a material adverse effect on employee morale of current Providian employees and of employees at divisions of AEGON to be consolidated with certain Providian operations and on the ability of the combined company to retain key management, sales and marketing personnel.

RECOMMENDATION OF THE PROVIDIAN BOARD OF DIRECTORS

  On December 28, 1996, the Providian Board approved the Merger with AEGON in the manner described in this Proxy Statement-Prospectus. The Providian Board considered the following material factors:

    (a) the presentation made by Goldman Sachs analyzing the proposed transaction and Goldman Sachs' oral opinion, which was subsequently confirmed in a written opinion dated December 28, 1996, that, as of such date and based upon and subject to the factors and assumptions set forth in such opinion, the distribution of shares of Providian Bancorp Common Stock to holders of shares of Providian Common Stock pursuant to the Distribution Agreement and the receipt by such holders of the Merger Consideration pursuant to the Merger Agreement, taken together, were fair to the holders of Providian Common Stock (see "--Opinion of Financial Advisor"); the Providian Board believed that this opinion supported its decision to approve the Merger and the Distribution;

    (b) the Providian Board's review with its legal and financial advisors of the provisions of the Merger Agreement and the Distribution Agreement, including provisions that do not prevent Providian from considering, or the Providian Board from approving, an alternative acquisition proposal from a third party, under certain conditions and payment of a break-up fee of $80 million prior to stockholder approval and $100 million after stockholder approval (see "The Merger Agreement--Terms of the Merger"); the Providian Board believed that these terms supported its approval of the transaction in that they do not preclude a higher offer from another party;

    (c) the Providian Board's consideration of, among other things, presentations by the management of Providian, with respect to the financial condition, results of operations, business and prospects of Providian, Providian Bancorp and AEGON on both a historical and a prospective basis, and the influence of current industry, economic and market conditions; the Providian Board believed, based on this review, that it would be desirable to obtain a control premium for Providian's insurance operations, that Providian Bancorp's prospects are strong, and that the AEGON Common Shares to be received in the Merger represent fair consideration for Providian's insurance operations;

    (d) the potential efficiencies and synergies to be realized by the combined business operations, assets and management of AEGON and Providian's insurance operations which the Providian Board believes would represent a good strategic fit and which are expected to produce a favorable impact on the long-term value of both Providian and AEGON as well as enhance the competitive position of the combined entity and the ability of all stockholders to maintain an ownership stake in the combined entity and potentially realize the benefits of the Merger; the Providian Board believed that these factors supported its approval of the transaction;

    (e) historical market prices and trading information with respect to each of Providian Common Stock and AEGON Common Shares; the Providian Board believed this information supported the Board's belief that the exchange of AEGON Common Shares for Providian Common Stock is in the best interests of Providian stockholders;

    (f) the Providian Board's extensive study of strategic alternatives described above under "--Background of and Reasons for the Transactions," which included actuarial analyses of insurance in force and its future business (the Providian Board believed that none of the strategic alternatives considered appeared to be as favorable or to provide as much long-term value to the holders of the shares of Providian Common Stock as did the Merger/Spin-Off Transaction);

    (g) the fact that procedures to elicit proposals for a merger of Providian's insurance operations had been implemented and that discussions had been conducted with likely interested parties in the context of a process designed to increase the value to be received for Providian's insurance operations; the Providian Board believed that this supported its view that the Merger and the Distribution are fair;

    (h) the treatment of the Merger as a "tax-free reorganization" and the tax-free treatment of the Distribution for federal income tax purposes (see "--Material Federal Income Tax Consequences"); the Providian Board believed that this enhanced the value of the transactions for Providian stockholders;

    (i) the regulatory approvals required to consummate the Merger and the prospects for receiving all such approvals, which the Providian Board believed were obtainable; and

    (j) the Providian Board's consideration of any interests that members of Providian's management may have had in connection with a merger with AEGON.

  The Providian Board also considered the risks that the AEGON Common Shares would not perform in the future as well as they have in the past, and the fact that, because of the Merger, Providian stockholders would participate in the future results of Providian's insurance operations only indirectly through their investment in AEGON Common Shares. In addition, the Providian Board considered the risks applicable to Providian Bancorp following the Distribution, which are described in the Providian Bancorp Information Statement accompanying this Proxy Statement-Prospectus. Nevertheless, the Providian Board believed that the factors described above outweighed these risks.

  Because of the complex considerations involved in determining whether a transaction such as the Merger is in the best interests of Providian and its stockholders, the Board did not assign relative weights to the factors considered in making the decision. Rather, the Board's decision to approve the Merger was made after reviewing all of the relevant factors taken as a whole.

  FOR THE REASONS DISCUSSED ABOVE, THE DIRECTORS OF PROVIDIAN HAVE UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND RECOMMEND THAT PROVIDIAN STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER PROPOSAL.

  In connection with its evaluation of various strategic alternatives, Providian engaged M&R, a nationwide firm of actuaries and consultants, to provide Providian with certain actuarial values and estimates. M&R's engagement was limited to providing an actuarial valuation for Providian's insurance business, and Providian did not place any limitations on M&R. Although M&R's actuarial evaluation was only intended for the use of Providian and its advisors, it was made available to each potential bidder.

  M&R's work involved actuarial estimates or projections regarding the future experience of Providian. It is anticipated that the actual experience will vary, and may vary significantly, from M&R's estimates. In addition, as part of its assignment, M&R accepted and utilized both data and projection models supplied by Providian without independent verification.

  M&R made several projections regarding the actuarial value of Providian. An actuarial value is not a market value, nor is it an attempt to estimate market value. Rather, an actuarial value is a projection of statutory earnings (under a series of assumptions) discounted to present value. The actuarial values vary significantly, depending upon the assumptions used and the discount rate applied. In its analysis, M&R calculated present values utilizing discount rates of 8% to 12% for Providian's Agency Group business, 9% to 13% for its Direct Insurance business and 10% to 14% for its Capital Management business. The discount rates reflect risk and the general interest rate environment and vary by business segment to reflect the different relative risks of realizing the projected profits by business segment. Applying these discount rates, M&R obtained actuarially calculated present values for the in-force business for such business segments. To such values, M&R added the present value of assumed future new business of such business segments, based on assumptions provided by Providian's management. Subtracting from the combined value of the present and future business of such business segments the cost of capital required by the business segments (assuming a 200% risk-based capital ratio, the minimum level consistent with Providian's claims paying ratings), M&R obtained aggregate actuarial values for the insurance operations ranging from approximately $3.2 billion to approximately $4.3 billion, prior to deducting the cost of debt and preferred stock. Goldman Sachs utilized these values to obtain implied equity values for Providian's insurance operations as part of the analyses conducted by Goldman Sachs in connection with its opinion (See "Opinion of Financial Advisor--Analysis of M&R Appraisal").

  M&R's work was summarized in a report dated November 2, 1996 (the "M&R Appraisal"), a copy of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus forms a part (see "Where You Can Find More Information"). As set forth above, M&R's work was subject to various assumptions, caveats, limitations and explanations. As such, in order to understand or place any reliance on M&R's work, the M&R Appraisal must be read in its entirety. Further, M&R advises readers of the M&R Appraisal that if they are unfamiliar with actuarial estimates and projection techniques, they should be aided by a professional who is. In the past, M&R has provided actuarial and other advisory services to Providian and has received fees for the rendering of such services, however, except for the M&R Appraisal, M&R did not provide any significant services to Providian in either 1995 or 1996. Providian expects that it will pay to M&R approximately $1.2 million in fees relating to the M&R Appraisal.

OPINION OF FINANCIAL ADVISOR

  On December 28, 1996, Goldman Sachs delivered its oral opinion to the Providian Board, which was subsequently confirmed in writing in an opinion dated December 28, 1996, that, as of such date and based upon and subject to the factors and assumptions set forth in such written opinion, the distribution of shares of Providian Bancorp Common Stock to holders of shares of Providian Common Stock pursuant to the Distribution Agreement and the receipt by such holders of the Merger Consideration pursuant to the Merger Agreement, taken together, were fair to the holders of Providian Common Stock. The full text of the written opinion of Goldman Sachs, dated as of December 28, 1996, which sets forth the assumptions made, procedures followed and matters considered in, and the limitations on, the review undertaken in connection with such opinion, is attached to the Proxy Statement-Prospectus as Appendix C and is incorporated herein by reference. Holders of shares of Providian Common Stock are encouraged to read such opinion in its entirety and consider it carefully. The following summary is qualified in its entirety by reference to the full text of such opinion. Goldman Sachs' opinion was directed to the Providian Board in connection with, and for the purposes of, their evaluation of the proposed Distribution and Merger and does not constitute a recommendation to any stockholder of Providian as to how such stockholder should vote with respect to the Merger. Goldman Sachs did not make any recommendation about the amount or form of consideration that Providian's stockholders will receive in the Merger.

  In connection with its opinion, Goldman Sachs reviewed, among other things, the Merger Agreement; the Distribution Agreement; the M&R Appraisal of Providian's insurance operations (the "Insurance Operations"); Annual Reports to Stockholders of Providian and AEGON, respectively, for the five years ended December 31, 1995; Annual Reports on Form 10-K for Providian and Annual Reports on Form 20-F for AEGON, respectively, for the five years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q for Providian and on Form 6-K for AEGON, respectively; annual statutory statements for the five years ended December 31, 1995 for certain of Providian's insurance subsidiaries and for certain of AEGON's U.S. insurance subsidiaries; certain other communications from Providian to its stockholders; and certain internal financial analyses and forecasts for Providian, Providian Bancorp and AEGON prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of Providian, Providian Bancorp and AEGON regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies and the pro forma financial effect of the Distribution and the Merger on Providian Bancorp and AEGON. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of Providian Common Stock on the NYSE and for AEGON Common Shares on the NYSE and on the Amsterdam Stock Exchange, compared certain financial and, where applicable, stock market information for Providian, Providian Bancorp and AEGON with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the insurance industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

  Goldman Sachs relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by Goldman Sachs for purposes of its opinion. With respect to the financial forecasts furnished by Providian, Providian Bancorp and AEGON, Goldman Sachs assumed, with Providian's consent, that they were reasonably prepared and that they reflected the best estimates and judgment of Providian's, Providian Bancorp's and AEGON's management currently available as to the expected future financial performance of Providian, Providian Bancorp or AEGON, as the case may be. Goldman Sachs did not make an independent evaluation or appraisal of the assets, including the capitalization of deferred acquisition costs, and liabilities or reserves of Providian or AEGON or any of their subsidiaries and, except for the M&R Appraisal, was not furnished with any such evaluation or appraisal.

  Goldman Sachs did not express any opinion with respect to the reserves of Providian, AEGON or any of their subsidiaries. Goldman Sachs assumed, with Providian's consent, that the consummation of the Distribution and the Merger would not result in a downgrade of Providian, AEGON or any of their subsidiaries, including Providian Bancorp, by any nationally recognized rating agency or, in the event that any such entity was so downgraded, that such downgrade would not have a material adverse effect on such entity. Goldman Sachs did not review individual credit files of Providian Bancorp, nor are Goldman Sachs experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Goldman Sachs assumed, with Providian's consent, that such allowances of Providian Bancorp were adequate to cover all such losses. Similarly, Goldman Sachs assumed, with Providian's consent, that the obligations of Providian and Providian Bancorp pursuant to derivatives, swaps, foreign exchange, financial instruments and off-balance sheet lending-related financial instruments would not have a material adverse effect which would be relevant to their analysis.

  Goldman Sachs' opinion was necessarily based upon financial, economic, market and other conditions as they existed, and the information made available to it, as of December 28, 1996. Subsequent developments may affect such opinion. Goldman Sachs did not express any opinion as to the value of the shares of Providian Bancorp Common Stock when issued to the holders of shares of Providian Common Stock pursuant to the Distribution or the prices at which shares of Providian Bancorp Common Stock would trade subsequent to the Distribution. Goldman Sachs also did not express any opinion as to the value of the AEGON Common Shares when issued to the holders of shares of Providian Common Stock pursuant to the Merger or the prices at which AEGON Common Shares would trade subsequent to the Merger. Goldman Sachs assumed, with Providian's consent, that the Distribution and the Merger would comply with applicable laws, including, without limitation, laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar laws then or thereafter in effect affecting creditors' rights generally. Goldman Sachs also assumed, with Providian's consent, that obtaining any regulatory approvals or third-party consents necessary for the Distribution or the Merger or otherwise would not have any material adverse effect on Providian, Providian Bancorp or AEGON. In addition, Goldman Sachs assumed, with Providian's consent, that receipt of shares of Providian Bancorp Common Stock pursuant to the Distribution and receipt of the Merger Consideration pursuant to the Merger would be tax-free for federal income tax purposes to the holders of shares of Providian Common Stock and that none of Providian, Providian Bancorp and AEGON would recognize income, gain or loss for tax purposes as a result of the Distribution and the Merger.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Providian, having provided certain investment banking services to Providian from time to time, including acting as managing underwriter of a public offering of 8 7/8% Cumulative Monthly Income Preferred Shares of an affiliate of Providian in May 1994, as well as having acted as Providian's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs also is familiar with AEGON, having provided certain investment banking services to AEGON from time to time, including acting as financial advisor to AEGON USA, Inc., a wholly owned subsidiary of AEGON, in connection with its investment in Seguros

Banamex AEGON, and may provide investment banking services to AEGON and Providian Bancorp in the future. Goldman Sachs is a full-service securities firm and in the course of its trading activities it may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of Providian and AEGON.

  The following is a summary of the material financial analyses presented to the Providian Board on December 28, 1996 in connection with its opinion and does not purport to be a complete description of the analyses performed by Goldman Sachs. Goldman Sachs arrived at its opinion based on the results of all of its analyses assessed as a whole and did not draw any specific conclusions from or with regard to any one method of analysis.

  Selected Life Insurance and Annuity Companies Analysis. Goldman Sachs reviewed and compared certain financial and stock market information relating to Providian and certain financial information relating to the Insurance Operations (based on financial data as of September 30, 1996 and closing stock market prices on December 26, 1996) to corresponding financial and stock market information compiled for selected life insurance and annuity companies. The companies selected for comparison were American General Corporation, The Equitable Companies Incorporated, Jefferson-Pilot Corporation, The Liberty Corporation, Lincoln National Corporation, ReliaStar Financial Corp., Protective Life Corporation, Provident Companies, Inc., Torchmark Corporation, USLIFE Corporation and Unitrin, Inc. (collectively, the "Life Insurance Companies") and Equitable of Iowa Companies, SunAmerica Inc. and Western National Corporation (collectively, the "Annuity Companies," and together with the Life Insurance Companies, the "Life Insurance and Annuity Companies Combined"). The median stock market price per share on December 26, 1996 as a percentage of the 52-week high stock market price per share for the common equity of the Life Insurance Companies, Annuity Companies and the Life Insurance and Annuity Companies Combined, was 98%, 99% and 98%, respectively, compared to 95% for shares of Providian Common Stock (based on the closing market price per share of Providian Common Stock on December 26, 1996 of $52.88). The median estimated P/E ratio for the Life Insurance Companies, Annuity Companies and the Life Insurance and Annuity Companies Combined was 12.8x, 12.8x and 12.8x, respectively, for 1996 and 11.3x, 11.5x and 11.4x, respectively, for 1997, compared to 11.6x and 10.6x, respectively, for Providian for 1996 and 1997, in all cases based on median Institutional Broker Estimate System ("IBES") earnings estimates as of December 19, 1996 ("IBES Estimates"). The median historical 5-year growth rate for the Life Insurance Companies, Annuity Companies and the Life Insurance and Annuity Companies Combined was 10%, 22% and 10%, respectively, compared to 9% for Providian and 7% for the Insurance Operations. The median projected growth rates for the Life Insurance Companies, Annuity Companies and the Life Insurance and Annuity Companies Combined were 13%, 12% and 13%, respectively, for one year (1996 to 1997) and 11%, 13% and 12%, respectively, for the next five years, based on IBES Estimates, compared to 10% for one year and 10% for the next five years for Providian, based on IBES Estimates, and 8% for one year and 6% for the period from 1996 through 1998 for the Insurance Operations, based on projections provided by Providian's management. The analyses indicated that the estimated P/E ratios for 1996 and 1997 for Providian were slightly below the median estimated P/E ratios for the Life Insurance Companies and the Annuity Companies, and that the historical 5-year growth rate and projected growth rate of the Insurance Operations were significantly below the ranges for the projected growth rates of the Life Insurance Companies and the Annuity Companies. The median market price to adjusted book value (common equity before adjustment for net unrealized investment gains pursuant to FAS 115) multiple for the Life Insurance Companies, Annuity Companies and the Life Insurance and Annuity Companies Combined was 1.6x, 1.9x and 1.6x, respectively, compared to 1.8x for Providian. The median dividend payout rate for the Life Insurance Companies, Annuity Companies and the Life Insurance and Annuity Companies Combined for 1996 was 27%, 17% and 25%, respectively, compared to 24% for Providian. The median dividend yield for the Life Insurance Companies, Annuity Companies and the Life Insurance and Annuity Companies Combined for 1996 was 2.4%, 0.9% and 1.9%, respectively, compared to 2.1% for Providian. The median return on equity (based on 1996 earnings per share median IBES estimates as a percentage of book value per share) for the Life Insurance Companies, Annuity Companies and the Life Insurance and Annuity Companies Combined was 11.6%, 14.4% and 12.9%, respectively, compared to 14.7% for Providian, based on such IBES earnings per share estimates, and 11.2% for the Insurance Operations, based on projections provided by Providian's management.

  Analysis of M&R Appraisal. Goldman Sachs reviewed the results of the M&R Appraisal of the Insurance Operations described under "--Recommendation of the Providian Board of Directors" above. Without adjusting the aggregate actuarial values for the Insurance Operations obtained by M&R, Goldman Sachs deducted from such values outstanding debt and preferred stock of Providian and certain other amounts (change of control costs, expenses related to the exercise of options, other intercompany obligations and net cash) to obtain implied equity valuations for the Insurance Operations. Such implied equity valuations ranged from approximately $2.2 billion to approximately $3.3 billion in the aggregate and from $23.00 to $35.20 on a per share basis (based on 93,705,798 shares of Providian Common Stock outstanding). See page 42 under the caption "-- Recommendation of the Providian Board of Directors" for a discussion of the various assumptions, caveats, limitations and explanations applicable to the M&R Appraisal.

  Pro Forma Merger Analysis. Goldman Sachs reviewed certain financial information for Providian, AEGON and the pro forma combined entity resulting from the Merger (assuming the prior consummation of the Distribution) based on the earning estimates provided by the managements of Providian and AEGON for their respective companies. Such analysis was also based on certain assumptions provided by AEGON including the realization of synergies and the amortization of intangibles totaling $8.2 million and $14.5 million in 1997 and 1998, respectively, and foregone investment income of $41.0 million, $81.3 million and $87.3 million for 1997, 1998 and 1999, respectively, relating to the repurchase by AEGON from Vereniging AEGON (the "Association") of AEGON Common Shares having an aggregate value of approximately $1.2 billion (the "AEGON Share Repurchase"). Goldman Sachs' analysis, based on such earnings estimates and assumptions, indicated that holders of AEGON Common Shares would experience accretions in earnings per share of 5.8%, 10.0% and 8.4%, respectively, in 1997, 1998 and 1999. Such analysis was based on the following additional assumptions, also provided by AEGON's management: (a) an aggregate transaction value for the Merger of approximately $2.6 billion (based on a value of $28.00 per share of Providian Common Stock and 93.71 million shares of Providian Common Stock outstanding), (b) an exchange rate (Dutch Guilders to U.S. Dollars) of 1.75, (c) a per share price of $53.71 for an AEGON Common Share (the approximate AEGON Common Share price in mid-December 1996), and (d) a closing date for the Merger of May 31, 1997. The pro forma merger analysis also reflected the assumption, provided by AEGON's management, that AEGON will write off 100% of the goodwill arising from the Merger against its capital account in the year the Merger is consummated in accordance with purchase accounting methods under Dutch accounting principles.

  Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the U.S. life insurance industry involving aggregate consideration in excess of $100 million for the period from January 1, 1995 to December 26, 1996 (the "Selected Transactions"). Such analysis indicated for the Selected Transactions, to the extent such information was available, (a) mean, median, high and low values of aggregate consideration as a multiple of latest twelve months ("LTM") net income of 16.0x, 13.9x, 30.5x and 10.4x, respectively, compared to corresponding multiples of 10.6x and 10.0x, respectively, for the Insurance Operations based on estimates of the pro forma net income of the Insurance Operations for the twelve months ended June 30, 1996 and December 31, 1996 provided by Providian's management, (b) mean, median, high and low values of aggregate consideration as a multiple of tangible GAAP book value of 1.7x, 1.4x, 4.6x and 0.8x, respectively, compared to a corresponding multiple of 1.1x for the Insurance Operations based on the pro forma tangible GAAP book value of the Insurance Operations at September 30, 1996, and (c) mean, median, high and low values of aggregate consideration as a multiple of book value calculated under statutory accounting principles of 2.4x, 2.2x, 5.4x and 1.2x, respectively, compared to a corresponding multiple of 2.1x for the Insurance Operations based on the book value calculated under statutory accounting principles of the Insurance Operations at June 30, 1996. These analyses indicated that the LTM net income multiples represented by the aggregate consideration to be received for the Insurance Operations pursuant to the Merger, based on the estimated pro forma net income for the twelve months ended June 30, 1996 and December 31, 1996, were slightly above and below the low end of the range, respectively, of the corresponding multiples for the Selected

Transactions, that the multiple of tangible GAAP book value represented by such aggregate consideration was between the median and the low end of the range of the corresponding multiples for the Selected Transactions and that the multiple of book value calculated under statutory accounting principles represented by such aggregate consideration approximated the median of the corresponding multiples for the Selected Transactions. The Selected Transactions included (Acquiring Company/Acquired Company): (Penn Corp. Financial Group, Inc./Washington National Corporation), (SunAmerica Inc./Annuity business of John Alden Financial Corporation), (Zurich Insurance Company and Insurance Partners/Kemper Corporation), (PennCorp Financial Group, Inc./Southwestern Life Insurance Company, Union Banker Insurance Co. and Constitution Life Insurance Co.), (SunAmerica Inc./CalFarm Life Insurance Co. (of Zenith National Insurance Corp.)), (American Annuity Group/Laurentian Capital Corporation), (Humana Inc./EMPHESYS Financial Group, Inc.), (Jefferson-Pilot Corporation/Alexander Hamilton Life Insurance Co. of America (of Household International, Inc.)), (General Electric Capital Corp./AMEX Life Assurance Co. (of American Express Company)), (PennCorp Financial Group, Inc./Integon Life Corp.), (Life Partners Group Inc./Lamar Financial Group Inc.), (American General Corporation/The American Franklin Life Insurance Co. (of American Brands, Inc.)), and (The NWNL Companies Inc./USLICO Corp.).

  Selected Credit Card and Finance Companies Analysis. Goldman Sachs reviewed and compared certain financial and stock market information relating to Providian and certain financial information relating to Providian Bancorp (based on financial data as of September 30, 1996 and closing stock market prices on December 26, 1996), to corresponding financial and stock market information for selected companies in the credit card, consumer finance and home equity businesses. The companies selected were Advanta Corp., Capital One Financial Corp., First USA Inc. and MBNA Corporation (collectively, the "Credit Card Companies"), Beneficial Corporation, Household International, Inc. and Associates First Capital Corp. (collectively, the "Consumer Finance Companies") and Aames Financial Corp., Green Tree Financial Corporation, Money Store Inc. and United Companies Financial Corporation (collectively, the "Home Equity Companies," and together with the Credit Card Companies and the Consumer Finance Companies, the "Credit Card and Finance Companies Combined"). The median stock market price per share on December 26, 1996 as a percentage of the 52-week high stock market price per share for the common equity of the Credit Card Companies, Consumer Finance Companies, Home Equity Companies and the Credit Card and Finance Companies Combined was 98%, 94%, 75% and 92%, respectively, compared to 95% for shares of Providian Common Stock (based on the closing stock market price per share of Providian Common Stock on December 26, 1996 of $52.88). The median estimated P/E ratio for the Credit Card Companies, Consumer Finance Companies, Home Equity Companies and the Credit Card and Finance Companies Combined was 16.3x, 17.4x, 14.9x and 16.9x, respectively, for 1996 and 13.4x, 14.2x, 11.3x and 13.1x, respectively, for 1997 compared to 11.6x and 10.6x, respectively, for Providian in 1996 and 1997, in each case based on IBES Estimates. The median historical 5-year growth rate for the Credit Card Companies, Consumer Finance Companies, Home Equity Companies and the Credit Card and Finance Companies Combined was 40%, 19%, 38% and 37%, respectively, compared to 9% for Providian and 24% for Providian Bancorp. The median projected growth rate for the Credit Card Companies, Consumer Finance Companies, Home Equity Companies and the Credit Card and Finance Companies Combined was 22%, 19%, 23% and 21%, respectively, for one year (1996 to 1997) and 22%, 18%, 20%, and 20%, respectively, for the next five years, based on IBES Estimates, compared to 10% for one year and 10% for five years for Providian, also based on IBES Estimates, and 21% for one year and 22% for 1996 through 1998 for Providian Bancorp, based on projections provided by Providian Bancorp's management. The median market price to adjusted book value (common equity before adjustment for net unrealized investment gains pursuant to FAS 115) multiple for the Credit Card Companies, Consumer Finance Companies, Home Equity Companies and the Credit Card and Finance Companies Combined was 2.9x, 2.9x, 3.9x and 3.2x, respectively, compared to 1.8x for Providian. The median dividend payout rate for the Credit Card Companies, Consumer Finance Companies, Home Equity Companies and the Credit Card and Finance Companies Combined for 1996 was 13%, 30%, 10% and 14%, respectively, compared to 24% for Providian. The median dividend yield for the Credit Card Companies, Consumer Finance Companies, Home Finance Companies and the Credit Card and Finance Companies Combined for 1996 was 1.0%, 1.9%, 0.7% and 0.9%, respectively, compared to 2.1% for Providian. The median return on equity (based on 1996 earnings per share median IBES estimates as a percentage of book value per share) for the Credit Card Companies, Consumer Finance Companies, Home Equity Companies and the Credit Card and Finance Companies Combined was 21.3%, 18.4%, 22.4% and 19.1%, respectively, compared to 14.7% for Providian (based on such IBES estimates) and 38.8% for Providian Bancorp (based on projections provided by Providian Bancorp's management).

  Comparison of Credit Card Operating Statistics. Goldman Sachs reviewed and compared certain operating statistics relating to Providian Bancorp to corresponding statistics of the Credit Card Companies and the Consumer Finance Companies. Goldman Sachs' analysis was based on financial information available as of September 30, 1996, except for LTM data and equity/managed assets multiple data for Providian Bancorp which were based on financial information available as of June 30, 1996. The median return on managed assets for the Credit Card Companies, Consumer Finance Companies and the Credit Card and Finance Companies together was 1.37%, 1.75% and 1.41%, respectively, for LTM and 1.16%, 1.30% and 1.30%, respectively, five-year average, compared to 1.91% LTM and 1.86% 5-year average for Providian Bancorp. The median return on equity for the Credit Card Companies, Consumer Finance Companies and the Credit Card and Finance Companies together was 25.6%, 17.2% and 23.5%, respectively, for LTM and 25.1%, 14.0% and 15.5%, respectively, five-year average, compared to 38.8% LTM and 33.2% five-year average for Providian Bancorp. The median LTM net interest margin for the Credit Card Companies, Consumer Finance Companies and the Credit Card and Finance Companies together was 6.09%, 7.84% and 6.19%, respectively, compared to 11.85% for Providian Bancorp. The median allowances as a percentage of managed receivables for the Credit Card Companies, Consumer Finance Companies and the Credit Card and Finance Companies together was 0.61%, 2.54% and 1.16%, respectively, for LTM and 2.60%, 2.79% and 2.78%, respectively, five-year average, compared to 2.61% LTM and 3.52% five-year average for Providian Bancorp. The median LTM losses as a percentage of average managed receivables for the Credit Card Companies, Consumer Finance Companies and the Credit Card and Finance Companies together was 0.65%, 2.27% and 1.91%, respectively, compared to 4.49% for Providian Bancorp. The median delinquencies as a percentage of managed receivables for the Credit Card Companies, Finance Companies and the Credit Card and Finance Companies together was 4.62%, 3.71% and 4.00%, respectively, for the latest quarter and 3.86%, 2.94% and 3.68%, respectively, five-year average, compared to 3.71% for the latest quarter and 4.02% five-year average for Providian Bancorp. The median earnings growth rate for the last five years for the Credit Card Companies, Consumer Finance Companies and the Credit Card and Finance Companies together was 39.5%, 19.8% and 31.9%, respectively, compared to 26.7% for Providian Bancorp. The median projected earnings growth rate for the next five years for the Credit Card Companies, Consumer Finance Companies and the Credit Card and Finance Companies together, based on IBES Estimates, was 21.3%, 15.0% and 20.0%, compared to 22% for 1996 through 1998, for Providian Bancorp, based on projections provided by Providian Bancorp's management. The median value of equity as a multiple of managed assets for the Credit Card Companies, Consumer Finance Companies and the Credit Card and Finance Companies together was 4.20x, 9.31x and 4.60x, respectively, compared to 4.90x for Providian Bancorp. Goldman Sachs also compared the delinquency rate of Providian Bancorp to the median delinquency rate of the Credit Card Companies for the four quarters ended 1995 and for the first three quarters of 1996. Providian Bancorp's delinquency rate was 3.02%, 2.67%, 2.94% and 3.22%, respectively, for quarters one through four of 1995, compared to a median delinquency rate of the Credit Card Companies for the same periods of 2.90%, 3.02%, 3.33% and 3.64%. Providian Bancorp's delinquency rate was 3.46%, 3.41% and 3.71%, respectively, for quarters one through three of 1996, compared to a median delinquency rate of the Credit Card Companies for the same time periods of 3.95%, 4.10% and 4.52%. Goldman Sachs also compared the charge-off rate of Providian Bancorp to the median charge-off rate of the Credit Card Companies for the four quarters ended in 1995, the year ended December 31, 1995 and the first three quarters of 1996. Providian Bancorp's charge-off rate for quarters one through four of 1995 and the year ended December 31, 1995 was 4.29%, 4.52%, 4.38%, 4.75% and 4.49%, respectively, compared to a median charge-off rate of the Credit Card Companies for the same periods of 2.17%, 2.52%, 2.71%, 2.77% and 2.63%. Providian Bancorp's charge-off rate for the first three quarters of 1996 was 5.07%, 5.49% and 5.53%, respectively, compared to a median charge-off rate of the Credit Card Companies for the same time periods of 3.32%, 3.72% and 3.95%.

  Possible Aggregate Value and Stock Price Analysis. Goldman Sachs discussed with the Providian Board possible market values on a fully distributed basis in the aggregate and on a per share basis for shares of Providian Bancorp Common Stock ranging from $2.2 billion to $2.65 billion and from $23.48 to $28.28 per share, respectively. Goldman Sachs makes no assurance or representation that shares of Providian Bancorp Common Stock will trade within such range subsequent to the Distribution. In discussing a range of possible values for shares of Providian Bancorp Common Stock with the Providian Board, Goldman Sachs took into account the following ratios which this range produced
(i) market value to net income multiples ranging from 13.9x to 16.8x, 11.5x to 13.8x and 11.0x to 13.3x, for Providian Bancorp's 1996, 1997 and revised 1997 estimated earnings, respectively, (ii) market value to GAAP equity (book value) multiples ranging from 4.91x to 5.92x (based on Providian Bancorp's GAAP equity at September 30, 1996 which was estimated by Goldman Sachs based on Providian Bancorp's GAAP equity at year-end 1995 and Providian Bancorp's estimated GAAP equity at year-end 1996, in the latter case, based on projections provided by Providian Bancorp's management), and (iii) dividend yields for shares of Providian Bancorp Common Stock ranging from 1.44% to 1.19% and 0.72% to 0.60%, based on assumed aggregate dividend payments with respect to such shares of 20% of estimated 1996 earnings ($31.6 million) and 10% of estimated 1996 earnings ($15.8 million), respectively, and compared such ratios to comparable ratios for the Credit Card and Finance Companies Combined (see "Selected Credit Card and Finance Companies Analysis" above). Goldman Sachs did not express any opinion as to the value of the shares of Providian Bancorp Common Stock when issued to the holders of shares of Providian Common Stock pursuant to the Distribution or the prices at which shares of Providian Bancorp Common Stock would trade subsequent to the Distribution. Goldman Sachs then analyzed the effect of aggregating the range of such possible aggregate values and per share prices for shares of Providian Bancorp Common Stock with the $2.6 billion in aggregate value and $28.00 per share to be received by holders of shares of Providian Common Stock in the form of AEGON Common Shares pursuant to the Merger. This analysis resulted in combined aggregate values (the "Combined Aggregate Values") and combined per share prices for shares of Providian Common Stock and Providian Bancorp Common Stock post-Distribution, ranging from approximately $4.8 billion to approximately $5.3 billion and from $51.48 to $56.28 per share, respectively. This analysis indicated, in addition, a range of implied premiums over the stock market price of shares of Providian Common Stock at October 3, 1996 of $43.38 from 18.7% to 29.8% and over such stock market price at December 26, 1996 of $52.88 from (2.6%) to 6.4%. Goldman Sachs' analysis also resulted in implied market value to net income multiples ranging from 11.5x to 12.5x for 1996 and from 10.2x to 11.1x for 1997, based in both cases on Providian's earnings estimates for Providian and Providian Bancorp as stand-alone entities. Goldman Sachs also applied the Combined Aggregate Values to the aggregate adjusted GAAP equity value for Providian and Providian Bancorp which resulted in market value to adjusted GAAP equity multiples ranging from 1.7x to 1.9x.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness opinion, Goldman Sachs considered the results of all such analyses and did not attribute any particular weight to any analysis or factor considered by it; rather Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to Providian, Providian Bancorp or AEGON or the Distribution or the Merger. The analyses were prepared solely for the purpose of Goldman Sachs providing its opinion to the Providian Board as to the fairness to holders of shares of Providian Common Stock of the distribution to such holders of shares of Providian Bancorp Common Stock pursuant to the Distribution Agreement and the receipt by such holders of the Merger Consideration pursuant to the Merger Agreement, taken together, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Providian, Providian Bancorp, AEGON, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted. As described above, Goldman Sachs' opinion to the Providian Board was one of many factors taken into consideration by the Providian Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix C to this Proxy Statement-Prospectus and incorporated herein by reference.

  The projections furnished to Goldman Sachs for each of Providian, Providian Bancorp and AEGON were prepared by the respective managements of each company. None of such companies publicly discloses internal management projections of the type provided to Goldman Sachs in connection with Goldman Sachs' review of the Distribution and Merger, and such projections were not prepared with a view toward public disclosure. In addition, the projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, many of which are beyond the control of the managements of Providian, Providian Bancorp and AEGON. Accordingly, actual results could vary significantly from those set forth in such projections. None of Goldman Sachs or any party to whom any of these projections were provided assumes any responsibility for the accuracy of such information.

  Pursuant to a letter agreement dated November 13, 1996 (the "Engagement Letter"), Providian engaged Goldman Sachs to act as its financial advisor in connection with, among other things, the possible distribution of shares of Providian Bancorp to holders of shares of Providian Common Stock and the possible sale by merger, tender offer, sale of assets or stock or otherwise (the "Sale") of the remainder of Providian. Pursuant to the terms of the Engagement Letter, Providian has agreed to pay to Goldman Sachs in connection with the Distribution, a transaction fee of $1,000,000, $250,000 of which became payable upon the public announcement of the Distribution, and the balance of which will become payable upon completion of the Distribution. With respect to a Sale, Providian has agreed to pay Goldman Sachs a transaction fee of 0.42% of the aggregate consideration paid in such Sale, less any advisory fees previously paid by Providian to Goldman Sachs pursuant to a letter agreement dated September 16, 1996 between Goldman Sachs and Providian. Such transaction fee will be payable upon consummation of the Merger. Providian has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and disbursements of its attorneys, arising in connection with Goldman Sachs' engagement and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  General. The following discussion describes the material U.S. federal income tax consequences of the Distribution and the Merger. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof, and is subject to any changes in these or other laws occurring after such date. The discussion generally does not address the effects of any state, local or foreign tax laws.

  The tax treatment of a stockholder may vary depending upon his or her particular situation, and certain stockholders (including individuals who hold restricted stock of Providian, individuals who hold options in respect of Providian Common Stock, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who do not hold the Providian Common Stock as capital assets and persons who are neither citizens nor residents of the U.S., who are foreign corporations, foreign partnerships or foreign estates or trusts as to the U.S. or who own immediately after the Merger at least 5% of either the total voting power or the total value of the outstanding AEGON Common Shares) may be subject to special rules not discussed below.

  EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN ANY APPLICABLE TAX LAWS.

  Federal Income Tax Consequences of the Transactions. Consummation of the Distribution and the Merger is conditioned upon the receipt of a private letter ruling (the "IRS Ruling") from the Internal Revenue Service (the "IRS") substantially to the effect that (i) the Distribution will qualify as a tax-free distribution under Section

355 of the Code, (ii) the Merger will qualify as a "reorganization" under
Section 368(a) of the Code, (iii) the exchange in the Merger of Providian Common Stock for AEGON Common Shares will not result in any gain or loss to the Providian stockholders (except to the extent of the cash received) and
(iv) neither Providian nor LT Merger Corp. will recognize any gain or loss as a result of the Merger. The request for the IRS Ruling was filed with the IRS on January 30, 1997 and was supplemented on March 3, 1997 and April 3, 1997. In addition, if the transactions so qualify, then:

    (a) No gain or loss will be recognized by Providian or Providian Bancorp as a result of the Distribution.

    (b) No gain or loss will be recognized by (and no amount will be included in the income of) the Providian stockholders as a result of their receipt of Providian Bancorp Common Stock in the Distribution.

    (c) The aggregate basis of Providian Bancorp Common Stock and Providian Common Stock in the hands of Providian's stockholders immediately after the Distribution will be the same as the aggregate basis of Providian Common Stock held immediately before the Distribution, and such tax basis will be allocated between the Providian Bancorp Common Stock and Providian Common Stock based upon their relative fair market values at the time of the Distribution.

    (d) The holding period of Providian Bancorp Common Stock received by a Providian stockholder in the Distribution will include the period during which such stockholder held Providian Common Stock, provided that the Providian Common Stock was held as a capital asset.

    (e) A Providian stockholder's tax basis for the AEGON Common Shares received in the Merger, including any fractional share interest for which cash is received, will equal such stockholder's basis in the Providian Common Stock surrendered in the Merger (determined immediately following the Distribution, adjusted in the manner described in paragraph (c) above).

    (f) A Providian stockholder's holding period for the AEGON Common Shares received in the Merger, including any fractional share interest for which cash is received, will include the period for which the shares of Providian Common Stock surrendered in the Merger were held, provided such shares were held as capital assets.

    (g) Providian stockholders who receive cash in lieu of fractional AEGON Common Shares will recognize gain or loss measured by the difference between the basis of the fractional share interest and the cash received. The gain or loss will be a capital gain or loss, provided the Providian Common Stock exchanged is a capital asset in the hands of the Providian stockholder.

  AEGON and Providian will not complete the Distribution and the Merger unless they receive, or waive the receipt of, the IRS Ruling. Stockholders should be aware, however, that the IRS Ruling will be based upon certain representations as to factual matters made by, among others, Providian, Providian Bancorp and AEGON which, if incorrect in certain material respects, would jeopardize the validity of the IRS Ruling. Neither Providian, Providian Bancorp nor AEGON is currently aware of any facts and circumstances which would cause any such representations to be untrue or incorrect in any material respect. In addition, Providian, Providian Bancorp and AEGON have made certain representations and agreed to certain covenants restricting their respective future actions to provide further assurances that the Merger and the Distribution will be tax-free.

  Providian and AEGON may by mutual agreement choose to waive the condition that they receive the IRS Ruling and instead rely on opinions from their respective tax counsel to the same effect. In the event Providian and AEGON agree to waive the receipt of the IRS Ruling, we intend to resolicit your vote as to whether we should proceed with the Merger. If Providian and AEGON rely on opinions from tax counsel, there can be no assurance that the IRS will not challenge the Merger/Spin-Off Transaction as a taxable transaction and if challenged whether the Distribution and the Merger will remain tax-free.

  On February 6, 1997, the President's budget recommendations to Congress called for new legislation, generally effective for distributions occurring on or after the date of the first committee action which, if enacted, would require Providian to recognize taxable gain upon the consummation of the Distribution and the Merger equal to the excess of the value of the Providian Bancorp Common Stock distributed to the stockholders over Providian's basis in such stock. Such legislation has not yet been introduced in Congress.

  Netherlands Dividend Withholding Tax. Under the income tax treaty currently in force between The Netherlands and the U.S. (the "Treaty"), any dividend paid by AEGON to a resident of the U.S. (as defined under the Treaty) will be subject to a Dutch withholding tax that in most cases will equal 15% of the gross amount of the dividend. Subject to certain limitations, an AEGON shareholder who is subject to such withholding tax should be allowed a credit or deduction for such withholding tax against his U.S. income tax liability. For more information on the Dutch withholding tax, see "Taxation" in AEGON's 1995 Annual Report on Form 20-F (the "1995 Form 20-F") (you can obtain this report by following the instructions we provide in this Proxy Statement-Prospectus under "Where You Can Find More Information" on page 96).

  U.S. Backup Withholding Tax. Under the backup withholding rules, a holder of Providian Bancorp Common Stock and, under proposed Treasury Regulations, a holder of AEGON Common Shares may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of a redemption, unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules would be credited against the stockholder's federal income tax liability. Providian Bancorp or AEGON may require holders of Providian Bancorp Common Stock or AEGON Common Shares to establish an exemption from backup withholding or to make arrangements satisfactory to Providian Bancorp or AEGON with respect to the payment of backup withholding. A stockholder who does not provide Providian Bancorp or AEGON with his or her current taxpayer identification number may be subject to penalties imposed by the IRS.

APPRAISAL RIGHTS

  Holders of shares of Providian Common Stock are not entitled to dissenters' appraisal rights which would give them the right to obtain the payment of cash in exchange for their Providian Common Stock as a result of the Distribution or the Merger.

STOCK EXCHANGE LISTING

  It is a condition to the Merger that the AEGON Common Shares to be issued pursuant to the Merger Agreement be authorized for listing on the NYSE, subject to official notice of issuance. Application has been made for listing on the NYSE of the AEGON Common Shares to be issued in the Merger.

HSR ACT, INSURANCE REGULATORY APPROVALS AND OTHER REGULATORY APPROVALS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. AEGON and Providian have obtained clearance from the U.S. Department of Justice (the "DOJ") indicating compliance with this requirement. However, at any time before or after the Effective Time, the U.S. Federal Trade Commission (the "FTC"), the DOJ or any other person could take action under the antitrust laws, including seeking to enjoin the consummation of the Merger or seeking the divestiture by AEGON of all or any part of Providian. Although AEGON and Providian do not believe that there are substantive grounds for such challenge, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or that, if such a challenge is made, it would not be successful.

  Providian is engaged in writing life and accident and health insurance. Generally, a person seeking to acquire voting securities, such as shares of Providian Common Stock, in an amount that would result in such person controlling, directly or indirectly, a U.S. insurer must, together with any person ultimately controlling such person, file with the relevant insurance commissioners an application seeking approval of the change of control. Providian owns insurance companies domiciled in Kentucky, North Carolina, Missouri, New York, Illinois, New Jersey and Texas. Accordingly, the obligations of Providian and AEGON to consummate the Merger are conditioned, among other things, upon the relevant commissioner of insurance approving the change of control. The Kentucky, North Carolina, Missouri, New York, Illinois, New Jersey and Texas insurance statutes require a determination by the commissioner of insurance of each state as to certain factual matters with respect to the proposed acquisition. Public hearings concerning the transaction may be required in each state. AEGON and Providian have filed applications for such approvals, but there can be no assurance as to when or if the required approvals will be obtained.

  In addition, Providian Bancorp has received a no-action letter from the Board of Governors of the Federal Reserve System to the effect that it may continue to operate as a grandfathered institution under the Competitive Equality Banking Act of 1987.

  The Merger Agreement provides that, subject to certain terms and conditions, the parties to the Merger Agreement shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable, without the imposition of any conditions which would have a material adverse effect on such party, to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including, but not limited to, (a) obtaining the written consent or approval of each and every governmental authority and other regulatory body required in order to permit the parties to consummate the transactions contemplated by the Merger Agreement and the Distribution Agreement and (b) effecting all necessary filings and submissions of information requested by governmental authorities.

ACCOUNTING TREATMENT

  The Merger will be accounted for by AEGON as a purchase for financial accounting purposes in accordance with Dutch accounting principles.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

  In considering the recommendations of the Providian Board, stockholders should be aware that, as described below, certain members of management of Providian and of the Providian Board may have certain interests in the transactions that are in addition to the interests of stockholders generally and which may create potential conflicts of interest. The Providian Board was aware of and discussed these potential conflicts of interest when it approved the Distribution and the Merger and did not believe it was necessary to take any further action with regard to these interests.

  Providian's Restated Certificate of Incorporation provides for indemnification of Providian's directors and officers arising out of actions or omissions taken (or not taken) during such individuals' terms of office. Such indemnification would apply to liabilities arising out of the approval of the transactions. In addition, certain employees of Providian currently hold options to acquire 3,626,321 shares of Providian Common Stock which will be assumed by AEGON pursuant to the Merger Agreement, with the exception of options to acquire 538,066 shares of Providian Common Stock held by persons who are officers of Providian Bancorp immediately following the Distribution. All Providian stock options held by employees of Providian will vest immediately upon the change in control of Providian. In addition, all restricted securities of Providian held by employees of Providian or Providian Bancorp will also vest upon the change in control resulting in compensation expenses of $5,973,000 and $1,962,000 to Providian and Providian Bancorp, respectively. Providian stock options, relating to an aggregate of up to 285,000 shares of Providian Common Stock, held by Mr. Irving W. Bailey II, the Chairman and Chief Executive Officer of Providian, may, to the extent Providian, Providian Bancorp and

Mr. Bailey so agree, be assumed by Providian Bancorp pursuant to the Employee Benefits Agreement as a result of Mr. Bailey becoming a director of Providian Bancorp.

  Providian has had and continues to have agreements with certain of its officers providing benefits upon termination of employment following a change in control of Providian. If any one of these officers who remains employed by Providian at the time of the Merger is terminated within a specified time after the Merger for any reason other than death, disability or cause or if such officer terminates his or her own employment for any reason in the first 30 days following the first anniversary of the Merger, the officer is entitled to severance pay and certain other benefits. The severance payments are based on the officer's annual base salary and bonus, multiplied by a factor of two or three, depending on the officer. See "Executive Compensation and Other Information--Executive Employment and Change in Control Agreements" in this Proxy Statement-Prospectus and in the Information Statement which was mailed with this Proxy Statement-Prospectus.

  It is also anticipated that Mr. Bailey will become a member and Vice Chairman of the Board of Directors of AEGON USA, Inc., a subsidiary of AEGON, following the Closing.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  Providian and AEGON have made forward-looking statements in this document that are subject to risks and uncertainties. These statements are based on management's belief and assumptions, and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of Providian and AEGON set forth under "Summary," "The Proposed Merger--Background of and Reasons for the Transactions," "--Recommendation of the Providian Board of Directors," "-- Opinion of Financial Advisor" and "Unaudited Pro Forma Condensed Consolidated Financial Information" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. Forward-looking statements also include statements in which we use words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" or similar expressions.

  Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Providian's and AEGON's future results and shareholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. We caution you not to put undue reliance on any forward-looking statements. In addition, we do not have any intention or obligation to update forward-looking statements after we distribute this document, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, Providian and AEGON claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

  Stockholders of Providian should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference herein, could affect the future results of Providian and AEGON, and could cause those results to differ materially from those expressed in such forward-looking statements: (i) the effect of economic conditions; (ii) the ability of AEGON to successfully integrate the insurance operations of Providian into AEGON; (iii) the impact of competitive products and pricing; (iv) changes in claims paying or debt ratings by one or more of the nationally recognized rating agencies; (v) product development; (vi) changes in laws and regulations, including changes in accounting standards; (vii) customer demand; (viii) effectiveness of advertising and marketing spending or programs; (ix) consumer perception of insurance-related issues; and (x) foreign economic conditions, including currency rate fluctuations. For a discussion of other specific factors that could affect Providian Bancorp's operations, see "Risk Factors" in the Information Statement which was mailed with this Proxy Statement-Prospectus.

FEDERAL SECURITIES LAW CONSEQUENCES

  All AEGON Common Shares received by Providian stockholders in the Merger will be freely transferable, except that AEGON Common Shares that are received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933 (the "Securities Act")) of Providian prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of AEGON) or as otherwise permitted under the Securities Act. It is presently anticipated that the affiliates of Providian will be able to sell such shares without registration, subject to the volume and other applicable limitations under the Securities Act and the rules and regulations thereunder. The obligation of AEGON to consummate the Merger is conditioned upon Providian having used commercially reasonable efforts to cause each of Providian's affiliates to deliver to AEGON on or prior to the Closing Date a written agreement in terms satisfactory to AEGON, that such person will not offer to sell, transfer or otherwise dispose of any of the AEGON Common Shares issued to such person pursuant to the Merger, except in accordance with the applicable provisions of Rule 145, and except in other transactions that are not in violation of the Securities Act.

                           MARKETS AND MARKET PRICES

  The principal market for AEGON Common Shares is the Amsterdam Exchanges (the "Amsterdam Stock Exchange"). The AEGON Common Shares are also listed on the NYSE (under the symbol "AEG") and the Tokyo, London and Zurich Stock Exchanges. Providian Common Stock is listed under the symbol "PVN" on the NYSE. Providian Common Stock is also listed on the Pacific Stock Exchange. Application will be made to list the Providian Bancorp Common Stock on the NYSE. There is currently no public trading market for the Providian Bancorp Common Stock, and there can be no assurance that an active trading market will develop or, if a trading market develops, that such a market will be maintained, or as to the prices at which trading in the Providian Bancorp Common Stock will occur after the transactions. Unless the Providian Bancorp Common Stock is fully distributed and an orderly market develops, the prices at which trading in the Providian Bancorp Common Stock occurs may fluctuate significantly. Prices at which the AEGON Common Shares and the Providian Bancorp Common Stock may trade cannot be predicted.

  On December 31, 1996, there were 9,552 holders of record of Providian Common Stock and 93,767,699 shares of Providian Common Stock outstanding. On December 31, 1996, there were 265,233,665 outstanding AEGON Common Shares. On December 27, 1996, the last trading date prior to the public announcements by Providian and AEGON of the signing of the Merger Agreement, the last reported sale prices on the NYSE Composite Tape were $57 per AEGON Common Share and $52 3/4 per share for Providian Common Stock. On April 16, 1997, the last reported sale prices on the NYSE Composite Tape were $68.375 per AEGON Common Share and $55.375 per share for Providian Common Stock.

  The following table sets forth for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31) (i) the range of high and low sale prices of AEGON Common Shares and Providian Common Stock as reported on the NYSE Composite Tape and the dividends per share declared on AEGON Common Shares and Providian Common Stock and (ii) the high and low closing prices of AEGON Common Shares on the Amsterdam Stock Exchange as reported by the "Officiele Prijscourant," the official daily newspaper of the association of brokers and securities dealers in The Netherlands. AEGON's per share amounts have been adjusted for the 2.5 for 1 stock-split effective June 1, 1995.

                               AEGON
                           COMMON SHARES        AEGON                     PROVIDIAN
                           ON AMSTERDAM     COMMON SHARES               COMMON STOCK
                         STOCK EXCHANGE(1) ON THE NYSE(2)                ON THE NYSE
                         ----------------- ---------------              --------------
                             (IN DUTCH        (IN U.S.                    (IN U.S.
                             GUILDERS)        DOLLARS)                    DOLLARS)
CALENDAR QUARTER           HIGH     LOW     HIGH     LOW   DIVIDENDS(1)  HIGH    LOW    DIVIDENDS
----------------         ----------------- ------- ------- ------------ ------  ------  ---------
1994
 1st Qtr................    44.12    37.20   22.70   19.90      --       38.13   31.00     .20
 2nd Qtr................    40.56    36.44   21.85   19.75      .62      33.13   28.75     .20
 3rd Qtr................    42.00    36.68   23.70   20.70      --       34.00   28.63     .20
 4th Qtr................    44.88    39.20   25.50   22.45      .30      33.50   29.88     .20
1995
 1st Qtr................    45.52    43.20   28.60   25.40      --       36.88   30.88    .225
 2nd Qtr................    54.00    43.80   35.13   28.25      .88      37.50   33.50    .225
 3rd Qtr................    59.40    53.60   37.00   33.25      --       41.88   34.75    .225
 4th Qtr................    71.00    57.80   44.13   35.75      .39      42.88   37.75    .225
1996
 1st Qtr................    78.00    66.90   47.38   41.25      --       47.13   40.50     .25
 2nd Qtr................    87.30    76.60   50.00   44.75     1.01      46.63   41.38     .25
 3rd Qtr................    85.80    71.10   51.38   42.38      --       44.25   38.13     .25
 4th Qtr................   110.10    85.10   63.25   49.88      .70      55.38   42.50     .25
1997
 1st Qtr................   140.30   108.80   73.38   61.38      --       60.25   49.50    .275
 2nd Qtr
  (through April 16,
  1997).................   134.40   121.70   69.25   64.625     --       56.375  52.625    --

--------
(1) AEGON per share amounts have been adjusted for a 2.5 for 1 stock-split effective June 1, 1995.
(2) Based upon a U.S. Dollar/Dutch Guilder exchange rate at the date of payment. AEGON pays an interim dividend during each year, in the third or fourth quarter, and a final dividend in the second quarter of the following year.

  No assurance can be given as to the market price of AEGON Common Shares or Providian Common Stock at, or, in the case of AEGON Common Shares, after the Effective Time. STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR AEGON COMMON SHARES AND PROVIDIAN COMMON STOCK.

  AEGON Common Shares (262,940,236 outstanding at June 30, 1996) are held by shareholders worldwide in bearer and registered form. In The Netherlands 119,814,521 shares are in registered form (of which 104,787,515 shares are held by the Association, AEGON's largest shareholder). In the U.S. 3,959,977 shares are "Shares of New York Registry" ("New York Shares"). Based on information that has been collected from custodians and registrars, AEGON estimates that U.S. shareholders in total hold approximately 22 million AEGON Common Shares.

  Fluctuations in the exchange rate between the Dutch Guilder and the U.S. Dollar will affect the U.S. Dollar equivalent of the Dutch Guilder price of the AEGON Common Shares traded on the Amsterdam Stock Exchange and, as a result, are likely to affect the market price of the AEGON Common Shares in the U.S. Such fluctuations will also affect any U.S. Dollar amounts received by holders of AEGON Common Shares on conversion of any cash dividends paid in Dutch Guilders on the AEGON Common Shares.

  The following table sets forth for the periods indicated the high, low, average and period-end noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, which are not materially different from the Midpoint Rate (the rate settled each working day at 2:15 p.m. hours by the Dutch Central
Bank), used in computing AEGON's financial statements. The average rate means the average of the exchange rates on the last day of each month during a year.

                                          HIGH      LOW    AVERAGE   PERIOD-END
                                         -------- -------- --------- ------------
                                         (DUTCH GUILDER PER ONE U.S. DOLLAR)
1992....................................   1.8893   1.5684   1.7572      1.8190
1993....................................   1.9612   1.7617   1.8652      1.9472
1994....................................   1.9750   1.6727   1.8077      1.7360
1995....................................   1.7494   1.5192   1.5976      1.6035
1996....................................   1.7560   1.6075   1.6889      1.7271
June 30, 1996...........................   1.7315   1.6075   1.6741      1.7060
1997 (through April 16, 1997)...........   1.9497   1.7300   1.8701      1.9425

  AEGON's bearer shares and registered shares may be exchanged on a one for one basis. On the Amsterdam Stock Exchange only bearer shares may be traded and on the New York Stock Exchange only New York Shares may be traded.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The unaudited pro forma information set forth below gives effect to the Distribution and the Merger as if they had been consummated on June 30, 1996 for balance sheet presentation purposes and January 1, 1995 for income statement purposes, subject to the assumptions and adjustments in the accompanying notes to the pro forma financial information.

  The pro forma adjustments reflecting the consummation of the Merger are based on purchase accounting methods under Dutch accounting principles and upon the assumptions set forth in the Notes hereto, including the exchange of all the outstanding shares of Providian Common Stock for an aggregate of approximately 42.8 million AEGON Common Shares. This pro forma financial information should be read in conjunction with the financial data appearing under "Summary--Selected Historical Financial Information" and the historical financial statements of AEGON and Providian which have been incorporated herein by reference. See "Where You Can Find More Information." This pro forma financial information should also be read in conjunction with the historical financial statements and accompanying notes that Providian Bancorp has included in the Information Statement.

  The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achievable with respect to the combined companies. The pro forma adjustments do not include any adjustments to historical sales for any future price changes nor any adjustments to selling and marketing expenses for any future operating changes.

  The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Distribution and Merger been consummated on the date, or at the beginning of the periods, for which the consummation of the Distribution and Merger is being given effect. For purposes of preparing the AEGON consolidated financial statements, AEGON will establish a new basis for Providian's assets and liabilities based upon the fair values thereof and the AEGON purchase price, including the costs of the Merger. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma consolidated financial information are preliminary and have been made solely for purposes of developing such pro forma consolidated financial information. AEGON will undertake a study to determine the fair value of certain of Providian's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. Although significant adjustments are not expected, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value and changes in operating results between the dates of the pro forma financial data and the date on which the Merger takes place. If the actual financial position and results of operations differ from the information contained in the pro forma data, Providian is not required to resolicit stockholder approval of the Merger and does not currently anticipate that it would do so.

  The Unaudited Pro Forma Condensed Consolidated Statements include the following columns:

  "Providian Corporation Historical" represents Providian as previously reported in semiannual and annual reports.

  "Distribution--Historical Providian Bancorp" includes previously presented semiannual and annual report information as disclosed in Providian's reports. The "Pro Forma Adjustments" column reflects transactions required by the Merger Agreement.

  "Pro Forma Providian Corporation after Distribution" represents the portion of Providian purchased by AEGON.

  "Pro Forma Adjustments Relating to the Merger" disclosed the balance sheet and income statement purchase accounting adjustments related to the Merger. The financial statement notes include descriptions explaining each adjustment.

  "Dutch Adjustments and Reclassifications" discloses income statement adjustments and reclassifications to conform with Dutch accounting principles. The financial statement notes include descriptions explaining each adjustment and reclassification.

  "AEGON NV Historical" represents AEGON as previously reported in semiannual and annual reports.

  "AEGON NV Pro Forma Combined" represents the combined financial statements as if the Merger had been consummated on June 30, 1996, for balance sheet presentation purposes and January 1, 1995, for income statement purposes.

  "Convenience Translation to US Dollars AEGON NV Pro Forma Combined" is consistent with the prior column, except all amounts have been translated to U.S. Dollars using the June 30, 1996 exchange rate of 1.7082 NLG per U.S. Dollar.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1996
                      (AMOUNTS IN MILLION DUTCH GUILDERS)
                                  (UNAUDITED)

                                                                                                           CONVENIENCE
                                                                                                           TRANSLATION
                                       DISTRIBUTION                                                       TO US DOLLARS
                                  ----------------------                                                  -------------
                                                           PRO FORMA
                                                           PROVIDIAN    PRO FORMA
                     PROVIDIAN    HISTORICAL              CORPORATION  ADJUSTMENTS              AEGON NV    AEGON NV
                    CORPORATION   PROVIDIAN   PRO FORMA      AFTER     RELATING TO    AEGON NV  PRO FORMA   PRO FORMA
                   HISTORICAL (A)  BANCORP   ADJUSTMENTS  DISTRIBUTION THE MERGER    HISTORICAL COMBINED  COMBINED (1)
                   -------------- ---------- -----------  ------------ -----------   ---------- --------- -------------
Assets:
 Investments.....      35,119       (5,714)                  29,405      (1,846)(D)    93,077    120,636    $ 70,622
 Investments for
  the account of
  policyholders..       4,187                                 4,187                    65,785     69,972      40,962
 Other assets....       3,474         (640)      198 (B)      2,865          65 (E)     7,760     10,231       5,990
                                                (167)(C)                   (353)(F)
                                                                           (106)(G)
                       ------       ------      ----         ------      ------       -------    -------    --------
Total assets.....      42,780       (6,354)       31         36,457      (2,240)      166,622    200,839    $117,574
                       ======       ======      ====         ======      ======       =======    =======    ========
Shareholders'
 equity..........       4,751         (719)      111 (B)      4,138      (4,138)(H)     9,812     11,792    $  6,903
                                                  (5)(C)                  4,473 (I)
                                                                         (1,846)(D)
                                                                           (712)(J)
                                                                             65 (E)
Perpetual
 cumulative
 subordinated
 loans...........                                                                       1,250      1,250         732
Subordinated
 (convertible)
 loans...........                                                                       2,579      2,579       1,510
Company-Obligated
 Mandatorily
 Redeemable
 Preferred
 Securities of
 Providian LLC...         171                                   171           7 (K)                  178         104
Technical
 provisions......      24,988                                24,988       3,042 (L)    60,259     85,187      49,869
                                                                         (3,273)(M)
                                                                            171 (M)
Technical
 provisions with
 Investment for
 the account of
 policyholders...       4,187                                 4,187                    65,785     69,972      40,962
Long-term
 liabilities.....       1,360          (85)     (162)(C)      1,113          48 (K)     6,850      8,011       4,690
Other
 liabilities.....       7,323       (5,550)       87 (B)      1,860         560 (N)    20,087     21,870      12,804
                                                                           (637)(O)
                       ------       ------      ----         ------      ------       -------    -------    --------
Total liabilities
 and
 shareholders'
 equity..........      42,780       (6,354)       31         36,457      (2,240)      166,622    200,839    $117,574
                       ======       ======      ====         ======      ======       =======    =======    ========

--------
(1) Based upon the exchange ratio at June 30, 1996 of 1 USD = 1.7082 Dutch Guilders.

               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                    FOR THE SIX MONTHS ENDED JUNE 30, 1996

         (AMOUNTS IN MILLION DUTCH GUILDERS, EXCEPT PER SHARE DATA)(1)
                                  (UNAUDITED)

                                                                                                                   CONVENIENCE
                                                                              PRO                                  TRANSLATION
                                                  PRO FORMA      DUTCH       FORMA                                    TO US
                                    PRO FORMA     PROVIDIAN     ADJUST-     ADJUST-                      AEGON       DOLLARS
                     PROVIDIAN     ADJUSTMENTS   CORPORATION     MENTS       MENTS                      NV PRO      AEGON NV
                    CORPORATION    RELATING TO      AFTER     & RECLASSI- RELATING TO      AEGON         FORMA      PRO FORMA
                   HISTORICAL(A) DISTRIBUTION(B) DISTRIBUTION  FICATIONS    MERGER     NV HISTORICAL   COMBINED    COMBINED(2)
                   ------------- --------------- ------------ ----------- -----------  ------------- ------------- -----------
REVENUES
Gross premiums...      1,015                        1,015         117 (P)                      8,848         9,980   $5,842
Investment
 income..........      1,568          (472)         1,096          64 (Q)     (12)(T)          3,236         4,311    2,524
                                                                  (10)(R)     (63)(D)
Income from
 banking
 activities......        203          (203)             0                                        596           596      349
                       -----          ----          -----         ---        ----      ------------- -------------   ------
Total revenue....      2,786          (675)         2,111         171         (75)            12,680        14,887    8,715
BENEFITS AND
 EXPENSES
Premiums to
 reinsurers......                                                  66 (P)                        481            54      320
Benefits paid and
 provided........      1,446          (111)         1,335          51 (Q)      (6)(M)          8,092         9,486    5,554
                                                                   14 (S)
Profit sharing
 rebates.........                                                                                706           706      413
Commissions and
 expenses for own
 account.........        918          (427)           491          50 (Q)      (7)(F)          1,698         2,181    1,277
                                                                  (14)(S)      (9)(G)
                                                                             (201)(U)
                                                                              173 (U)
Interest.........        107           (49)            58                      (3)(K)            693           748      438
Miscellaneous
 income and
 expenditure.....       (168)           99            (69)         14 (P)                         95            40       23
                       -----          ----          -----         ---        ----      ------------- -------------   ------
Total Benefits
 and expenses....      2,303          (488)         1,815         181         (53)            11,765        13,708    8,025
                       -----          ----          -----         ---        ----      ------------- -------------   ------
Income before
 tax.............        483          (187)           296         (10)        (22)               915         1,179      690
Corporation tax..        145           (65)            80          (3)(O)      (5)(O)            204           276      162
                       -----          ----          -----         ---        ----      ------------- -------------   ------
Net income.......        338          (122)           216          (7)        (17)               711           903   $  528
                       =====          ====          =====         ===        ====      ============= =============   ======
PER SHARE
 INFORMATION
Net Income per
 share:
 Primary(3)......                                                                               2.69          3.13   $ 1.83
 Fully
  diluted(4).....                                                                               2.59          2.98     1.74
Weighted average
 number of shares
 outstanding:
 Primary(3)......                                                                      263.8 million 287.4 million
 Fully
  diluted(4).....                                                                      284.9 million 311.3 million

-------
(1) U.S. Dollar amounts have been converted to Dutch Guilders at the average exchange rate for the six month period of 1.675.
(2) Convenience translation is based on balance sheet rate at June 30, 1996 of 1.7082.
(3) Primary shares have been increased to include an additional 23,613,239 shares issued as part of the transaction. In calculating the primary earnings per share the income is reduced by preferred stock dividends of NLG 3.4 million.
(4) Fully diluted shares have been increased by the 23,613,239 of newly issued shares plus an additional 2,825,953 shares for stock options awarded to Providian employees in exchange for their Providian stock options. The options have an average remaining term of six years and none are assumed to be exercised during the pro forma period. In calculating fully diluted earnings per share an interest adjustment is added back of NLG 27 million.

               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1995

         (AMOUNTS IN MILLION DUTCH GUILDERS, EXCEPT PER SHARE DATA)(1)
                                  (UNAUDITED)

                                                                                                                     CONVENIENCE
                                              PRO FORMA                                                             TRANSLATION TO
                                 PRO FORMA    PROVIDIAN                      PRO FORMA                                US DOLLARS
                    PROVIDIAN   ADJUSTMENTS  CORPORATION        DUTCH       ADJUSTMENTS                 AEGON NV       AEGON NV
                   CORPORATION  RELATING TO     AFTER       ADJUSTMENTS &   RELATING TO   AEGON NV      PRO FORMA     PRO FORMA
                  HISTORICAL(A) DISTRIBUTION DISTRIBUTION RECLASSIFICATIONS THE MERGER   HISTORICAL     COMBINED     COMBINED(2)
                  ------------- ------------ ------------ ----------------- ----------- ------------- ------------- --------------
Revenues
Gross premiums..      1,918                     1,918          249 (P)                         13,768        15,935      9,328
Investment
 income.........      2,876          (770)      2,106          109 (Q)         (18)(T)          5,983         8,040      4,707
 ...............                                               (15)(R)        (125)(D)
Income from
 banking
 activities.....        401          (401)          0                                           1,228         1,228        719
                      -----        ------       -----          ------         -------   ------------- -------------     ------
Total revenue...      5,195        (1,171)      4,024             343            (143)         20,979        25,203     14,754
Benefits and
 expenses
Premiums to
 reinsurers.....                                                129(P)                            820           949        556
Benefits paid
 and provided...      2,820          (169)      2,651           120(P)         (11)(M)         12,678        15,461      9,051
 ...............                                                 23(S)
Profit Sharing
 and rebates....                                                                                1,222         1,222        715
Commissions and
 expenses for
 own account....      1,626          (729)        897            86(Q)         (13)(F)          2,973         3,866      2,263
                                                               (23)(S)         (18)(G)
                                                                              (362)(U)
                                                                                326(U)

Interest........        194           (85)        109                          (5)(K)           1,396         1,500        878
Miscellaneous
 income and
 expenditure....       (242)          138        (104)           23(Q)                            170            89         52
                      -----        ------       -----          ------         -------   ------------- -------------     ------
Total benefits
 and expenses...      4,398          (845)      3,553             358             (83)         19,259        23,087     13,515
                      -----        ------       -----          ------         -------   ------------- -------------     ------
Income before
 tax............        797          (326)        471             (15)            (60)          1,720         2,116      1,239
Corporation
 tax............        244          (113)        131           (5)(O)         (16)(O)            397           507        297
                      -----        ------       -----          ------         -------   ------------- -------------     ------
Net income......        553          (213)        340             (10)            (44)          1,323         1,609        942
                      -----        ------       -----          ------         -------   ------------- -------------     ------
Per share
 information:
Net income per
 share:
Primary(3)......                                                                                 5.04          5.61       3.28
Fully
 diluted(4).....                                                                                 4.80          5.29       3.10
Weighted average
 number of
 shares
 outstanding:
Primary(3)......                                                                        261.6 million 285.2 million
Fully
 diluted(4).....                                                                        289.2 million 315.6 million

-------
(1) U.S. Dollar amounts have been converted to Dutch Guilders at the average exchange rate for the year of 1.605.
(2) Convenience translation is based on balance sheet rate at June 30, 1996 of 1.7082.
(3) Primary shares have been increased to include an additional 23,613,239 shares issued as part of the transaction. In calculating the primary earnings per share the income is reduced by preferred stock dividends of NLG 9.4 million.
(4) Fully diluted shares have been increased by the 23,613,239 of newly issued shares plus an additional 2,825,953 shares for stock options awarded to Providian employees in exchange for their Providian stock options. The options have an average remaining term of six years and none are assumed to be exercised during the pro forma period. In calculating fully diluted earnings per share an interest adjustment is added back of NLG 71 million.

                 PRO FORMA RECONCILIATION OF DUTCH ACCOUNTING
                             PRINCIPLES TO US GAAP

          (AMOUNTS IN MILLION DUTCH GUILDERS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                          NET INCOME
                                                -------------------------------
                                  SHAREHOLDERS'                    SIX MONTHS
                                     EQUITY        YEAR ENDED         ENDED
                                  JUNE 30, 1996 DECEMBER 31, 1995 JUNE 30, 1996
                                  ------------- ----------------- -------------
Amounts in accordance with Dutch
 accounting principles(1).......     11,792           1,609            903
REAL ESTATE.....................       (909)            (67)           (36)
The Netherlands: carried at
 original cost for first five
 years and appraisal increments
 recognized thereafter
U.S.: cost less depreciation
DEBT SECURITIES (FAS115)
The Netherlands: debt securities
 are valued at amortized cost
The U.S.: Debt securities are
 classified as available for
 sale and valued at market val-
 ues. The impact is shown net of
 amounts to satisfy policyholder
 commitments, adjustment of de-
 ferred policy acquisition costs
 and applicable taxes
  Unrealized gain on debt secu-
   rities.......................      1,434
  Amount required to satisfy
   policyholders................       (958)
  Adjustment of deferred policy
   acquisition costs............        (25)
  Deferred tax adjustment.......        (77)
GOODWILL (ARISING FROM ACQUISI-       1,981            (168)           (93)
 TIONS).........................
The Netherlands: directly
 charged to shareholders' equity
 in the year of acquisition
The U.S.: deferred and amortized
 over a period not to exceed 40
 years
TECHNICAL PROVISIONS............      1,083              67            (14)
The Netherlands: calculated on
 recent assumptions
The U.S.: calculated on assump-
 tions when the policy was is-
 sued or recent assumptions
REALIZED GAINS AND LOSSES.......         75             (19)           278
The Netherlands: deferred and
 released to income over time
The U.S.: recognized as income
 when realized
DEFERRED TAXATION (INCLUDING
 TAXATION ON
 US GAAP ADJUSTMENTS)...........     (1,039)            (33)            11
The Netherlands: calculated us-
 ing discounted tax rates
The U.S.: calculated using nomi-
 nal tax rates
REDEMPTION OF CONVERTIBLE DEBT..                        (29)          (150)
The Netherlands: Accounted for
 as conversion
The U.S.: Accounted for as an
 extinguishment of debt
BALANCE OF OTHER ITEMS..........         73             (82)           (33)
                                     ------           -----           ----
Certain expenses are recorded in
 different periods on the two
 basis of accounting
Amounts in accordance with US
 accounting principles
 (GAAP)(1)......................     13,430           1,278            866
                                     ======           =====           ====
US GAAP approximate net income
 per share (in NLG)
  Primary.......................                       4.45           3.00
  Fully diluted.................                       4.24           2.86

--------
(1) For Dutch accounting purposes the NLG 147 million cost of the option to receive additional shares from the Association has been included in the purchase price and recorded as goodwill which was subsequently written off to shareholders' equity. See note N to Notes to Unaudited Pro Forma Condensed Financial Statements for a further description of the option. For US GAAP accounting purposes the cost of the option is not considered part of the purchase price but is considered an equity instrument and pursuant to EITF 96-13 the cost is charged directly to shareholders' equity. Although the detail entries to record the cost of the option are different under Dutch and US GAAP accounting the impact on shareholders' equity is the same.

                          AEGON NV PRO FORMA COMBINED

                             SUMMARY BALANCE SHEET

                       (AMOUNTS IN MILLION DUTCH GILDERS)
                                  (UNAUDITED)

                                               DUTCH                 US GAAP
                                             ACCOUNTING             ACCOUNTING
                                               BASIS    ADJUSTMENTS   BASIS
                                             ---------- ----------- ----------
Investments.................................  120,636        525 A   121,161
Investments for the account of policyhold-
 ers........................................   69,972                 69,972
Other assets................................   10,231      2,054 B    12,285
Deferred acquisition costs..................              10,186 E    10,186
                                              -------     ------     -------
  Total assets..............................  200,839     12,765     213,604
Technical provisions........................   85,187       (100)C    95,273
                                                          10,186 E
Technical provisions with investment risk
 for the account of policyholders...........   69,972                 69,972
Long-term liabilities.......................    8,011                  8,011
Other liabilities...........................   21,870      1,041 D    22,911
Debt........................................    4,007                  4,007
Shareholders' Equity........................   11,792      1,638      13,430
                                              -------     ------     -------
  Total liabilities and shareholders' Equi-
   ty.......................................  200,839     12,765     213,604
                                              =======     ======     =======

Notes:

 A   --Adjust real estate to depreciated cost from appraised value...     (909)
     Adjust debt securities to market value from amortized cost (FAS
     115)............................................................    1,434
                                                                        ------
                                                                           525
                                                                        ------
 B   --Restore goodwill charged off to equity for Dutch accounting...    1,981
     Capitalize and amortize certain items expensed for Dutch
     accounting......................................................       73
                                                                        ------
                                                                         2,054
                                                                        ------
 C   --Adjustment of technical provision for portion of market value adjustment of debt securities required to satisfy policyholder
     commitments (FAS 115)...........................................      958
     Adjustment of deferred acquisition cost related to market value
     adjustment of debt securities (FAS 115).........................       25
     Reduce reserve for differences in valuation assumptions.........   (1,083)
                                                                        ------
                                                                          (100)
                                                                        ------
 D   --Adjustment of deferred tax related to market value adjustment
     of debt securities (FAS 115)....................................       77
     Record deferred tax at undiscounted amount and reflect tax on
     other US GAAP adjustments.......................................    1,039
     Recognize gains deferred under Dutch accounting.................      (75)
                                                                        ------
                                                                         1,041
                                                                        ------
     --Reclassify deferred acquisition costs from a reduction of
 E   technical provisions to an asset................................   10,186
                                                                        ------

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

  The unaudited pro forma condensed consolidated financial statements are presented in Dutch guilders (NLG). The Providian balance sheet amounts have been converted to Dutch guilders at the June 30, 1996, exchange rate of 1.7082 guilders per U.S. dollar. The income statements have been converted using the average exchange rate during each period, which was 1.605 for the year 1995 and 1.675 for the six month period ended June 30, 1996. A convenience translation to U.S. dollars column has been provided on the balance sheet and income statements using the June 30, 1996 exchange rate of 1.7082.

                             PRO FORMA ADJUSTMENTS

TRANSACTIONS RELATING TO THE MERGER

  The Merger will be accounted for under the purchase method of accounting, which requires the total acquisition costs to be allocated to the assets and liabilities acquired based on fair value. Any excess of purchase cost over the fair value of the acquired assets less the fair value of the acquired liabilities will be recorded as goodwill and charged to shareholders' equity. In the Merger, holders of Providian stock will receive in exchange for each share of Providian common stock a fraction of an AEGON Common Share equal to $28.00 divided by the AEGON Share Price. However, the AEGON Share Price is subject to a collar, for the purposes of calculating the exchange ratio, which provides that the AEGON Share Price will be deemed to be $61.153 if such average price is equal to or greater than $61.153 and will be deemed to be $50.034 if such average price is equal to or less than $50.034. The Merger Agreement also contains certain termination rights on the part of AEGON or Providian, as the case may be, if the Fair Market Value at the Effective Time is more than $66.713 or less than $44.475, unless the other party agrees to a "make-whole" provision. Pursuant to the "make-whole" provisions, the exchange ratio would be determined as follows: for prices below $44.475, divide $24.889 by the Fair Market Value at the Effective Time; for prices above $66.713, divide $30.545 by the Fair Market Value at the Effective Time. For purposes of these unaudited pro forma condensed consolidated financial statements, an assumed issuance of 42.8 million common shares with a value of NLG 4,473 million will be issued. Of these, an assumed 23.6 million shares will be newly issued shares while 19.2 million shares will be acquired from the Association and reissued to Providian stockholders in the Merger.

  In connection with the Merger, AEGON has entered into three related agreements with the Association, its largest shareholder which has voting control of AEGON, whereby the Association will provide a portion of the required common shares necessary to complete the transaction. The first agreement is to purchase up to 21.1 million common shares (19.2 million shares are assumed for purposes of these pro forma statements) from the Association at the average market price for the ten days preceding the Merger Agreement of NLG 96.744 per common share, which purchase price will be paid upon delivery of the common shares at the closing of the Merger. No consideration has been paid for this forward purchase agreement since the funding costs during this period are offset by the receipt of dividends on the shares and other benefits. The second agreement provides that the Association will deliver up to an additional 5.2 million shares to AEGON if necessary to complete the Merger. At the closing of the Merger, the Association will be paid a fee of NLG 147 million for this agreement. The third agreement provides for the issuance to the Association of preferred stock at a price of NLG 1.00 per share (the par value) in an amount to preserve its voting control in AEGON. See notes D, E and N for a discussion of the pro forma adjustments related to these agreements.

  The cost to acquire Providian is comprised of the following (NLG in millions):

      Assumed issuance of 42.8 million AEGON Common Shares................ 4,473
      Vest outstanding Providian stock options............................   119
      Professional fees and other direct transaction expenses.............    38
                                                                           -----
      Total cost to acquire Providian..................................... 4,630

  As part of the Merger, AEGON will assume Providian's outstanding debt, which was NLG 1,284 million at June 30, 1996.

  The cost to acquire Providian will be lower if the Fair Market Value at the Effective Time is above $66.713 and Providian agrees to the "make-whole" provision. The total value of the shares to be received by Providian stockholders, however, would remain the same. If the Fair Market Value at the Effective Time is $75 the number of shares required to complete the Merger is reduced by 4.7 million shares. This would result in an increase to the shareholders' equity of AEGON of about 2% while net income and net income per share would increase slightly more than 1%.

  The purchase price has been allocated to tangible and intangible assets and liabilities as follows (NLG in millions):

      Investments....................................................   29,405
      Investments for the account of policyholders...................    4,187
      Other assets...................................................    2,406
      Goodwill.......................................................      712
      Company-Obligated Mandatorily Redeemable
       Preferred Securities of Providian LLC.........................     (178)
      Technical Provisions (net of acquired insurance in force of NLG
       3,273)........................................................  (24,928)
      Technical provisions with Investment for the account of policy-
       holders.......................................................   (4,187)
      Long-term liabilities..........................................   (1,161)
      Other liabilities..............................................   (1,626)
                                                                       -------
      Shareholders' equity...........................................    4,630
                                                                       =======

  In accordance with FAS 115, Providian's investments in bonds (fixed maturities) are already carried at market, which is NLG 171 million (approximately 1%) more than amortized cost. Mortgage loans, real estate and other investments are included at book value, which approximates market. Therefore, no additional market value adjustments related to invested assets have been included in the balance sheet.

  Adjustments to the unaudited pro forma consolidated balance sheet and income statements to give effect to the Merger as of June 30, 1996, and January 1, 1995, respectively, are summarized below.

  (A) Certain accounts have been reclassified in the balance sheet and income statements to conform with the Dutch basis financial statement presentation. The following is a summary of classification differences between Dutch accounting principles and US GAAP which have no effect on reported net income or shareholders' equity.

                                     US GAAP                            DUTCH
                         -------------------------------- ----------------------------------
Balance Sheet Items:
 Deferred acquisition
  costs................. Deferred acquisition costs asset Reduction of technical provisions
 Owned and occupied real
  estate................ Property and equipment           Investments
 Reinsurance recoverable
  on paid claims........ Other Assets                     Reduction of technical provisions
 Nonredeemable preferred
  stocks................ Equity securities                Fixed maturities
 Liquid assets.......... Maturities of 3 or less months   Maturities of less than 1 year
Income Statement Items:
 Earnings of affili-
  ates.................. Specific item, net of taxes      Investment income and other income
 Premiums collected on
  Universal Life type
  contracts............. Deposit in liabilities           Premium revenue
 Premiums to reinsur-
  ers................... Reduction of premiums            Separate expense item
 Change in unearned pre-
  miums................. Premium revenue                  Benefit expense
 Real estate rentals,
  owner occupied........ Transactions eliminated          Rental income and rental expense
 Cost of processing
  claims................ Expenses                         Benefit expenses
 Investment expenses.... Reduction in investment income   Expenses

  (B) Providian Bancorp will settle intercompany balances with Providian immediately prior to the Distribution (NLG in millions):

      Repurchase preferred stock from Providian Corporation................. 111
                                                                             ---
        Total shareholders' equity adjustments.............................. 111
      Repay intercompany note to Providian Corporation......................  87
                                                                             ---
        Total cash adjustments.............................................. 198
                                                                             ===

  No pro forma adjustment was made to the income statements since such repayment and redemption by Providian Bancorp was assumed to have occurred in 1995 and that earnings on the additional funds offset the lost earnings on the intercompany note and preferred stock dividends.

  Included in the column "Pro Forma Adjustment Relating to the Distribution" (Providian Bancorp) of the Unaudited Pro Forma Condensed Consolidated Income Statements is an adjustment of NLG 4 for the year 1995 and NLG 1 for the six months ended June 30, 1996, which removes general and administrative costs, and related tax effects, of Providian's Chief Operating Officer and Strategic Planning Officer who, according to the Distribution Agreement, will be transferring to Providian Bancorp.

  (C) Redeem 8.75% Sinking Fund Debenture at a price of NLG 167 million, net of related tax effects, due to the early repayment required by the Distribution.

  (D) Purchase 19.2 million common shares at NLG 96.095 from the Association with available cash and the proceeds from the sale of liquid assets. Investment income has been reduced NLG 125 million for 1995 and NLG 63 million for the six months ended June 30, 1996 to reflect the reduction in assets.

  (E) Preferred stock valued at NLG 65 million will be issued and sold to AEGON's primary shareholder, the Association, to maintain its majority voting interest.

  (F) Eliminate Providian historical goodwill in the balance sheet and the related amortization expense in the income statement.

  (G) Eliminate or writedown intangible assets and fixed assets to market values in the balance sheet. Reverse the related amortization and depreciation in the income statement.

                                                     INCOME STATEMENT INCREASES
                                                     ---------------------------
                                        MARKET VALUE
                                             AT      YEAR ENDED SIX MONTHS ENDED
                                          6/30/96     12/31/95      6/30/96
                                        ------------ ---------- ----------------
      Intangible Assets................      15           1             0
      Fixed assets.....................      12           1             1
      Software.........................      79          16             8
                                            ---         ---           ---
      Total............................     106          18             9
                                            ---         ---           ---

  (H) Eliminate Providian historical equity.

  (I) Issue an assumed 42.8 million common shares with a value of NLG 4,473 million for the Merger.

  (J) Goodwill associated with the Merger has been charged to shareholders' equity.

  (K) Company-Obligated Mandatorily Redeemable Preferred Securities of Providian LLC and long-term liabilities will be increased to reflect the fair value at the balance sheet date using current market rates. Interest expense has been reduced to reflect the premium amortization.

  (L) Providian's historical deferred policy acquisition cost and acquired insurance in force are eliminated and replaced with the acquired insurance in force purchased in the Merger. Acquired insurance in force represents the fair value of Providian's business in force that has been estimated by discounting future after tax cash flows from the acquired policies at 11% and adjusted to a pre-tax basis using applicable tax rates.

  The discount rate reflects the rate of return required by AEGON to invest in the business being acquired. Factors considered in determining the rate include:

  . Expected rates of return on similar newly written business.

  . Risks associated with the actuarial assumptions in determining expected cash flows.

  .  Possibility of insurance regulations and tax laws changing.

  . Cost of capital available to fund the acquisition.

  The value assigned to the acquired insurance in force purchased is based on a preliminary valuation, which may be adjusted upon final determination of the estimated discounted cash flows. Expected gross amortization of such value using current assumptions and accretion of interest based on an interest rate equal to the average liability rate of 7.75% for each of the years in the five-year period ending June 30, 2001, are as follows (NLG in millions):

       YEAR
      ENDING                   BEGINNING    GROSS     ACCRETION OF     NET      ENDING
     JUNE 30,                   BALANCE  AMORTIZATION   INTEREST   AMORTIZATION BALANCE
     --------                  --------- ------------ ------------ ------------ -------
      1997....................   3,273       576          241          335       2,938
      1998....................   2,938       514          215          299       2,639
      1999....................   2,639       451          198          253       2,386
      2000....................   2,386       410          176          234       2,152
      2001....................   2,152       372          159          213       1,939

  (M) Increase the balance sheet technical provisions to reflect certain interest rate and mortality assumptions related to purchase accounting. Reduce "Benefits paid and provided" in the income statement for the amortization of this increase in technical provisions.

  (N) Recognize additional liabilities related to the Merger (NLG in millions), which will increase goodwill (adjustment (H)):

      Anticipated costs due to change of ownership........................  179
      Vest outstanding Providian stock options............................  119
      Purchase option from the Association to provide additional shares if needed for the acquisition.........................................  147
      Taxes on new shares issued and foreign acquisitions.................   43
      Lease termination costs.............................................   34
      Professional fees...................................................   38
                                                                            ---
        Total "Other liabilities" adjustment..............................  560
                                                                            ---

  A capital tax of 1% is levied on all capital contributed, in shares or in surplus, in cash or in kind, to a company resident in The Netherlands. The capital tax is deductible for the Netherlands corporation tax. Except for the fact that the capital tax decreases the taxable profit of a company, the tax has no effect on the shareholders. Besides the capital tax there is a one-time increase in corporate taxable earnings for equity allocated to a foreign acquired company based on The Netherlands corporate tax law.

  Generally, if an employee terminates during the change of control period, Providian's change of control plan will provide certain severance benefits. An estimate was made for employee terminations that may occur during the two years following the Merger.

  Providian employees will receive about 2.8 million fully vested AEGON stock options in exchange for currently held Providian options. The liability reflects the fair value of the options of $24.60 per share calculated using a binomial option valuation model based upon an estimated average life of five years.

  The agreement to purchase shares from the Association, AEGON's largest shareholder, includes an option to provide the additional shares required for the acquisition of Providian at the lower AEGON share prices. The option reduces the amount of share dilution that would be created through the issuance of more shares, and is only effective for this Merger. A binomial model, which includes historical volatility of the AEGON New York shares was used in determining the option price. The cost of the option was calculated based upon a seven month put option on 47.2 million shares between a price of $55.594 and $50.034.

  (O) The applicable pro forma balance sheet and income statement adjustments have been tax affected at the appropriate rates.

  (P) Premium related reclasses to conform to the Dutch basis income statement presentation (NLG in millions):

                                                                    SIX MONTHS
                                                         YEAR ENDED   ENDED
                                                          12/31/95   6/30/96
                                                         ---------- ----------
      Increase "Benefits paid and provided" for univer-
       sal life and variable life net deposits.........     120         51
      Separately state "Premiums paid to reinsurers"...     129         66
                                                            ---        ---
        Total "Gross premium" adjustment...............     249        117

  (Q) Investment income related reclasses to conform to the Dutch basis income statement presentation (NLG in millions):

                                                                    SIX MONTHS
                                                         YEAR ENDED   ENDED
                                                          12/31/95   6/30/96
                                                         ---------- ----------
     Include investment management expenses in "Commis-
      sions and expenses for own account"..............      86         50
     Include asset default losses in "Miscellaneous
     income and expenditures"..........................      23         14
                                                            ---        ---
     Total "Investment income" adjustment..............     109         64
                                                            ===        ===

  (R) Realized investment gains and losses have been deferred and amortized over the estimated remaining maturity term of the assets sold. No balance sheet adjustment has been recorded since the deferred gains and losses have no current market value at the time of the Merger.

  (S) The cost of processing claims has been reclassified to "Benefits paid and provided" from "Commissions and expenses for own account" to conform to the Dutch basis income statement presentation.

  (T) Investment income of Providian has been adjusted to include the effect of amortization of market value adjustments, although the assets had already been stated at their estimated fair value. Also, interest earnings have been reduced to reflect the cash outflow of funds used to pay acquisition costs.

  (U) Amortization of the deferred policy acquisition costs and acquired insurance in force prior to the Merger has been replaced with the amortization of the acquired insurance in force purchased (amortized in relation to estimated premiums on traditional type products and in relation to gross profits for nontraditional type products with interest equal to the liability rate assumptions of 7.75%).

                             THE MERGER AGREEMENT

  THIS SECTION OF THE PROXY STATEMENT-PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE MERGER AGREEMENT AND THE PROPOSED MERGER. THE FOLLOWING DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

TERMS OF THE MERGER

  General. At the Effective Time, AEGON, Providian and LT Merger Corp., a wholly owned indirect subsidiary of AEGON, will consummate the Merger, in which LT Merger Corp. will merge into Providian and the separate corporate existence of LT Merger Corp. will cease. Providian will be the Surviving Corporation in the Merger as a wholly owned indirect subsidiary of AEGON and will continue to be governed by the laws of the State of Delaware. The name of the Surviving Corporation will be "Providian Corporation." The Surviving Corporation has agreed to use reasonable efforts to change its name and that of its subsidiaries as promptly as reasonably practicable. Pursuant to the Trademark License Agreement, Providian and its insurance subsidiaries will have the right to the use of this name until the earlier of (i) their receipt of all necessary regulatory approvals to effect a name change and transition to usage of a new name or (ii)(A) six months from the Closing Date with respect to Providian and (ii)(B) 18 months from the Closing Date with respect to the insurance subsidiaries.

  Certificate of Incorporation and By-laws. The Merger Agreement provides that the certificate of incorporation and by-laws of LT Merger Corp. in effect at the Effective Time will be the certificate of incorporation and by-laws of the Surviving Corporation.

  Directors and Officers. The Merger Agreement provides that the directors and officers of LT Merger Corp. at the Effective Time will be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

  Conversion of Providian Common Stock. Pursuant to the Merger Agreement, as of the Effective Time, each issued and outstanding share of Providian Common Stock, other than shares held by AEGON, Providian or any wholly owned subsidiary of AEGON or Providian, will be converted into the right to receive a number of shares of AEGON Common Shares pursuant to the Exchange Ratio.

  Exchange Ratio. The Exchange Ratio is equal to $28.00 divided by the AEGON Share Price, which is equal to the average, during the 20 trading days immediately preceding the last business day before the Closing Date, of the average daily high and low prices per AEGON Common Share on the NYSE. The Exchange Ratio is, however, subject to a collar by which the AEGON Share Price for purposes of calculating the Exchange Ratio is held to a range within $61.153 and $50.034. The Merger Agreement also contains certain termination rights on the part of AEGON or Providian, as the case may be, if the Fair Market Value at the Effective Time is more than $66.713 or less than $44.475, unless the other party agrees to a "make-whole" provision. See "--Termination; Certain Fees."

  Fractional Shares. No fractional AEGON Common Shares will be issued in the Merger. Instead, each holder of Providian Common Stock who would otherwise be entitled to receive fractional shares of AEGON Common Shares will be entitled to receive in its place cash (without interest) in an amount equal to the fraction of a share to which such holder would otherwise have been entitled multiplied by the Fair Market Value at the Effective Time.

EFFECTIVE TIME; CLOSING

  The Merger Agreement provides that the Merger will become effective and the Effective Time will occur immediately following the Distribution upon the filing of a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") with the Secretary of State of the State of Delaware or at such

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other time as Providian and AEGON agree. The Merger Agreement provides that, unless otherwise agreed by the parties, the closing of the Merger (the "Closing") will take place on the later of (a) June 1, 1997 and (b) the second business day after the satisfaction or waiver of the conditions to the Merger described in the Merger Agreement (other than, but subject to, those conditions to be performed at the Closing). See "--Conditions."

EXCHANGE OF SHARES

  Pursuant to the Merger Agreement, as of the Effective Time, AEGON will deposit with Morgan Guaranty Trust Company of New York or such other financial institution chosen by AEGON (the "Exchange Agent"), certificates representing the AEGON Common Shares (together with any dividends or distributions payable with respect thereto, the "Exchange Fund") issuable pursuant to the Merger Agreement in exchange for certificates formerly representing outstanding shares of Providian Common Stock. As soon as reasonably practicable after the Effective Time, AEGON and the Surviving Corporation will cause the Exchange Agent to mail a transmittal form and instructions to each holder of record of certificates which immediately prior to the Effective Time represented outstanding shares of Providian Common Stock (the "Certificates"), which form and instructions are to be used in forwarding the Certificates for surrender and exchange for (a) certificates representing the number of whole AEGON Common Shares which such holder has the right to receive pursuant to the Merger and (b) cash for any fractional shares of AEGON Common Shares to which such holders otherwise would be entitled. PROVIDIAN STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH TRANSMITTAL FORM AND INSTRUCTIONS ARE RECEIVED. Until surrendered as provided above, Certificates will be deemed to represent the right to receive certificates representing the number of AEGON Common Shares into which the shares of Providian Common Stock formerly represented by such Certificates were converted in the Merger and a cash payment in lieu of any fractional shares, and the holders of Certificates will not be entitled to receive dividends or any other distributions from AEGON until such Certificates are so surrendered. Upon surrender of a Certificate, there will be paid to the person in whose name such AEGON Common Shares are issued any dividends or other distributions which have a record date after the Effective Time and which became payable prior to surrender with respect to such AEGON Common Shares. After such surrender, there will also be paid to the person in whose name the AEGON Common Shares are issued any dividends or other distributions on such shares which have a record date after the Effective Time and prior to such surrender and a payment date after such surrender, and such payment will be made on the payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. In addition, prior to the Merger, all of the preferred stock of Providian, all of which is held by a subsidiary of Providian, will be converted into voting preferred stock which will remain outstanding following the Merger.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains certain representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by Providian as to (a) the corporate organization, standing and power of Providian and its subsidiaries, (b) Providian's capitalization, (c) Providian's ownership of the securities of its subsidiaries free and clear of all liens, charges, pledges, security interests or other encumbrances, (d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement, subject to stockholder approval, approval by insurance regulatory authorities and banking regulatory authorities,
(e) noncontravention of laws and agreements and Providian's by-laws and certificate of incorporation and the absence of the need (except as specified) for governmental or third-party consents, (f) the accuracy of Providian's financial statements, and certain other matters in connection with Providian's filings with the Securities and Exchange Commission (the "SEC"), (g) the accuracy of the annual statements of each subsidiary of Providian engaged in the insurance business filed with state insurance regulatory authorities, (h) the conduct of Providian's business in the ordinary course and the absence of any material adverse change with respect to Providian and its subsidiaries or any declaration, setting aside or payment of any dividend or other distribution with respect to any of Providian's outstanding capital stock except regular quarterly cash dividends with respect to Providian Common Stock or any split, combination or reclassification of any of Providian's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of

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

Providian's outstanding capital stock, (i) the accuracy and timely filing of all tax returns, (j) the absence of tax sharing or material tax indemnity agreements, (k) the amounts to be received by employees that would be characterized as "excess parachute payments" under the Code, (l) pending or threatened litigation, (m) notice of default under material contracts, (n) the accuracy of information to be supplied by Providian for inclusion in this Proxy Statement-Prospectus and in certain other filings with the SEC, (o) certain matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and other employment and labor relations matters,
(p) brokers and finders employed by Providian, (q) compliance with applicable laws by Providian and its insurance subsidiaries, (r) indebtedness for borrowed money, (s) the receipt of a fairness opinion from Goldman Sachs, (t) certain matters relating to the operation and condition of real estate owned by Providian and its subsidiaries, (u) the waiver of Delaware business combination restrictions, (v) the taking of action that would jeopardize the Distribution as a tax-free distribution or the Merger as a tax-free reorganization, (w) the required vote to obtain approval of the transaction by Providian's stockholders, (x) the business operating condition of Providian and its insurance subsidiaries, (y) title to assets, (z) ownership and use of computer software and intellectual property, (aa) permits, licenses and franchises of Providian and its insurance subsidiaries, (bb) operation of the insurance business, (cc) threats of cancellation of policies, (dd) liabilities and reserves, (ee) separate accounts maintained by the insurance subsidiaries of Providian, (ff) operating of mutual funds sponsored by Providian's insurance subsidiaries, (gg) insurance coverage and (hh) solvency of Providian Bancorp.

  The Merger Agreement also includes representations and warranties by AEGON and LT Merger Corp. as to (a) the corporate organization, standing and power of AEGON and its subsidiaries, (b) AEGON's capitalization, (c) AEGON's ownership of the securities of its subsidiaries free and clear of all liens, charges, pledges, security interests or other encumbrances, (d) the authorization, execution, delivery, performance and enforceability of the Merger Agreement, subject to Providian's stockholder approval, approval by insurance regulatory authorities and banking regulatory authorities, (e) noncontravention of laws, agreements and organizational documents and the absence of the need (except as specified) for governmental or third-party consents, (f) the accuracy of AEGON's financial statements, and certain of the matters in connection with AEGON's filings with the SEC, (g) the accuracy of the annual statements of each subsidiary of AEGON engaged in the insurance business filed with state insurance regulatory authorities, (h) the conduct of AEGON's business in the ordinary course and the absence of any material adverse change with respect to AEGON and its subsidiaries, (i) the declaration, setting aside or payment of any dividends or other distributions (except regular quarterly cash dividends with respect to the AEGON Common Shares), any split, combination or reclassification of capital stock, (j) the accuracy and timely filing of all tax returns, (k) pending or threatened litigation, (l) notice of default under material contracts, (m) the accuracy of information to be supplied by AEGON for inclusion in this Proxy Statement-Prospectus and any other documents to be filed with the SEC, (n) certain matters relating to ERISA and other employment and labor relations matters,
(o) brokers and finders employed by AEGON, (p) compliance with applicable laws relating to the regulation of the business of insurance by AEGON and its insurance subsidiaries, (q) indebtedness for borrowed money, (r) certain matters relating to environmental liabilities, (s) ownership of Providian Common Stock, (t) the interim operations of LT Merger Corp., (u) the taking of action that would jeopardize the Distribution as a tax-free distribution or the Merger as a tax-free reorganization, (v) the business operating condition of AEGON and its insurance subsidiaries, (w) title to assets, (x) ownership and use of computer software and intellectual property, (y) permits, licenses and franchises of AEGON and its insurance subsidiaries, (z) operation of the insurance business and (aa) liabilities and reserves.

BUSINESS OF PROVIDIAN PENDING THE MERGER

  The Merger Agreement provides that, during the period from the date of the Merger Agreement and continuing until the Effective Time, except for the Distribution and the other transactions expressly provided for in the Distribution Agreement, as expressly contemplated or permitted by the Merger Agreement, or to the extent that AEGON otherwise consents in writing, Providian and its subsidiaries will operate their business only in the ordinary course, except where the failure to so operate their businesses will not be material to any of Providian's principal business units taken as a whole, and, consistent with such operation, Providian and its subsidiaries will use reasonable efforts consistent with past practices to preserve their business organizations intact and maintain

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

the goodwill of their agents, third party administrators, policyholders, customers and others with whom business relationships exist so that their goodwill and ongoing businesses will not be impaired in any material respect. Subject to certain exceptions, the Merger Agreement also includes limitations, prohibitions and other provisions relating to Providian's conduct of business during this period with respect to (a) charter or bylaw amendments, (b) the issuance of capital stock and payment of dividends, (c) levels of indebtedness, (d) mortgages and pledges of assets, (e) amendments to employee benefit or retirement plans, (f) contracts and agreements outside the ordinary course, (g) changes in underwriting standards, retention limits and administrative practices, (h) collective bargaining agreements, (i) changes in accounting principles, policies and procedures, (j) payments, loans and advances to affiliates, (k) acquisitions, joint ventures and partnerships, (l) tax elections that could have a material adverse effect on Providian, (m) the payment, discharge, settlement or satisfaction of material claims, liabilities and obligations and (n) material changes in the mix of Providian's investment assets or the profile of its insurance liabilities.

BUSINESS OF AEGON PENDING THE MERGER

  The Merger Agreement provides that, during the period from the date of the Merger Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by the Merger Agreement, or to the extent Providian otherwise consents in writing, AEGON and its subsidiaries will operate their businesses only in the ordinary course, except where the failure to do so would have a material adverse effect on AEGON and its subsidiaries taken as a whole. Subject to certain exceptions, the Merger Agreement also includes limitations, prohibitions and other provisions relating to AEGON's conduct of business during this period with respect to: (a) charter or bylaw amendments,
(b) capital stock and payment of dividends, (c) mergers or consolidations if such merger or consolidation could reasonably be expected to have a material adverse effect on the ability of AEGON to complete the Merger, (d) acquisitions, joint ventures and partnerships if such acquisitions, joint ventures or partnerships, individually or in the aggregate, would materially delay the closing of the Merger past June 1, 1997 or otherwise effect the ability of AEGON to complete the Merger, (e) levels of indebtedness, (f) mortgages and pledges of assets, (g) contracts and agreements outside the ordinary course, (h) payments, loans and advances to affiliates and (i) ownership of Providian common stock.

NO SOLICITATION OF THIRD PARTY ACQUISITION PROPOSALS

  Pursuant to the Merger Agreement, Providian will not, nor permit any subsidiary, nor authorize any officer, director, employee of, or any investment broker, attorney or other advisor or representative or agent of Providian or its subsidiaries to, directly or indirectly, solicit, initiate or encourage any inquiries, proposals, negotiations or discussions from or with any person (other than AEGON) or such person's directors, officers, employees, representatives and agents that constitute, or could reasonably be expected to lead to an Acquisition Proposal or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. An "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving Providian or any of its insurance subsidiaries or any purchase of all, or any significant portion of Providian's assets or of the assets of any of Providian's insurance business units. The Merger Agreement provides, however, that Providian may furnish or cause to be furnished to persons making an Acquisition Proposal information (pursuant to reasonably customary confidentiality arrangements) and may participate in such discussions and negotiations if: (a) the members of the Providian Board, after consultation with and based upon the advice of counsel, determine in good faith that such action is necessary for the Board members to comply with their fiduciary duties under applicable law and (b) the Acquisition Proposal contains an offer of consideration superior to AEGON's. Providian has agreed to notify AEGON as soon as practicable if any such inquiries or proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with it, which notice will provide the identity of the third party or parties and the terms and conditions of any such proposal or proposals. In such case, Providian must keep AEGON informed of the status of the Acquisition Proposal and negotiate with AEGON to make adjustments necessary to enable AEGON and Providian to proceed with the Merger. The Merger Agreement provides that the Providian Board may withdraw

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

or modify its recommendation of the Merger Agreement in connection with any vote of its stockholders, or recommend any other offer or proposal, if the Providian Board, following consultation with and based on the advice of its outside counsel, determines in good faith that the withdrawal or modification of such recommendation, or the approval or recommendation of another offer or proposal, is necessary in order for the Providian Board to comply with its fiduciary duties to stockholders under applicable law. In such event, notwithstanding anything contained in the Merger Agreement to the contrary, any such withdrawal or modification of the Merger or the recommendation of another offer or proposal, or the entering by Providian into an agreement with respect to another Acquisition Proposal, will not constitute a breach of the Merger Agreement by Providian. As a consequence of taking such actions, however, Providian will be required to pay to AEGON a termination fee. See "-- Termination; Certain Fees."

TERMINATION; CERTAIN FEES

  The Merger Agreement may be terminated:

    (a) by mutual written consent of AEGON and Providian;

    (b) by Providian if:

      (i) the Merger is not consummated on or before August 31, 1997, unless the failure of such occurrence is due to the failure of Providian to perform or observe the covenants, agreements and conditions in the Merger Agreement to be performed or observed by it at or before the Effective Time,

      (ii) events occur which render impossible the satisfaction of the conditions to the obligations of Providian in the Merger Agreement, unless the failure of such occurrence shall be due to the failure of Providian to perform or observe the covenants, agreements and conditions to be performed or observed by it at or before the Effective Time,

      (iii) Providian is enjoined or restrained by any governmental authority from consummating the Merger Agreement or any of the transactions contemplated thereby and such injunction or restraint shall not have been withdrawn by the earlier of sixty days after the date on which such injunction or restraint was first issued or August 31, 1997,

      (iv) the Providian Board shall have determined, after consultation with and based upon the advice of counsel, in the manner described in the Merger Agreement that the transactions contemplated by the Merger Agreement violate its fiduciary duties to its stockholders under applicable law,

      (v) the stockholders of Providian do not approve the Merger; or

      (vi) the Fair Market Value at the Effective Time of an AEGON Common Share is less than $44.475, unless AEGON agrees in such event that the Exchange Ratio shall be determined by dividing $24.889 by the Fair Market Value at the Effective Time per AEGON Common Share; and

    (c) by AEGON if:

      (i) the Merger is not consummated on or before August 31, 1997, unless the failure of such occurrence is due to the failure of AEGON or its subsidiaries to perform or observe the covenants, agreements and conditions in the Merger Agreement to be performed or observed by them at or before the Effective Time,

      (ii) events occur which render impossible the satisfaction of the conditions to the obligations of AEGON in the Merger Agreement, unless the failure of such occurrence shall be due to the failure of AEGON to perform or observe the covenants, agreements and conditions to be performed or observed by it at or before the Effective Time,

      (iii) AEGON is enjoined or restrained by any governmental authority from consummating the Merger Agreement or any of the transactions contemplated thereby and such injunction or restraint shall not have been withdrawn by the earlier of sixty days after the date on which such injunction or restraint was first issued or August 31, 1997,


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

      (iv) the stockholders of Providian do not approve the Merger,

      (v) the Providian Board shall have withdrawn or materially modified in a manner adverse to AEGON its recommendation of the Merger Agreement and the Merger or the Providian Board shall have approved or recommended another Acquisition Proposal, or

      (vi) the Fair Market Value at the Effective Time of an AEGON Common Share is greater than $66.713, unless Providian agrees in such event that the Exchange Ratio shall be determined by dividing $30.545 by the Fair Market Value at the Effective Time per AEGON Common Share. In the event the Fair Market Value at the Effective Time of an AEGON Common Share exceeds $66.713 and AEGON seeks to terminate the Merger Agreement, the Providian Board will decide whether to exercise the "make-whole" provision or allow AEGON to terminate the Merger. Providian is not required by the Merger Agreement or by Delaware law, and does not intend, to seek the consent of the holders of Providian Common Stock in connection with this decision. Moreover, Providian believes that the impact of this possible decision on Providian's stockholders is fully disclosed in this Proxy Statement. In voting to approve the Merger, Providian stockholders are authorizing the Providian Board to exercise the "make-whole" provision if it deems appropriate. That decision, however, will be made by the Providian Board at the time (which may be after the annual meeting), and there can be no assurance that the Providian Board will exercise the "make-whole" provision.

  If Providian enters into a merger agreement with a third-party or the Merger Agreement is terminated because the Providian Board, following consultation with and based on the advice of outside counsel, believes that it is necessary to do so in order to comply with its fiduciary duties as described in the Merger Agreement to its stockholders under applicable law, Providian shall pay to AEGON upon demand (i) $80,000,000 if termination occurs on or prior to the date of the Meeting or (ii) $100,000,000 if termination occurs after the date of the Meeting, as liquidated damages and not as a penalty. If Providian fails to promptly pay such fees, Providian shall pay the costs and expenses (including reasonable fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee was required to be paid.

CERTAIN OTHER COVENANTS

  Distribution. The Merger Agreement provides that, prior to the Closing, Providian will use its commercially reasonable efforts to divest its interest in Providian Bancorp to the stockholders of Providian subject to the terms and conditions of the Distribution Agreement. Prior to the Effective Time, Providian will not agree to or permit any modification, amendment, supplement or waiver of the Distribution Agreement without the prior written consent of AEGON. In addition, the Merger Agreement provides that unless approved by AEGON or as contemplated by the Merger Agreement or Distribution Agreement, there shall not be any new agreements between Providian Bancorp and Providian or any of its subsidiaries nor any material amendment to any existing agreements between Providian Bancorp and Providian or any of its subsidiaries that survives the date as of which the Distribution is effective (the "Distribution Date").

  Amendment to Rights Plan. The Merger Agreement requires Providian to amend its 1987 Stockholder Rights Agreement, as amended (the "Providian Rights Agreement"), so that AEGON will not become an "Acquiring Person" as a result of the Merger and no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Providian Rights Agreement) will occur as a result of the Merger and all outstanding Providian Common Stock Purchase Rights issued and outstanding under the Providian Rights Agreement will expire immediately prior to the Effective Time. Providian amended the Providian Rights Agreement in accordance with this provision of the Merger Agreement on December 28, 1996.

  Indemnification of Officers and Directors; Insurance. The Merger Agreement requires the Surviving Corporation to provide to each present and former director and officer of Providian and its subsidiaries the indemnification rights which such parties had immediately prior to the Merger. In addition, AEGON is required

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

to maintain, for a period of six years after the Effective Time, the current policies of directors' and officers' liability insurance maintained by Providian and its subsidiaries (or policies of at least the same coverage and amounts containing terms and conditions which are no less favorable) with respect to claims arising from facts or events which occurred on or prior to the Effective Time. AEGON shall, however, not be required to expend on an annual basis more than 250% of the current annual premiums paid by Providian and its subsidiaries for such insurance.

  Employee Benefits. The Merger Agreement provides that the Surviving Corporation will honor all obligations and commitments under Providian's employee benefit plans, programs, arrangements, practices and contracts which provide benefits or compensation to or on behalf of employees. AEGON will, and will cause the Surviving Corporation to, waive any limitations regarding preexisting conditions under any welfare or other employee benefit plan maintained by either of them for the benefit of employees of Providian and its subsidiaries and will treat service by all of Providian's and its subsidiaries' employees with Providian and its subsidiaries as service with AEGON, except to the extent such treatment would result in a duplication of benefits.

  Stock Options. At the Effective Time, each outstanding option to purchase shares of Providian Common Stock (a "Providian Stock Option") and each outstanding stock appreciation right (a "Providian SAR") issued pursuant to any incentive or stock option program of Providian (the "Providian Plan"), whether vested or unvested, shall be assumed by AEGON, except for options or stock appreciation rights assumed by Providian Bancorp pursuant to the Distribution Agreement. Each Providian Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Providian Stock Option, a number of AEGON Common Shares equal to (x) the number of shares of Providian Common Stock covered by such Providian Stock Option, multiplied by (y) the Option Adjustment Ratio (as defined below), at a price per share equal to (A) the exercise price of such Providian Stock Option immediately prior to the Distribution, multiplied by
(B) (1) one divided by (2) the Option Adjustment Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. For purposes of the foregoing, the "Option Adjustment Ratio" shall mean the amount obtained by dividing (i) the average of the daily high and low trading prices on the NYSE for the Providian Common Stock on each of the 20 trading days prior to the ex-dividend date for the Distribution by (ii) the average of the daily high and low trading prices on the NYSE for AEGON Common Shares on each of the same 20 trading days. Each holder of a Providian SAR shall be entitled to that number of stock appreciation rights of AEGON ("AEGON SARs"), determined in the same manner as set forth above with respect to Providian Stock Options assumed by AEGON. At the Effective Time, the agreements evidencing the grants of Providian Stock Options and Providian SARs assumed by AEGON shall be amended to provide that the right of a holder to exercise Providian Stock Options and Providian SARs shall continue beyond the termination of such holder's employment, if such holder's employment is terminated without cause or such holder leaves employment for good reason, until the later of (x) the second anniversary of the effective time of the Merger, (y) 90 days after such holder's termination of employment, and (z) the end of the period for exercise of such Providian Stock Options or Providian SARs as provided in any employment or severance agreement between the Providian and such holder.

  AEGON USA Guaranty. The Merger Agreement provides that at Closing, AEGON will cause AEGON USA, Inc. to enter into a Guaranty Agreement with Providian and Providian Bancorp (the "Guaranty Agreement") pursuant to which AEGON USA, Inc. will guarantee the obligations of Providian in the Merger Agreement regarding employee benefits and the indemnification of officers and directors and all of the obligations of Providian in the Distribution Agreement and the Ancillary Agreements. The aggregate amount required to be paid by AEGON USA, Inc. under the Guaranty Agreement will not exceed the amount in U.S. dollars equal to the stockholders' equity of Providian, determined in accordance with generally accepted accounting principles, as of the latest quarter ended prior to the Closing, adjusted to give effect to the Distribution.

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

  AEGON Exchange Transaction. The Merger Agreement provides that prior to the Closing Date, AEGON will purchase approximately 8% of the currently outstanding AEGON Common Shares from the Association and simultaneously sell a number of shares of the existing class of Preferred Stock, par value one Dutch Guilder per share (the "AEGON Preferred Shares"), to the Association which will enable the Association to maintain its current voting control in AEGON. AEGON has agreed in the Merger Agreement that, except as set forth in the preceding sentence, prior to the Closing Date, AEGON will not issue or sell any shares of its capital stock to the Association, except that AEGON may issue or sell to the Association during such period a maximum of 500,000 shares of capital stock in connection with certain other transactions.

  Stock Exchange Listing. The Merger Agreement provides that AEGON will use all commercially reasonable efforts to cause the AEGON Common Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

FEES AND EXPENSES

  Except as provided in the Merger Agreement with respect to termination of the Merger Agreement under certain circumstances, the Merger Agreement provides that AEGON and Providian will each pay its own respective expenses incident to preparing for, entering into and carrying out the Merger Agreement and to consummating the Merger, whether or not the Merger is consummated, except that, if the Merger Agreement is terminated for any reason, (a) expenses incurred in connection with printing and mailing this Proxy Statement-Prospectus and the related registration statement of AEGON to which this Proxy Statement-Prospectus is a part (the "AEGON Registration Statement") and (b) all filing or registration fees paid by Providian or AEGON, will be shared equally by AEGON and Providian. The fees and expenses incurred in connection with the Merger relate primarily to fees paid to professional advisors for investment banking, legal, actuarial and accounting expertise, along with regulatory filing fees. AEGON and Providian estimate that these expenses will be approximately $8.0 million and $17.9 million, respectively.

CONDITIONS

  The respective obligations of each party to the Merger Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of a number of conditions, including the following: (a) approval and adoption of the Merger Agreement by the affirmative vote or consent of the holders of Providian Common Stock representing a majority of the shares entitled to vote; (b) the receipt by AEGON and Providian of all requisite approvals of, or satisfaction of all requisite filing requirements with, governmental entities in connection with the transactions contemplated by the Merger Agreement, including all requisite approvals under, and the expiration of all waiting periods in respect of, the HSR Act; (c) the receipt by AEGON and Providian of all authorizations, consents, waivers and approvals from third parties required to be obtained in connection with the Merger Agreement and the Distribution Agreement; (d) the absence of any order, injunction or other legal restraint or prohibition preventing the consummation of the Merger or the Distribution; (e) the effectiveness of the AEGON Registration Statement under the Securities Act and the absence of any stop order or pending proceedings by a governmental entity seeking a stop order with respect to the AEGON Registration Statement; (f) receipt from the Internal Revenue Service of a private letter ruling to the effect that the distribution will qualify as a tax-free distribution, the Merger will qualify as a tax-free reorganization, the exchange of Providian Common Stock for AEGON Common Shares will not give rise to a gain or loss for federal income tax purposes to the stockholders of Providian and neither Providian nor LT Merger Corp. will recognize a gain or loss as a consequence of the Merger; (g) the approval for listing on the NYSE, subject to official notice of issuance, of the AEGON Common Shares issuable to Providian's stockholders pursuant to the Merger Agreement; and (h) the effecting of the Distribution in accordance with the terms of the Distribution Agreement.

  The obligation of Providian to effect the Merger is further subject to the following conditions, unless waived in writing by Providian: (a) the truthfulness and correctness in all material respects of the representations and warranties of AEGON set forth in the Merger Agreement; (b) the performance by AEGON and LT Merger Corp. in all material respects of all obligations required to be performed by AEGON and LT Merger Corp. under the Merger Agreement at or prior to the Closing Date; (c) the receipt by Providian of a letter dated the Closing Date from a nationally recognized appraisal firm in form and substance acceptable to Providian which supports the conclusion that after giving effect to the Merger and the Distribution, Providian will not be insolvent or be rendered insolvent by the transactions contemplated by the Merger Agreement or the Distribution Agreement, will not be left with unreasonably small capital with which to engage in their business and will not have incurred debts beyond its ability to pay such debts as they mature; (d) the receipt by Providian of letters dated the date of the AEGON Registration Statement and the Closing Date with respect to certain financial information of AEGON; and (e) the receipt by Providian of opinions of the General Counsel of AEGON and the General Counsel of AEGON USA, Inc. concerning certain legal matters relating to the Merger Agreement and the transactions contemplated thereby.

  The obligation of AEGON to effect the Merger is further subject to the following conditions, unless waived in writing by AEGON: (a) the truthfulness and correctness in all material respects of the representations and warranties of Providian set forth in the Merger Agreement; (b) the performance by Providian in all material respects of all obligations required to be performed by Providian under the Merger Agreement at or prior to the Closing Date; (c) the receipt of AEGON of letters dated the date of this Proxy Statement-Prospectus and the Closing Date with respect to certain financial information of Providian; (d) the receipt by AEGON of an opinion of King & Spalding, counsel to Providian, concerning certain legal matters relating to the Merger Agreement and the transactions contemplated thereby; and (e) that Providian shall have used its commercially reasonable efforts to cause each person who is an affiliate for purposes of Rule 145 under the Securities Act to deliver to AEGON on or prior to the Closing Date, a written agreement satisfactory to AEGON that such person will not offer to sell, transfer or otherwise dispose of any shares of AEGON Common Shares except in accordance with the provisions of Rule 145 or in another transaction not in violation of the Securities Act.

  All of these conditions are waivable with the consent of both Providian and AEGON, except that the approval by Providian stockholders and certain governmental approvals cannot legally be waived. It is not anticipated that the other governmental approvals and third party approvals would be waived if they would have a material impact on Providian or AEGON. In addition, Providian and AEGON will not waive the condition that they receive a private letter ruling from the IRS and rely on opinions from their tax counsel that the distribution and the Merger will not be taxable without resoliciting approval of the Merger by Providian's stockholders. Except as noted herein, such waivers or modifications do not require the consent of Providian stockholders, and Providian does not anticipate that it would solicit such consent.

                               THE DISTRIBUTION

  This section of the Proxy Statement-Prospectus describes certain aspects of the proposed Distribution. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the Distribution Agreement or the applicable Ancillary Agreement, as the case may be. A copy of the Distribution Agreement is attached as Appendix B to this Proxy Statement-Prospectus, and is incorporated herein by reference. Copies of the other Ancillary Agreements have been filed as exhibits to the Registration Statement. All Providian stockholders are urged to read the Distribution Agreement and the other Ancillary Agreements in their entirety.

BACKGROUND OF AND REASONS FOR THE DISTRIBUTION

  The Distribution is intended to facilitate the reorganization of Providian, wherein the stockholders of Providian will receive a direct interest in Providian Bancorp, and to make possible the Merger by divesting Providian of the businesses and operations conducted by Providian Bancorp in a tax-free distribution to Providian stockholders.

  Providian stockholders are being asked to vote on the Merger only, and are not being asked to vote on the Distribution. Although the Distribution will not be effected unless the Merger is approved and about to occur, the Distribution is separate from the Merger and the Providian Bancorp Common Stock to be received by holders of Providian Common Stock in the Distribution will not constitute a part of the Merger Consideration. The terms of the Distribution Agreement and the other Ancillary Agreements can be modified by agreement of Providian and Providian Bancorp and the consent of AEGON. Such modification and subsequent continuation with the Merger and Distribution would not require the consent of the holders of Providian Common Stock, and Providian does not anticipate that it would solicit such consent.

TERMS OF THE DISTRIBUTION AGREEMENT

  General Description of the Distribution. Pursuant to the terms of the Distribution Agreement, Providian will distribute the common stock of Providian Bancorp to its stockholders in the Distribution. The Distribution will be made pro rata to the stockholders of Providian, as described below under "--Method of Effecting the Distribution." Immediately after the Distribution, AEGON will acquire Providian pursuant to the Merger Agreement.

  Intercompany Accounts. The Distribution Agreement provides that on or before the Distribution Date, Providian and Providian Bancorp will pay, or otherwise settle, intercompany loans, payables, receivables and accounts between Providian and Providian Bancorp.

  Representations and Warranties of Providian Bancorp. In the Distribution Agreement, Providian Bancorp makes certain representations and warranties to Providian with respect to: (a) its due organization, good standing and corporate power; (b) its power and authority to execute the Distribution Agreement and the other Ancillary Agreements to which it is or will be party and to consummate the transactions contemplated thereby; (c) the enforceability of the Distribution Agreement and the other Ancillary Agreements to which it is or will be party; (d) the noncontravention of laws and agreements and the absence of the need for governmental or third-party consents in connection with the execution, delivery and performance by it of the Distribution Agreement and the other Ancillary Agreements to which it is or will be party; and (e) the absence of undisclosed claims by Providian Bancorp against Providian arising out of events, circumstances or actions prior to the Distribution Date.

  Method of Effecting the Distribution. The Distribution Agreement provides that, immediately prior to the Effective Time, Providian will distribute all outstanding shares of Providian Bancorp Common Stock to each holder of record of Providian Common Stock on the Distribution Record Date on the basis of one share of Providian Bancorp Common Stock for each share of Providian Common Stock outstanding on the Distribution Record Date.

  Indemnification. Pursuant to the Distribution Agreement, Providian and Providian Bancorp agreed to indemnify each other for losses, damages, claims or liabilities (including reasonable attorneys' fees and disbursements) (collectively, "Losses"), arising from certain matters. The indemnification provided by the Distribution Agreement will also apply to the indemnified parties' respective affiliates, successors and assigns and the officers, directors, partners, employees, agents and representatives of any of them.

  Specifically, Providian Bancorp has agreed to indemnify Providian against Losses arising from the following:

    (a) the operation of the businesses of, or relating to, Providian Bancorp or any other member of the Providian Bancorp group (the "Providian Bancorp Group") (including those Losses arising due to the failure of Providian Bancorp or any other member of the Providian Bancorp Group to pay, perform or otherwise discharge its obligations under the Distribution Agreement or arising out of or connected with the Providian Bancorp business);

    (b) any breach of or inaccuracy in any representation or warranty (subject to materiality qualifications in certain cases) made by Providian Bancorp in the Distribution Agreement;

    (c) subject to the limitations described below, any material breach of any covenant made in the Distribution Agreement or any other Ancillary Agreement by Providian; and

    (d) any disclosure contained in or omitted from Providian Bancorp's Registration Statement on Form 10 (including the Information Statement), the AEGON Registration Statement, this Proxy Statement-Prospectus or any other document filed with the SEC in connection with the transactions contemplated in the Distribution Agreement or any preliminary or final form thereof or any amendment or supplement thereto (collectively, the "SEC Documents") to the extent such disclosures or omissions relate to any member of the Providian Bancorp Group or the Providian Bancorp business.


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

  Providian has agreed to indemnify Providian Bancorp against Losses arising from the following:

    (a) the operation of the businesses of, or relating to, Providian or any other member of the Providian group (the "Providian Group") (including those Losses arising due to the failure of Providian or any other member of the Providian Group to pay, perform or otherwise discharge its obligations under the Distribution Agreement or arising out of or connected with the Providian business);

    (b) any breach of or inaccuracy in any representation or warranty (subject to materiality qualifications in certain cases) made by Providian in the Distribution Agreement;

    (c) subject to the limitations described below, any material breach of any covenant made in the Distribution Agreement or any other Ancillary Agreement by Providian; and

    (d) any disclosure contained in or omitted from any SEC Documents to the extent such disclosures or omissions do not relate to any member of the Providian Bancorp Group or the Providian Bancorp business.

  The indemnification obligations described above will be subject to the following limitations:

    (a) the indemnification obligations will not include any Losses (i) relating to any Tax (as defined in the Tax Disaffiliation Agreement), which shall be covered exclusively by the Tax Disaffiliation Agreement,
  (ii) relating to matters for which indemnification is provided in any of the other Ancillary Agreements or (iii) relating to matters governed by any of the surviving intercompany agreements, which, in each case, will be covered exclusively by the applicable provisions of such agreements; and

    (b) the indemnification obligations will not be deemed to create any obligation, or expand the scope of any existing obligation on the part of any party to the Distribution Agreement to indemnify or hold harmless such party's own officers, directors, partners, employees, agents or representatives.

  If any indemnification described above is unavailable for any reason, the parties have agreed to contribute in respect of the applicable Losses on an equitable basis.

  Non-Competition. Pursuant to the Distribution Agreement, Providian Bancorp has agreed that, for a period of two years after December 28, 1996, neither it nor any of its affiliates will, anywhere in the U.S., directly or indirectly,
(a) sell or offer life insurance and related products through the home service channel; (b) offer, sell or otherwise provide to the non-individual market (i) guaranteed investment contracts or (ii) other funding agreements directly competitive with products offered as of December 28, 1996 by Providian Capital Management; or (c) sell or offer life insurance products directly competitive with products offered as of December 28, 1996 by Providian Direct Insurance except, in the case of this clause (c), for offers or sales of accidental death and dismemberment insurance and offers or sales to current or future Providian Bancorp customers of life insurance products that are incremental to a product that is currently being offered by Providian Bancorp. Providian Bancorp further agrees that, for a period of eighteen months after December 28, 1996, neither it nor any of its affiliates will, anywhere in the U.S., directly or indirectly, use, with respect to any life insurance product or the offer or sale of any such product, the name Providian, or any derivative thereof, in conjunction with the term "insurance", "assurance" or any similar insurance related term, as the name of an entity, joint venture or similar marketing arrangement.

  Surviving Intercompany Agreements. Pursuant to the Distribution Agreement, all contracts, licenses, agreements, joint marketing test programs and other arrangements, formal or informal, between the Providian Group, on the one hand, and the Providian Bancorp Group, on the other, in existence as of the Distribution Date, pursuant to which either Group provides to any member of the other Group services (including management, administration, legal, financial, accounting, data processing, insurance or technical support), or the use of any asset of any member of the other Group or any employee, or pursuant to which any rights, privileges or benefits are afforded to members of either Group as an affiliate of the other Group, shall terminate as of the close of business on the day prior to the Distribution Date, except that certain contracts shall survive the Distribution including: (i) an intercompany services agreement relating to remittance processing services performed for Providian Bancorp by a member of the Providian Group, (ii) a lease relating to Providian Bancorp's telemarketing facility space leased from a member of the Providian Group in St. Louis, Missouri, (iii) a

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

telemarketing service agreement relating to certain support and infrastructure services provided to Providian Bancorp in connection with its St. Louis, Missouri telemarketing facility, (iv) licensing agreements permitting members of the Providian Group to offer customers Providian Bancorp's FHA products,
(v) a loan servicing agreement relating to the servicing of First Deposit National Bank's fixed rate mortgage portfolio by a member of the Providian Group and (vi) a loan servicing agreement for the servicing of Providian Credit Corporation's fixed rate mortgage loans by a member of the Providian Group.

TAX DISAFFILIATION AGREEMENT

  The Tax Disaffiliation Agreement between Providian and Providian Bancorp, which will be entered into prior to the Distribution Date, generally provides for the allocation between Providian and Providian Bancorp of the tax liability for certain periods and events and for the parties' responsibilities for filing tax returns, handling audits, retaining records, etc.

  The Tax Disaffiliation Agreement provides that Providian is obligated to file all tax returns with respect to the Providian Bancorp Group (a) that are filed on a consolidated, combined or unitary basis, (b) that include Providian Bancorp or any of its subsidiaries and Providian or any of its subsidiaries and (c) that are required to be filed for any period beginning before the Distribution.

  Under the Tax Disaffiliation Agreement, Providian Bancorp is liable for, and will hold Providian harmless against, any taxes attributable to the Providian Bancorp Group (which includes Providian Bancorp and its subsidiaries) for any period before or after the Distribution. Conversely, Providian is liable for, and will hold Providian Bancorp harmless against, any tax liability attributable to Providian or any of its subsidiaries (excluding Providian Bancorp and its subsidiaries) for any period before or after the Distribution.

  The Tax Disaffiliation Agreement also contains a number of representations that Providian and Providian Bancorp will make relating to events that could disqualify the Distribution under Section 355 of the Code. If Providian or Providian Bancorp violates one or more of these representations and the nonrecognition treatment of the Distribution under Section 355 of the Code is disallowed as a result thereof, the party breaching the representation will bear 100% of the tax liability resulting from the breach. If the tax-free treatment of the Distribution is disallowed for a reason other than the breach of one of these representations, Providian will bear the liability for any taxes relating to the disqualification.

  The Tax Disaffiliation Agreement further provides that no member of the Providian Bancorp Group will be entitled to carry back a net operating loss or other tax attribute (unless the carryback is required by law) from a period after the Distribution to a period before the Distribution without the consent of Providian.

  Finally, each of Providian and Providian Bancorp will have sole responsibility for audits of the tax returns it is required to file unless a proposed adjustment in the audit could result in liability for the other party as an indemnitor under the Tax Disaffiliation Agreement. In that case, the indemnitor will have the sole right to contest the proposed adjustment; provided that if the proposed adjustment cannot be separated from the consolidated, combined, or similar return of the other party, the indemnitor may not settle the proposed adjustment without the consent of the other party, which consent may not be unreasonably withheld.

EMPLOYEE BENEFITS AGREEMENT

  The Employee Benefits Agreement will be entered into on or prior to the Distribution Date by and between Providian and Providian Bancorp for the purposes of allocating employee benefit assets and obligations between Providian and Providian Bancorp. Except as otherwise expressly provided in the Employee Benefits Agreement, each party will assume or retain, as the case may be, and be solely responsible for, all Liabilities (as defined in the Employee Benefits Agreement) arising under its own employee benefit plans and for all liabilities relating to its own employees. Employees transferring to Providian Bancorp from Providian in connection with the Distribution will not be deemed to have experienced a severance or termination for purposes of employment and benefit policies and plans, and such employees' service with Providian will be recognized as service with Providian Bancorp for purposes of these policies and plans.

  Each Providian stock option held by Providian Bancorp employees, former employees and their respective beneficiaries and dependents (the "Providian Bancorp Participants") will be rolled over as of the Distribution Date with a Providian Bancorp stock option with respect to a number of shares of Providian Bancorp Common Stock equal to the number of shares of Providian Common Stock subject to such Providian stock option immediately before such replacement, multiplied by the Ratio and with a per-share exercise price equal to the per-share exercise price of such Providian stock option, divided by the Ratio. For purposes of the foregoing, the "Ratio" is equal to the average of the daily high and low trading prices on the NYSE of Providian Common Stock on each of the ten trading days prior to the ex-dividend date for the Distribution divided by the average of the daily high and low trading prices on the NYSE for the Providian Bancorp Common Stock on each of the ten trading days beginning with the ex-dividend date for the Distribution. Such Providian Bancorp stock option will otherwise have the same terms and conditions as the corresponding Providian stock option. Providian stock options, relating to an aggregate of up to 285,000 shares of Providian Common Stock, held by Mr. Irving W. Bailey II may also be converted into Providian Bancorp stock options to the extent Providian, Providian Bancorp and Mr. Bailey so agree, in which event Providian will reimburse Providian Bancorp for the spread on these options.

  Providian will assume or reimburse Providian Bancorp for liabilities to Providian employees under the Providian Bancorp equity unit plan. Providian Bancorp intends to terminate the equity unit plan prior to the Distribution and to make payments in settlement of equity units held by participants at that time. The equity unit plan provides for the grant of units to participating employees at a specific equity unit grant price, and participants are then entitled to the appreciation of the equity unit price (based on the estimated market value of Providian Bancorp) above the grant price. In addition, all Providian restricted stock held by Providian Bancorp Participants, which would otherwise vest only over specified periods of time, will vest immediately before the Distribution and such stock will be distributed at that time to the holders. Providian Bancorp will assume and be solely responsible for all liabilities of Providian to or relating to Providian Bancorp Participants under the Providian deferred compensation plans (under which certain amounts of compensation may be deferred and paid at a later time). Assets held in Providian's master trust for Providian Bancorp's 401(k) plan will be transferred to a Providian Bancorp trust. Assets held in Providian's rabbi trust will be transferred to Providian Bancorp, or to a trust or other entity designated by Providian Bancorp, on a pro rata basis, in the same proportion as the contributions to such rabbi trust charged to Providian Bancorp as of the Distribution Date bear to the total contributions made to such rabbi trust. Providian will also make a cash payment to Providian Bancorp of $6.55 million immediately prior to the Distribution in recognition of the reallocation of employee costs effected by the Employee Benefits Agreement.

TRANSITION SERVICES AGREEMENT

  The Transition Services Agreement between Providian and Providian Bancorp will be entered into on or prior to the Distribution Date.

  For a period of 180 days beginning on the Distribution Date (the "Transition Period"), Providian will make certain administrative services available to Providian Bancorp, including, but not limited to, services relating to financial, tax, accounting, legal, human resources and other administrative services (the "Transition Services"). In consideration for the Transition Services, Providian Bancorp will pay to Providian an amount equal to the allocable overhead and any reasonable out-of-pocket expenses incurred by Providian in providing the Transition Services.

  The Transition Services Agreement provides that Providian will have no liability to Providian Bancorp with respect to its furnishing any of the Transition Services other than for its gross negligence or willful misconduct. Moreover, Providian will make no warranties, express or implied, with respect to the Transition Services to be provided under the Transition Services Agreement.

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

GENERAL INTELLECTUAL PROPERTY ASSIGNMENT AND RENUNCIATION

  The General Intellectual Property Assignment and Renunciation between Providian and Providian Bancorp will be entered into on or prior to the Distribution Date. Pursuant to this agreement, Providian will assign, transfer and convey to Providian Bancorp, its successors, legal representatives and assigns, any and all worldwide rights, title and interest of Providian in the "Providian" name and logo and certain other Proprietary Rights (as defined in the General Intellectual Property Assignment and Renunciation). Such Proprietary Rights include certain marks, trade names and trade dress that include any form of the word "Providian" or the prefix "Pro" as well as works, confidential information, inventions and other rights and privileges relating to the Providian Bancorp business and the business or services conducted under the trademark, service mark or trade name that includes the word "Providian," or the "Pro" prefix or other forms of the word "Providian."

  Providian will also cooperate as reasonably necessary with Providian Bancorp in connection with perfecting Providian Bancorp's ownership of the Proprietary Rights and in connection with perfecting the transfer of all rights to and the vesting of full and complete title and ownership in Providian Bancorp to the Proprietary Rights.

TRADEMARK LICENSE AGREEMENT

  The Trademark License Agreement will be entered into on or prior to the Distribution Date by and between Providian and Providian Bancorp. It will effectuate the license by Providian Bancorp to Providian of certain service marks, trademarks, trade names and/or trade dress and the registrations and applications for registrations relating thereto (collectively, the "Service Marks") in order to give Providian and Providian's insurance subsidiaries time to obtain the necessary regulatory approvals for a name change. These Service Marks will have previously been assigned to Providian Bancorp by Providian pursuant to the General Intellectual Property Assignment and Renunciation. The license will be royalty-free and will not require the payment of any material consideration by Providian.

  Licenses. Effective on or prior to the Distribution Date, Providian Bancorp will grant to Providian and its insurance subsidiaries a non-exclusive, royalty-free right to use the Service Marks throughout the U.S. in connection with the Company Business (as defined in the Distribution Agreement) until the earlier of (i) the receipt by Providian and its insurance subsidiaries of all necessary regulatory approvals to effect a name change and transition to usage of a new name or (ii)(A) six months from the date the Trademark License Agreement is executed with respect to Providian and (B) 18 months from the date the Trademark License Agreement is executed with respect to the insurance subsidiaries. Providian and its insurance subsidiaries will agree to effect the name change as promptly as reasonably practicable after the Trademark License Agreement is executed. The license term relating to the use of the Service Marks by Providian's insurance subsidiaries may be extended with the consent of Providian Bancorp, which consent will not be unreasonably withheld.

  Indemnity. The Trademark License Agreement provides that Providian and its insurance subsidiaries will indemnify Providian Bancorp against Losses incurred pursuant to claims of third parties arising out of the use of the Service Marks in connection with the Company Business or the provision of services by Providian or its insurance subsidiaries under the Service Marks, provided that such indemnity will not extend to Losses incurred by claims of third parties related to the validity of Providian Bancorp's rights in the Service Marks. In addition, such Losses incurred by Providian Bancorp shall be subject, but not in addition, to the indemnification provisions set forth in the Distribution Agreement.

                     DESCRIPTION OF CAPITAL STOCK OF AEGON

  Set forth below is a summary of certain information concerning AEGON's capital stock, including brief descriptions of certain provisions contained in the Articles of Incorporation of AEGON, as amended on May 31, 1995 and July 17, 1995. Such summaries and descriptions do not purport to be complete statements of these provisions.

  A shareholder of a company incorporated under the laws of The Netherlands cannot sue individual members of the supervisory board or executive board derivatively (i.e., in the name of and for the benefit of AEGON) and moreover, under Dutch law, the duties owed by members of the supervisory board and executive board are owed primarily to AEGON, not to its shareholders. This may limit the rights of the shareholders of a Dutch company to sue AEGON or members of its supervisory or executive boards. Dutch law does not provide for class action suits, such as a suit by one shareholder for his benefit and the benefit of others similarly situated against a company or its supervisory or executive directors.

  Because of the absence of a convention between the U.S. and The Netherlands providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, a judgment rendered by a court of competent jurisdiction in the U.S. in favor of the claimant against a Dutch company will not be recognized and enforced by the courts of The Netherlands. In order to obtain a judgment which is enforceable against a company in The Netherlands, the claimant will have to file its claim against the company with the competent court in The Netherlands, and the claimant may submit in the courts of these proceedings the judgment rendered by a court in the U.S. If and to the extent that the court in The Netherlands is of the opinion that fairness and good faith so require, it will give binding effect to a foreign judgment, unless such foreign judgment contravenes principles of public policy in The Netherlands.

SHARE CAPITAL

  At December 31, 1996, the total authorized capital stock of AEGON consisted of 525,000,000 AEGON Common Shares, par value one Dutch Guilder per share, 350,000,000 Preferred Shares, par value one Dutch Guilder per share and 125,000,000 preferred shares convertible into AEGON Common Shares, par value one Dutch Guilder per share (the "Convertible Shares"). At the same date, there were outstanding 265,233,665 AEGON Common Shares, 80,000,000 AEGON Preferred Shares and no Convertible Shares. After giving effect to the Merger (assuming an exchange ratio of .457868), there would be 288,846,904 AEGON Common Shares, 145,000,000 AEGON Preferred Shares and no Convertible Shares outstanding.

GENERAL

  All of AEGON's issued Common Shares are fully paid and not subject to calls for additional payments of any kind. The Common Shares are held in bearer and registered form. Holders of shares of New York Registry hold their Common Shares in registered form.

DIVIDENDS

  Under Dutch law and AEGON's Articles of Incorporation, the holders of AEGON Common Shares are entitled to payment of dividends out of the profits remaining after the creation of a reserve account, if any, and payment of dividends to the holders of Preferred Shares and to the holders of Convertible Shares. Preferred dividends are payable on the capital actually paid in on the Preferred Shares at a rate equal to 2% over the rate of discount for promissory notes applied by De Nederlandsche Bank (Central Bank of The Netherlands) plus any additional interest charged on current account debit balances by one of the banks in The Netherlands, all determined as of the first Amsterdam Stock Exchange working day of the financial year in which the dividend is distributed. Dividends on the Convertible Shares are payable in an amount for each share equal to the total dividend paid on an AEGON Common Share in the fiscal year preceding the year of first issuance of Convertible Shares to the extent such amounts are available from the remaining profit after payment of dividends to the Preferred Shares. Any amounts remaining after the above payments may be paid as a dividend on the AEGON Common Share if approved by the general meeting of shareholders, provided that the total dividend paid on a Convertible Share will be twenty cents (0.20 Dutch Guilders) more than the total dividend paid on an AEGON Common Share. If any optional dividend payments are made to the AEGON Common Shares, the dividend paid on the Convertible Shares must be cash only. The Executive Board of AEGON (the "AEGON Executive Board") may determine the dividend payment date for the AEGON Common Shares, Preferred Shares and Convertible Shares, which may vary for registered and bearer shares, the record date for payment applicable to holders of registered AEGON Common Shares and, with the approval of the AEGON Supervisory Board, the currency or currencies in which dividends will be paid. For dividends on New York Shares, therefore, AEGON is empowered to make payment in dollars.

VOTING RIGHTS AND APPOINTMENT OF SUPERVISORY AND EXECUTIVE BOARDS

  General Meeting of Shareholders. All holders of AEGON Common Shares, Preferred Shares and Convertible Shares are entitled to attend personally or by proxy any general meeting of shareholders upon compliance with the procedures hereinafter mentioned. A holder of AEGON Common Shares, Preferred Shares and Convertible Shares is entitled to one vote for each share held by him and represented at the meeting. A general meeting of shareholders is required to be held not later than June 30 in each year. General meetings of shareholders are called by the AEGON Supervisory Board or the AEGON Executive Board and are required to be held in The Hague, The Netherlands or certain other cities in The Netherlands. In order to attend a general meeting of shareholders, holders of bearer shares must deposit their share certificates with one of the depositaries designated in the notice of the meeting. The holders of registered shares are required to notify AEGON in writing prior to the date specified in the notice of a general meeting of the shareholders of their desire to attend the meeting in person or by proxy and must specify the serial numbers of their share certificates, if any. Action is taken at such meetings by an absolute majority of the votes cast unless a larger majority is explicitly provided by law or by the Articles of Incorporation.

  Control of AEGON. As of December 31, 1996, the Association held approximately 39.5% of the common shares and 100% of the preferred shares of AEGON. These holdings give the Association approximately 53.5% of AEGON's voting shares and thus voting control of AEGON. The Association is a membership association under Dutch law. One of the principal characteristics of a membership association is that it has no share capital. The major objective of the Association is to promote the direct and indirect interests of companies subsidiary to or associated with AEGON, as well as insured parties, employees, shareholders and other relations of those companies to be achieved, among other things, by obtaining and executing voting control in AEGON.

  The majority of AEGON's common shares is in bearer form. The AEGON Common Shares held by the Association are registered and represent about 87% of all registered common shares in AEGON's shareholders' register (which excludes the registered New York Shares). The holding of 100% of the preferred stock is also registered. The table below shows the ownership percentage of the Association as of December 31, 1996.

      TITLE OF CLASS                              NUMBER OWNED PERCENT OF CLASS
      --------------                              ------------ ----------------
      Common Shares.............................. 104,787,515        39.5%
      Preferred Shares...........................  80,000,000       100.0%

  The Association has two administrative bodies: the general meeting of members and the executive committee. The general meeting of members currently consists of 20 individuals who were elected as members of the Association. Of these 20 individuals, 16 represent a broad cross-section of Dutch society, they are called elected members. No one can be elected into this category if an (or former) employee of AEGON or its subsidiaries. Of the other four members, two were elected from the AEGON Supervisory Board and two from the AEGON Executive Board.

  Appointment of the AEGON Supervisory Board and the AEGON Executive
Board. Large Dutch companies are required by Dutch law to have a two-tier management system consisting of an executive board and a supervisory board. Members of the AEGON Supervisory Board and the AEGON Executive Board are appointed by the AEGON Supervisory Board. The number of members of the AEGON Supervisory Board is determined from time to time by the AEGON Supervisory Board but may not consist of less than seven members. Reference is made to "Item 10. Directors and Officers of Registrant" of the 1995 Form 20-F.

  Shareholder Proposals. Proposals by shareholders are required to be placed on the agenda of a general meeting of shareholders, but only if such proposals have been signed by the holder or holders of at least 10% of

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

the total Common Shares and Convertible Shares issued and are submitted to AEGON at least 30 days prior to each general meeting of shareholders.

  Amendment of Articles. The Articles of Incorporation of AEGON may be amended at any general meeting of shareholders where at least 50% of the issued capital is represented, by an absolute majority of the votes cast. If the required quorum is not represented at the shareholder meeting, the amendment may be approved at a subsequent meeting to be called and held within four weeks with the same required vote, but without such quorum requirement. Any such amendment must have been proposed by the AEGON Executive Board which proposal must have been approved by the AEGON Supervisory Board.

  Annual Accounts and Dividends. The AEGON Supervisory Board adopts annually AEGON's annual accounts with respect to the previous calendar year, accompanied by a certificate of an independent accountant certifying such annual accounts. The annual accounts are submitted for approval to the annual general meeting of shareholders by the AEGON Executive Board, and the AEGON Executive Board is also required to present to the annual general meeting of shareholders a report of management with respect to the previous calendar year.

LIQUIDATION RIGHTS

  In the event of the liquidation of AEGON, the general meeting of shareholders determines the remuneration of the liquidators and of the members of the AEGON Supervisory Board. The assets remaining after payment of all debts, liquidation expenses and taxes are to be distributed first to the holders of Preferred Shares in the amount of their paid-in capital. The amount left after such payment will be distributed to the holders of AEGON Common Shares and Convertible Shares, provided that the amount paid to the Convertible Shares shall not exceed the amount of their paid-in capital, including any surplus paid-in capital.

ISSUANCE OF ADDITIONAL SHARES

  Shares of AEGON's authorized but unissued capital stock may be issued at such times and on such conditions as may be determined at a general meeting of shareholders or by the AEGON Executive Board if authorized by the shareholders. At the general meeting of shareholders of AEGON held on May 15, 1996, the AEGON Executive Board was designated, for a period of three years effective January 1, 1997, by a resolution approved by the shareholders, as the Company Body which shall, subject to the approval of the AEGON Supervisory Board, be authorized: (a) to decide upon the issue of shares and to grant rights to acquire shares up to the authorized capital; and (b) to limit or exclude the pre-emption rights of the shareholders with regard to the issuance of shares and the granting of rights to acquire shares. In respect of the issuance of common and convertible shares without pre-emption rights, the authority given under (a) shall be limited to (i) 10% of the capital, plus;
(ii) 20% of the capital, but only if the issuance happens to occur in connection with the acquisition of an enterprise or a corporation. For the purposes of the designation by the shareholders, the term capital means the par value amount of the common and the convertible share capital issued at the moment this authority is used for the first time in a certain year. The designation described above may only be withdrawn by a resolution of the general meeting of shareholders following a proposal by the AEGON Executive Board which has been approved by the AEGON Supervisory Board.

PREEMPTIVE RIGHTS

  Except in certain instances prescribed by law, the holders of AEGON Common Shares and Convertible Shares have preemptive rights on a pro rata basis to purchase the number of AEGON Common Shares or Convertible Shares to be issued. Holders of AEGON Preferred Shares, as such, have no preemptive rights in respect of any AEGON Common Shares.

  Preemptive rights in respect of AEGON Common Shares and Convertible Shares may be limited or precluded by a resolution passed by the general meeting of shareholders. In the notice of the meeting, the reasons for the proposal to limit or preclude the preemptive rights in respect of AEGON Common Shares and the intended issue price must be explained in writing. Preemptive rights may also be limited or precluded by the AEGON Executive Board if a resolution is passed by the general meeting of shareholders which confers such power on the AEGON Executive Board for a maximum of five years. This power may from time to time be extended, but never for a period longer than five years. A resolution passed at the general meeting of shareholders or taken by the AEGON Executive Board to limit or preclude the preemptive rights in respect of AEGON Common Shares requires the approval of the AEGON Supervisory Board. If AEGON makes a rights offering to the holders of AEGON Common Shares, the rights of holders of AEGON's New York Shares to exercise the rights so offered is subject to a restriction which permits AEGON to sell such rights in a manner to be determined by the AEGON Executive Board and to remit the cash proceeds of such sale to such holders if the additional AEGON Common Shares are not registered under the Securities Act. AEGON Common Shares to be issued in connection with the Merger will be issued without preemptive rights.

REPURCHASE BY AEGON OF ITS OWN SHARES

  Subject to certain restrictions contained in the Laws of The Netherlands and AEGON's Articles of Incorporation, the AEGON Executive Board may cause AEGON to purchase its own fully-paid shares, provided that the total number of AEGON shares so repurchased may not exceed, in the aggregate, 10% of the issued capital. Such purchase may be made only upon authorization by the general meeting of shareholders, which authorization is valid for a maximum of eighteen months and must include the number of shares to be acquired, the way in which they may be acquired and the minimum and maximum purchase price.

CERTIFICATES FOR COMMON SHARES AND THEIR TRANSFER

  Certificates evidencing AEGON Common Shares are issuable, subject to the restrictions described below, in bearer or registered form, as the holder may elect. Certificates issued by the New York registrar are in registered form and are printed in the English language. Bearer shares are evidenced by certificates printed only in the Dutch language. AEGON Common Shares in bearer form and New York Shares may be held by residents as well as non-residents of The Netherlands. Only AEGON Common Shares in bearer form may be traded on the Amsterdam, London and Zurich Stock Exchanges. Only New York Shares may be traded on a stock exchange in the U.S. Upon presentation of a bearer certificate to AEGON's Dutch transfer agent, accompanied by a request that the shares evidenced by such certificate be transferred to New York Shares, the Dutch transfer agent will cancel such bearer share and will instruct AEGON's New York transfer agent to issue a New York Share certificate evidencing such shares. Similarly, upon presentation to the New York transfer agent of New York Shares accompanied by an appropriate request, the New York transfer agent will cancel such New York Shares and will instruct the Dutch transfer agent to issue a bearer share certificate evidencing such shares. Transfers of AEGON Common Shares in bearer form are accomplished by delivery of the share certificates. New York Shares may be transferred on the books of AEGON at the office of the New York transfer agent by surrendering the New York Shares with the deed of transfer on the New York Shares or in a separate instrument completed in full and signed by the transferor. Upon surrender, AEGON, acting through its New York transfer agent, will either note the transfer on the surrendered New York Shares or issue replacement New York Shares registered in the name of the new owner. In addition to the foregoing, a shareholder is entitled, upon written request to AEGON and the surrender for cancellation of any share certificate previously issued, to have his name entered in the register of shareholders with respect to the share or shares owned by him and to receive, in lieu of a certificate, a non-negotiable declaration of registration of such share or shares.

      COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF PROVIDIAN AND AEGON

  As a result of the Merger, stockholders of Providian will become shareholders of AEGON, and their rights will be governed by the Articles of Incorporation of AEGON which differs in certain material respects from the Restated Certificate of Incorporation of Providian (the "Providian Certificate") and the Providian by-laws (the "Providian By-laws"). The following is a summary of certain material differences between the rights of holders of Providian Common Stock and holders of AEGON Common Shares. These differences arise from differences

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

between the Delaware General Corporation Law (the "DGCL") and the Dutch Civil Code as well as from differences between the governing documents. This summary is not, and does not purport to be, complete and does not purport to identify all differences that may, under given situations, be material to Providian stockholders. This summary is qualified in its entirety by reference to the corporate laws of Delaware and The Netherlands and the governing instruments of Providian and AEGON. This summary should be read in conjunction with "Description of Capital Stock of Aegon."

VOTING RIGHTS

  Under the DGCL, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation. Either the certificate of incorporation or the by-laws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

  The Providian Certificate provides for one vote per share of Providian Common Stock, but does not provide for cumulative voting. In general, except as otherwise provided by law, holders of each series of Providian preferred stock have no voting rights. Holders of Providian preferred stock are entitled to one vote per share for the election of additional directors upon certain defaults in dividend payments, on certain matters affecting the rights of such series of the preferred stock and on a merger, consolidation or sale of substantially all of the assets of Providian. Under the Providian By-laws, the presence in person, or by properly executed proxy, of holders of a majority of the outstanding shares of each class of stock entitled to vote at the meeting is required to constitute a quorum at stockholder meetings of Providian.

  Under Dutch law, each shareholder is entitled to one vote per share, unless the articles of incorporation of the company provide otherwise. All shareholder resolutions are taken by an absolute majority of the votes cast, unless the articles or the law prescribe otherwise. The validity of shareholder decisions is not dependent on a quorum, unless the law or the articles stipulate otherwise.

  The Articles of Incorporation of AEGON provide for one vote per AEGON Common Share. Generally, all resolutions may be adopted by an absolute majority of the total votes cast, and there are no quorum requirements. A quorum of at least half of the issued capital is required for amendments to the Articles of Incorporation or dissolution of AEGON.

AMENDMENT OF CHARTER DOCUMENTS

  Under the DGCL, amendments to a corporation's certificate of incorporation require a resolution of the board of directors, followed by a majority vote of the holders of the outstanding stock entitled to vote on such amendment and, in certain circumstances, of the holders of a majority of the outstanding stock of each class entitled to vote on such amendment as a class, unless a greater number or proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

  The Providian Certificate requires the approval of 80% of the voting power of the shares entitled to vote generally in the election of directors, to alter, amend, adopt any provision inconsistent with or to repeal certain provisions of the Providian By-laws and the Providian Certificate relating to stockholder meetings and to the board of directors.

  Under Dutch law, shareholders of a Dutch company may resolve to amend the company's articles of incorporation, although the prior approval of the Dutch Ministry of Justice is required for any such amendment.

  Under AEGON's Articles of Incorporation, the general meeting of shareholders may pass a resolution for an amendment to the Articles of Incorporation only upon a proposal of the AEGON Executive Board which proposal requires the approval of the AEGON Supervisory Board, and it must be approved by an absolute majority of the votes cast at a meeting at which at least 50% of the issued capital is represented. If the required quorum is not represented, then the amendment may be approved at a subsequent meeting to be called and held within four weeks with the same required vote but without such quorum requirement.

APPRAISAL RIGHTS

  The DGCL provides for appraisal rights in connection with certain mergers and consolidations. Appraisal rights are not available for any shares of stock of the constituent corporation surviving the merger if the merger did not require for its approval the vote of the holders of the surviving corporation. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which, as of the record date, is either: (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") or (b) held of record by more than 2,000 holders, unless such holders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares of such stock; or (iv) any combination thereof. The Providian Certificate has no provision relating to appraisal rights.

  Dutch law does not recognize the concept of appraisal or dissenters' rights and, accordingly, holders of stock in a Dutch company have no appraisal rights.

PREEMPTIVE RIGHTS

  Under the DGCL, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation. The Providian Certificate does not provide for preemptive rights.

  Under Dutch law, holders of common shares in a Dutch company have preemptive rights with respect to newly issued common shares in proportion to the aggregate nominal value of their shareholdings (with the exception of shares to be issued to employees). Such preemptive rights in respect of newly issued common shares may be excluded by approval of the shareholders at the General Meeting of Shareholders. Unless the articles of incorporation state otherwise, holders of preferred shares have no preemptive rights. The Articles of Incorporation of AEGON conform to Dutch law and authorize the general meeting of shareholders or the AEGON Executive Board, if so designated by the general meeting of shareholders, to limit or eliminate preemptive rights for holders of AEGON Common Shares and Convertible Shares, subject to the approval of the AEGON Supervisory Board.

ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

  The DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting, consent in writing. The Providian Certificate provides that any action required or permitted to be taken by Providian stockholders must be effected at a duly called annual or special meeting of the stockholders of Providian and may not be effected by any consent in writing by such stockholders.

  Under Dutch law, resolutions may be adopted by shareholders in writing without holding a meeting of shareholders, provided the articles of incorporation expressly so allow and provided no bearer shares are issued. As AEGON's Articles of Incorporation do not contain such express provision and AEGON has issued bearer shares, shareholders of AEGON may not adopt resolutions outside a meeting of shareholders.

SHAREHOLDERS' MEETINGS

  Under the DGCL, an annual meeting of stockholders must be held for the election of directors on a date and at a time designated by or in the manner provided in the by-laws. Any other proper business may be transacted at the annual meeting. The Providian By-laws provide that the Board shall fix the date, time and place of the meeting.

  Under Dutch law, a company must hold at least one annual general meeting, to be held not later than six months after the end of the fiscal year. Pursuant to the Articles of Incorporation of AEGON, general meetings may also be held as often as the AEGON Executive Board or the AEGON Supervisory Board deems necessary. In addition, under Dutch law, shareholders representing at least one-tenth of the issued share capital may request the AEGON Executive Board or the AEGON Supervisory Board to convene a general meeting of shareholders. If the AEGON Executive Board or the AEGON Supervisory Board has not convened a meeting within a certain period, the persons who have made the request are authorized to convene such a meeting under the specific requirements of Dutch law. The Articles of Incorporation of AEGON specify the places where general meetings of shareholders may be held, all of which are located in The Netherlands.

ELECTION OF DIRECTORS

  Under the DGCL, the board of directors of a corporation must consist of one or more members. The number of directors must be fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number of directors. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The directors are elected at the annual meeting of stockholders. The directors may be divided into one, two or three classes. The Providian By-laws provide that the number of directors shall be fixed from time to time by the board of directors. The Providian Board is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring at each annual meeting of stockholders.

  Under Dutch law, the executive board of a company must consist of at least one member. Under Dutch law, members of the executive board are appointed for an indefinite period of time and their appointment is not staggered. Members of the supervisory board are appointed for a period of four years and may be re-elected. A Dutch company may provide in its articles of association that the appointment and resignation of members of the executive board and the supervisory board will be staggered.

  The Articles of Incorporation of AEGON provide that the AEGON Supervisory Board will consist of at least seven members and do not specify the number of members of the AEGON Executive Board which shall be determined by the AEGON Supervisory Board. Under AEGON's Articles of Incorporation, the AEGON Supervisory Board appoints the members of the AEGON Executive Board and determines the terms of employment of such members. The executive board of a Dutch company is in charge of the management of the company. The supervisory board members are in charge of supervising the management as conducted by the executive board. The supervisory board members also are appointed by the AEGON Supervisory Board, unless objected to on certain grounds by the general meeting of shareholders or the workers' council. AEGON's supervisory directors are elected for renewable periods of four years.

REMOVAL OF DIRECTORS

  Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) if the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

  The Providian By-laws provide that any one or more of the directors of Providian may be removed at any time, only with cause, by the vote of the holders of at least eighty percent of the voting power of all of the then-outstanding shares of stock of Providian entitled to vote generally in the election of directors, voting as a single class.

  Under Dutch law and AEGON's Articles of Incorporation, the AEGON Supervisory Board has the authority to remove members of the AEGON Executive Board. A member of the AEGON Executive Board can be removed by the AEGON Supervisory Board only after having consulted with the general meeting of shareholders on the intended dismissal. Removal without cause is possible but may be contrary to the principles of reasonableness and fairness which are imposed under Dutch law. Any removal without cause therefore could be declared null and void. Members of the AEGON Supervisory Board may be removed by the court upon petition by the general meeting of shareholders or the workers' council.

FILLING OF VACANCIES

  The DGCL provides that vacancies and newly-created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or by-laws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, shall fill such vacancy. The Providian Certificate provides that upon certain defaults in dividend payments, holders of each series of preferred stock in arrears voting together as a class are entitled to elect two newly-created directorships.

  Under Dutch law, a decision to appoint a new member of the executive board must be taken by the supervisory board. The supervisory board must notify the general meeting of shareholders of an intended appointment. Vacancies on the supervisory board are filled by the supervisory board.

SHAREHOLDER NOMINATIONS

  The Providian By-laws provide that stockholders may nominate individuals for election to the board of directors at a meeting of Providian stockholders entitled to vote for the election of directors. In order to nominate an individual, a stockholder must deliver written notice to the Secretary of Providian not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The written notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Providian which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and
(b) as to the stockholder giving the notice of the nomination (i) the stockholder's name and address as they appear on Providian's books and (ii) the class and number of shares of Providian that are beneficially owned by such stockholder. If the chairman of the meeting determines that a nomination was not made in accordance with the prescribed procedures, the chairman must so declare to the meeting and the defective nomination will be disregarded.

  The Articles of Incorporation of AEGON provide that the general meeting of shareholders, the AEGON Executive Board and the workers' council may recommend individuals to the AEGON Supervisory Board for appointment as members. The recommendation must state the nominee's age, occupation, the value of the shares he holds in AEGON's share capital and the positions he occupies or has occupied, insofar as the latter are of importance to the performance of duties as a member of the AEGON Supervisory Board. The recommendation

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

must also list the companies for which the nominee serves as a member of a supervisory board and must state the grounds for the recommendation. The members of the AEGON Executive Board are individually appointed by the AEGON Supervisory Board.

DIVIDENDS

  Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value.

  Dutch law provides that dividends may only be distributed after adoption of the annual accounts by the supervisory board and approval of the company's annual accounts by its shareholders. Moreover, dividends may be distributed only to the extent that net assets exceed the sum of the amount of issued and paid-up capital and reserves which must be maintained under the law or the articles of incorporation. Interim dividends may be declared as provided for in the articles of incorporation and may be distributed to the extent that net assets exceed the amount of the issued and paid-up capital plus required legal reserves. Under Dutch law, the articles of incorporation may prescribe that the executive board and/or the supervisory board decide what portion of the profits are to be held as reserves.

RIGHTS OF PURCHASE

  Under the DGCL, a corporation may redeem or repurchase its own shares, except that a corporation cannot generally make such a purchase or redemption if it would cause impairment of its capital.

  Under Dutch law, a company may not subscribe for newly issued shares in its own capital. A Dutch company may, subject to certain restrictions, purchase shares in its own capital, provided the nominal value of the shares acquired by the company (or its subsidiaries) does not exceed 10% of the issued share capital.

LIMITATION OF DIRECTORS' LIABILITY/INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director's personal liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty. However, the DGCL expressly provides that the liability of a director may not be eliminated or limited for (i) breaches of his or her duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful purchase or redemption of stock or unlawful payment of dividends or (iv) any transaction from which the director derived an improper personal benefit. The DGCL further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Providian Certificate contains a provision eliminating director liability to the extent permitted by the DGCL.

  Generally, the DGCL permits a corporation to indemnify certain persons made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses.

  The concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in The Netherlands and sometimes is provided for in a company's articles of incorporation. Although, neither the laws of The Netherlands nor the Articles of Incorporation of AEGON contain any provisions in this respect, AEGON has contractually agreed to indemnify members of the AEGON Executive and Supervisory Boards and officers of AEGON.

SPECIAL MEETINGS

  Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized in the certificate of incorporation or the by-laws. The DGCL does not provide stockholders with an automatic right to call special meetings of stockholders. The Providian Certificate and the Providian By-laws provide that a special meeting of stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

  Under Dutch law, special general meetings of shareholders may be convened by the executive board or the supervisory board, but the articles of incorporation may also vest this power in other persons. In addition, one or more shareholders, who own together at least 10%--or such lesser amount as is provided by the articles of incorporation--of the issued capital, can be authorized by the President of the District Court with competent jurisdiction to call a special general meeting of shareholders.

  Pursuant to the Articles of Incorporation of AEGON, special general meetings of shareholders may be held whenever the AEGON Executive Board or the AEGON Supervisory Board calls such meetings, subject to the specific requirements under Dutch law.

SHAREHOLDER VOTES ON CERTAIN REORGANIZATIONS

  Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger, such as the Merger, or consolidation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series thereof than would otherwise be required. The Providian Certificate requires the approval of 80% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to effect certain mergers, consolidations and other transactions involving an "interested stockholder" (defined to include an entity that owns more than 10% of Providian's voting stock or an affiliate of Providian that owned 10% or more of Providian's voting stock within two years of the date in question and certain transferees thereof).

  Under the DGCL, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (ii) the shares of stock of the surviving corporation are not changed in the merger and (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation's common shares outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation.

  Under Dutch law, the general meeting of shareholders must approve any merger in which the company would not be the surviving entity.

  AEGON's Articles of Incorporation do not expressly require the approval of the general meeting of shareholders or reorganizations or mergers in which AEGON would not be the surviving entity, but by virtue of the application of Dutch statutory law, a merger or reorganization involving AEGON and in which AEGON would not be the surviving entity is subject to the approval of the general meeting of shareholders by a majority of the votes cast at such meeting.

CERTAIN PROVISIONS RELATING TO BUSINESS COMBINATIONS

  The DGCL generally prevents a corporation from entering into certain business combinations with an "interested stockholder" (defined generally to include any person or entity that is the beneficial owner of at least 15% of a corporation's outstanding voting stock or certain of its affiliates within a three year period immediately prior to the time that such stockholder became an "interested stockholder"), unless (i) the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder" is approved by the board of directors of the corporation, prior to such time as the stockholder became an "interested stockholder", (ii) the interested stockholder acquired at least 85% of the corporation's voting stock in the same transaction in which it became an "interested stockholder" or
(iii) at or subsequent to such time in which the stockholder became an "interested stockholder", the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by a vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

  Neither Dutch law nor AEGON's Articles of Incorporation specifically prevent business combinations with interested shareholders.

RIGHTS OF INSPECTION

  Under the DGCL, any stockholder may inspect for any proper purpose the corporation's stock ledger, a list of its stockholders and its other books and records during the corporation's usual hours for business.

  Under Dutch law, the annual accounts of a company are submitted to the general meeting of shareholders for their approval. Under Dutch law, the shareholders' register is available for inspection by the shareholder. The register for holders of New York Shares is available for inspection at the office of AEGON's New York register. Members of the supervisory board of a Dutch company are authorized to inspect the books and records of the company, and they are permitted access to the buildings and premises of the company during normal business hours.

SHAREHOLDER SUITS

  Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

  Dutch law does not provide for derivative suits or class actions.

SHAREHOLDER PROPOSALS

  The Providian By-laws provide that stockholder proposals of business may be made at an annual meeting pursuant to the notice of meeting, by or at the direction of the board of directors or by a stockholder. To bring a proposal of business before an annual meeting, the stockholder must give notice in writing to the Secretary of Providian not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The written notice must contain (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address of the stockholder proposing such business,
(c) the class and number of shares of Providian which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. If the chairman of an annual meeting determines that business was not properly brought before the meeting, the chairman must so declare to the meeting and any such business not properly brought before the meeting will not be transacted.

  The Articles of Incorporation of AEGON provide that in order to be dealt with at a general meeting of shareholders, shareholder proposals must be signed by one or more shareholders who together represent at least 10% of the total Common and Convertible Shares and be received in writing at the office of AEGON at least 30 days before the date on which the meeting will be held.

CONFLICT-OF-INTEREST TRANSACTIONS

  The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if (a) the material facts as to his relationship or interest are disclosed and a majority of disinterested directors consents, (b) the material facts are disclosed as to his relationship or interest and a majority of shares entitled to vote thereon consents or (c) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee or the stockholders.

  Under Dutch law, unless the articles of incorporation of a company provide otherwise, the corporation will be represented by the supervisory board in case of a conflict of interest between the corporation and one or more of its executive board members. The Articles of Incorporation of AEGON have no specific provision on conflicts of interest.

FINANCIAL INFORMATION AVAILABLE TO SHAREHOLDERS

  AEGON and Providian are each required to file periodic reports with the SEC containing certain financial information. Providian files annual reports on Form 10-K which contain audited financial statements prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") and quarterly reports on Form 10-Q which contain quarterly financial statements prepared in accordance with U.S. GAAP. AEGON files annual reports on Form 20-F which contain annual financial statements prepared in accordance with Dutch accounting principles together with a reconciliation to U.S. GAAP and periodic reports on Form 6-K which contain financial statements for the six-months ended June 30 prepared in accordance with Dutch accounting principles together with a reconciliation to U.S. GAAP. In addition, AEGON also produces nine-month financial reports; however, such reports are not published in the U.S. or reconciled to U.S. GAAP.

                                    EXPERTS

  The consolidated financial statements of Providian incorporated by reference in Providian's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP ("Ernst & Young"), independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of AEGON and its subsidiaries included in the 1995 Form 20-F incorporated by reference herein have been audited by Moret Ernst & Young, independent auditors, to the extent and for the periods indicated in their reports thereon and have been incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  Representatives of Ernst & Young are expected to be present at the Meeting. These representatives will have an opportunity to make statements if they so desire and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

  The validity of the AEGON Common Shares to be issued pursuant to the Merger will be passed upon for AEGON by N.W. van Vliet, AEGON's General Counsel. As of January 31, 1997, Mr. van Vliet owned an amount of AEGON Common Shares equal to less than one one-hundredth of one percent of the total number outstanding of AEGON Common Shares.

                             OTHER PROPOSED ACTION

  Providian knows of no business to come before the Meeting other than the matters described above. Should any other business properly come before the Meeting, stockholders' proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

                             STOCKHOLDER PROPOSALS

  Any stockholder may submit a proposal for consideration at an annual meeting. If the Merger is not effected, stockholder proposals to be included in the proxy statement for the 1998 Annual Meeting must be received in writing by December 18, 1997, by the Secretary, Providian Corporation, Post Office Box 32830, Louisville, Kentucky 40232. The Board of Directors will decide, subject to the rules of the Securities and Exchange Commission, whether such proposals are to be included in the proxy and proxy statement.

  Stockholders also may recommend candidates for directors. The Human Resources Committee of the Board of Directors, which serves as the nominating committee for the Board in recommending nominations for directors of Providian, will consider such recommendations for the 1998 Annual Meeting, if held, and subsequent annual meetings. Recommendations should be submitted in writing no later than October 31 of each year to the Human Resources Committee, c/o Secretary, Providian Corporation, Post Office Box 32830, Louisville, Kentucky 40232.

  In addition to these requirements, Providian's By-laws impose notice requirements on a stockholder nominating a director or submitting a proposal to an annual meeting. Such notice shall be submitted to the Secretary of Providian no earlier than 90, nor later than 60, days before an annual meeting, and shall contain the information prescribed by the By-laws, copies of which are available from the Secretary. These requirements apply even if the stockholder does not desire to have his or her nomination or proposal included in Providian's proxy statement.

                      WHERE YOU CAN FIND MORE INFORMATION

  AEGON and Providian file annual, quarterly and special reports, proxy statements and other information with the SEC. Following the Distribution, Providian Bancorp will also make these filings with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov".

  AEGON filed the AEGON Registration Statement on Form F-4 to register with the SEC the AEGON Common Shares to be issued to Providian stockholders in the Merger. This Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of AEGON, as well as being a proxy statement of

Providian for the Meeting. In addition, Providian Bancorp has filed a Registration Statement on Form 10 to register with the SEC the Providian Bancorp Common Stock to be issued to Providian stockholders in the Distribution.

  As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all the information you can find in the AEGON Registration Statement or the exhibits to that Registration Statement. Similarly, Providian Bancorp's Information Statement does not contain all the information you can find in Providian Bancorp's Registration Statement.

  The SEC allows us to "incorporate by reference" information into this Proxy Statement-Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement-Prospectus, except for any information superseded by information contained directly in the Proxy Statement-Prospectus. This Proxy Statement-Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

AEGON SEC FILINGS (FILE NO. 0-
14071)                                                 PERIOD
------------------------------                         ------
Annual Report on Form 20-F......    Year ended December 31, 1995
Reports on Form 6-K.............    Filed on September 20, 1996 and April 3, 1997
Form 8-A........................    Filed on October 4, 1991
PROVIDIAN SEC FILINGS (FILE NO. 1-
6701)                                                  PERIOD
----------------------------------                     ------
Annual Report on Form 10-K......    Year ended December 31, 1996
Current Reports on Form 8-K.....    Filed on February 12, 1997

  We incorporate by reference additional documents Providian and AEGON may file with the SEC from the date of this Proxy Statement-Prospectus to the date of the Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements and any Annual Report on Form 20-F and, to the extent specifically designated therein, certain Reports on Form 6-K filed by AEGON with the SEC from the date of this Proxy Statement-Prospectus to the date of the Meeting.

  AEGON has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to AEGON, and Providian has supplied all such information relating to Providian.

  If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement-Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

              AEGON N.V.
              Attention: Corporate Public Relations
              Mariahoeveplein 50
              P.O. Box 202, 2501 CE The Hague
              The Netherlands
              Tel: 011/(31-70) 344 32 10

              PROVIDIAN CORPORATION
              Attention: Secretary
              Providian Center
              400 West Market Street
              P.O. Box 32830
              Louisville, Kentucky 40202
              Tel: (502) 560-2000

  If you would like to request documents from us, please do so by May 21, 1997 to receive them before the Meeting. If you request any incorporated documents from us we will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED APRIL 18, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT-PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF AEGON COMMON SHARES IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                                PAGE
------------                                                                ----
1995 Form 20-F.............................................................  53
Acquisition Proposal.......................................................  73
AEGON......................................................................  21
AEGON Common Shares........................................................  21
AEGON Executive Board......................................................  84
AEGON Preferred Shares.....................................................  77
AEGON Registration Statement...............................................  77
AEGON SARs.................................................................  76
AEGON Share Price..........................................................  38
AEGON Share Repurchase.....................................................  47
AEGON Supervisory Board....................................................  40
AEGON USA..................................................................  41
Ancillary Agreements.......................................................  38
Annual Meeting Record Date.................................................  21
Annuity Companies..........................................................  46
Association................................................................  47
Certificate of Merger......................................................  70
Certificates...............................................................  71
Closing....................................................................  71
Closing Date...............................................................  38
Code.......................................................................  51
Combined Aggregate Values..................................................  50
Committee..................................................................  32
Consumer Finance Companies.................................................  48
Convertible Shares.........................................................  84
Credit Card Companies......................................................  48
Credit Card and Finance Companies Combined.................................  48
DGCL.......................................................................  88
Distribution...............................................................  21
Distribution Agreement.....................................................  21
Distribution Date..........................................................  75
Distribution Record Date...................................................  38
DOJ........................................................................  53
Effective Time.............................................................  37
Employee Benefits Agreement................................................  38
Engagement Letter..........................................................  51
ERISA......................................................................  72
Ernst & Young..............................................................  95
Exchange Agent.............................................................  71
Exchange Fund..............................................................  71
Exchange Ratio.............................................................  38
Fair Market Value at the Effective Time....................................  38
FTC........................................................................  53
General Intellectual Property Assignment and Renunciation..................  38
Goldman Sachs..............................................................  38
Guaranty Agreement.........................................................  76
Home Equity Companies......................................................  48
HSR Act....................................................................  53
IBES.......................................................................  46

DEFINED TERM                                                                PAGE
------------                                                                ----
IBES Estimates.............................................................  46
Information Statement......................................................  21
Insurance Operations.......................................................  44
IRS........................................................................  51
IRS Ruling.................................................................  51
J.P. Morgan................................................................  23
Life Insurance Companies...................................................  46
Life Insurance and Annuity Companies Combined..............................  46
Losses.....................................................................  79
LTM........................................................................  47
Meeting....................................................................  21
Merger.....................................................................  21
Merger Agreement...........................................................  21
Merger Consideration.......................................................  37
Merger Proposal............................................................  21
Merger/Spin-Off Transaction................................................  39
M&R........................................................................  39
M&R Appraisal..............................................................  44
NASD.......................................................................  89
New York Shares............................................................  57
NYSE.......................................................................  38
Offer......................................................................  36
Option Adjustment Ratio....................................................  76
PAG........................................................................  41
PCM........................................................................  41
PDI........................................................................  41
P/E........................................................................  39
Proposals..................................................................  21
Providian..................................................................  21
Providian Bancorp..........................................................  21
Providian Bancorp Group....................................................  79
Providian Bancorp Common Stock.............................................  21
Providian Bancorp Participants.............................................  82
Providian Board............................................................  21
Providian By-laws..........................................................  87
Providian Certificate......................................................  87
Providian Common Stock.....................................................  21
Providian Group............................................................  80
Providian Plan.............................................................  76
Providian Rights Agreement.................................................  75
Providian SAR..............................................................  76
Providian Stock Option.....................................................  76
Ratio......................................................................  82
Sale.......................................................................  51
SEC........................................................................  71
SEC Documents..............................................................  79
Securities Act.............................................................  56
Selected Transactions......................................................  47
Service Marks..............................................................  83
SOP........................................................................  28
Surviving Corporation......................................................  21

DEFINED TERM                                                                PAGE
------------                                                                ----
Tax Disaffiliation Agreement...............................................  38
Trademark License Agreement................................................  38
Transition Period..........................................................  82
Transition Services Agreement..............................................  38
Transition Services........................................................  82
Treaty.....................................................................  53
U.S........................................................................  40
U.S. GAAP..................................................................  95
Voting Securities..........................................................  36

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                             PLAN AND AGREEMENT OF
                           MERGER AND REORGANIZATION

                                     AMONG

                                  AEGON N.V.,

                                LT MERGER CORP.

                                      AND

                             PROVIDIAN CORPORATION

                               DECEMBER 28, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1
  THE SPIN-OFF.............................................................   1
  1.1 The Spin-off.........................................................   1
  1.2 Amendments to the Distribution Agreement.............................   1
  1.3 Further Agreements with Spinco.......................................   2
ARTICLE 2
  PLAN OF MERGER...........................................................   2
  2.1 The Merger...........................................................   2
  2.2 Conversion of Shares.................................................   2
  2.3 Exchange of Certificates.............................................   3
  2.4 Dividends............................................................   4
  2.5 Escheat Laws.........................................................   4
  2.6 Closing of Company Transfer Books....................................   5
ARTICLE 3
  CLOSING..................................................................   5
  3.1 Time and Place of Closing............................................   5
ARTICLE 4
  REPRESENTATIONS AND WARRANTIES OF COMPANY................................   5
  4.1 Organization, Good Standing and Power................................   5
  4.2 Capitalization.......................................................   5
  4.3 Company Subsidiaries; Voting Trusts..................................   6
  4.4 Authority; Enforceability............................................   6
  4.5 Non-Contravention; Consents..........................................   6
  4.6 SEC Reports; Company Financial Statements............................   7
  4.7 Statutory Statements.................................................   8
  4.8 Absence of Certain Changes or Events.................................   8
  4.9 Taxes and Tax Returns................................................   9
  4.10 Litigation..........................................................  10
  4.11 Contracts and Commitments...........................................  10
  4.12 Registration Statement, Etc.........................................  10
  4.13 Employee Benefit Plans..............................................  10
  4.14 Collective Bargaining; Labor Disputes; Compliance...................  12
  4.15 Brokers and Finders.................................................  12
  4.16 No Violation of Law.................................................  12
  4.17 Indebtedness for Borrowed Money.....................................  13
  4.18 Fairness Opinion....................................................  13
  4.19 Real Estate Operations..............................................  13
  4.20 DGCL Section 203....................................................  14
  4.21 Spin-off; Merger....................................................  14
  4.22 Voting Requirements.................................................  15
  4.23 Business Operating Condition........................................  15
  4.24 Assets..............................................................  15
  4.25 Computer Software...................................................  15
  4.26 Intellectual Property...............................................  16
  4.27 Permits, Licenses and Franchises....................................  16

                                                                            PAGE
                                                                            ----
  4.28 Insurance Business..................................................  16
  4.29 Threats of Cancellation.............................................  16
  4.30 Liabilities and Reserves............................................  16
  4.31 Separate Accounts...................................................  17
  4.32 Funds...............................................................  17
  4.33 Insurance...........................................................  17
  4.34 Solvency of Spinco..................................................  17
  4.35 Investigation by Company............................................  17
ARTICLE 5
  REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER AND SUB.................  18
  5.1 Organization, Good Standing and Power................................  18
  5.2 Capitalization.......................................................  18
  5.3 Merger Partner Subsidiaries; Voting Trusts...........................  19
  5.4 Authority; Enforceability............................................  19
  5.5 Non-Contravention; Consents..........................................  19
  5.6 SEC Reports; Merger Partner Financial Statements.....................  20
  5.7 Statutory Statements.................................................  21
  5.8 Absence of Certain Changes or Events.................................  21
  5.9 Taxes and Tax Returns................................................  21
  5.10 Litigation..........................................................  22
  5.11 Contracts and Commitments...........................................  22
  5.12 Registration Statement, Etc.........................................  22
  5.13 Employee Benefit Plans..............................................  23
  5.14 Collective Bargaining; Labor Disputes; Compliance...................  24
  5.15 Brokers and Finders.................................................  24
  5.16 No Violation of Law.................................................  24
  5.17 Indebtedness for Borrowed Money.....................................  25
  5.18 Environmental Liabilities...........................................  25
  5.19 Merger Partner Ownership of Company Common Stock....................  25
  5.20 Interim Operations of Sub...........................................  25
  5.21 Spin-off; Merger....................................................  25
  5.22 Business Operating Condition........................................  26
  5.23 Assets..............................................................  26
  5.24 Computer Software...................................................  26
  5.25 Intellectual Property...............................................  26
  5.26 Permits, Licenses and Franchises....................................  26
  5.27 Liabilities and Reserves............................................  27
  5.28 Insurance...........................................................  27
  5.29 Investigation by Merger Partner.....................................  27
ARTICLE 6
  CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS......  27
  6.1 Access and Information...............................................  27
  6.2 Conduct of Business Pending Merger...................................  28
  6.3 Fiduciary Duties.....................................................  32
  6.4 Certain Fees.........................................................  32
  6.5 Amendment to Rights Plan.............................................  33
  6.6 Takeover Statutes....................................................  33
  6.7 Consents.............................................................  33

                                                                            PAGE
                                                                            ----
  6.8 Further Assurances...................................................  33
  6.9 NYSE Listing.........................................................  34
  6.10 Notice; Efforts to Remedy...........................................  34
  6.11 Registration Statement; Stockholder Approvals.......................  34
  6.12 Expenses............................................................  34
  6.13 Press Releases; Filings.............................................  35
  6.14 Indemnification of Officers and Directors...........................  35
  6.15 Tax Treatment.......................................................  35
  6.16 Employee Benefits...................................................  35
  6.17 Stock Options.......................................................  36
  6.18 Aegon USA Guaranty..................................................  37
  6.19 Determination of Comparable Benefits................................  37
  6.20 Merger Partner Exchange Transaction.................................  37
  6.21 Company Contracts...................................................  38
  6.22 Agents..............................................................  38
  6.23 Litigation..........................................................  39
  6.24 Certain Reporting Requirements......................................  39
  6.25 Investment Company Act..............................................  39
  6.26 Ruling Request......................................................  39
ARTICLE 7
  CONDITIONS PRECEDENT TO MERGER...........................................  39
  7.1 Conditions to Each Party's Obligations...............................  39
  7.2 Conditions to Obligations of Company.................................  40
  7.3 Conditions to Obligations of Merger Partner..........................  41
ARTICLE 8
  TERMINATION AND ABANDONMENT OF THE MERGER................................  42
  8.1 Termination..........................................................  42
  8.2 Effect of Termination and Abandonment................................  43
ARTICLE 9
  MISCELLANEOUS............................................................  43
  9.1 Waiver and Amendment.................................................  43
  9.2 Non-Survival of Representations, Warranties and Agreements...........  43
  9.3 Notices..............................................................  43
  9.4 Descriptive Headings; Interpretation.................................  45
  9.5 Counterparts.........................................................  45
  9.6 Entire Agreement.....................................................  45
  9.7 GOVERNING LAW........................................................  45
  9.8 Severability.........................................................  45
  9.9 Enforcement of Agreement.............................................  45
  9.10 Assignment..........................................................  46
  9.11 Limited Liability...................................................  46
  9.12 CONSENT TO JURISDICTION; SERVICE OF PROCESS.........................  46

                                   DEFINITION

Acquisition Proposal.................................. 6.2(f)
Agreement............................................. Introductory Paragraph
Association........................................... 5.4
Certificate........................................... 2.2(c)
Certificate of Merger................................. 2.1(a)
Closing............................................... 3.1
Closing Date.......................................... 3.1
Code.................................................. Recitals
Company............................................... Introductory Paragraph
Company Business Unit................................. 4.8
Company Collective Bargaining Agreements.............. 4.14
Company Common Stock.................................. 2.2(b)
Company Consolidated Financial Statements............. 4.6(b)
Company Controlled Group Liability.................... 4.13(b)
Company Employee Plans................................ 4.13(a)
Company Employees..................................... 6.16(b)
Company Entities...................................... 4.3
Company Insurance Contracts........................... 4.28
Company Insurance Subsidiary.......................... 4.7
Company Investment Assets............................. 4.24(a)
Company Permitted Liens and Encumbrances.............. 4.24(a)
Company Plan.......................................... 6.17(a)
Company Reports....................................... 4.6(a)
Company Rights........................................ 6.5
Company Rights Agreement.............................. 6.5
Company SAR........................................... 6.17(a)
Company Separate Accounts............................. 4.31(a)
Company Stock Option.................................. 6.17(a)
Company Subsidiaries.................................. 4.3
Confidentiality Agreements............................ 6.1(a)
DGCL.................................................. Recitals
Distribution Agreement................................ Recitals
Effective Time........................................ 2.1(a)
Environmental Laws.................................... 4.19(c)
ERISA................................................. 4.13(a)
Exchange Act.......................................... 4.6(a)
Exchange Agent........................................ 2.3(a)
Exchange Fund......................................... 2.3(a)
Exchange Ratio........................................ 2.2(c)
Fair Market Value at the Effective Time............... 2.2(c)
Fee Payment Event..................................... 6.3
Funds................................................. 4.32(a)
Goldman Sachs......................................... 4.15
HSR Act............................................... 4.4
Indemnified Parties................................... 6.14(a)
Insurance Laws........................................ 4.16(a)
IRS................................................... 4.9(c)
Knowledge of Company.................................. Introduction to Article 4
Knowledge of Merger Partner........................... Introduction to Article 5
Lender................................................ 4.19(g)

Manager.................................................. 4.32(b)
Material Adverse Effect on Company....................... 4.1
Material Adverse Effect on Merger Partner................ 5.1
Material to Merger Partner............................... 6.2(e)(xii)
Merger................................................... Recitals
Merger Partner........................................... Introductory Paragraph
Merger Partner Collective Bargaining Agreements.......... 5.14
Merger Partner Common Stock.............................. 2.2(c)
Merger Partner Consolidated Financial Statements......... 5.6(b)
Merger Partner Controlled Group Liability................ 5.13(b)
Merger Partner Employee Plans............................ 5.13(a)
Merger Partner Entities.................................. 5.3
Merger Partner Insurance Subsidiary...................... 5.7
Merger Partner Investment Assets......................... 5.23
Merger Partner Permitted Liens and Encumbrances.......... 5.23
Merger Partner Preferred Stock........................... 5.2
Merger Partner Reports................................... 5.6(a)
Merger Partner Subsidiary................................ 5.3
Merger Partner SARs...................................... 6.17(a)
1940 Act................................................. 4.31(a)
NYSE..................................................... 2.2(c)
Option Adjustment Ratio.................................. 6.17(a)
Outstanding Company Preferred Stock...................... 2.2(b)
Person................................................... 4.24(a)
Pivot Price.............................................. 2.2(c)
Plan..................................................... 6.1(b)
Process Agent............................................ 9.12(b)
Proxy Statement.......................................... 4.12
Real Estate Assets....................................... 4.19(a)
Registration Statement................................... 4.12
Retirement Plan.......................................... 6.2(c)(xii)
Ruling................................................... 7.1(g)
Ruling Request........................................... 6.26
SEC...................................................... 4.6(a)
Section 6.4 Fee.......................................... 6.4
Securities Act........................................... 4.6(a)
Share Price.............................................. 2.2(c)
Significant Brokers...................................... 6.22
Spinco................................................... Recitals
Spin-off................................................. Recitals
Spin-off Adjusted Financial Statements................... 4.6(c)
Stockholders' Meeting.................................... 4.12
Sub...................................................... Introductory Paragraph
Subsidiaries............................................. 6.1(a)
Surviving Corporation.................................... 2.1(a)

                             AMENDED AND RESTATED
                             PLAN AND AGREEMENT OF
                           MERGER AND REORGANIZATION

  AMENDED AND RESTATED PLAN AND AGREEMENT OF MERGER AND REORGANIZATION (this "Agreement"), dated as of December 28, 1996, by and among AEGON N.V., a company formed under the laws of The Netherlands ("Merger Partner"), LT MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Merger Partner ("Sub"), and PROVIDIAN CORPORATION, a Delaware corporation ("Company"), pursuant to the Amendment No. 1 and Consent, dated as of April 2, 1997, between Merger Partner, Sub and Company, amending and restating the Plan and Agreement of Merger, dated as of December 28, 1996, between Merger Partner, Sub and Company.

  WHEREAS, the Board of Directors of Company has approved a plan of distribution embodied in the form of the agreement attached hereto as Exhibit A and to be signed concurrently with this Agreement (the "Distribution Agreement") which distribution, subject to the terms and conditions of the Distribution Agreement, will be effected prior to the Effective Time (as defined in Section 2.1(a)) and pursuant to which all of the shares of capital stock of Providian Bancorp, Inc., a Delaware corporation and wholly owned subsidiary of Company ("Spinco"), will be distributed on a pro rata basis to Company's stockholders as provided in the Distribution Agreement (the "Spin-off");

  WHEREAS, Merger Partner has formed Sub as a wholly owned subsidiary corporation under the Delaware General Corporation Law (the "DGCL") for the purpose of Sub merging with and into Company following the Spin-off pursuant to the applicable provisions of the DGCL (the "Merger") so that Company will continue as the surviving corporation of the Merger and will become a wholly owned subsidiary of Merger Partner;

  WHEREAS, the respective Boards of Directors of Company, Merger Partner and Sub have approved and declared advisable the Merger, the terms and provisions of this Agreement and the transactions contemplated hereby;

  WHEREAS, the respective Boards of Directors of Merger Partner and Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;

  WHEREAS, for federal income tax purposes, it is intended that (a) the Spin-off shall qualify as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code, as amended (the "Code"), and (b) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization; and

  WHEREAS, the Merger described herein is subject to the approval of the stockholders of Company and applicable state and federal authorities, and satisfaction of certain other conditions described in this Agreement.

  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1

                                 THE SPIN-OFF

  1.1 The Spin-off. Upon the terms and subject to the conditions of the Distribution Agreement, Company shall use commercially reasonable efforts to divest its interest in Spinco prior to the Effective Time through the distribution of all of the outstanding shares of capital stock of Spinco on a pro rata basis to the stockholders of Company as provided in the Distribution Agreement.

  1.2 Amendments to the Distribution Agreement. No amendments to the Distribution Agreement shall be executed without the approval of Merger Partner, which approval shall not be unreasonably withheld.

  1.3 Further Agreements with Spinco. Unless otherwise approved by Merger Partner, which approval shall not be unreasonably withheld, except as contemplated by this Agreement or the Distribution Agreement or as set forth in Schedule 1.3, neither any new agreement between Spinco and Company or any Company Subsidiary (as defined in Section 4.3) nor any material amendment to any existing agreements between Spinco and Company or any Company Subsidiary which survive the Distribution Date (as defined in the Distribution Agreement) shall be executed.

                                   ARTICLE 2

                                PLAN OF MERGER

  2.1 The Merger

  (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the provisions of this Agreement and the DGCL, Sub shall be merged with and into Company, which shall be the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation") in the Merger, and the separate corporate existence of Sub shall cease. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Company, on behalf of the Surviving Corporation, and thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the DGCL on the Closing Date (as defined in Section 3.1). The Merger shall become effective immediately following the Spin-off upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

  (b) From and after the Effective Time, the Merger shall have all the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the DGCL, all of the properties, rights, privileges, powers and franchises of Company and Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  (c) The Certificate of Incorporation of Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the DGCL.

  (d) The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed as provided therein, in the Certificate of Incorporation of the Surviving Corporation and the DGCL.

  (e) The officers and directors of Sub immediately prior to the Effective Time shall be the initial officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

  2.2 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

    (a) Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $1 per share, of the Surviving Corporation.

    (b) All shares of common stock, par value $1 per share, of Company ("Company Common Stock") or other capital stock of Company that are owned by Company as treasury stock or by any wholly owned Company Subsidiary (other than the outstanding shares of Company Preferred Stock, par value $5 per share (the "Outstanding Company Preferred Stock"), and any shares of Company Preferred Stock issued in exchange for the Outstanding Company Preferred Stock) and any shares of Company Common Stock owned by Merger Partner, Sub or any other wholly owned Merger Partner Subsidiary (as defined in Section 5.3) shall be canceled and retired and shall cease to exist and no stock of Merger Partner or other consideration shall be delivered in exchange therefor. Any shares of Outstanding Company Preferred Stock (or any shares of Preferred Stock of Company issued in exchange for, or upon conversion of, the Outstanding Company Preferred Stock) which are outstanding immediately prior to the Merger shall continue to be outstanding immediately following the Merger.

    (c) Subject to Section 2.3(c), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2(b)) shall be converted into a right to receive a number (the "Exchange Ratio") of shares, or fraction thereof, of voting common stock, par value of one Dutch Guilder per share, of Merger Partner ("Merger Partner Common Stock") determined by dividing $28.00 by the Share Price (as defined below), subject to the provisions of Section 8.1(b)(vi) or 8.1(c)(vi), if applicable. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares (a "Certificate") shall thereafter represent the right to receive that number of shares of Merger Partner Common Stock into which such shares of Company Common Stock have been converted. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Merger Partner Common Stock, and cash in lieu of any fractional share, issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.3, without interest. For purposes of this Agreement, (i) the term "Share Price" shall be equal to the Fair Market Value at the Effective Time of one share of Merger Partner Common Stock; provided, however, that if such Fair Market Value at the Effective Time is less than $50.034, then the Share Price shall be $50.034, and if such Fair Market Value at the Effective Time is greater than $61.153, then the Share Price shall be $61.153; and (ii) the term "Fair Market Value at the Effective Time" of one share of Merger Partner Common Stock shall be the average during the 20 trading days immediately preceding the last business day before the date of the Effective Time of the average daily high and low prices per share of Merger Partner Common Stock on the New York Stock Exchange ("NYSE").

    (d) If after the date hereof and prior to the Effective Time, Merger Partner shall have declared a stock split (including a reverse split) of Merger Partner Common Stock or a dividend payable in Merger Partner Common Stock or any other similar transaction, then the Exchange Ratio shall be appropriately adjusted to reflect such stock split or dividend or similar transaction.

    (e) Each Company Stock Option (as defined in Section 6.17) and each Company SAR (as defined in Section 6.17) shall be converted in accordance with Section 6.17.

  2.3 Exchange of Certificates.

  (a) As of the Effective Time, Merger Partner shall deposit with Morgan Guaranty Trust Company of New York, or such other bank or trust company designated by Merger Partner and reasonably acceptable to Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2 through the Exchange Agent, certificates representing the shares of Merger Partner Common Stock (such shares of Merger Partner Common Stock, together with any dividends or distributions with respect thereto or cash deposited by Merger Partner in accordance with this Section 2.3, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.2 in exchange for outstanding shares of Company Common Stock, together with cash to be paid in lieu of fractional shares. The aggregate number of shares of Merger Partner Common Stock which shall be issuable shall be a number of such shares equal to the Exchange Ratio multiplied by the total number of outstanding shares of Company Common Stock as of the Effective Time, subject to adjustments for nonissuance of fractional shares as provided herein.

  (b) As soon as practicable after the Effective Time, Merger Partner and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent accompanied by a properly executed letter of transmittal and shall be in such form and have such other provisions as Merger Partner and Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Merger Partner Common Stock. Upon the surrender to the Exchange Agent of one or more Certificates for cancellation, together with such letter of transmittal, duly executed, the holder will be entitled to receive certificates representing that number of whole shares of Merger Partner Common Stock to be issued in respect of the aggregate number of such shares of Company Common Stock previously represented by the stock certificates surrendered based upon the Exchange Ratio.

  (c) No certificate or scrip representing fractional shares of Merger Partner Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Merger Partner. All fractional shares of Merger Partner Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the Fair Market Value at the Effective Time of one share of Merger Partner Common Stock, by (ii) the fraction of a share of Merger Partner Common Stock to which such holder would otherwise have been entitled. Merger Partner shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. No such cash in lieu of fractional shares of Merger Partner Common Stock shall be paid to any holder of Company Common Stock until Certificates are surrendered and exchanged in accordance with Section 2.3(a).

  (d) If a certificate for Merger Partner Common Stock is to be sent to a person other than the person in whose name the Certificates for shares of Company Common Stock surrendered for exchange are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such Certificate to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  (e) The cash paid and shares of Merger Partner Common Stock issued upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

  2.4 Dividends. No dividends or other distributions that are declared or made after the Effective Time with respect to Merger Partner Common Stock payable to holders of record thereof after the Effective Time shall be paid to a Company stockholder entitled to receive certificates representing Merger Partner Common Stock until such stockholder has properly surrendered such stockholder's Certificates. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such Merger Partner Common Stock shall be issued any dividends which shall have become payable with respect to such Merger Partner Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the stockholder in whose name the certificates representing such Merger Partner Common Stock shall be issued any dividend on such Merger Partner Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments shall be made on such payment dates. In no event shall the stockholders entitled to receive such dividends be entitled to receive interest on such dividends. Any portion of the Exchange Fund which remains undistributed to the stockholders of Company for six months after the Effective Time pursuant to this Section 2.4 shall be returned by the Exchange Agent to Merger Partner which shall thereafter act as Exchange Agent, subject to the rights of holders of unsurrendered Certificates under this
Article 2.

  2.5 Escheat Laws. Notwithstanding any other provision of this Article 2, none of Merger Partner, Sub, Company, the Surviving Corporation, the Exchange Agent or any other party hereto shall be liable to any holder of Company Common Stock for any Merger Partner Common Stock, or dividends or distributions thereon or cash in lieu of fractional shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

  2.6 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall, when accompanied by proper documentation, be exchanged for Merger Partner Common Stock in the manner provided in this Article 2.

                                   ARTICLE 3

                                    CLOSING

  3.1 Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Merger Partner and Company, the closing of the Merger (the "Closing") will be held at 10:00 a.m., local time, on the later of (i) June 1, 1997, and (ii) the second business day following the date that all of the conditions precedent specified in this Agreement have been (or can be at the Closing) satisfied or waived by the party or parties permitted to do so (such date being referred to hereinafter as the "Closing Date"). The place of Closing shall be at the offices of King & Spalding, 191 Peachtree Street, N.E., Atlanta, Georgia 30303, or at such other place as may be agreed between Merger Partner and Company.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

  Company hereby represents and warrants to Merger Partner as follows (the words "to the Knowledge of Company" or "to Company's Knowledge" and any words of similar import shall mean that any one of the persons listed in Exhibit B has actual knowledge of the matter):

  4.1 Organization, Good Standing and Power. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company (as defined below). Company has delivered to Merger Partner complete and correct copies of its Certificate of Incorporation and all amendments thereto to the date hereof and its Bylaws as amended to the date hereof. As used in this Agreement, the phrase "Material Adverse Effect on Company" means a material adverse effect on (a) the financial condition, business or results of operations of Company and the Company Subsidiaries on a consolidated basis or (b) the ability of Company to consummate the transactions contemplated by this Agreement.

  4.2 Capitalization. The authorized capital stock of Company as of the date hereof consists of 300,000,000 shares of Common Stock, par value $1 per share, of which as of December 20, 1996, 93,765,999 shares were issued and outstanding, 6,000,000 shares of Preferred Stock, par value $5 per share, of which as of the date hereof no shares are issued and outstanding (other than 467,400 shares which are held by a Company Subsidiary), and 25,000,000 shares of Preference Stock, par value $.01 per share, of which as of the date hereof no shares are issued or outstanding. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time pursuant to any outstanding Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above, as of December 20, 1996, there were no shares of capital stock or other equity securities of Company outstanding, and, except as set forth in Schedule 4.2, there are no outstanding options, warrants or rights to purchase or acquire from Company any capital stock of Company, there are no existing registration covenants with Company with respect to outstanding shares of Company Common Stock, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Company is bound to issue any additional shares of its capital stock or other securities.

  4.3 Company Subsidiaries; Voting Trusts. Schedule 4.3 sets forth a correct and complete list of each corporation, association, subsidiary or other entity of which Company owns or controls, directly or indirectly, more than 20% of the outstanding equity securities (other than equity securities acquired in the ordinary course of business for investment purposes which constitute more than 20% but less than 35% of the outstanding equity securities of such issuer and which, in the case of equity securities acquired prior to December 31, 1995, are listed in the annual statements of the Company Insurance Subsidiaries), but excluding Spinco and any subsidiary, corporation, association or other entity in which Company owns an indirect equity interest exclusively through Spinco of which Spinco owns or controls, directly or indirectly, more than 20% of the outstanding equity securities (such entities, excluding Spinco and any entities so owned or controlled by Spinco, are hereinafter referred to as "Company Entities"). Any Company Entity of which Company owns or controls, directly or indirectly, more than 50% of the outstanding equity securities is hereinafter referred to individually as a "Company Subsidiary" and such entities are referred to collectively as the "Company Subsidiaries." Except as disclosed in Schedule 4.3, Company owns, directly or indirectly, the securities of each Company Entity held by Company, free and clear of all liens, charges, pledges, security interests or other encumbrances. All of the capital stock of each Company Subsidiary has been duly authorized, and is validly issued, fully paid and nonassessable. There are no outstanding options or rights to subscribe to, or any contracts or commitments to issue or sell any shares of the capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire, any shares of the capital stock of any Company Entity to which Company or any Company Subsidiary is a party. There are no voting trusts or other agreements or understandings with respect to the voting of capital stock of Company or any Company Subsidiary to which Company or any Company Subsidiary is a party. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on Company. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company.

  4.4 Authority; Enforceability. Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the stockholders of Company and approval of this Agreement and the Distribution Agreement by insurance regulatory authorities and banking regulatory authorities, and subject to compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Subject to such approvals and compliance, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, and this Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against it in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) subject to general principles of equity.

  4.5 Non-Contravention; Consents.

  (a) Except as set forth in Schedule 4.5(a), neither the execution, delivery and performance by Company of this Agreement or the Distribution Agreement, nor the consummation by Company of the transactions contemplated hereby or the Spin-off, nor compliance by Company with any of the provisions hereof or the Distribution Agreement, will:

    (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Company, under any of the terms, conditions or provisions of, (x) its Certificate of Incorporation or Bylaws, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or any of the Company Subsidiaries is a party, or by which Company or any of the Company Subsidiaries may be bound, or to which Company or any of the Company Subsidiaries or the properties or assets of any of them may be subject, and that would, in any such event specified in this clause (y), have, individually or in the aggregate, a Material Adverse Effect on Company; or

    (ii) subject to compliance with the statutes and regulations referred to in Section 4.5(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Company or any of the Company Subsidiaries or any of their respective properties or assets where such violation would, individually or in the aggregate, have a Material Adverse Effect on Company.

  (b) Except as set forth in Schedule 4.5(b) and other than notices, filings, authorizations, exemptions, consents or approvals, the failure of which to give or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Company, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary for the consummation by Company of the transactions contemplated by this Agreement.

  4.6 SEC Reports; Company Financial Statements.

  (a) Since January 1, 1995, Company has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") (collectively, the "Company Reports"). Company has heretofore made available to Merger Partner true copies of all the Company Reports, together with all exhibits thereto, that Merger Partner has requested. Included in such Company Reports are (i) audited consolidated balance sheets of Company and its subsidiaries at December 31, 1994 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, and the notes thereto and (ii) the unaudited consolidated balance sheets of Company and its subsidiaries at March 31, 1996, June 30, 1996 and September 30, 1996 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the periods then ended and the notes thereto.

  (b) All of the financial statements included in the Company Reports (which are collectively referred to herein as the "Company Consolidated Financial Statements") fairly presented in all material respects the consolidated financial position of Company and its subsidiaries as at the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, recurring audit adjustments). As of their respective dates, the Company Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Company Reports, neither Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Company and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Company.

  (c) Company has delivered to Merger Partner an unaudited pro forma consolidated balance sheet of Company and the Company Subsidiaries (specifically excluding Spinco and its subsidiaries) at September 30, 1996 and the related unaudited pro forma consolidated statements of income and stockholders' equity for the period then ended, and the notes thereto (the "Spin-off Adjusted Financial Statements"). Such Spin-Off

Adjusted Financial Statements fairly presented in all material respects the consolidated pro forma financial position of Company and the Company Subsidiaries (specifically excluding Spinco and its subsidiaries) as at the date mentioned and the consolidated pro forma results of operations and pro forma changes in stockholders' equity for the period then ended in conformity with generally accepted accounting principles applied on a consistent basis (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or as may be permitted by Form 10-Q of the SEC and subject to normal, recurring audit adjustments).

  4.7 Statutory Statements. Company has previously furnished to Merger Partner the annual statements of each Company Subsidiary that is engaged in the business of insurance (a "Company Insurance Subsidiary") for the years ended December 31, 1994 and December 31, 1995, which have been filed with the insurance regulatory authority of the jurisdiction of organization of such Company Insurance Subsidiary, and statutory statements, where required, for each such company for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, and Company shall promptly furnish to Merger Partner all statutory statements for any calendar years or quarters ending thereafter but prior to the Effective Time. Except as set forth in Schedule 4.7, such statutory statements present or will present fairly in all material respects the admitted assets, liabilities and surplus of each Company Insurance Subsidiary at the end of each of the periods then ended, and the results of its operations and changes in its surplus for each of the periods then ended in conformity with accounting practices prescribed or permitted by the insurance regulatory authority of the jurisdiction of organization of such Company Insurance Subsidiary, applied on a consistent basis as and to the extent described in such statutory statements.

  4.8 Absence of Certain Changes or Events. Except as disclosed in Schedule
4.8 and the Company Reports and except for transactions contemplated by this Agreement or the Distribution Agreement, since December 31, 1995, Company and the Company Subsidiaries have conducted their business in all material respects only in the ordinary course, and there has not been (i) any change in the business, financial condition or results of operations of Company and Company Subsidiaries which has had a Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Company's outstanding capital stock, except regular quarterly cash dividends with respect to the Company Common Stock, (iii) any split, combination or reclassification of any of Company's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company's outstanding capital stock,
(iv) (x) any granting by Company or any Company Subsidiary to any executive officer or other employee of Company or any Company Subsidiary of any increase in compensation, except for increases which in the aggregate are in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1995, (y) any granting by Company or any Company Subsidiary to any such executive officer or other employee of any increase in severance or termination pay, except (A) for obligations which have been satisfied prior to the date hereof, (B) for increases in the ordinary course of business in any one case not in excess of $25,000, or (C) as was required under any employment, severance or termination agreements in effect as of December 31, 1995 or (z) any entry by Company or any Company Subsidiary into any new severance or termination agreement with any such executive officer or other employee (other than (A) for obligations which have been satisfied prior to the date hereof, and (B) new severance or termination obligations in the ordinary course of business in any one case not in excess of $25,000), (v) any significant change in accounting methods, principles or practices by Company or any Company Subsidiary materially affecting its assets, liabilities or business, except insofar as may be appropriate to conform to changes in statutory accounting rules or generally accepted accounting principles, or (vi) except for changes in a manner consistent with past practice or consistent with industry standards, any material change in the underwriting, pricing, actuarial or investment practices or policies of any Company Business Unit (as defined below). Notwithstanding the foregoing, the representation contained in this Section
4.8 shall not apply to any change or development, or combination of changes or developments, to the extent such changes and developments are the result of adverse changes in general economic conditions, stock market fluctuations or conditions or adverse changes in or affecting the insurance industry generally. As used in this Agreement, the term "Company Business Unit" shall mean the business segments of the Company identified as of the date hereof as Providian Direct Insurance, Providian Agency Group and Providian Capital Management.

  4.9 Taxes and Tax Returns.Except as disclosed in Schedule 4.9 or as otherwise disclosed to Merger Partner in writing:

  (a) Company and the Company Subsidiaries have (i) duly filed (or there has been filed on their behalf) with appropriate governmental authorities all tax returns required to be filed by them, on or prior to the date hereof, except to the extent that any failure to file would not, individually or in the aggregate, have a Material Adverse Effect on Company, and (ii) duly paid in full or made provisions in accordance with generally accepted accounting principles (or there has been paid or provision has been made on their behalf) for the payment of all taxes for all periods ending on or prior to the date hereof, except to the extent that any failure to fully pay or make provision for the payment of such taxes would not, individually or in the aggregate, have a Material Adverse Effect on Company;

  (b) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes or tax returns of Company or the Company Subsidiaries wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would have a Material Adverse Effect on Company;


  (c) the federal income tax returns of Company and the Company Subsidiaries have been examined by the Internal Revenue Service ("IRS") (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods through and including December 31, 1992, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid. Neither Company nor any of the Company Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any tax returns of Company or any of the Company Subsidiaries;

  (d) neither Company nor any of the Company Subsidiaries is a party to any tax sharing or material tax indemnity agreement;

  (e) any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Company or any Company Subsidiary who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). In addition, Section 162(m) of the Code will not apply to any amount paid or payable by Company or any Company Subsidiary under any contract or Company Employee Plan currently in effect;

  (f) all annuity contracts and life insurance policies issued by a Company Insurance Subsidiary meet all definitional or other requirements for qualification under the Code applicable (or intended to be applicable) to such annuity contracts or life insurance policies, including, without limitation, the following: (A) any life insurance policies meet the requirements of Sections 101(f) or 7702 of the Code, as applicable; (B) any annuity contracts that are intended to qualify as "annuity contracts" (excluding contracts that are described in Section 72(s) of the Code) meet the requirements of Section 72(s) of the Code; (C) any annuity contracts that are intended to qualify under Sections 130, 403(a), 403(b) or 408(b) of the Code contain all provisions required for qualification under such sections of the Code; and (D) any annuity contracts that are marketed as, or in connection with, plans that are intended to qualify under Sections 401, 403, 408 or 457 of the Code comply with the requirements of such sections; except in the case of any of the foregoing to the extent that any failure to so meet such requirements has not and would not, individually or in the aggregate, have a material adverse effect on (A) the financial condition, business or results of operations of any Company Business Unit or (B) the ability of Company to consummate the transactions contemplated by this Agreement; and

  (g) as used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, premium, sales, excise, employment, payroll, withholding and other taxes.

  4.10 Litigation. Except as disclosed in Schedule 4.10 or in the Company Reports, neither Company nor any Company Subsidiary is a party to any pending or, to the Knowledge of Company, threatened claim, action, suit, investigation or proceeding which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. Except as disclosed in Schedule 4.10, at the date of this Agreement, neither Company nor any Company Insurance Subsidiary has received actual notice of any proceeding, claim or investigation pending or threatened against Company or any Company Insurance Subsidiary before any insurance department or agency which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. Except as disclosed in Schedule 4.10, at the date of this Agreement there is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision against Company or any Company Subsidiary which, either individually or in the aggregate, has had or would have a Material Adverse Effect on Company.

  4.11 Contracts and Commitments. Neither Company nor any Company Subsidiary has received notice from any person alleging that Company or any Company Subsidiary is in default under any contracts within the scope of Section 6.21 as to which it is reasonably foreseeable that an adverse determination would result, individually or in the aggregate, in a Material Adverse Effect on Company.

  4.12 Registration Statement, Etc. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (a) the Registration Statement to be filed by Merger Partner with the SEC in connection with the Merger Partner Common Stock to be issued in the Merger (the "Registration Statement"), (b) the Proxy Statement (the "Proxy Statement") to be mailed to Company's stockholders in connection with the meeting (the "Stockholders' Meeting") to be called to consider the Merger, and
(c) any other documents to be filed with the SEC in connection with the transactions contemplated hereby (including the Registration Statement on Form 10 or, if applicable, Form S-1 to be filed in connection with the Spin-off) will, at the respective times such documents are filed and at the time such documents become effective or at the time any amendment or supplement thereto becomes effective contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading; and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto become effective, cause the Registration Statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; or, in the case of the Proxy Statement, when first mailed to the stockholders of Company, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Company is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by Company with respect to statements made therein based on information supplied by Merger Partner or with respect to information concerning Merger Partner or Sub which is incorporated by reference in the Registration Statement or the Proxy Statement.

  4.13 Employee Benefit Plans.

  (a) Schedule 4.13 contains a list of each material plan, program, arrangement, practice or contract which is maintained by Company or any Company Subsidiary or to which Company or any Company Subsidiary is obligated to make contributions and which provides benefits or compensation to or on behalf of employees, including but not limited to executive arrangements (for example, any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plans, programs, contracts or arrangements) and "employee benefit plans" as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans, programs, arrangements, practices or contracts are referred to herein as "Company Employee Plans." Company has made available to Merger Partner the plan documents or other writing constituting each Company Employee Plan and, if applicable, the trust, insurance contract or other funding arrangement, the ERISA summary plan description and the most recent Forms 5500 and annual reports for each such plan. Company has identified those Company Employee Plans which Company intends to satisfy the requirements of Section 401 of the Code and has made available to Merger Partner accurate copies of the most recent favorable determination letters for such plans.

  (b) With respect to each Company Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA with respect to which the 30-day notice period has not been waived has occurred before the date of this Agreement, nor will any such event occur after the date of this Agreement except by reason of the Spin-off; and (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation have been timely paid in full. There does not now exist, nor do any circumstances exist that could result in, any Company Controlled Group Liability (as defined below) that would be a liability of Company or any Company Subsidiary following the Effective Time. "Company Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans.

  (c) Neither Company nor any Company Subsidiary is, or has been, a participant in a multi-employer plan (within the meaning of ERISA Section 3(37)). Except as set forth in Schedule 4.13, neither Company nor any Company Subsidiary maintains or has at any time maintained a Company Employee Plan which is subject to Title IV of ERISA. Except as set forth in Schedule 4.13, neither Company nor any Company Subsidiary is obligated to provide post employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any person who is no longer an employee of Company or any Company Subsidiary, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

  (d) Except as set forth in Schedule 4.13, (i) each Company Employee Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and (ii) each of those Company Employee Plans which are intended to be qualified under Section 401 of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401 of the Code, in each case except where a failure to be so maintained would not have a Material Adverse Effect on Company. Except as set forth in Schedule 4.13, as of December 31, 1995, neither Company nor any of the Company Subsidiaries had any liability under any Company Employee Plan that was not reflected in the Company audited consolidated balance sheet at December 31, 1995 or disclosed in the notes thereto, other than liabilities which individually or in the aggregate would not have a Material Adverse Effect on Company.

  (e) Except as set forth in Schedule 4.13, to the Knowledge of Company, no prohibited transaction has occurred with respect to any Company Employee Plan maintained by Company or any of the Company Subsidiaries that would result, directly or indirectly, in the imposition of an excise tax or other liability under the Code or ERISA, except for such a tax or other liability that would not have a Material Adverse Effect on Company.

  (f) Except as set forth in Schedule 4.13, all contributions or premium payments with respect to the Company Employee Plans due for any period ending on or before the Effective Time have been or will be timely paid by Company. Except as set forth in Schedule 4.13, the execution of or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the Company Employee Plans which would have a Material Adverse Effect on Company.

  (g) Neither Spinco nor any entity owned or controlled by Spinco is, or has been, a participant in a multi-employer plan (within the meaning of ERISA
Section 3(37)) or has maintained or contributed to a plan that is subject to Title IV of ERISA.

  4.14 Collective Bargaining; Labor Disputes; Compliance. The only collective bargaining agreements to which Company or any of the Company Subsidiaries is a party are set forth in Schedule 4.14 (the "Company Collective Bargaining Agreements"). Except as set forth in Schedule 4.14, to the Knowledge of Company, the employees of Company and the Company Subsidiaries are not represented by any unions other than the unions which are parties to the Company Collective Bargaining Agreements. Except as set forth in Schedule 4.14, neither Company nor any of the Company Subsidiaries is currently, nor has been during the past three years, the subject of any certification or decertification organization drive. Neither Company nor any of the Company Subsidiaries is currently, nor has been during the past three years, the subject of any strike relating to Company or any of the Company Subsidiaries nor, to the Knowledge of Company, is any such activity threatened. Each of Company and each Company Subsidiary has complied with all laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining and all applicable occupational safety and health acts, laws and regulations except, in each case, where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on Company. Each of Company and the Company Subsidiaries has complied with the terms of each collective bargaining agreement to which it is a party or is bound, except where the failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect on Company.

  4.15 Brokers and Finders. Neither Company nor any of the Company Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Company or any of the Company Subsidiaries, in connection with this Agreement or any of the transactions contemplated hereby, except that Company has retained Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor, whose fees and expenses will be paid by Company.

  4.16 No Violation of Law.

  (a) The business and operations of the Company Insurance Subsidiaries have been conducted in compliance with all applicable statutes and regulations regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (collectively, "Insurance Laws"), except where the failure to so conduct such business and operations would not individually or in the aggregate have a Material Adverse Effect on Company. Notwithstanding the generality of the foregoing, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect on Company and except as set forth in Schedule 4.16, each Company Insurance Subsidiary and its agents have marketed, sold and issued insurance products in compliance, in all material respects, with all statutes, laws, ordinances, rules, orders and regulations applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (i) all applicable prohibitions against "redlining," (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (iii) all applicable requirements relating to insurance product projections. In addition, except as set forth in Schedule 4.16, (i) there is no pending or, to the Knowledge of Company, threatened charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the Knowledge of Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations would have individually or in the aggregate a Material Adverse Effect on Company; (ii) none of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Company Insurance Subsidiary (as opposed to insurance companies generally) which would have individually or in the aggregate a Material Adverse Effect on Company; and
(iii) the Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would have individually or in the aggregate a Material Adverse Effect on Company.

  (b) In addition to Insurance Laws, the business and operations of Company and the Company Subsidiaries have been conducted in compliance with all other applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to zoning, environmental matters and the safety and health of employees), except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Company. Except as set forth in Schedule 4.16, in addition to Insurance Laws, (i) neither Company nor any Company Subsidiary has been charged with or, to the Knowledge of Company, is now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a governmental entity or other regulatory body, which violations or penalties would have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) neither Company nor any Company Subsidiary is a party to or bound by any order, judgment, decree or award of a governmental entity or other regulatory body which has or will have, individually or in the aggregate, a Material Adverse Effect on Company; and (iii) Company and the Company Subsidiaries have filed all reports required to be filed with any governmental entity or other regulatory body on or before the date hereof as to which the failure to file such reports would result, individually or in the aggregate, in a Material Adverse Effect on Company. Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of Company and the Company Subsidiaries, except for permits, certificates, licenses, approvals and other authorizations the failure of which to have would not, individually or in the aggregate, have a Material Adverse Effect on Company and except for such permits, certificates, licenses, approvals and other authorizations required to be obtained in connection with the consummation of the transactions contemplated hereby.

  4.17 Indebtedness for Borrowed Money. Company has made available to Merger Partner the instruments or other documents relating to all indebtedness of Company or any Company Subsidiary for borrowed money the principal balance of which is $10 million or more, whether such indebtedness is direct or indirect, primary or secondary, by guarantee or otherwise.

  4.18 Fairness Opinion. The Board of Directors of Company has received an opinion dated December 28, 1996 from Goldman Sachs to the effect that as of such date the consideration to be received by the stockholders of Company pursuant to the Spin-off and the Merger, taken together, is fair to such stockholders.

  4.19 Real Estate Operations. Except as otherwise would not have a Material Adverse Effect on Company:

    (a) Schedules A, B, BA and D of the statutory statements of the Company Insurance Subsidiaries for the year ended December 31, 1995 contain true and complete disclosures of all "Real Estate Owned" (Schedule A Assets), "Mortgage Loans" (Schedule B Assets), "Partnership Interests" in partnerships owning real estate (Schedule BA Assets) and "Credit Tenant Loans and Industrial Revenue Bonds with Publicly Traded Borrowers" (Schedule D) owned by the Company Insurance Subsidiaries as of December 31, 1995. All Real Estate Owned, Mortgage Loans and Partnership Interests owned by Company or any Company Subsidiaries are collectively hereinafter referred to as "Real Estate Assets." All information concerning the Real Estate Assets in the statutory statements of the Company Insurance Subsidiaries for the year ended December 31, 1995 is true and complete in all material respects in the opinion of Company; all values expressed in such statements fairly represent Company's opinion of the value of the Real Estate Owned and Partnership Interests; and reserves taken in respect of impairment to value of the Mortgage Loans are in the opinion of Company adequate to fairly represent such impairment.

    (b) All Real Estate Assets comply with all regulations of the applicable authorities of the domiciliary jurisdiction of the Company Insurance Subsidiary owning such assets to qualify as "admitted assets" pursuant to the laws and regulations of such domicile.

    (c) To the Knowledge of Company without inspection or inquiry other than the most recent property inspection report, each Real Estate Owned asset and all activities upon, or use or occupancy of, such assets are in material compliance with all applicable laws, including Environmental Laws (as defined below). For each Real Estate Owned asset and commercial mortgage loan originated since 1989, Company has obtained an environmental report covering the environmental condition of the asset. As used in this Agreement, the term "Environmental Laws" shall mean all state, federal and local laws and all rules and regulations promulgated thereunder governing or in any way relating to the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, release, discharge or disposal of any contaminant, pollutant or hazardous or toxic substance, material or waste, or other environmentally regulated material including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Table (49 CRF 172.101) or by the Environmental Protection Agency as a hazardous substance, material or waste or which is or becomes regulated under any applicable local, state or federal law and all rules and regulations promulgated thereunder, including, without limitation, any of the following materials, wastes or substances: (i) petroleum and petroleum products, (ii) asbestos in any form, (iii) polychlorinated biphenyls, (iv) urea formaldehyde, (v) atmospheric radon at levels over four (4) picocuries per cubic liter, (vi) those designated as a "hazardous substance" pursuant to
  Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), (vii) those defined as a "hazardous substance" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), or
  (viii) those defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601). Neither Company nor any Company Subsidiary has participated in the management of any of the partnership properties or of the borrowers under the Mortgage Loans or has participated in the management or operation of the real property encumbered by any of the Mortgage Loans or any of the improvements located on said real property. As used in this Section 4.19(c) "participated in the management" shall have the meaning ascribed to such phrase in the Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 and "operation" shall have the meaning ascribed in 42 U.S.C. 6901 et. seq.

    (d) Based solely on opinions from partnership counsel obtained upon the acquisition of such partnership interests, all Schedule BA assets are valid limited partnership interests in partnerships which are legally formed.

    (e) Company or a Company Subsidiary is owner of a fee simple interest in all Real Estate Owned assets and such assets are free and clear of prior monetary liens and encumbrances, except for Company Permitted Liens and Encumbrances (as defined in Section 4.24), and except as disclosed in the statutory statements.

    (f) Company or a Company Subsidiary is the sole named insured on a policy of title insurance with respect to each of the Real Estate Assets (other than Partnership Interests), and each of said title insurance policies insures Company as the holder of a first priority mortgage in regard to Mortgage Loans and as the fee simple owner in regard to Real Estate Owned.

    (g) Company or the Company Subsidiary owning each Mortgage Loan asset (hereinafter sometimes referred to as "Lender") has possession of the original promissory note or notes creating such Mortgage Loan debt and all other documents creating, evidencing or modifying the Mortgage Loan or its terms and conditions. The lien associated with each Mortgage Loan constitutes a first priority lien against the property purported to be encumbered, subject to certain exceptions.

    (h) To the Knowledge of Company, none of the Mortgage Loans is cross-defaulted or cross-collateralized with a loan owned by Spinco.

  4.20 DGCL Section 203. Assuming the accuracy of Merger Partner's representations and warranties contained in Section 5.19, prior to the date hereof Company has taken all appropriate actions so that the restrictions on business combinations contained in DGCL Section 203 will not apply with respect to or as a result of this Agreement, the Distribution Agreement, the Merger or the Spin-off.

  4.21 Spin-off; Merger. Neither Company nor any Company Subsidiary has taken any action or failed to take any action which action or failure to take action would jeopardize the Spin-off as a tax-free distribution within the meaning of
Section 355 of the Code or the Merger as a reorganization within the meaning of Section 368(a) of the Code.

  4.22 Voting Requirements. The affirmative vote of the holders of a majority of the shares of Company Common Stock with respect to this Agreement and the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

  4.23 Business Operating Condition. Except as listed in Schedule 4.23 and except as otherwise would not have a Material Adverse Effect on Company, all furniture, fixtures, machinery and equipment necessary to conduct the businesses and operations of Company and the Company Insurance Subsidiaries in substantially the same manner as such businesses and operations are carried on currently by Company and the Company Insurance Subsidiaries are in the possession of Company and in good working order and condition for the purposes for which they are currently used.

  4.24 Assets.

  (a) Except as set forth in Schedule 4.24 or as otherwise would not have a Material Adverse Effect on Company and except for Company Permitted Liens and Encumbrances (as defined below), Company and/or the Company Subsidiaries have good and valid title to all personal property (including, without limitation, Company Investment Assets (as defined below)) that was carried as an asset on the Spin-off Adjusted Financial Statements or acquired in the ordinary course of business since September 30, 1996, other than with respect to those assets which have been disposed of in the ordinary course of business or redeemed in accordance with their terms since such date or with respect to statutory deposits which are subject to certain restrictions on transfer. As used in this Agreement, "Company Permitted Liens and Encumbrances" means, as to any assets or property, any (i) liens or encumbrances securing taxes, assessments or other governmental charges which are not yet due or which are being diligently contested in good faith by appropriate proceedings if adequate reserves have been established in accordance with generally accepted accounting principles or the statutory accounting principles and practices prescribed or permitted by the insurance department of the state of domicile of a Company Insurance Subsidiary, as appropriate, or, in the case of Mortgage Loans, funds are held in escrow sufficient to discharge such liens or the borrower has posted a bond in the amount of such lien, (ii) liens or encumbrances imposed by law or incurred in the ordinary course of business with respect to the claims of materialmen, mechanics, carriers, warehousemen, landlords and other Persons (as defined below) which (A) are not yet due and payable and which do not materially detract from the value of such property or assets or materially impair the use thereof by Company and the Company Subsidiaries in the operation of their respective businesses, or (B) are being diligently contested in good faith and by proper proceedings if adequate reserves have been established with respect thereto in accordance with generally accepted accounting principles or the statutory accounting principles and practices prescribed or permitted by the insurance department of the state of domicile of a Company Insurance Subsidiary, as appropriate, and (iii) liens and encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect on Company. As used in this Agreement "Company Investment Assets" means bonds, stocks, mortgage loans or other investments that are carried on the books and records of Company and the Company Insurance Subsidiaries. As used in this Agreement, "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

  (b) The annual statement of each Company Insurance Subsidiary for the year ended December 31, 1995 sets forth a list, which list is accurate and complete in all material respects, of all Company Investment Assets owned by such Company Insurance Subsidiary as of December 31, 1995, together with the cost basis book or amortized value, as the case may be, of such Company Investment Assets as of December 31, 1995.

  4.25 Computer Software. Company owns, or possesses valid license rights to, all computer software programs that are material to the conduct of the business of Company and the Company Insurance Subsidiaries taken as a whole. Except as listed in Schedule 4.25, there are no infringement suits, actions or proceedings pending or, to the Knowledge of Company, threatened against Company or any Company Insurance Subsidiary with respect to any software owned or licensed by Company or any Company Subsidiary, which, if determined adversely, would have, either individually or in the aggregate, a Material Adverse Effect on Company.

  4.26 Intellectual Property. Company owns, or possesses valid license rights to, all intellectual property that is material to the conduct of the business of Company and the Company Insurance Subsidiaries taken as a whole. Except as listed in Schedule 4.26, Company has not received any notice of any conflict with or violation or infringement of, any asserted rights of any other Person with respect to any such intellectual property owned or licensed by Company or any Company Insurance Subsidiary, which, if determined adversely, would have, either individually or in the aggregate, a Material Adverse Effect on Company.

  4.27 Permits, Licenses and Franchises. Schedule 4.27 lists (i) all jurisdictions in which each Company Insurance Subsidiary is licensed to transact the business of insurance and (ii) the lines of business which each Company Insurance Subsidiary is authorized to transact in each such jurisdiction. Except as listed in Schedule 4.27, to the Knowledge of Company, except as otherwise would not have a material adverse effect on the financial condition, business or results of operation of any Company Business Unit taken as a whole, neither Company nor any Company Insurance Subsidiary has engaged in any activity which would cause revocation or suspension of any license to transact the business of insurance and no action or proceeding looking to or contemplating the revocation or suspension of any license to transact the business of insurance is pending or threatened.

  4.28 Insurance Business. Except as listed in Schedule 4.28 and except as otherwise would not have a Material Adverse Effect on Company, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries (the "Company Insurance Contracts"), are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto. Premium rates established by the Company Insurance Subsidiaries that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto, except where the failure to be so filed or approved, or to so conform or comply, would not, individually or in the aggregate, have a Material Adverse Effect on Company.

  4.29 Threats of Cancellation. Except as disclosed in Schedule 4.29 and except for terminations at maturity or in the ordinary course of business, since January 1, 1996 and through the date hereof, no individual policyholder (or individual party to a joinder agreement) which accounted for $5 million or more in premium income and policyholder deposits for the year ended December 31, 1995 has terminated or, to the Knowledge of Company, has given written notice of termination of, its relationship with any Company Insurance Subsidiary.

  4.30 Liabilities and Reserves.

  (a) The reserves carried on the books of each Company Insurance Subsidiary for the year ended December 31, 1995 for future insurance policy benefits, losses, claims and similar purposes are in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial standards consistently applied, and are fairly stated in all material respects in accordance with sound actuarial principles. Company has delivered to Merger Partner true, correct and complete copies of the actuarial valuation reports delivered to the insurance department of the domiciliary state of each Company Insurance Subsidiary for the years ended December 31, 1995 and 1994.

  (b) Company has delivered to Merger Partner true, complete and correct copies of all analyses, reports and other data prepared or submitted by any Company Insurance Subsidiary to insurance regulatory authorities relating to risk based capital calculations for the years ended December 31, 1995 and 1994.

  (c) Except for regular periodic assessments in the ordinary course of business or except as set forth in Schedule 4.30(c), no claim or assessment is pending nor, to the Knowledge of Company, threatened against any

Company Insurance Subsidiary by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers which if determined adversely, would have, either individually or in the aggregate, a Material Adverse Effect on Company.

  4.31 Separate Accounts.

  (a) Each separate account maintained by a Company Insurance Subsidiary is listed in Schedule 4.31 (collectively, the "Company Separate Accounts"). Except as otherwise would not, individually or in the aggregate, have a Material Adverse Effect on Company, each Company Separate Account is duly and validly established and maintained under the laws of its state of formation and is either excluded from the definition of an investment company pursuant to Section 3(c)(11) of the Investment Company Act of 1940 (the "1940 Act") or is duly registered as an investment company under the 1940 Act. Except as otherwise would not, individually or in the aggregate, have a Material Adverse Effect on Company, each such Company Separate Account, if registered, is operated in compliance with the 1940 Act, has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for its operations as presently conducted. Except as otherwise would not, individually or in the aggregate, have a Material Adverse Effect on Company, the Company Insurance Contracts under which Company Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act pursuant to Section 3(a)(2) of the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and any such registration statement is currently in effect to the extent necessary to allow the appropriate Company Insurance Subsidiary to receive contributions under such policies.

  (b) Except as otherwise would not, individually or in the aggregate, have a Material Adverse Effect on Company, to the extent required, the assets of each Company Separate Account are adequately diversified within the meaning of
Section 817(h) of the Code.

  4.32 Funds.

  (a) Each of the mutual funds presently intended to be sponsored by a Company Insurance Subsidiary is listed on Schedule 4.32 (the "Funds"). Except as listed on Schedule 4.32 and except as otherwise would not have a Material Adverse Effect on Company, (i) each Fund will be duly registered with the SEC as an open-end management investment company under the 1940 Act, (ii) each Fund will be in material compliance with the 1940 Act and the SEC regulations promulgated thereunder, including the requirements to file semi-annual or annual reports on N-SAR with the SEC, (iii) all shares of the Funds will be duly registered under the Securities Act and any applicable state securities laws, and (iv) each of the Funds will be duly incorporated and in good standing under the laws of the state of its incorporation or will be a validly existing business trust under the laws of the jurisdiction in which it was formed.

  (b) Except as otherwise would not have a Material Adverse Effect on Company, Providian Investment Advisors, Inc. (the "Manager") is duly registered under the Investment Advisers Act of 1940.

  4.33 Insurance. The insurance maintained by Company and the Company Subsidiaries insures against risks and liabilities to the extent and in the manner reasonably deemed appropriate and sufficient by Company or such Company Subsidiary, and the coverage provided thereunder will not be materially and adversely affected by the Merger. Schedule 4.33 sets forth a list of the insurance policies held by Company relating to directors' and officers' liability insurance.

  4.34 Solvency of Spinco. After giving effect to the Spin-off, Spinco will not be insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement or the Distribution Agreement.

  4.35 Investigation by Company. Company has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of Merger Partner and the Merger Partner Subsidiaries and acknowledges that Company has been provided access to the properties, premises and records of Merger Partner and the Merger Partner Subsidiaries for this purpose. In entering into this Agreement, Company has relied solely upon its own investigation and analysis and the representations and warranties contained herein, and Company:

    (a) acknowledges that none of Merger Partner, the Merger Partner Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Company or their agents or representatives prior to the execution of this Agreement; and

    (b) agrees, to the fullest extent permitted by law, that none of Merger Partner, the Merger Partner Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Company on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Company prior to the execution of this Agreement, except that the foregoing shall not apply (i) to the extent Merger Partner makes the specific representations and warranties set forth in Article 5 of this Agreement and in the Disclosure Schedules, but always subject to the limitations and restrictions contained in this Agreement and in such Disclosure Schedules, or (ii) to the extent Merger Partner, the Merger Partner Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives commits fraud with respect to the information that it provides or makes available to the Company.

                                   ARTICLE 5

                       REPRESENTATIONS AND WARRANTIES OF
                            MERGER PARTNER AND SUB

  Each of Merger Partner and Sub hereby represents and warrants to Company as follows (the words "to the Knowledge of Merger Partner" or "to Merger Partner's Knowledge" and any words of similar import shall mean that any one of the persons listed in Exhibit C has actual knowledge of the matter):

  5.1 Organization, Good Standing and Power. Merger Partner is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Partner is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner (as defined below). Merger Partner has delivered to Company complete and correct copies of its articles or certificate of incorporation, bylaws or other organizational documents and all amendments thereto to the date hereof. As used in this Agreement, the phrase "Material Adverse Effect on Merger Partner" means a material adverse effect on (a) the financial condition, business or results of operations of Merger Partner and the Merger Partner Subsidiaries on a consolidated basis or (b) the ability of Merger Partner or Sub to consummate the transactions contemplated by this Agreement.

  5.2 Capitalization. The authorized capital stock of Merger Partner consists of 525,000,000 shares of Common Stock, par value of one Dutch Guilder per share, of which as of November 30, 1996, 265,176,630 shares were issued and outstanding, 350,000,000 shares of Preferred Stock, par value one Dutch Guilder per share ("Merger Partner Preferred Stock"), of which as of the date hereof 80,000,000 shares are issued and outstanding and 125,000,000 shares of Preferred Stock convertible into Merger Partner Common Stock, par value one Dutch Guilder per share, none of which is issued or outstanding. All outstanding shares of Merger Partner Common Stock are, and all shares which may be issued prior to the Effective Date pursuant to any outstanding stock options issued by Merger Partner will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All of the shares of Merger Partner Common Stock to be issued in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, as of November 30, there were no shares of capital stock or other equity securities of Merger Partner outstanding, and, except as set forth in Schedule 5.2, there are no outstanding options, warrants or rights to purchase or acquire from Merger Partner any capital stock of Merger Partner, there are no existing registration covenants with Merger Partner with respect to outstanding shares of Merger Partner Common Stock, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Merger Partner is bound to issue any additional shares of its capital stock or other securities.

  5.3 Merger Partner Subsidiaries; Voting Trusts. Schedule 5.3 sets forth a correct and complete list of each corporation, association, subsidiary or other entity of which Merger Partner owns or controls, directly or indirectly, more than 20% of the outstanding equity securities and which is material to the operations of Merger Partner and its subsidiaries, taken as a whole (such entities are hereinafter referred to as "Merger Partner Entities"). Any Merger Partner Entity of which Merger Partner owns or controls, directly or indirectly, more than 50% of the outstanding equity securities is hereinafter referred to individually as a "Merger Partner Subsidiary" and such entities are referred to collectively as the "Merger Partner Subsidiaries." Except as disclosed in Schedule 5.3, Merger Partner owns, directly or indirectly, the securities of each Merger Partner Entity held by Merger Partner, free and clear of all liens, charges, pledges, security interests or other encumbrances. All of the capital stock of each Merger Partner Subsidiary has been duly authorized, and is validly issued, fully paid and nonassessable. Except as disclosed in Schedule 5.3, there are no outstanding options or rights to subscribe to, or any contracts or commitments to issue or sell any shares of the capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire, any shares of the capital stock of any Merger Partner Entity to which Merger Partner or any Merger Partner Subsidiary is a party. Except as disclosed in Schedule 5.3, there are no voting trusts or other agreements or understandings with respect to the voting of capital stock of Merger Partner or any Merger Partner Subsidiary to which Merger Partner or any Merger Partner Subsidiary is a party. Each Merger Partner Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner. Each Merger Partner Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner.

  5.4 Authority; Enforceability. Each of Merger Partner and Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by insurance regulatory authorities and banking regulatory authorities and subject to compliance with the provisions of the HSR Act. Subject to such approvals and compliance, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Merger Partner and Sub (including all necessary approvals on the part of Vereniging AEGON (the "Association")), and this Agreement has been duly executed and delivered by Merger Partner and Sub and constitutes the valid and binding obligation of each such party, enforceable against it in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) subject to general principles of equity.

  5.5 Non-Contravention; Consents.

  (a) Except as set forth in Schedule 5.5, neither the execution, delivery and performance by Merger Partner or Sub of this Agreement, nor the consummation by Merger Partner or Sub of the transactions contemplated hereby, nor compliance by Merger Partner or Sub with any of the provisions hereof, will:

    (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Merger Partner or Sub, under any of the terms, conditions or provisions of, (x) its respective organizational documents, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Merger Partner or any of the Merger Partner Subsidiaries is a party, or by which Merger Partner or any of the Merger Partner Subsidiaries may be bound, or to which Merger Partner or any of the Merger Partner Subsidiaries or the properties or assets of any of them may be subject, and that would, in any such event, specified in this clause (y) have, individually or in the aggregate, a Material Adverse Effect on Merger Partner; or

    (ii) subject to compliance with the statutes and regulations referred to in Section 5.5, violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Merger Partner or any of the Merger Partner Subsidiaries or any of their respective properties or assets where such violation would, individually or in the aggregate, have a Material Adverse Effect on Merger Partner.

  (b) Except as set forth in Schedule 5.5 and other than notices, filings, authorizations, exemptions, consents or approvals, the failure of which to give or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary for the consummation by Merger Partner or Sub of the transactions contemplated by this Agreement.

  5.6 SEC Reports; Merger Partner Financial Statements.

  (a) Since January 1, 1995, Merger Partner has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act or the Exchange Act (collectively, the "Merger Partner Reports"). Merger Partner has heretofore made available to Company true copies of all the Merger Partner Reports, together with all exhibits thereto, that Company has requested. Included in such Merger Partner Reports are (i) audited consolidated balance sheets of Merger Partner and its subsidiaries at December 31, 1994 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, and the notes thereto and (ii) the unaudited balance sheets of Merger Partner and its subsidiaries at March 31, 1996, June 30, 1996 and September 30, 1996 and the related unaudited statements of income, stockholders' equity and cash flows for the periods then ended and the notes thereto, each consolidated to the extent indicated therein.

  (b) All of the financial statements included in the Merger Partner Reports (which are collectively referred to herein as the "Merger Partner Consolidated Financial Statements") fairly presented in all material respects the consolidated financial position of Merger Partner and its subsidiaries as at the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with Dutch accounting principles with a reconciliation on an annual basis to United States generally accepted accounting principles applied on a consistent basis (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 6-K of the SEC and subject, in the case of unaudited statements, to normal, recurring audit adjustments). As of their respective dates, the Merger Partner Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Merger Partner Reports, neither Merger Partner nor any Merger Partner Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by Dutch accounting principles to be set forth on a consolidated balance sheet of Merger Partner and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Merger Partner.

  5.7 Statutory Statements. Merger Partner has previously furnished to Company the annual statements (or equivalent statements) of each Merger Partner Insurance Subsidiary (as defined below) that is engaged in the business of insurance in the United States, the United Kingdom and The Netherlands for the years ended December 31, 1994 and December 31, 1995, which have been filed with the insurance regulatory authority of the jurisdiction of organization of such Merger Partner Insurance Subsidiary, and statutory statements, where required, for each such Merger Partner Insurance Subsidiary for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, and Merger Partner shall promptly furnish to Company all statutory statements for any calendar years or quarters ending thereafter but prior to the Effective Time. As used herein, the term "Merger Partner Insurance Subsidiary" means each Merger Partner Subsidiary that is engaged in the business of insurance. Except as set forth in Schedule 5.7, such statutory statements (or equivalent statements) present or will present fairly in all material respects the admitted assets, liabilities and surplus of each Merger Partner Insurance Subsidiary at the end of each of the periods then ended, and the results of its operations and changes in its surplus for each of the periods then ended in conformity with accounting practices prescribed or permitted by the insurance regulatory authority of the jurisdiction of organization of such Merger Partner Insurance Subsidiary, applied on a consistent basis as and to the extent described in such statutory statements (or equivalent statements).

  5.8 Absence of Certain Changes or Events. Except as disclosed in Schedule
5.8 and the Merger Partner Reports and except for the transactions contemplated by this Agreement or the Distribution Agreement, since December 31, 1995, Merger Partner and the Merger Partner Subsidiaries have conducted their business in all material respects only in the ordinary course, and there has not been (i) any change in the business, financial condition or results of operations of Merger Partner and the Merger Partner Subsidiaries which has had a Material Adverse Effect on Merger Partner, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Merger Partner's outstanding capital stock, except regular cash and stock dividends with respect to its capital stock, or (iii) any split, combination or reclassification of any of Merger Partner's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Merger Partner's outstanding capital stock. Notwithstanding the foregoing, the representation contained in this Section
5.8 shall not apply to any change or development, or combination of changes or developments, to the extent such changes and developments are the result of adverse changes in general economic conditions, stock market fluctuations or conditions or adverse changes in or affecting the insurance industry generally.

  5.9 Taxes and Tax Returns. Except as disclosed in Schedule 5.9:

    (a) Merger Partner and the Merger Partner Subsidiaries have (i) duly filed (or there has been filed on their behalf) with appropriate governmental authorities all tax returns required to be filed by them, on or prior to the date thereof, except to the extent that any failure to file would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner, and (ii) duly paid in full or made provisions in accordance with Dutch generally accepted accounting principles (or there has been paid or provision has been made on their behalf) for the payment of all material taxes for all periods ending through the date hereof, except to the extent that any failure to pay or make provision for the payment of such taxes would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner;

    (b) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes or tax returns of Merger Partner or the Merger Partner Subsidiaries wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would have a Material Adverse Effect on Merger Partner;

    (c) the United States federal income tax returns of each Merger Partner Subsidiary have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods through and including December 31, 1987. No deficiencies have been asserted as a result of such examinations (or as a result of examinations by any non-United States taxing authorities) that have not been resolved and fully paid which would have, individually or in the aggregate, a Material Adverse Effect on Merger Partner. Neither Merger Partner nor any Merger Partner Subsidiary has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any tax returns of such Merger Partner Subsidiary; and

    (d) all annuity contracts and life insurance policies issued by a Merger Partner Insurance Subsidiary in the United States meet all definitional or other requirements for qualification under the Code applicable (or intended to be applicable) to such annuity contracts or life insurance policies, including, without limitation, the following: (A) any life insurance policies that meet the requirements of Sections 101(f) or 7702 of the Code, as applicable; (B) any annuity contracts that are intended to qualify as "annuity contracts" (excluding contracts that are described in Section 72(s) of the Code) meet the requirements of Section 72(s) of the Code; (C) any annuity contracts that are intended to qualify under Sections 130, 403(a), 403(b) or 408(b) of the Code contain all provisions required for qualification under such sections of the Code; and (D) any annuity contracts that are marketed as, or in connection with, plans that are intended to qualify under Sections 401, 403, 408 or 457 of the Code comply with the requirements of such sections; except in the case of any of the foregoing to the extent that any failure to so meet such requirements has not and would not, individually or in the aggregate, have a material adverse effect on the financial condition, business or results of operations of the United States operations of Merger Partner.

  5.10 Litigation. Except as disclosed in Schedule 5.10 or in the Merger Partner Reports, neither Merger Partner nor any Merger Partner Subsidiary is a party to any pending or, to the Knowledge of Merger Partner, threatened, claim, action, suit, investigation or proceeding which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Merger Partner. Except as disclosed in Schedule 5.10, at the date of this Agreement, neither Merger Partner nor any Merger Partner Insurance Subsidiary has received actual notice of any proceeding, claim or investigation pending or threatened against Merger Partner or any Merger Partner Insurance Subsidiary before any insurance department or agency which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Merger Partner. Except as disclosed in Schedule 5.10, at the date of this Agreement there is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision against Merger Partner or any Merger Partner Subsidiary which, either individually or in the aggregate, has had or would have a Material Adverse Effect on Merger Partner.

  5.11 Contracts and Commitments. Except as set forth in Schedule 5.11, neither Merger Partner nor any Merger Partner Subsidiary has received notice from any person alleging that Merger Partner or any Merger Partner Subsidiary is in default under any contracts, agreements, leases, commitments, assignments in other interests which are material to Merger Partner and the Merger Partner Subsidiaries as a whole as to which it is reasonably foreseeable that an adverse determination would result, individually or in the aggregate, in a Material Adverse Effect on Merger Partner.

  5.12 Registration Statement, Etc. None of the information supplied or to be supplied by Merger Partner for inclusion or incorporation by reference in (a) the Registration Statement, (b) the Proxy Statement and (c) any other documents to be filed with the SEC in connection with the transactions contemplated hereby (including the Registration Statement on Form 10 or, if applicable, Form S-1, to be filed in connection with the Spin-off) will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, cause the Registration Statement to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement, when first mailed to the stockholders of Company, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Merger Partner is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law, except that no representation is made by Merger Partner with respect to statements made therein based on information supplied by Company or with respect to information concerning Company or Sub which is incorporated by reference in the Registration Statement or the Proxy Statement.

  5.13 Employee Benefit Plans.

  (a) Schedule 5.13 contains a list of each material plan, program, arrangement, practice or contract which is maintained by Merger Partner or any Merger Partner Subsidiary or to which Merger Partner or any Merger Partner Subsidiary is obligated to make contributions and which provides benefits or compensation to or on behalf of persons employed in the United States, including but not limited to executive arrangements (for example, any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plans, programs, contracts or arrangements) and "employee benefit plans" as defined in Section 3(1) of ERISA. All such plans, programs, arrangements, practices or contracts are referred to herein as "Merger Partner Employee Plans." Merger Partner has made available to Company the plan documents or other writing constituting each Merger Partner Employee Plan and, if applicable, the trust, insurance contract or other funding arrangement, the ERISA summary plan description and the most recent Forms 5500 and annual reports for each such plan. Merger Partner has identified those Merger Partner Employee Plans which Merger Partner intends to satisfy the requirements of Section 401 of the Code and has made available to Company accurate copies of the most recent favorable determination letters for such plans.

  (b) With respect to each Merger Partner Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of
Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA with respect to which the 30-day notice period has not been waived has occurred; and (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation have been timely paid in full. There does not now exist, nor do any circumstances exist that could result in, any Merger Partner Controlled Group Liability (as defined below) that would be a liability of Merger Partner or any Merger Partner Subsidiary following the Effective Time. "Merger Partner Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate to, the Merger Partner Employee Plans.

  (c) Neither Merger Partner nor any Merger Partner Subsidiary is, or has been, a participant in a multi-employer plan (within the meaning of ERISA
Section 3(37)). Except as set forth in Schedule 5.13, neither Merger Partner nor any Merger Partner Subsidiary maintains or has at any time maintained a Merger Partner Employee Plan which is subject to Title IV of ERISA. Except as set forth in Schedule 5.13, neither Merger Partner nor any Merger Partner Subsidiary is obligated to provide post employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any person who is no longer an employee of Merger Partner or any Merger Partner Subsidiary, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

  (d) Except as set forth in Schedule 5.13, (i) each Merger Partner Employee Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and (ii) each of those Merger Partner Employee Plans which are intended to be qualified under Section 401 of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401 of the Code, except where a failure to be so maintained would not have a Material Adverse Effect on Merger Partner. Except as set forth in Schedule 5.13, as of December 31, 1995, neither Merger Partner nor any of the Merger Partner Subsidiaries had any liability under any Merger Partner Employee Plan that was not reflected in the Merger Partner audited consolidated balance sheet at December 31, 1995 or disclosed in the notes thereto, other than liabilities which individually or in the aggregate would not have a Material Adverse Effect on Merger Partner.

  (e) Except as set forth in Schedule 5.13, to the Knowledge of Merger Partner, no prohibited transaction has occurred with respect to any Merger Partner Employee Plan maintained by Merger Partner or any of the Merger

Partner Subsidiaries that would result, directly or indirectly, in the imposition of an excise tax or other liability under the Code or ERISA, except for such a tax or other liability that would not have a Material Adverse Effect on Merger Partner.

  (f) Except as set forth in Schedule 5.13, all contributions or premium payments with respect to the Merger Partner Employee Plans due for any period ending on or before the Effective Time have been or will be timely paid by Merger Partner. Except as set forth in Schedule 5.13, the execution of or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the Merger Partner Employee Plans which would have a Material Adverse Effect on Merger Partner.

  5.14 Collective Bargaining; Labor Disputes; Compliance. The only collective bargaining agreements to which Merger Partner or any of the Merger Partner Subsidiaries is a party with respect to persons employed in the United States are set forth in Schedule 5.14 (the "Merger Partner Collective Bargaining Agreements"). Except as set forth in Schedule 5.14, to the Knowledge of Merger Partner, the employees of Merger Partner and the Merger Partner Subsidiaries employed in the United States are not represented by any unions other than the unions which are parties to the Merger Partner Collective Bargaining Agreements. Except as set forth in Schedule 5.14, neither Merger Partner nor any of the Merger Partner Subsidiaries is currently, nor has been during the past three years, the subject of any certification or decertification organization drive with respect to persons employed in the United States. Neither Merger Partner nor any of the Merger Partner Subsidiaries is currently, nor has been during the past three years, the subject of any strike by persons employed in the United States relating to the Merger Partner or any of the Merger Partner Subsidiaries nor, to the Knowledge of Merger Partner, is any such activity threatened. Merger Partner and each Merger Partner Subsidiary have complied in all material respects with all laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining and all applicable occupational safety and health acts, laws and regulations except, in each case, where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect on Merger Partner.

  5.15 Brokers and Finders. Neither Merger Partner nor any of the Merger Partner Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Merger Partner or any of the Merger Partner Subsidiaries, in connection with this Agreement or any of the transactions contemplated hereby, except that Merger Partner has retained UBS Securities LLP as its financial advisor, whose fees and expenses will be paid by Merger Partner.

  5.16 No Violation of Law.

  (a) The business and operations of the Merger Partner Insurance Subsidiaries have been conducted in compliance with all applicable Insurance Laws, except where the failure to so conduct such business and operations would not individually or in the aggregate have a Material Adverse Effect on Merger Partner. Notwithstanding the generality of the foregoing, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect on Merger Partner and except as set forth in Schedule 5.16, each Merger Partner Insurance Subsidiary and its agents have marketed, sold and issued insurance products in compliance, in all material respects, with all statutes, laws, ordinances, rules, orders and regulations applicable to the business of such Merger Partner Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (i) all applicable prohibitions against "redlining," (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (iii) all applicable requirements relating to insurance product projections. In addition, except as set forth in Schedule 5.16, (i) there is no pending or, to the Knowledge of Merger Partner, threatened charge by any insurance regulatory authority that any of the Merger Partner Insurance Subsidiaries has violated, nor any pending or, to the Knowledge of Merger Partner, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations would have individually or in the aggregate a Material Adverse Effect on Merger Partner;
(ii) none of the Merger Partner Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Merger Partner Insurance Subsidiary (as opposed to insurance companies generally) which would have individually or in the aggregate a Material Adverse Effect on Merger Partner; and (iii) the Merger Partner Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would have individually or in the aggregate a Material Adverse Effect on Merger Partner.

  (b) In addition to Insurance Laws, the business and operations of Merger Partner and the Merger Partner Subsidiaries have been conducted in compliance with all other applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to zoning, environmental matters and the safety and health of employees), except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Merger Partner. Except as set forth in Schedule 5.16, in addition to Insurance Laws, (i) neither Merger Partner nor any Merger Partner Subsidiary has been charged with or, to the Knowledge of Merger Partner, is now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a governmental entity or other regulatory body, which violations or penalties would have, individually or in the aggregate, a Material Adverse Effect on Merger Partner, (ii) neither Merger Partner nor any Merger Partner Subsidiary is a party to or bound by any order, judgment, decree or award of a governmental entity or other regulatory body which has or will have, individually or in the aggregate, a Material Adverse Effect on Merger Partner; and (iii) Merger Partner and the Merger Partner Subsidiaries have filed all reports required to be filed with any governmental entity or other regulatory body on or before the date hereof as to which the failure to file such reports would result, individually or in the aggregate, in a Material Adverse Effect on Merger Partner. Merger Partner and the Merger Partner Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of Merger Partner and the Merger Partner Subsidiaries, except for permits, certificates, licenses, approvals and other authorizations the failure of which to have would not have, individually or in the aggregate, a Material Adverse Effect on Merger Partner and except for such permits, certificates, licenses, approvals and other authorizations required to be obtained in connection with the consummation of the transactions contemplated hereby.

  5.17 Indebtedness for Borrowed Money. Merger Partner has made available to Company the instruments or other documents relating to all indebtedness of Merger Partner or any Merger Partner Subsidiary for borrowed money the principal balance of which is $250 million or more, whether such indebtedness is direct or indirect, primary or secondary, by guarantee or otherwise.

  5.18 Environmental Liabilities. To the Knowledge of Merger Partner, except as disclosed in Schedule 5.18, as of the date hereof, neither Merger Partner nor any Merger Partner Subsidiary has any liability or obligation of any kind arising out of any law or regulation relating to environmental protection, including obligations relating to removal, remediation, clean up or improvement of any property owned by Merger Partner or any Merger Partner Subsidiaries, which individually or in the aggregate would have a Material Adverse Effect on Merger Partner.

  5.19 Merger Partner Ownership of Company Common Stock. Merger Partner does not "own" and has not within the past three years "owned" (as such terms are defined in Section 203 of the DGCL), and does not "beneficially own" (as such term is defined in the Company Rights Agreement) three percent (3%) or more of the outstanding shares of Company Common Stock. Merger Partner agrees to vote or cause to be voted any shares of Company Common Stock owned by it or the Merger Partner Subsidiaries in favor of the Spin-off and the Merger.

  5.20 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

  5.21 Spin-off; Merger. Neither Merger Partner nor any Merger Partner Subsidiary has taken any action or failed to take any action which action or failure to take action would jeopardize the Spin-off as a tax-free distribution within the meaning of Section 355 of the Code or the Merger as a reorganization within the meaning of Section 368(a) of the Code.

  5.22 Business Operating Condition. Except as otherwise would not have a Material Adverse Effect on Merger Partner, all furniture, fixtures, machinery and equipment necessary to conduct the businesses and operations of Merger Partner and the Merger Partner Insurance Subsidiaries in substantially the same manner as such businesses and operations are carried on currently by Merger Partner and the Merger Partner Insurance Subsidiaries are in the possession of Merger Partner and in good working order and condition for the purposes for which they are currently used.

  5.23 Assets. Except as otherwise would not have a Material Adverse Effect on Merger Partner and except for Merger Partner Permitted Liens and Encumbrances (as defined below), Merger Partner and/or the Merger Partner Subsidiaries have good and valid title to all personal property (including, without limitation, Merger Partner Investment Assets (as defined below)) that was carried as an asset on the Merger Partner Consolidated Financial Statements or acquired in the ordinary course of business since September 30, 1996, other than with respect to those assets which have been disposed of in the ordinary course of business or redeemed in accordance with their terms since such date or with respect to statutory deposits which are subject to certain restrictions on transfer. As used in this Agreement, "Merger Partner Permitted Liens and Encumbrances" means, as to any assets or property, any (i) liens or encumbrances securing taxes, assessments or other governmental charges which are not yet due or which are being diligently contested in good faith by appropriate proceedings if adequate reserves have been established in accordance with generally accepted accounting principles or the statutory accounting principles and practices prescribed or permitted by the insurance department of the state of domicile of a Merger Partner Insurance Subsidiary, as appropriate, or, in the case of mortgage loans, funds are held in escrow sufficient to discharge such liens or the borrower has posted a bond in the amount of such lien, (ii) liens or encumbrances imposed by law or incurred in the ordinary course of business with respect to the claims of materialmen, mechanics, carriers, warehousemen, landlords and other Persons which (A) are not yet due and payable and which do not materially detract from the value of such property or assets or materially impair the use thereof by Merger Partner and the Merger Partner Subsidiaries in the operation of their respective businesses, or (B) are being diligently contested in good faith and by proper proceedings if adequate reserves have been established with respect thereto in accordance with generally accepted accounting principles or the statutory accounting principles and practices prescribed or permitted by the insurance department of the state of domicile of a Merger Partner Insurance Subsidiary, as appropriate, and (iii) liens and encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner. As used in this Agreement "Merger Partner Investment Assets" means bonds, stocks, mortgage loans or other investments that are carried on the books and records of Merger Partner and the Merger Partner Insurance Subsidiaries.

  5.24 Computer Software. Merger Partner owns, or possesses valid license rights to, all computer software programs which are material to the conduct of the business of Merger Partner and the Merger Partner Insurance Subsidiaries taken as a whole. There are no infringement suits, actions or proceedings pending or, to the Knowledge of Merger Partner, threatened against Merger Partner or any Merger Partner Insurance Subsidiary with respect to any software owned or licensed by Merger Partner or any Merger Partner Subsidiary, which, if determined adversely, would have, either individually or in the aggregate, a Material Adverse Effect on Merger Partner.

  5.25 Intellectual Property. Merger Partner owns, or possesses valid license rights to, all intellectual property which is material to the conduct of the business of Merger Partner and the Merger Partner Insurance Subsidiaries taken as a whole. Merger Partner has not received any notice of any conflict with or violation or infringement of, any asserted rights of any other Person with respect to any such intellectual property owned or licensed by Merger Partner or any Merger Partner Insurance Subsidiary, which, if determined adversely, would have, either individually or in the aggregate, a Material Adverse Effect on Merger Partner.

  5.26 Permits, Licenses and Franchises. To the Knowledge of Merger Partner, except as otherwise would not have a Material Adverse Effect on Merger Partner, neither Merger Partner nor any Merger Partner Insurance

Subsidiary has engaged in any activity which would cause revocation or suspension of any license to transact the business of insurance and no action or proceeding looking to or contemplating the revocation or suspension of any license to transact the business of insurance is pending or threatened.

  5.27 Liabilities and Reserves. The reserves carried on the books of each Merger Partner Insurance Subsidiary for the year ended December 31, 1995 for future insurance policy benefits, losses, claims and similar purposes are in compliance in all material respects with the requirements for reserves established by the insurance departments of the jurisdiction of domicile of such Merger Partner Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial standards consistently applied, and are fairly stated in all material respects in accordance with sound actuarial principles.

  5.28 Insurance. The insurance maintained by Merger Partner and the Merger Partner Subsidiaries insures against risks and liabilities to the extent and in the manner reasonably deemed appropriate and sufficient by Merger Partner or such Merger Partner Subsidiary, and the coverage provided thereunder will not be materially and adversely affected by the Merger.

  5.29 Investigation by Merger Partner. Merger Partner has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of Company and the Company Subsidiaries and acknowledges that Merger Partner has been provided access to the properties, premises and records of Company and the Company Subsidiaries for this purpose. In entering into this Agreement, Merger Partner has relied solely upon its own investigation and analysis and the representations and warranties contained herein, and Merger Partner:

    (a) acknowledges that none of Company, the Company Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Merger Partner or their agents or representatives prior to the execution of this Agreement; and

    (b) agrees, to the fullest extent permitted by law, that none of Company, the Company Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Merger Partner on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Merger Partner prior to the execution of this Agreement, except that the foregoing shall not apply (i) to the extent Company makes the specific representations and warranties set forth in Article 4 of this Agreement and in the Disclosure Schedules, but always subject to the limitations and restrictions contained in this Agreement and in the Disclosure Schedules, or (ii) to the extent Company, the Company Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives commits fraud with respect to the information that it provides or makes available to Company.

                                   ARTICLE 6

                       CONDUCT AND TRANSACTIONS PRIOR TO
                       EFFECTIVE TIME; CERTAIN COVENANTS

  6.1 Access and Information.

  (a) Subject to the restrictions contained in confidentiality agreements to which such party is subject and subject to Section 6.1(b), upon reasonable notice, each of Company and Merger Partner shall (and shall cause each of their respective Subsidiaries (as defined below) to) give to the other and to the respective accountants, counsel and other representatives of such other party reasonable access during normal business hours throughout the period prior to the Effective Time to all of its and its Subsidiaries' properties, books, contracts, commitments and records (including tax returns and insurance policies) and shall permit them to consult with its and its Subsidiaries' respective officers, employees, auditors, actuaries, attorneys and agents; provided, however, that any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other party or its Subsidiaries. In addition, Company shall cause Spinco to provide to Merger Partner and to Merger Partner's accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all records in Spinco's possession relating to the business and operations of the Company Subsidiaries; provided, however that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Spinco or its subsidiaries. All confidential information provided pursuant to this Section
6.1 will be subject to the Confidentiality Agreement dated as of October 28, 1996 and the Confidentiality Agreement dated as of December 17, 1996 (the "Confidentiality Agreements"), in each case between Company and Merger Partner. Notwithstanding the foregoing, no party shall have access to information or documents subject to the attorney/client privilege to the extent that providing such access would, in the opinion of counsel to Company or Merger Partner, as the case may be, constitute a waiver of such privilege. As used in this Agreement, the term "Subsidiaries" shall mean (i) when used with reference to Company, the Company Subsidiaries, and (ii) when used with reference to Merger Partner, the Merger Partner Subsidiaries.

  (b) As soon as practicable after the date of this Agreement, Company and Merger Partner shall cooperate in good faith in an effort to develop a plan (the "Plan") with respect to the communications with their respective employees and the employees of their respective Subsidiaries regarding the transactions contemplated by this Agreement and the Distribution Agreement. Notwithstanding any other provision of this Section 6.1, neither Merger Partner or Company, nor any of their respective Subsidiaries, nor any employee or other representative of Merger Partner or Company, or any of their respective Subsidiaries, shall contact or communicate with any employee of the other party or such other party's Subsidiaries, with respect to the transactions contemplated by this Agreement, unless pursuant to the Plan or with the prior consent of such other party, which consent will not be unreasonably withheld or delayed. Except pursuant to the Plan or with the prior consent of the other party, which consent will not be unreasonably withheld or delayed, neither Merger Partner or Company, nor any of their respective Subsidiaries, nor any employee or other representative of Merger Partner or Company, or any of their respective Subsidiaries, shall have any communication or contact with any employee of the other party or such other party's Subsidiaries concerning, relating to or in any way bearing upon (i) future employment or terms or conditions of employment of such employee or any other employee of the other party, or (ii) any closing or relocation of or reduction in size, staff or function of any present facility of the other party.

  6.2 Conduct of Business Pending Merger.

  (a) Company agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or the Distribution Agreement or to the extent that Merger Partner shall otherwise consent in writing (which consent will not be unreasonably withheld or delayed), Company and the Company Subsidiaries will operate their businesses only in the ordinary course, except where the failure to so operate their businesses will not individually or in the aggregate be material to any of the Company Business Units taken as a whole; and, consistent with such operation, will use reasonable efforts consistent with past practices to preserve their business organizations intact, to keep available to them the goodwill of their agents, third party administrators, policyholders, customers and others with whom business relationships exist to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Effective Time, and will further exercise reasonable efforts to maintain their existing relationships with their employees in general.

  (b) Company agrees that from the date hereof to the Effective Time, except as otherwise consented to by Merger Partner in writing (which consent will not be unreasonably withheld or delayed) or as permitted, required or contemplated by this Agreement or the Distribution Agreement, (i) neither it nor any Company Subsidiary will change any provision of its Certificate of Incorporation or Bylaws or similar governing documents; (ii) it will not make, declare or pay any dividend, except regular quarterly cash dividends with respect to the Company Common Stock (not to exceed $0.275 per share per quarter) and regular dividends on the Company's Preferred Stock in accordance with its terms and except in connection with the Spin-off; and (iii) except in connection with (v) the Spin-off, (w) the exchange rights on the part of former shareholders of Durham Corporation and Southlife Corporation who have not tendered their shares in connection with the mergers pursuant to which such companies were acquired, (x) the issuance of capital stock under the Company Rights Agreement pursuant to its terms, (y) the issuance of new employee stock options after July 31, 1997 in the ordinary course of business consistent with past practice and (z) the issuance of shares of common stock pursuant to (A) the exercise of presently outstanding employee stock options or new stock options granted after July 31, 1997 as contemplated above or (B) any stock ownership plan, 401(k) plan, dividend reinvestment plan or similar plan (which in the case of this clause (B) does not involve in the aggregate the issuance of more than 250,000 shares), it will not make any distribution or directly or indirectly sell, issue, redeem, purchase or otherwise acquire, any shares of its outstanding capital stock, change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock.

  (c) Company agrees that from the date hereof to the Effective Time it will not take or permit any Company Subsidiary to take any of the following actions, except to the extent consented to by Merger Partner in writing (which consent will not be unreasonably withheld or delayed) or permitted, required or contemplated by this Agreement or the Distribution Agreement or except as set forth in Schedule 6.2:

    (i) except in the ordinary course of business, enter into any agreement representing an obligation for indebtedness for borrowed money or increase the principal amount of indebtedness under any existing agreement or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation (except a guarantee of the obligation of a Subsidiary), except and to the extent all such obligations in the aggregate do not exceed $10,000,000;

    (ii) except in the ordinary course of business, mortgage or pledge any of its properties or assets;

    (iii) except as may be required by law or except in the ordinary course of business, take any action to amend or terminate any Company Employee Plan or increase the compensation of any of its executive officers or employees (other than increases which are in the aggregate in the ordinary course) or adopt any other material plan, program, arrangement or practice providing new or increased benefits or compensation to its employees, provided that this covenant shall not apply to variable payments pursuant to Company's Management Incentive Plan or Variable Pay Plan or to actions in the ordinary course of business taken with respect to employees who are not directors or officers of Company;

    (iv) materially amend or cancel or agree to the material amendment or cancellation of any agreement, treaty or arrangement which is material to any of the Company Business Units taken as a whole, or enter into any new material agreement, treaty or arrangement which is material to any of the Company Business Units taken as a whole (other than the renewal of any existing agreements, treaties or arrangements);

    (v) make any material changes in its underwriting standards, retention limits or administrative practices with respect to additions to (new business) or deletions from (policy terminations) any policy master files which would have a substantive effect on such files;

    (vi) enter into any negotiation with respect to, or adopt or amend in any material respect, any Collective Bargaining Agreement without prior notice to the other party;

    (vii) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in statutory accounting rules or generally accepted accounting principles;

    (viii) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursements of expenses in the ordinary course of business and other than as may be required by any agreement in effect as of the date hereof) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any material agreement or arrangement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in Rule 405 promulgated under the Securities Act);

    (ix) acquire, form or commence the operations of any business or any corporation, partnership, joint venture, marketing arrangement, association or other business organization or division thereof which in any case is material to any of the Company Business Units taken as a whole;

    (x) make any tax election or settle or compromise tax liability that would reasonably be expected to have a Material Adverse Effect on Company;

    (xi) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) which are material to Company and the Company Subsidiaries as a whole, other than the payment, discharge or satisfaction of liabilities (i) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Company included in the Company Reports or (ii) incurred since December 31, 1995 in the ordinary course of business consistent with past practice;

    (xii) increase the benefits payable under the Providian Corporation Retirement Plan (the "Retirement Plan") pursuant to the provisions of
  Section 9.1 of the Retirement Plan;

    (xiii) other than consistent with past practice (or following consultation with the Merger Partner, consistent with industry standards), materially alter the mix of Company Investment Assets or the duration or credit quality of such assets;

    (xiv) other than consistent with past practice (or following consultation with the Merger Partner, consistent with industry standards), materially alter the profile of its insurance liabilities or materially alter the Company's pricing practices or policies; or

    (xv) enter into any agreement to take any of the actions described in
  Section 6.2(b) or elsewhere in this Section 6.2(c).

  (d) Merger Partner agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that Company shall otherwise consent in writing, it will, and will cause each Merger Partner Subsidiary to, operate its business only in the ordinary course, except where the failure to so operate its business will not individually or in the aggregate be material to Merger Partner and the Merger Subsidiaries taken as a whole.

  (e) Merger Partner agrees that from the date hereof to the Effective Time it will not take, or permit any Merger Partner Subsidiary to take, any of the following actions, except to the extent consented to by Company in writing (which consent will not unreasonably be withheld or delayed) or permitted, required or contemplated by this Agreement or as set forth in Schedule 6.2:

    (i) adopt or propose any change in its governing documents that would have any adverse impact on the transactions contemplated by this Agreement or which would amend or modify the terms or provisions of the capital stock of Merger Partner;

    (ii) effect any combination, reclassification, recapitalization, division or similar transaction with respect to any class or series of capital stock of Merger Partner (other than a stock split, stock dividend or similar transaction contemplated by Section 2.2(d));

    (iii) merge or consolidate with any other Person if such merger or consolidation could reasonably be expected to have a material impact on the ability of Merger Partner to consummate the transactions contemplated by this Agreement;

    (iv) make, declare, set aside or pay any dividend or other distribution with respect to shares of capital stock of Merger Partner, except the regular declaration and payment of cash or stock dividends with respect to the Merger Partner Common Stock (not to exceed, in the aggregate between the date of this Agreement and the Closing Date, $2.00 per share in cash and market value of Merger Partner Common Stock), and the regular declaration and payment of dividends with respect to Merger Partner Preferred Stock in accordance with its terms;

    (v) issue, sell, grant, pledge or otherwise encumber any shares of the Merger Partner Common Stock, any other voting securities or any securities convertible into such shares, if any such action could, individually or in the aggregate, reasonably be expected to (A) require the consent of the stockholders of Merger Partner, (B) delay materially the date of mailing of the Proxy Statement such that the Closing would be delayed past June 1, 1997, (C) if it were to occur after such date of mailing, require an amendment of the Proxy Statement such that the Closing would be delayed past June 1, 1997 or (D) have a material adverse effect on the ability of Merger Partner to consummate the transactions contemplated by this Agreement;

    (vi) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could, individually or in the aggregate, reasonably be expected to (A) be material to Merger Partner, (B) delay materially the date of mailing of the Proxy Statement such that the Closing would be delayed past June 1, 1997, (C) if it were to occur after such date of mailing, require an amendment of the Proxy Statement such that the Closing would be delayed past June 1, 1997 or (D) have a material adverse effect on the ability of Merger Partner to consummate the transactions contemplated by this Agreement;

    (vii) except in the ordinary course of business, enter into any agreement representing an obligation for indebtedness for borrowed money or increase the principal amount of indebtedness under any existing agreement or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation (except a guarantee of the obligation of a Subsidiary), except and to the extent all such obligations in the aggregate are not material to Merger Partner;

    (viii) mortgage or pledge any of its properties or assets, except to the extent that the aggregate amount of assets subject to such mortgages and pledges is not material to Merger Partner;

    (ix) except in the ordinary course of business, materially amend or cancel or agree to the amendment or cancellation of any agreement, treaty or arrangement, or enter into any new agreement, treaty or arrangement (other than the renewal of any existing agreements, treaties or arrangements), except and to the extent that the aggregate amount involved with respect to such agreements, treaties or arrangements is not material to Merger Partner;

    (x) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursements of expenses in the ordinary course of business and other than as may be required by any agreement in effect as of the date hereof) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in Rule 405 promulgated under the Securities Act), except and to the extent that the aggregate amount involved with respect to such transactions is not material to Merger Partner;

    (xi) (A) prior to the twenty-fifth trading day before the Effective Time acquire record or beneficial ownership of any shares of Company Common Stock such that Merger Partner "beneficially owns" three percent (3%) or more of the outstanding shares of Company Common Stock, or (B) during the twenty-five trading days before the Effective Time, acquire record or beneficial ownership of any shares of Company Common Stock; or

    (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

  As used in this Section 6.2(e), the phrase "material to Merger Partner" means a matter or action that would (i) have a Material Adverse Effect on Merger Partner or (ii) involve amounts in excess of ten percent (10%) of the assets of Merger Partner and its subsidiaries, taken as a whole, as reflected on the consolidated balance sheet of Merger Partner and its subsidiaries at December 31, 1995 included in the Merger Partner Reports.

  (f) Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative or agent of, Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 6.2(f) shall prohibit the Board of Directors of Company (and its authorized representatives) from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that (A) the Board of Directors of Company after consultation with and based on the advice of outside counsel, determines in good faith that in order for the Board of Directors of Company to comply with its fiduciary duties to stockholders under applicable law it should take such action, (B) prior to taking such action, Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity, and (C) the Acquisition Proposal contains an offer of consideration that is superior to the consideration set forth herein. Notwithstanding anything in this Agreement to the contrary, Company shall (i) promptly advise Merger Partner orally and in writing of (A) the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (B) the material terms and conditions of such Acquisition Proposal or inquiry, and (C) the identity of the person making any such Acquisition Proposal or inquiry, (ii) keep Merger Partner reasonably informed of the status and details of any such Acquisition Proposal or inquiry and (iii) negotiate with Merger Partner to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 6.2(f) by any officer, director or employee of Company or any Company Subsidiary or any investment banker, attorney or other advisor, representative or agent of Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 6.2(f) by Company. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving Company or any Company Insurance Subsidiary, or any purchase of all or any significant portion of the assets of Company or any Company Business Unit other than the transactions contemplated hereby.

  6.3 Fiduciary Duties. Except as set forth below, the Board of Directors of Company shall not (i) withdraw or modify in a manner materially adverse to Merger Partner, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (ii) approve, recommend or cause Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if Company receives an unsolicited Acquisition Proposal and the Board of Directors of Company determines in good faith, following consultation with and based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Board of Directors may (w) withdraw or modify its approval or recommendation of this Agreement and the Merger, (x) approve or recommend such Acquisition Proposal, (y) cause Company to enter into an agreement with respect to such Acquisition Proposal or (z) terminate this Agreement pursuant to Section 8.1(b). If the Board of Directors of Company takes any action described in clause (y) or (z) of the preceding sentence or Merger Partner exercises its right to terminate this Agreement under Section 8.1(c) based on the Board of Directors of Company having taken any action described in clause (w) or (x) of the preceding sentence, Company shall, concurrently with the taking of such action or such termination (a "Fee Payment Event"), as applicable, pay to Merger Partner the Section 6.4 Fee (as hereinafter defined). Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors of Company permitted by this Section 6.3 shall not constitute a breach of this Agreement by Company.

  6.4 Certain Fees. Company shall pay to Merger Partner upon demand (i) $80 million if the Fee Payment Event occurs on or prior to the date of the Stockholders' Meeting, or (ii) $100 million if the Fee Payment Event occurs after the date of the Stockholders' Meeting (the "Section 6.4 Fee"), payable in same-day funds, as liquidated damages and not as a penalty, if the Section
6.4 Fee is payable pursuant to Section 6.3. If Company fails to promptly pay to Merger Partner any amounts due under this Section 6.4, Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee was required to be paid.

  6.5 Amendment to Rights Plan. Prior to the Effective Time, the Board of Directors of Company shall amend the 1987 Stockholder Rights Agreement as amended on November 4, 1992 (the "Company Rights Agreement") between Company and First Chicago Trust Company of New York, so that (i) Merger Partner will not become an "Acquiring Person" as a result of the consummation of the transactions contemplated by this Agreement, (ii) no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) will occur as a result of the consummation of the transactions contemplated by this Agreement, and (iii) all outstanding Company Common Stock Purchase Rights (the "Company Rights") issued and outstanding under the Company Rights Agreement will expire immediately prior to the Effective Time.

  6.6 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection" or similar antitakeover statute or regulation enacted under state or Federal law shall become applicable to the Merger, the Spin-off or any of the other transactions contemplated hereby, each of Company and Merger Partner and the Board of Directors of each of Company and Merger Partner shall grant such approvals and take such commercially reasonable actions as are within its authority and consistent with its fiduciary obligations to its stockholders as determined in good faith by such Board so that the Merger, the Spin-off and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts, subject to such fiduciary duties, to eliminate or minimize the effects of such statute or regulation on the Merger, the Spin-off and the other transactions contemplated hereby.

  6.7 Consents. Company and Merger Partner will use commercially reasonable efforts to obtain the written consent or approval of each and every governmental authority and other regulatory body, including, without limitation, each applicable banking and insurance regulatory authority, the consent or approval of which shall be required in order to permit Merger Partner, Sub and Company to consummate the transactions contemplated by this Agreement and the Distribution Agreement. Company will use commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Merger Partner, of each person whose consent or approval shall be required in order to permit Merger Partner, Sub and Company to consummate the transactions contemplated by this Agreement and the Distribution Agreement, except for any contracts of Company as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in a Material Adverse Effect on Company. Merger Partner will use commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Company, of each person whose consent or approval shall be required in order to permit Merger Partner, Sub and Company to consummate the transactions contemplated by this Agreement and the Distribution Agreement, except for any contracts of Merger Partner as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in a Material Adverse Effect on Merger Partner.

  6.8 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto will promptly file and prosecute diligently the applications and related documents required to be filed by such party with the applicable regulatory authorities in order to effect the transactions contemplated hereby, including filings under the HSR Act requesting early termination of the applicable waiting period and filings with state banking and insurance authorities. Each party hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action. Each of the parties hereto agrees to defend vigorously against any actions, suits or proceedings in which such party is named as defendant which seeks to enjoin, restrain or prohibit the transactions contemplated hereby or seeks damages with respect to such transactions.

  6.9 NYSE Listing. Merger Partner will use all commercially reasonable efforts to cause to be approved for listing on the NYSE, subject to official notice of issuance, a sufficient number of shares of Merger Partner Common Stock to be issued in the Merger and pursuant to Company Stock Options (as defined in Section 6.17).

  6.10 Notice; Efforts to Remedy. Each party hereto shall promptly give written notice to the other parties hereto upon becoming aware of the impending occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained in this Agreement and shall use all commercially reasonable efforts to prevent or promptly remedy the same. During the period from the date of this Agreement to the Effective Time, Company and Merger Partner each shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other and to report on the general status of its ongoing operations. Company shall promptly notify Merger Partner of any material change in each case on a consolidated basis in the normal course of Company's or the Company Subsidiaries' businesses or in the operation of its or their properties and of the receipt by Company or the Company Subsidiaries of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the receipt by Company or the Company Subsidiaries of a notice of the institution or the threat of litigation involving Company or any of the Company Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Company, and will keep Merger Partner fully informed with respect to such events. Merger Partner shall promptly notify Company of any material change in each case on a consolidated basis in the normal course of Merger Partner's or the Merger Partner Subsidiaries' businesses or in the operation of its or their properties, and of the receipt by Merger Partner or the Merger Partner Subsidiaries of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the receipt by Merger Partner or the Merger Partner Subsidiaries of a notice of the institution or the threat of litigation involving Merger Partner or any of the Merger Partner Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Merger Partner and will keep Company fully informed with respect to any such events.

  6.11 Registration Statement; Stockholder Approvals.

  (a) As soon as is reasonably practicable after the execution of this Agreement, Merger Partner shall prepare and file with the SEC the Registration Statement (in which the Proxy Statement will be included as a prospectus) and Company shall prepare and file with the SEC the Proxy Statement (which shall also include the Information Statement relating to the Spin-off). Merger Partner shall use all commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as promptly as practicable after such filing and shall take all commercially reasonable actions required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the shares of Merger Partner Common Stock pursuant to this Agreement. Each party hereto shall furnish all information concerning it and the holders of its capital stock as the other party hereto may reasonably request in connection with such actions.

  (b) Company shall call a Stockholders' Meeting to be held as soon as practicable after the date hereof for the purpose of voting upon the Merger and this Agreement. In connection with the Stockholders' Meeting, Company and Merger Partner shall prepare and file the Proxy Statement with the SEC. Subject to Section 6.3, (i) Company shall mail the Proxy Statement to its stockholders, (ii) the Board of Directors of Company shall recommend to its stockholders the approval of the Merger and this Agreement, and (iii) Company shall use commercially reasonable efforts to obtain such stockholder approval. Without limiting the generality of the foregoing, Company agrees that, subject to its right to terminate this Agreement pursuant to Section 6.3, its obligations pursuant to this Section 6.11(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal.

  6.12 Expenses. If this Agreement is terminated for any reason without breach by any party, each party hereto shall pay its own expenses incident to preparing for, entering into, and carrying out this Agreement and to consummating the Merger, except that Company and Merger Partner shall divide equally the following expenses: (a) the costs incurred in connection with the printing and mailing of the Registration Statement, the Proxy Statement and related documents; and (b) all filing or registration fees paid by Company or Merger Partner, including state securities laws filing or registration fees, if any.

  6.13 Press Releases; Filings. Without the consent of the other parties, none of the parties shall issue any press release or make any public announcement with regard to this Agreement, the Distribution Agreement, the Merger or the Spin-off or any of the transactions contemplated hereby or thereby; provided, however, that nothing in this Section 6.13 shall be deemed to (i) prohibit Company, Merger Partner or Spinco from making any disclosures, press releases or announcements relating to their respective businesses or operations, or
(ii) prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system. Each of Company and Merger Partner shall promptly notify the other of each report, schedule and other document filed by it or any of its respective Subsidiaries with the SEC and of any other document pertaining to the transactions contemplated hereby filed with any other governmental authorities.

  6.14 Indemnification of Officers and Directors.

  (a) Until such time as the applicable statute of limitations shall have expired, the Surviving Corporation shall provide with respect to each present or former director and officer of Company and its subsidiaries (both present and past) (the "Indemnified Parties"), the indemnification rights (including any rights to advancement of expenses) which such Indemnified Parties had, whether from Company or such subsidiary, immediately prior to the Merger, whether under the DGCL or the bylaws of Company or such subsidiary or otherwise.

  (b) Immediately following the Effective Time, Merger Partner shall cause to be in effect the current policies of directors' and officers' liability insurance maintained by Company or any Company Subsidiary (provided Merger Partner may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred at or before the Effective Time, and Merger Partner shall maintain such coverage for a period of six years after the Effective Time; provided, however, that in no event shall Merger Partner be required to expend pursuant to this Section 6.14(b) on an annual basis more than an amount equal to 250% of the current annual premiums paid by Company and the Company Subsidiaries for such insurance and, in the event the cost of such coverage shall exceed that amount, Merger Partner shall purchase as much coverage as possible for such amount.

  (c) This Section 6.14 shall survive the Closing and is intended to benefit Company, the Surviving Corporation and each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 6.14 against Merger Partner or the Surviving Corporation to the extent specified herein) and shall be binding on all successors and assigns of Merger Partner and the Surviving Corporation.

  6.15 Tax Treatment. Merger Partner and Company agree to treat the Spin-off as a tax-free distribution within the meaning of Section 355 of the Code and the Merger as a reorganization within the meaning of Section 368(a) of the Code. During the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, none of Merger Partner, Company or any of their respective Subsidiaries shall knowingly take or fail to take any action which action or failure to act would jeopardize qualification of the Spin-off as a tax-free distribution within the meaning of
Section 355 of the Code or the Merger as a reorganization within the meaning of Section 368(a) of the Code.

  6.16 Employee Benefits.

  (a) From and after the Effective Time, the Surviving Corporation shall honor all obligations and commitments under the plans, programs, arrangements, practices and contracts which are maintained by Company or any of the Company Subsidiaries or to which Company or any Company Subsidiary is obligated to make contributions and which provide benefits or compensation to or on behalf of employees, including but not limited to executive arrangements and "employee benefit plans" as defined in Section 3(1) of ERISA, in each case in accordance with their terms as in effect at the Effective Time, with only such amendments as are permitted by the terms thereof as in effect at the Effective Time.

  (b) Merger Partner shall take, and shall cause the Surviving Corporation and its subsidiaries and all other affiliates of Merger Partner to take, the following actions: (i) waive any limitations regarding pre-existing conditions under any welfare or other employee benefit plan maintained by any of them for the benefit of employees of Company or any of its subsidiaries (the "Company Employees") or in which Company Employees participate after the Effective Time, and (ii) for all purposes under all compensation and benefit plans and policies applicable to employees of any of them, treat all service by Company Employees with Company or any affiliates of Company before the Effective Time as service with Merger Partner and its affiliates, except to the extent such treatment would result in duplication of benefits.

  (c) From and after the Effective Time, the Surviving Corporation shall assume all obligations of Company under Company's Management Incentive Plan and Variable Pay Plan and shall make all payments owed by Company pursuant to the Management Incentive Plan and the Variable Pay Plan in respect of periods through December 31, 1996 in accordance with Company's past practices.

  (d) Effective as of the Effective Time: (i) the Pension Trustees of the Retirement Plan shall appoint as their successors pursuant to Section 6.1 of the Retirement Plan individuals and/or entities selected by Merger Partner and shall resign as Pension Trustees; (ii) Section 6.1 of the Retirement Plan shall be amended to delete the second and third sentences thereof; (iii)
Section 9.1 of the Retirement Plan shall be amended to delete the parenthetical phrase in the first sentence thereof; and (iv) Section 13.2 of the Retirement Plan shall be amended to clarify that a merger of the Retirement Plan with a defined benefit pension plan in accordance with Section 414(e) of the Code and all other applicable law will not be considered a termination of the Retirement Plan for purposes of Section 13.12 thereof. The amendments adopted pursuant to the preceding sentence shall be in form and substance satisfactory to Merger Partner. Before the Effective Time, the Company and Merger Partner shall take all steps necessary and appropriate to comply with the requirements of Section 29.14 thereof for continuation of the Retirement Plan after the Effective Time.

  6.17 Stock Options.

  (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") and each outstanding stock appreciation right (a "Company SAR") issued pursuant to any incentive or stock option program of Company (the "Company Plan"), whether vested or unvested, shall be assumed by Merger Partner, provided that the foregoing shall not apply to options or stock appreciation rights assumed by Spinco pursuant to the Distribution Agreement and such options and stock appreciation rights assumed by Spinco shall not constitute Company Stock Options or Company SARs for purposes of this Agreement. Each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Merger Partner Common Stock equal to (x) the number of shares of Company Common Stock covered by such Company Stock Option, multiplied by (y) the Option Adjustment Ratio, at a price per share equal to (A) the exercise price of such Company Stock Option immediately prior to the Spin-off, multiplied by (B) (1) one divided by (2) the Option Adjustment Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. For purposes of the foregoing, the "Option Adjustment Ratio" shall mean the amount obtained by dividing (i) the average of the daily high and low trading prices on the New York Stock Exchange for the Company Common Stock on each of the 20 trading days prior to the ex-dividend date for the Spin-off by (ii) the average of the daily high and low trading prices on the New York Stock Exchange for the Merger Partner Common Stock on each of the same 20 trading days. Each holder of a Company SAR shall be entitled to that number of stock appreciation rights of Merger Partner ("Merger Partner SARs"), determined in the same manner as set forth above with respect to Company Stock Options assumed by Merger Partner. At the Effective Time, the agreements evidencing the grants of Company

Stock Options and Company SARs assumed by Merger Partner shall be amended to provide that the right of a holder to exercise Company Stock Options and Company SARs shall continue beyond the termination of such holder's employment, if such holder's employment is terminated without Cause or such holder leaves employment for Good Reason (as such terms are defined in the Company's change of control policy as in effect immediately prior to the Effective Time or, if applicable, such holder's employment agreement or change of control severance agreement), until the later of (x) the second anniversary of the Effective Time, (y) 90 days after such holder's termination of employment, and (z) the end of the period for exercise of such Company Stock Options or Company SARs as provided in any employment or severance agreement between the Company and such holder.

  (b) As soon as practicable after the Effective Time, Merger Partner shall deliver to the holders of Company Stock Options and Company SARs appropriate notices setting forth such holders' rights pursuant to the Company Plan and the agreements evidencing the grants of such Company Stock Options or Company SARs, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.17 after giving effect to the Merger and the assumption by Merger Partner as set forth above). If necessary, Merger Partner shall comply with the terms of the Company Plan and ensure, to the extent required by, and subject to the provisions of, such Plan, that Company Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Merger Partner after the Effective Time.

  (c) Merger Partner shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Merger Partner Common Stock for delivery upon exercise of Company Stock Options assumed by it in accordance with this Section 6.17. As soon as practicable after the Effective Time, Merger Partner shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Merger Partner Common Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Merger Partner shall administer each Company Plan assumed pursuant to this Section
6.17 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Company Plan complied with such rule prior to the Merger.

  6.18 AEGON USA Guaranty. At the Closing, Merger Partner shall cause AEGON USA, Inc. to enter into a Guaranty Agreement with Company and Spinco in substantially the form of Exhibit D pursuant to which AEGON USA, Inc. will guarantee the obligations of Company pursuant to Section 6.14 and Section 6.16 of this Agreement and the obligations of Company under the Distribution Agreement and the Other Agreements (as defined in the Distribution Agreement).

  6.19 Determination of Comparable Benefits. Prior to the Closing Date, Company and Merger Partner shall work together in good faith to determine whether the employee benefit plans and employee welfare plans currently maintained by Company and the Company Subsidiaries for their employees are, in the aggregate, at least as favorable as such plans currently maintained by Merger Partner and the Merger Partner Subsidiaries, as contemplated in the definition of "Good Reason" contained in Company's Change in Control Plan. The determination of Company and Merger Partner, if any, shall be reduced to writing, which shall be signed by both parties.

  6.20 Merger Partner Exchange Transaction. Prior to the Closing Date, Merger Partner shall effect, in one or more arm's length transactions which will occur contemporaneously, (i) the purchase by Merger Partner of approximately 8% of the currently outstanding shares of Merger Partner Common Stock from the Association, and (ii) the sale of such number of shares of the existing class of Merger Partner Common Stock to the Association, such that the Association shall maintain its percentage of voting control as of the date hereof, subject to increases such that the Association's percentage of voting control shall not exceed historical percentages of voting control within the last five years. Merger Partner agrees that, except as set forth in the preceding sentence, between the date hereof and the Closing Date Merger Partner will not issue or sell any shares of capital stock of Merger Partner to the Association, except that Merger Partner may issue or sell to the Association during such period a maximum of 500,000 shares of capital stock in connection with other transactions.

  6.21 Company Contracts. Within 28 days after the date of this Agreement, Company shall furnish to Merger Partner access to and copies of listings of contracts, agreements, leases, commitments, arrangements or other instruments hereinafter described in this Section 6.21 to which the Company or any Company Subsidiary is a party or by or to which it or any of its assets or properties are bound except for (i) agreements, commitments, arrangements, leases or other instruments disclosed in the Company Annual Report on Form 10-K for the year ended December 31, 1995, (ii) the Distribution Agreement (and the other agreements contemplated thereby), and (iii) insurance, reinsurance and agency contracts entered into or to be entered into in the normal course of business:

    (a) contracts and other agreements with any current or former officer, director, employee, consultant or other representative (other than an insurance agent or broker) of Company or any Company Subsidiary pursuant to which Company or any Company Subsidiary has ongoing obligations calling for payments in any one year of more than $250,000 in any one case, other than such contracts and other agreements that are terminable at will by Company or such Company Subsidiary,

    (b) contracts and other agreements for the purchase or sale of equipment or services or to make capital expenditures (whether through the purchase of real or personal property or otherwise), other than in the ordinary course of business (including agreements for ordinary maintenance of equipment), calling for a purchase price or payments in any one year of more than $2.5 million,

    (c) contracts and other agreements for the sale of any of its assets or properties or for the grant to any Person of any preferential rights to purchase or use any of its assets or properties in each case involving assets or properties with a book value in excess of $2.5 million, other than those entered into in the ordinary course of business,

    (d) joint venture, partnership and marketing agreements which are material to any of the Company Business Units taken as a whole,

    (e) contracts and other agreements containing covenants of Company or any Company Subsidiary not to compete with any Person which are material to Company and the Company Subsidiaries as a whole or which following the Effective Time will be material to Merger Partner and the Merger Partner Subsidiaries taken as a whole,

    (f) contracts and other agreements relating to the making of any loan in excess of $1 million in any one case, other than Investment Assets and Company Employee Plan loans made in the ordinary course of business and other than intercompany loans between or among Company and/or the Company Subsidiaries,

    (g) contracts or other agreements for or relating to computer equipment or computer services calling for a purchase price or payment in any one case during any one year of more than $1 million,

    (h) contracts or other agreements relating to any derivative instruments or securities or any "off-balance sheet" financing transaction, other than those entered into in the ordinary course of business for bona fide hedging purposes, and

    (i) to the Knowledge of Company, any other contract or other agreement whether or not made in the ordinary course of business calling for payments in any one year of more than $2.5 million in any one case.

  6.22 Agents. Within 28 days after the date of this Agreement, Company shall furnish to Merger Partner (a) a list of Company's agents and brokers as of the date hereof who have acted as agent or broker with respect to insurance contracts of Company which are in force and who were paid commissions in excess of $500,000 by any Company Insurance Subsidiary within the past twelve months ("Significant Brokers"), (b) a list of and copies of the standard forms of agreements between each Company Insurance Subsidiary and its insurance agents and brokers, (c) a list of those Significant Brokers as to which such agreements specified in clause (b) of this Section 6.22 are in effect and (d) a list of those Significant Brokers who have entered into other agency agreements with any Company Insurance Subsidiary that are in effect.

  6.23 Litigation. Subject to the restrictions set forth in Section 6.1(a), during the period from the date hereof until the Effective Time, Company shall, and shall cause the Company Subsidiaries to, give Merger Partner and its representatives access to and copies of listings of claims, actions, suits, investigations and proceedings to which Company or any Company Subsidiary is subject, to the extent such listings are in the possession of the Company or the Company Subsidiaries and are reasonably requested by Merger Partner. It is understood and agreed that the provision of any such listings shall not be deemed to modify the representations of the Company set forth in
Section 4.10.

  6.24 Certain Reporting Requirements. After the Effective Time, Merger Partner shall cause the Surviving Corporation to comply with the reporting requirements of Section 6038B of the Code and the regulations thereunder.

  6.25 Investment Company Act. Merger Partner covenants and agrees that it will comply in all material respects with any requirements imposed by Section 15(f) of the 1940 Act with respect to the Manager.

  6.26 Ruling Request. Prior to the filing of a request (the "Ruling Request") for a Ruling (as defined in Section 7.1(g)) with the IRS, Company will permit Merger Partner to review and comment on the Ruling Request and will consult with Merger Partner regarding such Ruling Request. In addition, Company will promptly make available for review by Merger Partner all written correspondence that Company receives from the IRS concerning the Ruling Request and will allow Merger Partner to participate in discussions with the IRS. Merger Partner agrees to use all commercially reasonable efforts to cooperate with Company in connection with such Ruling Request. Company shall be responsible for all costs and expenses (including IRS user fees) relating to the Ruling Request, except for costs and expenses relating to Merger Partner's review of the Ruling Request and participation in such process.

                                   ARTICLE 7

                        CONDITIONS PRECEDENT TO MERGER

  7.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

    (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Company Common Stock.

    (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement and the Distribution Agreement, the failure to obtain which would prevent the consummation of the Merger or the Spin-off or have a Material Adverse Effect on Company or a Material Adverse Effect on Merger Partner, shall have been obtained without the imposition of any conditions which would have, individually or in the aggregate, a Material Adverse Effect on Company or a Material Adverse Effect on Merger Partner.

    (c) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of Company or Merger Partner (or their respective Subsidiaries) is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance of this Agreement and the Distribution Agreement, the failure to obtain which would prevent the consummation of the Merger or the Spin-off or have, individually or in the aggregate, a Material Adverse Effect on Company or, individually or in the aggregate, a Material Adverse Effect on Merger Partner, shall have been obtained.

    (d) Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

    (e) No governmental authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger, the Spin-off or the transactions contemplated by this Agreement or the Distribution Agreement.

    (f) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the Exchange Act and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC. At the effective date of the Registration Statement, the Registration Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, and, at the mailing date of the Proxy Statement and the date of the Stockholders' Meeting, the Proxy Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

    (g) The parties shall have received a private letter ruling from the IRS (the "Ruling") to the effect that (i) the Spin-off will qualify as a tax-free distribution within the meaning of Section 355 of the Code, (ii) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (iii) the exchange in the Merger of Company Common Stock for Merger Partner Common Stock will not give rise to gain or loss for federal income tax purposes to the stockholders of Company with respect to such exchange (except to the extent of the cash received), and (iv) neither Company nor Sub will recognize gain or loss as a consequence of the Merger.

    (h) The shares of Merger Partner Common Stock to be issued pursuant to this Agreement and pursuant to the Company Stock Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (i) The Spin-off shall have been effected.

  7.2 Conditions to Obligations of Company. The obligations of Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Company:

    (a) The representations and warranties of Merger Partner set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties (i) speak as of a specified date and except to the extent contemplated or permitted by this Agreement; or (ii) are already qualified by materiality, in which event such representations and warranties shall be true and correct in all respects.

    (b) Merger Partner and Sub each shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

    (c) Merger Partner shall furnish Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 7.2(a) and (b).

    (d) Company shall have received a letter addressed to Company, dated the Closing Date, from a nationally recognized appraisal firm, which letter shall be in form and substance reasonably satisfactory to Company and shall support the conclusions that, after giving effect to the Merger and the Spin-off,

  Company will not be insolvent and will not be rendered insolvent by the transactions contemplated hereby or by the Distribution Agreement, will not be left with unreasonably small capital with which to engage in their businesses and will not have incurred debts beyond its ability to pay such debts as they mature.

    (e) Company shall have received from Moret Ernst & Young letters dated
  (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Merger Partner included in the Registration Statement, in each case in form and substance reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    (f) Company shall have received opinions, dated the Closing Date, of the General Counsel of Merger Partner and the General Counsel of AEGON USA, Inc., in form and substance reasonably satisfactory to Company, with respect to the matters set forth in Exhibit E.

  7.3 Conditions to Obligations of Merger Partner. The obligations of Merger Partner to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Merger Partner:

    (a) The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties (i) speak as of a specified date and except to the extent contemplated or permitted by this Agreement or the Distribution Agreement; and (ii) are already qualified by materiality, in which event such representations and warranties shall be true and correct in all respects.

    (b) Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

    (c) Company shall furnish Merger Partner with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 7.3(a) and (b).

    (d) Merger Partner shall have received from Ernst & Young LLP letters dated (i) the date of the Proxy Statement and (ii) the Closing Date, with respect to certain financial information regarding Company included in the Proxy Statement, in each case in form and substance reasonably satisfactory to Merger Partner and customary in scope and substance for letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

    (e) Company shall have used commercially reasonable efforts to cause each person who Company believes, at the time the Merger is submitted to a vote of the stockholders of Company, is an "affiliate" for purposes of Rule 145 under the Securities Act, to deliver to Merger Partner on or prior to the Closing Date a written agreement in terms satisfactory to Merger Partner, that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Merger Partner Common Stock issued to such person pursuant to the Merger, except in accordance with the applicable provisions of Rule 145, and except in other transactions that are not in violation of the Securities Act. Exhibit F sets forth a list of those persons who the Company believes, at the date hereof, are "affiliates" for purposes of Rule 145 under the Securities Act.

    (f) Merger Partner shall have received an opinion, dated the Closing Date, of King & Spalding, counsel to Company, in form and substance reasonably satisfactory to Merger Partner, with respect to the matters set forth in Exhibit G.

                                   ARTICLE 8

                   TERMINATION AND ABANDONMENT OF THE MERGER

  8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the stockholders of
Company:

    (a) by the mutual written consent of Merger Partner and Company;

    (b) by Company if:

      (i) the Merger is not consummated on or before August 31, 1997 (or such later date as shall have been approved by Merger Partner and Company), unless the failure of such occurrence shall be due to the failure of Company to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

      (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 7.1 and 7.2 and such conditions are not waived by Company, unless the failure of such occurrence shall be due to the failure of Company to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

      (iii) Company is enjoined or restrained by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by Company of its obligations hereunder and such injunction shall not have been withdrawn by the earlier to occur of the date 60 days after the date on which such injunction was first issued or August 31, 1997;

      (iv) the Board of Directors of Company shall have exercised any of its rights set forth in Section 6.3;

      (v) the stockholders of Company do not approve this Agreement and the Merger at the Stockholders' Meeting; or

      (vi) the Fair Market Value at the Effective Time of one share of Merger Partner Common Stock (assuming the Effective Time were to occur on the Closing Date) would be less than $44.475, unless Merger Partner agrees in such event that the Exchange Ratio shall be determined by dividing $24.889 by the Fair Market Value at the Effective Time of one share of Merger Partner Common Stock.

    (c) by Merger Partner if:

      (i) the Merger is not consummated on or before August 31, 1997 (or such later date as shall have been approved by Company and Merger Partner), unless the failure of such occurrence shall be due to the failure of Merger Partner or Sub to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

      (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 7.1 and 7.3 and such conditions are not waived by Merger Partner, unless the failure of such occurrence shall be due to the failure of Merger Partner or Sub to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

      (iii) Merger Partner is enjoined or restrained by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by Merger Partner of its obligations hereunder and such injunction shall not have been withdrawn by the earlier to occur of the date 60 days after the date on which such injunction was first issued or August 31, 1997;

      (iv) the stockholders of Company do not approve this Agreement and the Merger at the Stockholders' Meeting;

      (v) the Board of Directors of Company shall have withdrawn or materially modified in a manner adverse to Merger Partner its recommendation of this Agreement and the Merger or the Board of Directors shall have approved or recommended another Acquisition Proposal; or

      (vi) the Fair Market Value at the Effective Time of one share of Merger Partner Common Stock (assuming the Effective Time were to occur on the Closing Date) would be greater than $66.713, unless the Company agrees in such event that the Exchange Ratio shall be determined by dividing $30.545 by the Fair Market Value at the Effective Time of one share of Merger Partner Common Stock.

  8.2 Effect of Termination and Abandonment. In the event of the termination and abandonment of this Agreement under Section 8.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders except (i) as provided in the third sentence of Section 6.1(a), and in Sections 6.4 and 6.12 and (ii) to the extent that such termination results from the willful breach by any party hereto of any material representation, warranty or covenant hereunder.

                                   ARTICLE 9

                                 MISCELLANEOUS

  9.1 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by action of the respective Boards of Directors (or its authorized representative) of Merger Partner or Company without action of the stockholders, whether before or after the Stockholders' Meeting; provided, however, that after approval of the stockholders of Company no such amendment shall reduce the amount or change the form of the consideration to be delivered to Company's stockholders as contemplated by this Agreement or otherwise materially adversely affect the interests of such stockholders unless such amendment is approved by Company's stockholders. No amendment to this Agreement shall be effective unless it has been executed by Company, Merger Partner and Sub.

  9.2 Non-Survival of Representations, Warranties and Agreements. Except for the agreements contained in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 6.8, 6.14, 6.15,
6.16, 6.17, 6.18, 6.24 and 6.25 and Article 9 and the representations and warranties contained in Sections 4.35 and 5.29, none of the representations, warranties and agreements of Company, Merger Partner or Sub in this Agreement, or in any instrument or certificate delivered pursuant to this Agreement, shall survive the Merger nor shall their respective stockholders, directors or officers have any liability to the other after the Effective Time on account of any breach of warranty or failure or the incorrectness of any of the representations or warranties contained herein or in any certificate or other instrument delivered pursuant to this Agreement. The sole right and remedy arising from a misrepresentation or breach of warranty, from the failure of any of the conditions of the Merger to be met, or from the failure to perform any promise or discharge any obligation in this Agreement shall be termination of this Agreement by the aggrieved party and the remedies provided in Section 8.2.

  9.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (if confirmed) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

  If to Company:

    Providian Center
    400 West Market Street
    Louisville, Kentucky 40202
    Attention: Mr. Irving W. Bailey II
    Telecopy No.: (502) 584-5960

  With a copy to:

    King & Spalding
    120 West 45th Street
    New York, New York 10036
    Attention: Mr. E. William Bates, II
    Telecopy No.: (212) 556-2222

    and to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attention: Mr. Steven A. Rosenblum
    Telecopy No.: (212) 403-2000

  If to Merger Partner:

    (via mail):

      P.O. Box 202
      2501 CE The Hague
      The Netherlands
      Attention: Mr. Kees J. Storm
      Telecopy No.: (31-70) 347-7929

    (via hand delivery):

      Mariahoeveplein 50
      2591 TV The Hague
      The Netherlands
      Attention: Mr. Kees J. Storm
      Telecopy No.: (31-70) 347-7929

  With a copy to:

    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    125 West 55th Street
    New York, New York 10019-5389
    Attention: Mr. Donald B. Henderson, Jr.
    Telecopy No.: (212) 424-8500

  If to Merger Sub:

    4333 Edgewood Road, NE
    Cedar Rapids, Iowa 52499
    Attention: Mr. Craig D. Vermie
    Telecopy No.: (319) 369-2206

  With a copy to:

    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    125 West 55th Street
    New York, New York 10019-5389
    Attention: Mr. Donald B. Henderson, Jr.
    Telecopy No.: (212) 424-8500

  9.4 Descriptive Headings; Interpretation. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 28, 1996. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed on one Schedule shall be deemed to be disclosed in all Schedules provided that the context makes clear that such information relates to the other Schedule or Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. As between Company or Merger Partner, as applicable, and third parties, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Company and in this Agreement. The foregoing two sentences shall nevertheless not affect the rights or obligations of Company or Merger Partner as set forth herein. In addition, it is understood and agreed that the inclusion of information in any Disclosure Schedule which is not required to be disclosed in such Schedule shall not give rise to any inference that any comparable information is required to be disclosed and shall not give rise to any breach by a party due to the failure to disclose comparable information which is also otherwise not required to be disclosed.

  9.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

  9.6 Entire Agreement. This Agreement and the Confidentiality Agreements contain the entire agreement between Merger Partner, Sub and Company with respect to the Merger, and supersede all prior arrangements or understandings with respect to the subject matter hereof. Except as otherwise contemplated in the covenants listed in Section 9.2 (which covenants shall be enforceable by the person or persons affected thereby following the Effective Time), this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

  9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

  9.9 Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

  9.11 Limited Liability. Notwithstanding any other provision of this Agreement or the Distribution Agreement, no stockholder, director, officer, affiliate or representative of Company or Merger Partner shall have any personal liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or the Distribution Agreement or in respect of any certificate delivered with respect hereto or thereto, except to the extent that such person or entity has engaged in fraud with respect to such matters. Except as set forth in the preceding sentence, to the fullest extent legally permissible, each of Company and Merger Partner, for itself and its stockholders, directors, officers and affiliates, waives and agrees not to seek to assert or enforce any such liability that any such person otherwise might have pursuant to applicable law.

  9.12 Consent to Jurisdiction; Service of Process.

  (a) Each party irrevocably consents and agrees that any legal action, suit or proceeding by or against it with respect to its rights, obligations or liabilities under this Agreement or any other agreement executed in connection with this agreement shall be brought by such party only in the United States District Court for the District of Delaware or, if (but only if) such court does not have subject matter jurisdiction over such action, suit or proceeding (including, without limitation, claims for interim relief, counterclaims, actions with multiple defendants and actions in which such party is implied). Each party irrevocably and unconditionally waives any right that it may have to a jury trial in any legal action, suit or proceeding with respect to, or arising out of or in connection with this Agreement or any other agreement executed in connection with this Agreement.

  (b) Merger Partner hereby irrevocably designates CT Corporation system in such capacity, the "Process Agent"), with an office at 1209 Orange Street, Wilmington, Delaware 19801 as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings with respect to this agreement or any other agreement executed in connection with this Agreement, and such service shall be deemed complete upon delivery thereof to the process agent, provided that in the case of any such service upon the process agent, the party effecting such service shall also deliver a copy thereof to Merger Partner in the manner provided in
Section 9.3. Merger Partner shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that Merger Partner will at all times have an agent for service of process for the above purposes in Delaware. In the event of the transfer of all or substantially all of the assets and business of the process agent to any other corporation by consolidation, merger, sale of assets or otherwise, such other corporation shall be substituted hereunder for the process agent with the same effect as if named herein in place of CT Corporation system. Merger Partner further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law. Merger Partner expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the state of Delaware and of the United States of America.

  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

                                          AEGON N.V.

                                                  /s/ Donald J. Shepard
                                          By: _________________________________
                                             Name: Donald J. Shepard
                                             Title:Member of Executive Board

                                          LT MERGER CORP.

                                                  /s/ Patrick S. Baird
                                          By: _________________________________
                                             Name: Patrick S. Baird
                                             Title:President

                                          PROVIDIAN CORPORATION

                                                  /s/ Irving W. Bailey II
                                          By: _________________________________
                                             Name: Irving W. Bailey II
                                             Title:Chairman of the Board and
                                                  Chief Executive Officer

                                                                      APPENDIX B

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       AGREEMENT AND PLAN OF DISTRIBUTION

                                    BETWEEN

                             PROVIDIAN CORPORATION

                                      AND

                            PROVIDIAN BANCORP, INC.


                               DECEMBER 28, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 ARTICLE/
 SECTION                                                                    PAGE
 --------                                                                   ----
                                   ARTICLE I

                                  DEFINITIONS

 1.01.    Definitions....................................................     1

                                   ARTICLE II

                          RECAPITALIZATION OF SPINCO;
                    MECHANICS AND TIMING OF THE DISTRIBUTION

 2.01.    Recapitalization of Spinco.....................................     5
 2.02.    Timing of the Distribution.....................................     5
 2.03.    Mechanics of the Distribution..................................     5
 2.04.    Changes; Amendments to Various Agreements......................     5

                                  ARTICLE III

                 CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION

 3.01.    Certificate of Incorporation; By-laws; Rights Plan.............     5
 3.02.                                                    Other Agreement     5
 3.03.    Registration and Listing.......................................     6
 3.04.    Spinco Board...................................................     6
 3.05.    Intercompany Accounts..........................................     6
 3.06.    Certain Transactions...........................................     7
 3.07.    External Financing of Spinco...................................     7
 3.08.    Certain Company Agreements.....................................     8

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SPINCO

 4.01.    Spinco Representations.........................................     8

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 5.01.    Company Representations........................................     9

                                   ARTICLE VI

                          SURVIVAL AND INDEMNIFICATION

 6.01.    Survival of Agreements and Representations and Warranties......    10
 6.02.    Indemnification................................................    10
 6.03.    Procedure for Indemnification for Third Party Claims...........    12
 6.04.    Remedies Cumulative............................................    13

                                  ARTICLE VII

                          CERTAIN ADDITIONAL COVENANTS

 7.01.    Notices to Third Parties.......................................    14
 7.02.    Intercompany Agreements........................................    14
 7.03.    Further Assurances.............................................    14
 7.04.     Mutual Release, Etc...........................................    14

                                      (i)

 ARTICLE/
 SECTION                                                                    PAGE
 --------                                                                   ----

                                  ARTICLE VIII

                             ACCESS TO INFORMATION

 8.01.    Provision of Corporate Records..................................   15
 8.02.    Access to Information...........................................   15
 8.03.    Retention of Records............................................   15
 8.04.    Reimbursement; Other Matters....................................   16
 8.05.    Production of Witnesses.........................................   16
 8.06.    Confidentiality.................................................   16
 8.07.    Ownership of Information........................................   17
 8.08.    Non-Competition.................................................   17

                                   ARTICLE IX

                                   INSURANCE

 9.01.    Policies and Rights Included Within Transferred Assets..........   18
 9.02.    Post-Distribution Date Claims...................................   18
 9.03.    Administration; Other Matters...................................   18
 9.04.    Agreement for Waiver of Conflict and Shared Defense.............   20
 9.05.    Cooperation.....................................................   20

                                   ARTICLE X

                                 MISCELLANEOUS

 10.01.   Conditions to Obligations.......................................   20
 10.02.   Complete Agreement..............................................   21
 10.03.   Expenses........................................................   21
 10.04.   Governing Law...................................................   21
 10.05.   Notices.........................................................   21
 10.06.   Specific Performance............................................   23
 10.07.   Amendment and Modification......................................   23
 10.08.   Successors and Assigns; Third-Party Beneficiaries...............   23
 10.09.   Counterparts....................................................   24
 10.10.   Interpretation..................................................   24
 10.11.   Severability....................................................   24
 10.12.   References; Construction........................................   24
 10.13.   Termination.....................................................   24

SCHEDULES
---------

Schedule 1.01--List of Spinco Subsidiaries
Schedule 3.05--Intercompany Payments
Schedule 3.06(a)--Transferred Assets
Schedule 3.07--External Financing Agreements
Schedule 3.08--Certain Company Agreements
Schedule 4.01(c)--Spinco Conflicts
Schedule 4.01(d)--Required Approvals for Spinco
Schedule 4.01(e)--Spinco Insurance Policies
Schedule 5.01(c)--Company Conflicts
Schedule 5.01(d)--Required Approvals for the Company

                                      (ii)

SCHEDULES
---------

Schedule 7.02--Surviving Intercompany Agreements
Schedule 8.03(d)--Policies-Deductibles

EXHIBITS
--------

Exhibit A--Tax Disaffiliation Agreement
Exhibit B--Employee Benefits Agreement
Exhibit C--Transition Services Agreement
Exhibit D--Trademark License Agreement
Exhibit E--General Intellectual Property Assignment and Renunciation Agreement Exhibit F--Short-Form Assignment Agreement
Exhibit G--Form of SEC No-Action Letter

                                     (iii)

  AGREEMENT AND PLAN OF DISTRIBUTION, dated as of December 28, 1996 (this "Agreement"), by and between Providian Corporation, a Delaware corporation (the "Company"), and Providian Bancorp, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Spinco").

                                   RECITALS

  A. The Merger Transaction. The Company, AEGON N.V., a company organized under the laws of The Netherlands ("Merger Partner"), and LT Merger Corp., a Delaware corporation and a wholly owned subsidiary of Merger Partner ("Sub"), have entered into a Plan and Agreement of Merger and Reorganization, dated as of December 28, 1996 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of Sub with and into the Company, with the Company as the surviving corporation.

  B. The Distribution. Immediately prior to the Effective Time (as defined in the Merger Agreement), the Company intends to distribute (the "Distribution") as a dividend to the holders of the Company's common stock, par value $1.00 per share ("Company Common Stock"), on a pro rata basis, all of the then outstanding shares of common stock, par value $1.00 per share ("Spinco Common Stock"), of Spinco.

  C. Purpose. The purpose of the Distribution is to facilitate the reorganization of the Company, wherein the stockholders of the Company will continue to own and operate Spinco, and to make possible the Merger by divesting the Company of the businesses and operations conducted by Spinco in a tax-free distribution to the Company's stockholders. This Agreement sets forth or provides for certain agreements between the Company and Spinco in consideration of the separation of their ownership.

  NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  1.01. Definitions. As used in this Agreement, the following terms shall have the following respective meanings (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement):

  "Claims Administration" shall mean the processing of claims made under the Shared Policies, including the reporting of claims to the insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

  "Company" shall have the meaning specified in the preamble to this Agreement and shall mean any successors by way of merger or otherwise.

  "Company Business" shall have the meaning specified in Section 6.02.

  "Company Common Stock" shall have the meaning specified in the recitals to this Agreement.

  "Company Group" shall mean the Company and all of the Company Subsidiaries (which shall not include Spinco and the members of the Spinco Group).

  "Distribution" shall have the meaning specified in the recitals to this Agreement.

  "Distribution Date" shall mean the date as of which the Distribution is effective.

  "Employee Benefits Agreement" shall have the meaning specified in Section
3.02.

  "Form F-4" shall mean the Registration Statement on Form F-4 filed by Merger Partner pursuant to the Merger Agreement.

  "Group" shall mean either the Spinco Group or the Company Group, as the case may be.

  "Indemnified Party" shall have the meaning specified in Section 6.03.

  "Indemnifying Party" shall have the meaning specified in Section 6.03.

  "Information" shall have the meaning specified in Section 8.02.

  "Information Statement" shall mean the information statement included in the Registration Statement and sent to the holders of shares of Company Common Stock in connection with the Distribution, including any amendment or supplement thereto.

  "Insurance Administration" shall mean, with respect to each Shared Policy, the accounting for (i) premiums, (ii) defense costs, (iii) indemnity payments,
(iv) deductibles and (v) retentions, as appropriate, under the terms and conditions of each of the Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Agreement.

  "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

  "Insured Claims" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

  "Liabilities" shall mean all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet.

  "Losses" shall have the meaning specified in Section 6.02.

  "Merger Partner" shall have the meaning specified in the recitals to this Agreement.

  "Other Agreements" shall have the meaning specified in Section 3.02.

  "person" shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

  "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, comprehensive commercial general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

  "Proxy Statement" shall mean the proxy statement of the Company provided for in the Merger Agreement.

  "Record Date" shall have the meaning specified in Section 2.03.

  "Registration Statement" shall have the meaning specified in Section 3.03.

  "SEC" shall mean the United States Securities and Exchange Commission.

  "SEC Documents" shall have the meaning specified in Section 6.02.

  "Shared Policies" shall mean all Policies, current, past or future to the extent such Policies are entered into between the date hereof and the Distribution Date, that are owned or maintained by or on behalf of the Company or any member of the Company Group that relate, whether in whole or in part, to the Spinco Business.

  "Spinco" shall have the meaning specified in the preamble to this Agreement and shall mean any successors by merger or otherwise.

  "Spinco Business" shall have the meaning specified in Section 6.02.

  "Spinco Common Stock" shall have the meaning specified in the recitals to this Agreement.

  "Spinco Group" shall mean Spinco and those subsidiaries listed on Schedule 1.01, including any subsidiaries transferred to Spinco pursuant to Section 3.06.

  "Spinco Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of any member of the Company Group, which relate to the Spinco Business but do not relate to the Company Business.

  "Spinco Preferred Stock" shall have the meaning specified in Section 2.01.

  "Tax Disaffiliation Agreement" shall have the meaning specified in Section
3.02.

  "Third Party Claim" shall have the meaning specified in Section 6.03.

  "Trademark License Agreement" shall have the meaning specified in Section
3.02.

  "Transfer Agent" shall mean First Chicago Trust Company of New York, the transfer agent for the Company Common Stock.

  "Transferred Assets" shall have the meaning specified in Section 3.06(a).

  "Transition Services Agreement" shall have the meaning specified in Section 3.02.

                                  ARTICLE II

                          RECAPITALIZATION OF SPINCO;
                   MECHANICS AND TIMING OF THE DISTRIBUTION

  2.01. Recapitalization of Spinco. The authorized capital stock of Spinco currently consists of 5,000 shares of Spinco Common Stock, all of which are issued and outstanding and owned beneficially and of record by the Company, and sixty-three thousand two hundred sixty-nine (63,269) shares of preferred stock (the "Spinco Preferred Stock"), all of which shares are issued and outstanding and owned beneficially and of record by the Company. Prior to the Distribution Date, the parties hereto shall take all steps necessary so that, prior to the Distribution, the number of shares of Spinco Common Stock outstanding and held by the Company shall equal the number of shares of Company Common Stock outstanding on the Record Date and all shares of Spinco Preferred Stock shall have been redeemed by Spinco in accordance with the terms of the Spinco Preferred Stock.

  2.02. Timing of the Distribution. Subject to the terms and conditions hereof, the Board of Directors of the Company shall formally declare the Distribution and, immediately prior to the Effective Time, pay it by delivery of certificates for Spinco Common Stock to the Transfer Agent for delivery to the holders entitled thereto. The Distribution shall be deemed to be effective upon notification by the Company to the Transfer Agent that the Distribution has been declared and that the Transfer Agent is authorized to proceed with the distribution of the certificates representing shares of Spinco Common Stock.

  2.03. Mechanics of the Distribution. The Distribution shall be effected by the distribution to each holder of record of the Company Common Stock, as of the close of the stock transfer books on the record date designated by, or pursuant to the authorization of, the Board of Directors of the Company (the "Record Date"), of certificates representing the number of shares of Spinco Common Stock equal to the number of shares of Company Common Stock held by such holder. All shares of Spinco Common Stock delivered in the Distribution shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

  2.04. Changes; Amendments to Various Agreements. The parties hereto agree that without the written consent of Merger Partner, which written consent shall not be unreasonably withheld, no changes, amendments, modifications, waivers or supplements may be made by either party hereto to this Agreement or any of the Other Agreements. In addition, each of the Company and Spinco agrees to furnish to Merger Party copies of drafts of the Registration Statement and all supplements and amendments thereto and all other SEC Documents, and such other documents contemplated in Section 3.03(d) hereunder, prior to the filing of the Registration Statement, such supplements or amendments, or such other documents, with the SEC in connection with the transactions contemplated hereunder.

                                  ARTICLE III

                CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION

  3.01. Certificate of Incorporation; By-laws; Rights Plan. Prior to the Distribution Date, the parties hereto shall take all action necessary so that
(i) the Certificate of Incorporation and By-laws of Spinco shall be amended as specified by Spinco prior to the Distribution Date, and (ii) Spinco shall adopt a rights plan in the form as specified by Spinco prior to the Distribution Date.

  3.02. Other Agreements. On or prior to the Distribution Date, the Company and Spinco shall enter into the Tax Disaffiliation Agreement, substantially in the form attached hereto as Exhibit A (the "Tax Disaffiliation Agreement"), the Employee Benefits Agreement, substantially in the form attached hereto as Exhibit B (the "Employee Benefits Agreement"), the Transition Services Agreement, substantially in the form attached hereto as Exhibit C (the "Transition Services Agreement"), the Trademark License Agreement, substantially in the form attached hereto as Exhibit D (the "Trademark License Agreement"), and such other agreements as may be advisable in connection with the Distribution, including agreements with respect to restructuring, transfer of assets and assumption of liabilities and other matters, all such other agreements to be on terms reasonably acceptable to the Company, Spinco and Merger Partner (the Tax Disaffiliation Agreement, the Employee Benefits Agreement, the Transition Services Agreement, the Trademark License Agreement and such other agreements being collectively referred to herein as the "Other Agreements").

  3.03. Registration and Listing. On or prior to the Distribution Date:

    (a) The Company and Spinco shall prepare and file with the SEC a Registration Statement on Form 10, or such other form as Spinco may deem appropriate, with respect to the Spinco Common Stock (the "Registration Statement"), and each of them shall use reasonable efforts to have the Registration Statement declared effective such that the Distribution can occur upon the satisfaction of the other conditions to the Merger Agreement.

    (b) The parties hereto shall use reasonable efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws in connection with the transactions contemplated by this Agreement.

    (c) Spinco shall prepare, and Spinco shall file and seek to make effective, an application for the listing of the Spinco Common Stock on the New York Stock Exchange, or such other exchange or quotations system as Spinco may determine in its discretion, subject to official notice of issuance.

    (d) The parties hereto shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments thereto that are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any employee benefit plans contemplated by the Employee Benefits Agreement requiring registration under the Securities Act.

  3.04. Spinco Board. Prior to the Distribution Date, the parties hereto shall use reasonable efforts to take all steps necessary so that, effective immediately after the Distribution, the Board of Directors of Spinco shall be comprised of those individuals so named in the Information Statement.

  3.05. Intercompany Accounts. On or before the Distribution Date, the parties shall pay, or otherwise settle, intercompany loans, payables, receivables and accounts between the Company Group, on the one hand, and the Spinco Group on the other, all as more specifically provided for on Schedule 3.05. From the date hereof through the Distribution Date, any increases in such accounts, loans, payables and receivables shall only be made in the ordinary course of business consistent with past practice. Notwithstanding the foregoing, any amounts required to be paid after the date hereof pursuant to the agreements set forth on Schedule 7.02 (except for the accumulated amounts with respect to such agreements that are set forth on Schedule 3.05) shall be paid in accordance with the terms of such agreements.

  3.06. Certain Transactions. (a) On or prior to the Distribution Date, or as soon as reasonably practicable thereafter, the Company shall:

    (i) assign, transfer and convey, or cause to be assigned, transferred or conveyed, to Spinco, or the appropriate member of the Spinco Group designated by Spinco, all of the Company's or such member of the Company Group's respective right, title and interest to the assets, contracts, permits, licenses, authorizations and agreements listed or described on
  Schedule 3.06(a);

    (ii) assign, transfer and convey to Spinco all of the Company's right, title and interest in and to the "Providian" name and logo and related tradenames and marks pursuant to the Assignment Agreements attached hereto as Exhibits E and F; and

    (iii) assign, transfer and convey to Spinco, any and all other assets, properties, claims and rights, whether real or personal, tangible or intangible, primarily relating to the Spinco Business and not required by the Company for the conduct of, and in the ordinary course of, the Company Business, to the extent such assets, properties, claims or rights are not owned by a member of the Spinco Group as of the Distribution Date (all of items in (i)--(iii) being referred to herein as the "Transferred Assets").

  (b) From and after the Distribution Date, Spinco shall assume, pay, perform and discharge all Liabilities arising from or with respect to the Transferred Assets, except for any Liabilities with respect to the Transferred Assets arising out of or relating to the Company Business, whether or not such Liabilities were incurred before or after the Distribution Date.

  (c) To the extent that any transfers contemplated by this Section 3.06 shall not have been consummated on or prior to the Distribution Date, the parties shall cooperate to effect such transfers as promptly following the Distribution Date as shall be practicable. In the event that any such transfer of Transferred Assets, including the assumption of all Liabilities arising from or with respect to such Transferred Assets to the extent provided for in
Section 3.06(b), has not been consummated, from and after the Distribution Date the Company shall hold such Transferred Asset in trust for the use and benefit of Spinco (at Spinco's expense) upon receipt of an undertaking from Spinco to assume the Liabilities relating to such transfer, and take such other actions as may be reasonably requested in order to place Spinco, insofar as is reasonably possible, in the same position as would have existed had such Transferred Assets been transferred and such Liabilities assumed as contemplated hereby.

  3.07. External Financing of Spinco. The Company agrees to use its reasonable efforts to assist Spinco in obtaining waivers or other necessary modifications to the external financing agreements to which Spinco or any member of the Spinco Group is a party and which are listed on Schedule 3.07 in order to effect the Distribution.

  3.08. Certain Company Agreements. The Company and Spinco shall cooperate and use their reasonable efforts to negotiate separate agreements with the third parties listed on Schedule 3.08 in order to permit the Company Group and the Spinco Group to each have the benefits of such agreements after the Distribution; provided that with respect to any agreements that cannot be separated, such agreements will remain with the Company and will be terminated as to Spinco as of the Distribution Date or as soon as practicable thereafter.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SPINCO

  4.01. Spinco Representations. Spinco represents and warrants to the Company as follows:

    (a) Organization. Spinco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

    (b) Authority. Spinco has the corporate power and authority to execute this Agreement and the Other Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Spinco. This Agreement has been, and the Other Agreements, when executed and delivered by Spinco will be, duly executed and delivered by Spinco and constitute legal, valid and binding obligations of Spinco enforceable against it in accordance with their terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally, and (ii) subject to general principles of equity.

    (c) No Conflict. Except as set forth on Schedule 4.01(c), the execution, delivery and performance by Spinco of this Agreement and the Other Agreements will not contravene, violate, result in a breach or constitute a default under (i) any provision of the certificate of incorporation or by-laws of Spinco, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Spinco or any of its properties or assets, or (iii) any material contract or agreement to which Spinco is a party or by which any of its properties or assets is bound, except where such contravention, violation, breach or default would not have a material adverse effect on (i) the financial condition, business or results of operations of Spinco or (ii) the ability of Spinco to consummate the transactions contemplated by this Agreement and the Other Agreements (a "Material Adverse Effect on Spinco").

    (d) Approvals. Except as set forth on Schedule 4.01(d) and other than consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to give or obtain would not individually or in the aggregate have a Material Adverse Effect on Spinco, no consent, approval, order, authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the making or performance by Spinco of this Agreement or the Other Agreements, subject to compliance with applicable securities or banking laws.

    (e) Spinco Insurance Policies. Except as set forth on Schedule 4.01(e), there are no Policies directly owned or maintained by or on behalf of Spinco or the Spinco Business.

    (f) Claims, Etc. Except for this Agreement, the Other Agreements, the agreements listed on Schedules 3.05 and 7.02 and the transactions contemplated hereby and thereby, Spinco has no debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims or other liabilities, either in law or equity as against any of the Company or its officers, directors, agents, affiliates, record or beneficial securityholders, advisors or representatives that arise out of or relate to events, circumstances or actions taken by the Company prior to the Distribution Date.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  5.01. Company Representations. The Company represents and warrants to Spinco as follows:

    (a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

    (b) Authority. The Company has the corporate power and authority to execute this Agreement and the Other Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the Other Agreements, when executed and delivered by the Company will be, duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally, and (ii) subject to general principles of equity.

    (c) No Conflict. Except as set forth on Schedule 5.01(c), the execution, delivery and performance by the Company of this Agreement and the Other Agreements will not contravene, violate, result in a breach or constitute a default under (i) any provision of or the certificate of incorporation or by-laws of the Company, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, or (iii) any material contract or agreement to which the Company is a party or by which any of its properties or assets is bound, except where such contravention, violation, breach or default would not have a Material Adverse Effect on Company.

    (d) Approvals. Except as set forth on Schedule 5.01(d) and other than consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to give or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Company, no consent, approval, order, authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the making or performance by the Company of this Agreement or the Other Agreements, subject to compliance with applicable securities or insurance laws.

    (e) Claims, Etc. Except for this Agreement, the Other Agreements, the agreements listed on Schedules 3.05 and 7.02 and the transactions contemplated hereby and thereby, the Company has no debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims or other liabilities, either in law or equity as against any of Spinco or its officers, directors, agents, affiliates, record or beneficial securityholders, advisors or representatives that arise out of or relate to events, circumstances or actions taken by Spinco prior to the Distribution Date.

                                  ARTICLE VI

                         SURVIVAL AND INDEMNIFICATION

  6.01. Survival of Agreements and Representations and Warranties. All covenants, agreements, representations and warranties of each of the Company and Spinco contained in this Agreement shall survive the Distribution Date for the duration of any applicable statute of limitations with respect thereto.

  6.02. Indemnification. (a) Spinco agrees to indemnify and hold harmless the Company, and its affiliates, successors and assigns and the officers, directors, partners, employees, agents and representatives of any of them, from and against any and all losses, damages, claims or Liabilities, including reasonable attorneys' fees and disbursements (collectively "Losses"), arising out of, based upon, or resulting from (i) the operation of the businesses of, or relating to, Spinco or any other member of the Spinco Group (the "Spinco Business")

(including those Losses arising due to the failure of Spinco or any other member of the Spinco Group to pay, perform or otherwise discharge its obligations under this Agreement or arising out of or connected with the Spinco Business), (ii) any breach of or inaccuracy in any representation or warranty of Spinco contained in Sections 4.01(a)--(d) of this Agreement, or any material breach of or material inaccuracy in any representation or warranty of Spinco contained in Sections 4.01(e) and (f) of this Agreement and
(iii) subject to Section 6.02(c), any material breach of any covenant contained in this Agreement or the Other Agreements.

  Without limiting the generality of the foregoing, Spinco agrees to indemnify and hold harmless the Company, its officers, directors, partners, employees, agents and representatives of any of them, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (including the Information Statement), the Form F-4, the Proxy Statement or any other document filed with the SEC in connection with the transactions contemplated hereby or any preliminary or final form thereof or any amendment or supplement thereto (collectively, the "SEC Documents") or any omission or alleged omission to state in any SEC Document a material fact required to be stated therein or necessary to make the statements made therein not misleading, but in each case only to the extent such untrue statement or omission or alleged untrue statement or omission relates to any member of the Spinco Group or the Spinco Business.

  (b) The Company agrees to indemnify and hold harmless Spinco, its affiliates, successors and assigns and the officers, directors, partners, employees, agents and representatives of any of them from and against any and all Losses arising out of, based upon, or resulting from (i) the operation of the businesses of, or relating to, the Company or any other member of the Company Group (the "Company Business") (including those Losses arising due to the failure of the Company or any other member of the Company Group to pay, perform or otherwise discharge its obligations under this Agreement or arising out of or connected with the Company Business), (ii) any breach of or inaccuracy in any representation or warranty of the Company contained in Sections 5.01(a)-(d) of this Agreement or any material breach or material inaccuracy in the representation and warranty contained in Section 5.01(e), or
(iii) subject to Section 6.02(c), any material breach of any covenant contained in this Agreement or the Other Agreements.

  Without limiting the generality of the foregoing, the Company agrees to indemnify and hold harmless Spinco, its officers, directors, partners, employees, agents and representatives of any of them, each person, if any, who controls Spinco within the meaning of Section 15 of the Securities Act or
Section 20(a) of the Exchange Act, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any SEC Document or any omission or alleged omission to state in any SEC Document a material fact required to be stated therein or necessary to make the statements made therein not misleading, but in each case only to the extent such untrue statement or omission or alleged untrue statement or omission does not relate to any member of the Spinco Group or the Spinco Business.

  (c) The indemnification provided by this Section 6.02 shall not include any Losses (i) relating to any Tax (as defined in the Tax Disaffiliation Agreement), which shall be covered exclusively by the Tax Disaffiliation Agreement, (ii) relating to matters for which indemnification is provided in any of the Other Agreements or (iii) relating to matters governed by any of the agreements listed on Schedule 7.02, which, in each case, shall be covered exclusively by the applicable provisions of such agreements.

  (d) If any indemnification provided in paragraph (a) or (b) of this Section
6.02 is unavailable for any reason, the parties shall contribute in respect of the applicable Losses on an equitable basis.

  (e) Any indemnification or contribution pursuant to this Section 6.02 shall be paid net of the amount of any insurance (other than any insurance paid for by the applicable indemnitee) or other amounts that would be payable by any third party to the indemnified party in the absence of this Agreement. The parties hereto expressly agree that no insurer or other third party shall be (i) entitled to any benefit if such entity would not be entitled to receive such benefit in the absence of the foregoing indemnification and contribution provisions, (ii) relieved of the responsibility to pay any claims for which it is under an obligation to pay or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

  (f) Notwithstanding any other provision hereof to the contrary, this Section
6.02 shall not be deemed to create any obligation, or expand the scope of any existing obligation on the part of any party to this Agreement to indemnify or hold harmless such party's own officers, directors, partners, employee, agents or representatives.

  (g) (i) The amount of any indemnifiable Loss shall be (x) increased to take into account any net Tax cost actually incurred by the Indemnified Party arising from any payments received from the Indemnifying Party (grossed up for such increase) and (y) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnifiable Loss. In computing the amount of such Tax cost or Tax benefit, the Indemnified Party shall be deemed to have recognized all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any payment with respect to an indemnifiable Loss or the incurrence or payment of any indemnifiable Loss.

  6.03. Procedure for Indemnification for Third Party Claims. (a) Any person seeking any indemnification provided for under this Agreement (the "Indemnified Party") in respect of, arising out of or involving a claim made by any person against the Indemnified Party (a "Third-Party Claim"), shall notify in writing (and to the extent received, deliver copies of all related notices and documents, including court papers), to the party from whom indemnification is sought (the "Indemnifying Party") of the Third-Party Claim within 15 days after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification (or make such delivery) shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually prejudiced as a result of such failure.

  (b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses (except as provided below), to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses (except as provided below) subsequently incurred by the Indemnified Party in connection with the defense thereof. Notwithstanding the Indemnifying Party's election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action at its own expense; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest that would preclude such counsel from representing the Indemnified Party pursuant to legal canons of ethics or other applicable law; (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent it within 30 days after notice to the Indemnifying Party of the institution of such Third Party Claim or (iii) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If the Indemnifying Party chooses to defend a Third Party Claim, each party hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available (subject to reimbursement by the Indemnifying Party of actual expenses incurred therewith) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall have the right to agree to a settlement, compromise or discharge of such Third Party Claim which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnified Party completely in connection with such Third Party Claim; provided that such settlement, compromise or discharge shall be subject to the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, unless, (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified

Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party with respect to the applicable claims, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which consent may not be withheld unless, in the Indemnifying Party's good-faith judgment, such settlement, compromise or discharge is unreasonable in light of such Third Party Claim against, and defenses available to, the Indemnified Party.

  (c) In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnified Parties in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances.

  6.04. Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any other remedies against any Indemnifying Party; provided, however, that the procedures set forth in Section 6.03 shall be the exclusive procedures governing any indemnity action brought under this Agreement or otherwise and relating to a Third-Party Claim, except as otherwise specifically provided in any of the Other Agreements.

                                  ARTICLE VII

                         CERTAIN ADDITIONAL COVENANTS

  7.01 Notices to Third Parties. The members of the Company Group and the Spinco Group shall cooperate to make all filings and give notice to and use their reasonable efforts to obtain consents from all third parties that may reasonably be required to consummate the transactions contemplated by this Agreement and the Other Agreements.

  7.02 Intercompany Agreements. All contracts, licenses, agreements, commitments, joint marketing test programs and other arrangements, formal or informal, between any member of the Spinco Group, on the one hand, and any member of the Company Group, on the other, in existence as of the Distribution Date, pursuant to which any member of either Group provides to any member of the other Group services (including management, administrative, legal, financial, accounting, data processing, insurance or technical support), or the use of any assets of any member of the other Group, or the secondment of any employee, or pursuant to which any rights, privileges or benefits are afforded to members of either Group as an affiliate of the other Group, shall terminate as of the close of business on the day prior to the Distribution Date, except as specifically provided herein or on Schedule 7.02 hereto or in the Other Agreements. From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided herein or on Schedule 7.02 hereto or in the Other Agreements.

  7.03 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Other Agreements. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use reasonable efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, including cooperating in identifying and establishing other mutually satisfactory interim arrangements between the parties, consistent with the terms of this Agreement and the Other Agreements, in order to effectuate the provisions and purposes of this Agreement.

  7.04. Mutual Release, Etc. Effective upon the Distribution and except as otherwise specifically set forth in this Agreement, each of the Company and Spinco releases and forever discharges the other, and its affiliates, successors and assigns and the officers, directors, employees, partners, agents and representatives of any of them, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against such other party or any of its successors or assigns, that the releasing party has or ever had, that arise out of or relate to events, circumstances or actions taken by such other party prior to the Distribution Date; provided, however, that the foregoing general release shall not apply to this Agreement, the Other Agreements or any of the agreements listed on Schedule 7.02 or the transactions contemplated hereby or thereby and shall not affect either party's right to enforce this Agreement, any of the Other Agreements or any of the agreements listed on
Schedule 7.02, in each case in accordance with its terms. Each party understands and agrees that, except as otherwise specifically provided herein, neither the other party nor any of its affiliates, successors and assigns or the officers, directors, employees, partners, agents and representatives of any of them, in this Agreement or any of the Other Agreements, is representing or warranting to such party in any way as to the assets, business or liabilities transferred, assumed or licensed as contemplated hereby or thereby, it being agreed and understood that each party shall take or keep all of its assets "as is" and that it shall bear the economic and legal risk that conveyance or licensing of such assets shall prove to be insufficient or that the title to any assets conveyed or licensed shall be other than good and marketable and free from encumbrances.

                                 ARTICLE VIII

                             ACCESS TO INFORMATION

  8.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date, the Company shall deliver to Spinco all corporate books and records of the Spinco Group and the Spinco Business in its possession, including all active agreements, planning and product approval documents, active litigation files and government filings. From and after the Distribution Date, all such books, records and copies shall be the property of Spinco.

  8.02 Access to Information. From and after the Distribution Date, each of the Company and Spinco shall afford to the other and to the other's authorized representatives reasonable access and duplicating rights during normal business hours to all records, books, contracts, instruments, computer database, magnetic or optical media and any form of recorded, computer generated or stored information and other data and information ("Information") within the possession or control of such party's Group relating to the other party's Group's pre-Distribution business or liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, insofar as such access is reasonably required by such other party for a reasonable purpose, including, without limitation, audit, accounting, tax and litigation purposes.

  8.03 Retention of Records. Except as otherwise agreed in writing or as otherwise provided in the Other Agreements, each of the Company and Spinco shall retain all Information in such party's possession or under its control relating directly and primarily to the pre-Distribution business of the other party that is less than seven years old until such Information is at least seven years old except that if, prior to the expiration of such period, either party wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (a) the party who is proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party who is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

  8.04 Reimbursement; Other Matters. Except to the extent otherwise contemplated by any Other Agreement, a party providing records or access to information to the other party under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall be deemed to exclude costs of salaries and benefits of employees who provide such services), as may be reasonably incurred in providing such records or access to information.

  8.05 Production of Witnesses. From and after the Distribution Date each party hereto shall, and shall cause the members of the Group of which it is a member to, use reasonable efforts to make available to the other party or any member of the other party's Group, upon written request, its officers, directors, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved. A party providing witness services to the other party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall be deemed to exclude costs of salaries and benefits of employees who are witnesses), as may be reasonably incurred in providing such witness services.

  8.06 Confidentiality. From and after the Distribution Date, the Company and Spinco shall hold, and cause their respective affiliates, directors, officers, employees, agents, consultants, advisors (including the members of the Group of which it is a member), and representatives to hold, in strict confidence, and shall not make use of, divulge or otherwise disclose any Information concerning the other party's Business obtained by it prior to the Distribution Date, including any trade secret or other similar proprietary data, or furnished to it by such other party pursuant to this Agreement or the Other Agreements and shall not release or disclose such Information to any other person, except its directors, officers, employees, agents, consultants, advisors, affiliates and representatives, who (in the case of agents, consultants, advisors and representatives) shall execute an agreement agreeing to be bound by the provisions of this Section 8.06, and each party shall be responsible for a breach by any of such persons or representatives; provided, however, that the Company or Spinco, or any of their respective affiliates, may disclose such Information to the extent that (a) disclosure is compelled by an order of a court of competent jurisdiction or is required by law to be disclosed to a governmental authority, (b) such party can show that such Information was (i) available to such person on a nonconfidential basis (other than from the other party or its affiliates or representatives) prior to its disclosure by the other party, (ii) in the public domain through no fault of such person or (iii) lawfully acquired by such person from another source after the time that it was furnished to such person by the other party, and not acquired from such source subject to any confidentiality obligation on the part of such source, or on the part of the acquiror and (c) the applicable party uses reasonable efforts to notify the other party prior to (and, to the extent practicable, at least 10 days prior to) any disclosure of Information pursuant to the foregoing clause (a), except to the extent that the giving of such notice would be unlawful or violate any order, ruling or directive of any governmental authority.

  8.07 Ownership of Information. Any Information owned by one party or any of its subsidiaries that is provided to a requesting party pursuant to this
Article VIII shall be deemed to remain the property of the providing party; provided, however, that the Company and Spinco shall each be entitled to the unrestricted use of any and all corporate-wide administration policies and procedures in use at the Company prior to the Distribution Date, including corporate-wide policies, training materials, preventive law procedures and corporate-wide planning methodologies. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

  8.08 Non-Competition. Spinco agrees that, for a period of two years after the date hereof, neither it nor any of its affiliates shall, anywhere in the United States of America, directly or indirectly, (a) sell or offer life insurance and related products through the home service channel, (b) offer, sell or otherwise provide to the non-individual market (i) guaranteed investment contracts or (ii) other funding agreements directly competitive with products offered as of the date hereof by Providian Capital Management,
(c) sell or offer life insurance products directly competitive with products offered as of the date hereof by Providian Direct Insurance except, in the case of this clause (c), for offers or sales of accidental death and dismemberment insurance and offers or sales to current or future Spinco customers of life insurance products that are incremental to a product that is currently being offered by Spinco. Spinco further agrees that, for a period of eighteen months after the date hereof, neither it nor any of its affiliates shall, anywhere in the United States of America, directly or indirectly, use, with respect to any life insurance product or the offer or sale of any such product, the name Providian, or any derivative thereof, in conjunction with the term "insurance", "assurance" or any similar insurance related term, as the name of an entity, joint venture or similar marketing arrangement.

                                  ARTICLE IX

                                   INSURANCE

  9.01. Policies and Rights Included Within Transferred Assets. The Transferred Assets shall include (i) any and all rights of an insured party under each of the Shared Policies, subject to the terms of such Shared Policies and any limitations or obligations of Spinco contemplated by this
Article IX, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Distribution Date by any party in or in connection with the conduct of the Spinco Business or, to the extent any claim is made against Spinco or any member of the Spinco Group, the conduct of the Company Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute an assignment of such Shared Policies, or any of them, to Spinco, and (ii) the Spinco Policies.

  9.02. Post-Distribution Date Claims. If, subsequent to the Distribution Date, any person shall assert a claim against Spinco or any member of the Spinco Group (including where Spinco or any member of the Spinco Group is a joint defendant with any person other than a member of the Company Group) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Distribution Date in, or in connection with, the conduct of the Spinco Business or, to the extent any claim is made against Spinco or any member of the Spinco Group (including where any member of the Spinco Group is a joint defendant with any person other than a member of the Company Group), in, or in connection with, the conduct of the Company Business, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Shared Policies, the Company shall, at the time such claim is asserted, to the extent any such Policy may require that Insurance Proceeds thereunder be collected directly by the named insured be deemed to designate, without need of further documentation, Spinco as the agent and attorney-in-fact to assert and to collect any related Insurance Proceeds under such Shared Policy, and shall further be deemed to assign, without need of further documentation, to Spinco any and all rights of an insured party under such Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder; provided, however, that nothing in this Section 9.02 shall be deemed to constitute an assignment of the Shared Policies, or any of them, to Spinco.

  9.03. Administration; Other Matters. (a) Except as otherwise provided in
Section 9.02 hereof, from and after the Distribution Date, the Company shall be responsible for Insurance Administration of, and Claims Administration under, the Shared Policies; provided that the retention of such responsibilities by the Company is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement; and provided further that the Company's retention of the administrative responsibilities for the Shared Policies shall not relieve Spinco, when submitting any Insured Claim, of its responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of Spinco's authority to settle any such Insured Claim within any period permitted or required by the relevant Policy. The Company may discharge its administrative responsibilities under this Section 9.03 by contracting for the provision of services by independent parties. Each of the parties hereto shall administer and pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such defense costs are not covered under such Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies. Spinco shall reimburse the Company for its reasonable out-of-pocket expenses and direct and indirect costs of employees or agents of the Company relating to Claims Administration and Insurance Administration contemplated by this
Section 9.03(a).

  (b) Except for Losses that are subject to the indemnification provisions of
Section 6.02, the Company and Spinco shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of the Company or Spinco, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by the Company or Spinco or any defect in such claim or its processing.

  (c) In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims filed by the parties hereto with respect to the period of coverage under such Shared Policy, the parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims that were covered under such Shared Policy with respect to such coverage period (the "allocable portion of insurance proceeds"), and any party who has received Insurance Proceeds in excess of such party's allocable portion of such Insurance Proceeds shall pay to the other party the appropriate amount so that each party will have received its allocable portion of such Insurance Proceeds pursuant hereto. Each of the parties agrees to use reasonable efforts to maximize available coverage under the Shared Policies, and to take all reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

  (d) In the event that each party has bona fide claims under any Shared Policy for which a deductible is payable with respect to the period of coverage under such Shared Policy, the parties agree that the aggregate amount of the deductible paid shall be borne by the parties in the same proportion that the Insurance Proceeds received by each such party with respect to such coverage period bears to the total Insurance Proceeds received under the applicable Shared Policy (the "allocable share of the deductible"), and any party that has paid more than such share of the deductible shall be entitled to receive from the other party an appropriate amount such that each party has borne its allocable share of the deductible pursuant hereto. For purposes of this paragraph 9.03(d), the amount of the relevant deductible under any Shared Policy shall be that set forth in Schedule 9.03(d) hereto.

  9.04. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both parties hereto exist relating to the same occurrence, the parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article IX shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement or the Other Agreements, by operation of law or otherwise.

  9.05. Cooperation. The parties agree to use their reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

                                   ARTICLE X

                                 MISCELLANEOUS

  10.01. Conditions to Obligations. (a) The obligations of the parties hereto to consummate the Distribution are subject to the satisfaction or waiver of each of the following conditions:

    (i) The Other Agreements shall have been executed and delivered by each of the Company and Spinco;

    (ii) The Company shall have received a favorable no-action letter with respect to those issues on which the Company proposes to ask the SEC to rule in a letter to the SEC, substantially in the form of the letter attached hereto as Exhibit G;

    (iii) The representations and warranties of each of the Company and of Spinco set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Distribution Date;

    (iv) Spinco shall have obtained the approval of the Board of Governors of the Federal Reserve System to, or shall have received a no-action letter to the effect that it may, continue to operate as a grandfathered institution under the Competitive Equality Banking Act of 1987 or Spinco shall have been registered as a bank holding company;

    (v) The Registration Statement shall have become effective under the Exchange Act;

    (vi) The Spinco Common Stock shall have been approved for listing on the New York Stock Exchange, or such other exchange or quotations system as Spinco may determine in its discretion, subject to official notice of issuance;

    (vii) No governmental authority or regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) to prevent or prohibit the Distribution;

    (viii) All conditions to the Merger set forth in the Merger Agreement shall have been satisfied or waived prior to or contemporaneously with the Effective Time; and

    (ix) All other agreements or conditions set forth and described in
  Article III shall have been satisfied or waived.

  (b) Any determination made by the Board of Directors of the Company on behalf of either party hereto prior to the Distribution Date concerning the satisfaction or waiver of any or all of the conditions set forth in this Section shall be conclusive.

  10.02. Complete Agreement. This Agreement, the Exhibits and Schedules hereto and the agreements and other documents referred to herein, including the Other Agreements, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof (other than the Merger Agreement and the Schedules and Exhibits thereto) and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

  10.03. Expenses. Spinco shall bear all fees and expenses of outside counsel to Spinco in connection with the preparation, review and filing of the Registration Statement and Information Statement, all filing fees, printing and mailing expenses in connection with the Registration Statement and Information Statement, all exchange listing fees with respect to Spinco Common Stock, and any fees of transfer agents and registrars in connection with the Distribution. The Company shall bear all other costs and expenses with respect to the transactions contemplated hereby, by the Merger Agreement and the Other Agreements, including, without limitation, all fees and disbursements of Goldman, Sachs & Co. relating to the transactions contemplated hereby, by the Merger Agreement and the Other Agreements.

  10.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws that would apply the substantive laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

  10.05. Notices. All notices, requests, claims, demands and other communications that are required or permitted hereunder shall be in writing and shall be sufficient if delivered in person, by overnight courier, by hand delivery, telecopied with confirmation of receipt, or sent by registered or certified mail, postage prepaid, return receipt requested, to the addresses set forth below, or to such other addresses of which either party shall notify the other party in accordance with this Section 10.05, and shall be deemed given as of the time of such delivery.

  If to the Company prior to the Distribution Date:

    Providian Center
    400 West Market Street
    Louisville, Kentucky 40207
    Attention: Irving W. Bailey II
    Telecopy No.: 502-584-5960

  with a copy to:

    King & Spalding
    120 West 45th Street
    New York, New York 10036
    Attention: Mr. E. William Bates, II
    Telecopy No.: (212) 556-2222

    and

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attention: Mr. Steven A. Rosenblum
    Telecopy No.: (212) 403-2000

  If to the Company after the Distribution Date:

    (VIA MAIL)
    AEGON N.V.
    P.O. Box 202 2501 CE The Hague
    The Netherlands
    Attention: Mr. Kees J. Storm
    Telecopy No.: (31-70) 347-7929

    (VIA HAND DELIVERY)
    AEGON N.V.
    Mariahoeveplein 50
    2591 TV The Hague
    The Netherlands
    Attention: Mr. Kees J. Storm
    Telecopy No.: (31-70) 347-7929

    and

    LeBoeuf, Lamb, Greene & MacCrae, L.L.P.
    125 West 55th Street
    New York, New York 10019-5389
    Attention: Mr. Donald B. Henderson, Jr.
    Telecopy No.: (212) 474-8500

  If to Spinco:

    201 Mission Street
    San Francisco, California 94105
    Attention: Chief Financial Officer
    Telecopy No.: 415-278-6028
  with a copy to:

    Providian Bancorp, Inc.
    201 Mission Street
    San Francisco, California 94105
    Attention: General Counsel
    Telecopy No.: 415-278-6046

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.

  10.06. Specific Performance. Each party hereto acknowledges that there is no adequate remedy at law for failure by such party to comply with the provisions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages, and therefore each party agrees that its agreements contained herein may be specifically enforced without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Agreement.

  10.07. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by the parties hereto.

  10.08. Successors and Assigns; Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Sections 6.02 and 6.03 relating to indemnities, which are also for the benefit of the applicable Indemnified Party, this Agreement is solely for the benefit of the parties hereto, and is not intended to confer upon any other persons any rights or remedies hereunder, except that, prior to the Distribution Date, Merger Partner shall be a third party beneficiary of and shall be entitled to enforce the rights of the Company hereunder.

  10.09. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  10.10. Interpretation. (a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

  (b) The parties hereto intend that the Distribution shall be a distribution pursuant to the provisions of Section 355 of the Code, so that no gain or loss shall be recognized for federal income tax purposes as a result of such transaction, and all provisions of this Agreement shall be so interpreted.

  10.11. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

  10.12. References; Construction. References to any "Article", "Exhibit", "Schedule" or "Section", without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

  10.13. Termination. Notwithstanding any provision hereof, following termination of the Merger Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the

Distribution Date by and in the sole discretion of the Board of Directors of the Company without the approval of any other party hereto or of the Company's shareholders. In the event of such termination, no party hereto or to any Other Agreement shall have any liability to any person by reason of this Agreement or any Other Agreement.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          Providian Corporation

                                                  /s/ Irving W. Bailey II
                                          By: _________________________________
                                            Name: Irving W. Bailey II
                                            Title:Chairman of the Board and
                                                  Chief Executive Officer

                                          Providian Corporation

                                                   /s/ Shailesh J. Mehta
                                          By: _________________________________
                                            Name: Shailesh J. Mehta
                                            Title:Chief Executive Officer

                                                                      APPENDIX C


                                      LOGO

PERSONAL AND CONFIDENTIAL

                                                               December 28, 1996

Board of Directors
Providian Corporation
400 West Market Street
Louisville, Kentucky 40202

Ladies and Gentlemen:

  We understand that Providian Corporation (the "Company") has entered into (i) a Plan and Agreement of Merger and Reorganization, dated as of December 28, 1996 (the "Agreement"), with AEGON N.V. ("Merger Partner") and a wholly-owned subsidiary of Merger Partner (the "Sub"), and (ii) an Agreement and Plan of Distribution, dated as of December 28, 1996 (the "Distribution Agreement"), with Providian Bancorp, a wholly-owned subsidiary of the Company ("Bancorp"). The transactions contemplated by the Agreement and the Distribution Agreement are collectively referred to herein as the "Transactions". We understand that, pursuant to the Agreement and the Distribution Agreement, among other things:

    (i) prior to the Distribution (as hereinafter defined), Bancorp will redeem approximately $63 million of preferred stock currently held by the Company and will repay to the Company certain intercompany indebtedness as described in the Distribution Agreement;

    (ii) prior to the Merger (as hereinafter defined), the Company will distribute to the holders of the outstanding shares of common stock, par value $1.00 per share, of the Company (the "Company Shares") all of the outstanding shares of common stock, par value $1.00 per share, of Bancorp (the "Distribution"); and

    (iii) the Sub will merge with and into the Company (the "Merger") pursuant to which the Company, as the surviving corporation of the Merger, will become a wholly-owned subsidiary of Merger Partner and each Company Share will be converted into the right to receive, on the terms and subject to the conditions specified in the Agreement, a number of shares of common stock, par value of 1.00 Dutch Guilder per share, of Merger Partner (the "Aegon Shares") determined by dividing $28.00 by the Share Price (as defined in the Agreement) of Aegon Shares, subject to a maximum and minimum number of Aegon Shares per Company Share and other price-related provisions, as set forth in the Agreement (the "Stock Consideration").

You have requested our opinion as to the fairness to the holders of Company Shares of the distribution to such holders of shares of Bancorp common stock (the "Bancorp Shares") pursuant to the Distribution Agreement and the receipt by such holders of the Stock Consideration pursuant to the Agreement, taken together.

                                      LOGO

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including acting as managing underwriter of a public offering of 8 7/8% Cumulative Monthly Income Preferred Shares of an affiliate of the Company in May 1994, as well as having acted as the Company's financial advisor in connection with, and having participated in certain if the negotiations leading to, the Agreement. We also are familiar with Merger Partner, having provided certain investment banking services to Merger Partner from time to time, including acting as financial advisor to AEGON USA, a wholly owned subsidiary of Merger Partner, in connection with its investment in Seguros Banamex AEGON, and may provide investment banking services to Merger Partner in the future. Goldman, Sachs & Co. is a full service securities firm and in the course of its trading activities it may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company and Merger Partner.

  In connection with this opinion, we have reviewed, among other things, the Agreement; the Distribution Agreement; the actuarial appraisal of the Company's insurance operations prepared by Milliman & Robertson, Inc. (the "Appraisal"); Annual Reports to Stockholders of the Company and of Merger Partner, respectively, for the five years ended December 31, 1995; Annual Reports on Form 1 0-K of the Company and Annual Reports on Form 20-F for Merger Partner respectively, for the five years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q for the Company and on Form 6-K for Merger Partner, respectively; annual statutory statements for the five years ended December 31, 1995, for certain of the Company's insurance subsidiaries and for certain of Merger Partner's U.S. insurance subsidiaries; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company, Bancorp and Merger Partner prepared by their respective managements. We also have held discussions with members of the senior management of the Company, Bancorp and Merger Partner regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. We have also discussed the pro forma financial effect of the Transactions on Merger Partner and Bancorp. In addition, we have reviewed the reported price and trading activity for the Company Shares on the New York Stock Exchange and for the Aegon Shares on the New York Stock Exchange and on the Amsterdam stock exchange, compared certain financial and, where applicable, stock market information for the Company, Bancorp, and Merger Partner with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the insurance industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. With respect to the financial forecasts furnished by the Company, Bancorp and Merger Partner, we have assumed, with your consent, that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's, Bancorp's and Merger Partner's management as to the expected future financial performance of the Company, Bancorp or Merger Partner, as the case may be. In addition, we have not made an independent evaluation or appraisal of the assets, including the capitalization of deferred acquisition costs, and liabilities or reserves of the Company or Merger Partner or any of their subsidiaries and, except for the Appraisal referred to in the fourth paragraph of this opinion, we have not been furnished with any such evaluation or appraisal. We are not expressing any opinion with respect to the reserves of the Company, Merger Partner or any of their subsidiaries. We have assumed, with your consent, that the consummation of the Distribution and the Merger will not result in a downgrading of the Company, Merger Partner or any of their subsidiaries, including Bancorp, by any nationally recognized rating agency or, in the event that any such entity is downgraded, that such downgrading will not have any material adverse effect on such entity.

  We have not reviewed individual credit files of Bancorp, nor are we experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto; we have assumed, with your consent, that such allowances of Bancorp are adequate to cover all such losses. Similarly, we have assumed, with your consent, that the obligations of the Company and Bancorp pursuant to derivatives, swaps, foreign exchange, financial instruments and off-balance sheet lending-related financial instruments will not have an adverse effect which would be relevant to our analysis.

  Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the value of the Bancorp Shares when issued to the holders of Company Shares pursuant to the Distribution or the prices at which such Bancorp Shares will trade subsequent to the Distribution. We are also not expressing any opinion as to the value of the Aegon Shares when issued to the holders of Company Shares pursuant to the Merger or the prices at which such Aegon Shares will trade subsequent to the Merger.

  We have assumed, with your consent, that the Transactions will comply with applicable laws, including, without limitation, laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect affecting creditors' rights generally. We also have assumed, with your consent, that obtaining any regulatory approvals or third-party consents necessary for the Distribution or the Merger or otherwise will not have any material adverse effect on Bancorp, the Company or Merger Partner. We have assumed, with your consent, that receipt of the Bancorp Shares and the Stock Consideration will be tax-free for federal income tax purposes to the holders of Company Shares and that none of the Company, Bancorp and Merger Partner will recognize income, gain or loss for tax purposes as a result of the Transactions.

  Our opinion is directed to the Board of Directors of the Company for purposes of their evaluation of the proposed Distribution and Merger and does not constitute a recommendation to any of the Company's stockholders as to how such stockholder should vote with respect to the Merger.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the distribution of Bancorp Shares to holders of Company Shares pursuant to the Distribution Agreement and the receipt by such holders of the Stock Consideration pursuant to the Agreement, taken together, are fair to the holders of Company Shares.

                                          Very truly yours,

                                                /s/ Goldman, Sachs & Co.
                                          -------------------------------------
                                                  Goldman, Sachs & Co.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company has agreed to indemnify each member of the Executive Board and the Supervisory Board and each officer of the Company if, in the course of carrying out his duties, such person incurs personal liability under civil law for the financial consequences thereof, subject to the Company's reservation of its rights to recover payment made under the indemnity from each such person to the fullest extent permitted by applicable laws. The Company maintains an insurance policy with a third party insurer insuring officers and directors against the foregoing liability.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  The following documents are filed as exhibits to the Registration
  Statement:

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
 2.1     Amended and Restated Plan and Agreement of Merger and Reorganization
         dated as of December 28, 1996 among AEGON N.V., LT Merger Corp. and
         Providian Corporation (included as Appendix A to the Proxy
         Statement/Prospectus included in this Registration Statement)
         (Exhibits A and D included as Exhibits 2.2 and 2.9, respectively)
 2.2     Agreement and Plan of Distribution dated December 28, 1996 between
         Providian Corporation and Providian Bancorp Inc. (included as Appendix
         B to the Proxy Statement/Prospectus included in this Registration
         Statement) (Exhibits A through F included as Exhibits 2.3 through 2.8)
 2.3     Form of Tax Disaffiliation Agreement
 2.4     Form of Employee Benefits Agreement
 2.5     Form of Transition Services Agreement
 2.6     Form of Trademark License Agreement
 2.7     Form of General Intellectual Property Assignment and Renunciation
         Agreement
 2.8     Form of Short-Form Assignment Agreement
 2.9     Form of Guarantee Agreement
 5.1     Opinion of Willem Van Vliet, General Counsel to the Company, regarding the legality of the Common Shares
 23.1    Consent of Ernst & Young LLP
 23.2    Consent of Moret Ernst & Young
 23.3    Consent of Willem Van Vliet (included in Exhibit 5.1)
 23.4    Consent of Milliman & Robertson, Inc.
 23.5    Consent of Goldman, Sachs & Co.
 24.1    Powers of Attorney (included on signature page to Registration
         Statement)
 99.1    Opinion of Goldman, Sachs & Co. (included as Appendix C to the Proxy
         Statement/Prospectus included in this Registration Statement)
 99.2    Milliman & Robertson, Inc. Actuarial Appraisal of the Insurance
         Operations of Providian Corporation
 99.3    Form of Proxy for holders of Providian Corporation Common Stock

  (b) Schedules

  Not required.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved herein, that was not the subject of any included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The Hague, The Netherlands on April 16, 1997.

                                       AEGON N.V.

                                                   /s/ K.J. Storm
                                       By: ___________________________________
                                          Name: K.J. Storm
                                          Title: Chairman of the Executive
                                          Board

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints K.J. Storm, D.J. Shepard and Craig D. Vermie, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the following capacities on April 16, 1997.

                NAME                                       TITLE


           /s/ K.J. Storm                   Chairman of the Executive Board
-------------------------------------       (Chief Executive Officer)
             K.J. STORM

          /s/ H.B. Van Wijk                 Executive Board Member (Principal
-------------------------------------       Financial and Accounting Officer)
            H.B. VAN WIJK

                                            Executive Board Member (Executive
-------------------------------------       Officer)
           P. VAN DE GEIJN

                                            Executive Board Member
-------------------------------------
            D.J. SHEPARD

          /s/ G. Van Schaik                 Chairman of the Supervisory Board
-------------------------------------       of Directors
            G. VAN SCHAIK

          /s/ H. De Ruiter                  Supervisory Board Member (Vice
-------------------------------------       Chairman)
            H. DE RUITER

                NAME                                      TITLE


           /s/ F.J. de Wit                  Supervisory Board Member
-------------------------------------
             F.J. DE WIT

                                            Supervisory Board Member
-------------------------------------
             O.J. OLCAY

           /s/ W. Scholten                  Supervisory Board Member
-------------------------------------
             W. SCHOLTEN

          /s/ M. Tabaksblat                 Supervisory Board Member
-------------------------------------
            M. TABAKSBLAT

          /s/ K.M.H. Peijs                  Supervisory Board Member
-------------------------------------
            K.M.H. PEIJS

            /s/ A. Leysen                   Supervisory Board Member
-------------------------------------
              A. LEYSEN

          /s/ J.F.M. Peters                 Supervisory Board Member
-------------------------------------
            J.F.M. PETERS

-------------------------------------       Supervisory Board Member
         SIR MICHAEL JENKINS

                                            Supervisory Board Member
-------------------------------------
              R.H. ROTH

                           AUTHORIZED REPRESENTATIVE

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on April 16, 1997 by the undersigned as the duly authorized representative of AEGON N.V. in the United States.

                                          /s/ Craig D. Vermie
                                       ---------------------------------------

Cedar Rapids, Iowa

                                 EXHIBITS INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER  DESCRIPTION                                                   PAGE
 ------- -----------                                               ------------
 2.1     Amended and Restated Plan and Agreement of Merger and
         Reorganization dated as of December 28, 1996 among
         AEGON N.V., LT Merger Corp. and Providian Corporation
         (included as Appendix A to the Proxy
         Statement/Prospectus included in this Registration
         Statement) (Exhibits A and D included as Exhibits 2.2
         and 2.9, respectively)
 2.2     Agreement and Plan of Distribution dated December 28,
         1996 between Providian Corporation and Providian
         Bancorp Inc. (included as Appendix B to the Proxy
         Statement included in this Registration Statement)
         (Exhibits A through F included as Exhibits 2.3 through
         2.8)
 2.3     Form of Tax Disaffiliation Agreement
 2.4     Form of Employee Benefits Agreement
 2.5     Form of Transition Services Agreement
 2.6     Form of Trademark License Agreement
 2.7     Form of General Intellectual Property Assignment and
         Renunciation Agreement
 2.8     Form of Short-Form Assignment Agreement
 2.9     Form of Guarantee Agreement
 5.1     Opinion of Willem Van Vliet, General Counsel to the
         Company, regarding the legality of the Common Shares
 23.1    Consent of Ernst & Young LLP
 23.2    Consent of Moret Ernst & Young
 23.3    Consent of Willem Van Vliet (included in Exhibit 5.1)
 23.4    Consent of Milliman & Robertson, Inc.
 23.5    Consent of Goldman, Sachs & Co.
 24.1    Powers of Attorney (included on signature page to
         Registration Statement)
 99.1    Opinion of Goldman, Sachs & Co. (included as Appendix C
         to the Proxy Statement/Prospectus included in this
         Registration Statement)
 99.2    Milliman & Robertson, Inc. Actuarial Appraisal of the
         Insurance Operations of Providian Corporation
 99.3    Form of Proxy for holders of Providian Corporation
         Common Stock